SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. 1)


[X]  Filed by the Registrant
[ ]  File by a Party other than the Registrant

Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e) (2))
[ ]  Definitive Additional Materials
[ ]  Definitive Proxy Statement
[ ]  Soliciting Material Pursuant to sec.240.14a-11 (c) or sec.240.14a-12

                          WAVETECH INTERNATIONAL, INC.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid: $

        Fee paid previously with preliminary materials.

        Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.[ ]
        (1)     Amount Previously Paid:
        (2)     Form, Schedule or Registration Statement No.:
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        (4)     Date Filed:

                          WAVETECH INTERNATIONAL, INC.
                       5210 E. WILLIAMS CIRCLE, SUITE 200
                              TUCSON, ARIZONA 85711

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD JULY , 1998

To the stockholders of Wavetech International, Inc.:

         A special meeting in lieu of the 1998 Annual Meeting of stockholders (the "Annual Meeting") of Wavetech International, Inc., a Nevada corporation (the "Company"), will be held at the Marriott Courtyard, Williams Center, 201 South Williams Boulevard, Tucson, Arizona 85711, , July ,1998 at 10:30 a.m., Mountain Standard Time, for the following purposes:

         1. To consider and vote upon a proposal to approve the issuance of up to 7,922,861 shares (the "Merger Shares") of the Company's authorized but unissued Common Stock, (after giving effect to a one-for-six reverse split). Such issuance shall result in a change in control of the Company pursuant to that certain Reorganization Agreement, dated January 5, 1998, as amended (the "Reorganization Agreement"), by and among the Company, Wavetech Interim, Inc., a wholly owned subsidiary of the Company ("Interim"), and Imagitel, Inc., a closely held Nevada corporation ("Imagitel") pursuant to which among other things, Interim will merge with and into Imagitel (the "Merger"), which shall be the surviving corporation and which shall become a wholly owned subsidiary of the Company;

         2. To elect five directors to the Board of Directors if Proposal No. 1 is NOT adopted; and 3. To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

         APPROVAL OF THE ISSUANCE OF THE MERGER SHARES SHALL ALSO CONSTITUTE APPROVAL OF THE ELECTION TO THE BOARD OF DIRECTORS OF FOUR PERSONS DESIGNATED BY IMAGITEL.

         The Board of Directors of the Company unanimously approved the issuance of the Merger Shares and has determined that the Merger is fair to, and in the best interests of, the Company and its stockholders. The Board of Directors has been advised by Kaufman Brothers, L.P. that, in its opinion, the ratio at which Imagitel shares shall be exchanged for shares of Wavetech Common Stock is fair, from a financial point of view, to the Wavetech stockholders, as of the date of such opinion. Accordingly, the Board unanimously recommends that you vote FOR approval of the issuance of the Merger Shares.

         Only stockholders of record ("Stockholders") at the close of business on June 24, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. Holders of the Company's $.001 par value Common Stock as of the Record Date are entitled to vote on all of the above proposals. Shares can be voted at the meeting only if the holder is present or represented by proxy. A list of Stockholders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting and will be available for inspection at the offices of Wavetech International, Inc., 5210 E. Williams Circle, Suite 200, Tucson, Arizona 85711 during ordinary business hours for ten days prior to the meeting.

         Details of the Merger and other important information concerning the Company and Imagitel are more fully described in the accompanying Proxy Statement. Please give this information your careful consideration.

                                 By Order of the Board of Directors,

                                 Richard Freeman
                                 Secretary

Tucson, Arizona
            , 1998

         ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. A PERSON GIVING HIS OR HER PROXY HAS THE POWER TO REVOKE IT IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE MEETING.

                               PROXY STATEMENT OF
                          WAVETECH INTERNATIONAL, INC.
                       5210 E. WILLIAMS CIRCLE, SUITE 200
                              TUCSON, ARIZONA 85711

                       1998 ANNUAL MEETING OF STOCKHOLDERS

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Wavetech International, Inc., a Nevada corporation, formerly known as Wavetech, Inc., a New Jersey corporation (referred to herein together with such predecessor, as "Wavetech" or the "Company"), of proxies for use at a special meeting to be held in lieu of the 1998 Annual Meeting (the "Annual Meeting") of Stockholders (defined below) to be held on July

 , 1998 at 10:30 a.m., Mountain Standard Time. The Annual Meeting will be held at the Marriott Courtyard, Williams Center, 201 South Williams Boulevard, Tucson, Arizona 85711.

         This Proxy Statement and the accompanying form of proxy are being first mailed to Stockholders on or about __________, 1998.

         Only holders (the "Stockholders") of the Company's outstanding Common Stock, $.001 par value (the "Wavetech Common Stock"), at the close of business on June 24, 1998 (the "Record Date"), are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 16,994,976 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter to be considered at the Annual Meeting. A majority of the shares of Common Stock issued and outstanding constitutes a quorum for the transaction of business at the Annual Meeting.

         The affirmative vote of holders of a majority of the outstanding shares of Common Stock entitled to vote and present in person or by proxy at the Annual Meeting is required for approval of each of the matters proposed to be acted upon at the Annual Meeting (the "Proposals"), provided that the number of shares present in person or by proxy constitutes a quorum.

         This Proxy Statement relates, among other things, to the issuance by the Company of up to an aggregate of 7,922,861 (after giving effect to the one-for-six Reverse Split) shares (the "Merger Shares") of its authorized but unissued Common Stock, pursuant to a Reorganization Agreement, dated January 5, 1998, as amended (the "Reorganization Agreement"), by and among Wavetech, Wavetech Interim, Inc., a wholly owned subsidiary of the Company ("Interim") and Imagitel Inc., a closely held Nevada corporation ("Imagitel"). The issuance of the Merger Shares shall result in a change of control of the Company with the former stockholders of Imagitel holding, in the aggregate, approximately 70% (72% on a fully diluted basis) of the Company's Common Stock to be outstanding immediately following the consummation of the transactions contemplated by the Reorganization Agreement (the "Reorganization"). Holders of the Wavetech Common Stock outstanding immediately prior to the Reorganization shall hold the remaining shares of Wavetech Common Stock to be outstanding immediately following the Reorganization, representing, in the aggregate, approximately 30% of such shares. As a result of the Merger, Wavetech shall issue 197.95 shares of Wavetech Common Stock (32.99 after giving effect to the one-for-six reverse split) in exchange for each share of Imagitel Common Stock then outstanding and rights to purchase Imagitel Common Stock, and the actual number of shares of Wavetech Common Stock to be issued as a result of the Reorganization will depend upon the aggregate number of outstanding shares of Imagitel Common Stock. The management and consolidated business of the Reorganized Parent will be significantly changed from that of the Company's present management and consolidated business operations.

         All information contained in this Proxy Statement with respect to the Company and Interim has been provided by the Company, and all information provided with respect to Imagitel has been provided by Imagitel.

         ALL INFORMATION SET FORTH HEREIN RELATING TO THE NUMBER OF SHARES OF WAVETECH COMMON STOCK TO BE ISSUED AS A RESULT OF THE MERGER OR TO BE OUTSTANDING IMMEDIATELY THEREAFTER GIVES EFFECT TO A ONE-FOR-SIX REVERSE SPLIT OF WAVETECH COMMON STOCK WHICH WAS APPROVED BY WAVETECH SHAREHOLDERS AT A SPECIAL MEETING HELD ON MAY 26, 1998. AS OF THE DATE OF THIS PROXY STATEMENT, THE REVERSE SPLIT HAS NOT BEEN IMPLEMENTED, HOWEVER, IT IS A CONDITION TO IMAGITEL'S OBLIGATIONS UNDER THE REORGANIZATION AGREEMENT THAT IT BE EFFECTIVE PRIOR TO THE MERGER. UNLESS OTHERWISE STATED, ALL HISTORICAL INFORMATION CONCERNING WAVETECH COMMON STOCK IS ACTUAL AND DOES NOT GIVE EFFECT TO THE REVERSE SPLIT.

                                TABLE OF CONTENTS

SUMMARY....................................................................   5
    General................................................................   5
    The Annual Meeting.....................................................   5
    Required Vote..........................................................   6
    Recommendations of the Boards of Directors.............................   6
    Fairness Opinion With Respect to the Merger............................   6
    The Parties to the Merger..............................................   7
    The Merger.............................................................   7
    Termination of the Reorganization Agreement............................   8
    Fees and Expenses......................................................   8
    Amendment of the Reorganization Agreement; Waiver of Conditions........   8
    Federal Income Tax Consequences........................................   8
    Exchange of Shares.....................................................   8
    Accounting Treatment of the Merger.....................................   9
    Business and Management After the Merger...............................   9
    Resale of Wavetech Common Stock to be Issued in the Merger.............   9
    Risk Factors...........................................................  10
    Dissenters Rights of Appraisal.........................................  10
    Comparative Rights of Wavetech Stockholders and Stockholders
     of the Reorganized Parent.............................................  10
    Interest of Certain Persons in the Merger..............................  10
    Market Price and Dividend of Wavetech Common Stock.....................  10
    Defined Terms..........................................................  11
    Summary Historical Consolidated Financial Data.........................  12
    Summary Unaudited Pro Forma Condensed Combined Financial Data..........  14
    Forward Looking Statements.............................................  14
RISK FACTORS...............................................................  15
    I    Overview..........................................................  15
    II   Risks Associated With Wavetech....................................  15
    III  Risks Associates With Imagitel....................................  23
    IV   Risks Associated With the Reorganization and the
          Reorganized Parent...............................................  33
PROPOSAL ONE:  APPROVAL OF ISSUANCE OF WAVETECH COMMON STOCK
PURSUANT TO REORGANIZATION AGREEMENT.......................................  36
RECOMMENDATION OF THE WAVETECH BOARD OF DIRECTORS AND REASONS
FOR THE MERGER.............................................................  36
    General................................................................  36
    Background.............................................................  36
    Recommendation of Wavetech Board of Directors..........................  36
    Risks Associated with the Merger.......................................  38
    Opinion of Kaufman Bros., Inc..........................................  38
    Description of Imagitel, Inc...........................................  42
BUSINESS OF REORGANIZED PARENT.............................................  45
    Overview...............................................................  45
    Growth Strategies......................................................  45
    Marketing Strategy.....................................................  46
    Strategic Partnerships.................................................  46
    Planned Distribution Methods...........................................  47
    Technical Developments.................................................  47
    Acquisition Strategies.................................................  48
    Planned Consolidation..................................................  48
THE MERGER.................................................................  49
    General................................................................  49
    Effective Time and Effect of the Merger................................  49
    Conditions to Consummation of the Merger...............................  50
    Representations, Warranties and Covenants..............................  51
    Employee Benefit Plans and Stock Options...............................  52

    Warrants...............................................................  52
    Termination of the Reorganization Agreement............................  52
    Fees and Expenses......................................................  52
    Amendment of the Reorganization Agreement; Waiver of Conditions........  53
    Federal Income Tax Consequences........................................  53
    Accounting Treatment of the Merger.....................................  53
    Resale of Wavetech Common Stock to be Issued in the Merger.............  53
    Comparative Rights of Wavetech Stockholders and Stockholders of
     the Reorganized Parent................................................  54
    Dissenters Rights of Appraisal.........................................  54
    Certain Material Contracts or Transactions.............................  54
    Interest of Certain Persons in the Merger..............................  54
    Regulatory Matters.....................................................  54
    Voting Requirements....................................................  55
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION.........................  56
WAVETECH MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS..................................................  61
    Operations Overview....................................................  61
    Results of Operations..................................................  61
    Liquidity and Capital Resources........................................  62
    Inflation..............................................................  62
    Stock Option Plan......................................................  62
    Income Taxes...........................................................  63
    Year 2000 Issues.......................................................  63
IMAGITEL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS..................................................  64
    Overview...............................................................  64
    Results of Operations..................................................  65
    Liquidity and Capital Resources........................................  66
    Seasonality............................................................  68
    Year 2000 Issues.......................................................  68
    Inflation..............................................................  68
DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS OF THE COMPANY.........  69
    Directors, Director Nominees and Officers..............................  69
    Committees of the Board of Directors...................................  71
    Meetings of the Board of Directors.....................................  72
PROPOSAL TWO: ELECTION OF DIRECTORS........................................  72
EXECUTIVE COMPENSATION.....................................................  72
    Summary Compensation Table.............................................  72
    Aggregated Option Exercises in Last Fiscal Year and Options
     Value as of August 31, 1997...........................................  73
    Option Grants in Last Fiscal Year......................................  73
    Compensation of Directors..............................................  73
    Employment Contracts...................................................  74
    1997 Stock Incentive Plan..............................................  74
    Compensation Committee Report on Repricing.............................  76
    Change in Control Arrangements.........................................  76
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................  76
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE....................  77
SECURITY OWNERSHIP OF CERTAIN PRINCIPAL STOCKHOLDERS AND MANAGEMENT........  78
APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS..............................  79
MARKET PRICE AND DIVIDENDS OF WAVETECH COMMON STOCK........................  79
OTHER BUSINESS.............................................................  79
STOCKHOLDER PROPOSALS......................................................  79
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..........................  80

1997 ANNUAL REPORT TO SHAREHOLDERS.........................................  80
GLOSSARY OF DEFINED TERMS..................................................  81
INDEX TO FINANCIAL STATEMENTS.............................................. F-1
    Independent Auditor's Report........................................... F-2
    Wavetech International, Inc. and Subsidiaries Consolidated
     Balance Sheet......................................................... F-3
    Wavetech International, Inc. and Subsidiaries Consolidated
      Statements of Operations............................................. F-4
    Wavetech International, Inc. and Subsidiaries Consolidated
      Statements of Changes in Stockholders' Equity........................ F-5
    Wavetech International, Inc. and Subsidiaries Consolidated
      Statements of Cash Flows............................................. F-6
    Wavetech International, Inc. and Subsidiaries Notes to
      Financial Statements................................................. F-7
    Wavetech International, Inc. and Subsidiaries Condensed
      Consolidated Balance Sheets for February 28, 1998 (unaudited)
      and August 31, 1997 (audited)........................................F-18
    Wavetech International, Inc. and Subsidiaries Condensed
      Consolidated Statements of Operations for the three month
      periods ended February 28, 1998 and February 28, 1997 (unaudited)....F-19
    Wavetech International, Inc. and Subsidiaries Condensed
      Consolidated Statements of Operations for the six month periods ended February 28, 1998 and February 28, 1997 (unaudited)............F-20
    Wavetech International, Inc. and Subsidiaries Condensed
      Consolidated Statements of Cash Flows for the six month periods ended February 28, 1998 and February 28, 1997 (unaudited)............F-21
    Wavetech International, Inc. and Subsidiaries Notes to
      Condensed Consolidated Financial Statements (unaudited)..............F-22
    Report of Independent Accountants......................................F-23
    Imagitel, Inc. Consolidated Balance Sheets - December 31, 1997
      and 1996.............................................................F-24
    Imagitel, Inc. Consolidated Statements of Operations and
      Retained Earnings -- December 31, 1997 and from January 9, 1996 to December 31, 1996.................................................F-25
    Imagitel, Inc. Consolidated Statements of Cash Flows -
      December 31, 1997 and from January 9, 1996 to December 31, 1996......F-26
    Imagitel, Inc. Notes to the Consolidated Financial Statements..........F-27
    Imagitel, Inc. Consolidated Balance Sheets -March 31, 1998 (unaudited)
      and December 31, 1997 (audited)......................................F-32
    Imagitel, Inc. Consolidated Statements of Operations--
      March 31, 1998 and 1997 (unaudited)..................................F-33
    Imagitel, Inc. Consolidated Statements of Cash Flows--
      March 31, 1998 and 1997 (unaudited)..................................F-34
    Imagitel, Inc. Notes to the Unaudited Interim Consolidated
      Financial Statements.................................................F-35

EXHIBIT I -- REORGANIZATION AGREEMENT, AS AMENDED..........................E-1
EXHIBIT II -- OPINION OF KAUFMAN BROS, L.P.................................E-31

                                     SUMMARY

         THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT. CERTAIN CAPITALIZED TERMS USED IN THIS SUMMARY ARE DEFINED ELSEWHERE IN THIS PROXY STATEMENT AND/OR IN THE GLOSSARY OF DEFINED TERMS. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT, THE EXHIBITS HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. A COPY OF THE REORGANIZATION AGREEMENT IS ATTACHED AS EXHIBIT I TO THIS PROXY STATEMENT AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGER. ALL INFORMATION CONCERNING WAVETECH AND INTERIM INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT HAS BEEN FURNISHED BY WAVETECH AND ALL INFORMATION CONCERNING IMAGITEL INCLUDED HEREIN BY REFERENCE HAS BEEN FURNISHED BY IMAGITEL. EACH STOCKHOLDER SHOULD READ CAREFULLY THIS PROXY STATEMENT AND THE EXHIBITS HERETO IN THEIR ENTIRETY.

         ALL INFORMATION SET FORTH HEREIN RELATING TO THE NUMBER OF SHARES OF WAVETECH COMMON STOCK TO BE ISSUED AS A RESULT OF THE MERGER OR TO BE OUTSTANDING IMMEDIATELY THEREAFTER GIVES EFFECT TO A ONE-FOR-SIX REVERSE SPLIT OF WAVETECH COMMON STOCK WHICH WAS APPROVED BY WAVETECH SHAREHOLDERS AT A SPECIAL MEETING HELD ON MAY 26, 1998. AS OF THE DATE OF THIS PROXY STATEMENT, THE REVERSE SPLIT HAS NOT BEEN IMPLEMENTED, HOWEVER, IT IS A CONDITION TO IMAGITEL'S OBLIGATIONS UNDER THE REORGANIZATION AGREEMENT THAT IT BE EFFECTIVE PRIOR TO THE MERGER. UNLESS OTHERWISE STATED, ALL HISTORICAL INFORMATION CONCERNING WAVETECH COMMON STOCK IS ACTUAL AND DOES NOT GIVE EFFECT TO THE REVERSE SPLIT. GENERAL

         This Proxy Statement relates to the proposed issuance by Wavetech of the Merger Shares in connection with the Merger of Interim, a wholly owned subsidiary of Wavetech, with and into Imagitel, pursuant to the Reorganization Agreement. As a result of issuing the Merger Shares, the former stockholders of Imagitel will own 70% of the total shares of Wavetech Common Stock to be outstanding immediately thereafter, thereby resulting in a change of control of the Company. See "The Merger."

         Approval of the issuance of the Merger Shares shall also constitute approval of the election of four persons designated by Imagitel to serve as directors of the Company. If the issuance of the Merger Shares is not approved, the Company's management has nominated five persons to serve as members of the Wavetech Board of Directors until the next annual meeting of Stockholders.

         WAVETECH'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVING THE ISSUANCE OF THE MERGER SHARES AND, ONLY IF SUCH ISSUANCE IS NOT APPROVED, FOR THE ELECTION OF EACH PERSON NOMINATED BY THE COMPANY TO SERVE AS A DIRECTOR.

THE ANNUAL MEETING

         TIME, DATE AND PLACE. The Annual Meeting will be held on July , 1998 at 10:30 a.m. at the Marriott Courtyard, Williams Center, 201 South Williams Boulevard, Tucson, Arizona 85711.

         RECORD DATE, QUORUM AND SHARES ENTITLED TO VOTE. Only holders of record of shares of Wavetech Common Stock at the close of business on June 24, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. At the close of business on the Record Date, there were outstanding 16,203,095 shares of Common Stock held by approximately 146 holders of record, all of which are entitled to notice of and to vote at the Annual Meeting.

         The presence either in person or by properly executed proxy of the holders of a majority of the outstanding shares of Wavetech Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

         If a quorum is not present at the Annual Meeting, the Stockholders present, by vote of a majority of the votes cast by Stockholders entitled to vote thereon, may adjourn the meeting, and at any such adjourned meeting at which a quorum is present any business may be transacted which might have been transacted at the meeting as originally held and proxies will be voted thereat as directed.

         SOLICITATION OF PROXIES; TREATMENT OF ABSTENTIONS AND BROKER NON-VOTES; REVOCATION OF PROXIES. Proxies will be solicited from the Company's Stockholders by mail. The Company will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. It is possible that directors, officers and regular employees of the Company may make further solicitations personally or by telephone, telegraph or mail. Directors, officers and regular employees of the Company will receive no additional compensation for any such further solicitation. The enclosed proxy card permits each Stockholder to specify that shares be voted "FOR" or "AGAINST" (or "ABSTAIN FROM") approval of the issuance of the Merger Shares and "FOR" or "AGAINST" (or "ABSTAIN FROM") approval of the election of each of the persons nominated to the Board of Directors. If properly executed and returned, such proxies will be voted in accordance with the choice specified. Where a signed proxy card is returned, but no choice is specified, the shares will be voted FOR approval of the issuance of the Merger Shares and, only if such issuance is not approved, FOR the election to the Board of Directors of the five persons nominated by the Wavetech Board of Directors.

         Abstentions may be specified on all Proposals. Abstentions are included in the determination of the number of shares represented for a quorum. Abstentions will have the effect of a negative vote on a Proposal. Broker non-votes are not counted for purposes of determining whether a quorum is present or whether a Proposal has been approved. Proxies will be tabulated by the Company with the assistance of the Company's transfer agent. The Company will, in advance of the Annual Meeting, appoint one or more Inspectors to count all votes and ballots at the Annual Meeting and make a written report thereof.

         A proxy related to the Annual Meeting may be revoked by the Stockholder at any time before it is exercised; however, mere attendance at the meeting will not by itself have the effect of revoking the proxy. Stockholders may revoke a proxy before being voted by : (i) delivering to the Secretary of the Company a written instrument of revocation bearing a date later than the date of the proxy; (ii) duly executing and delivering to the Secretary a subsequent proxy relating to the same shares; or (iii) attending the meeting and voting in person.

         PURPOSE OF ANNUAL MEETING. At the Annual Meeting, Stockholders will be asked to consider and vote on Proposals to approve (i) the issuance of the Merger Shares (which shall also constitute approval of the election to the Board of Directors of the four persons designated by Imagitel), (ii) election of five directors if the issuance of the Merger Shares is not approved, and (iii) such other matters as may be properly brought before the Annual Meeting.

         CERTAIN VOTING INFORMATION. As of the Record Date, directors and executive officers of the Company, as a group, beneficially owned 2,520,299 outstanding shares (or approximately 14.8%) of the outstanding Wavetech Common Stock entitled to vote at the Annual Meeting. All directors and executive officers have indicated that they will vote all outstanding shares of Wavetech Common Stock beneficially owned by them for approval of the issuance of the Merger Shares and, only if such issuance is not approved, for the election to the Board of Directors of the five persons nominated by the Wavetech Board of Directors.

REQUIRED VOTE

         The affirmative vote of the holders of a majority of the outstanding shares of Wavetech Common Stock present in person or by proxy at the Annual Meeting is required to approve the issuance of the Merger Shares, or election of the five directors nominated by the Wavetech Board of Directors provided that the number of shares present in person or by proxy constitutes a quorum. Each share of Wavetech Common Stock is entitled to one vote at the Annual Meeting. RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

         The Board of Directors has approved the Reorganization Agreement and the issuance of the Merger Shares pursuant thereto and unanimously recommends that the Stockholders vote "FOR" the issuance of the Merger Shares . In the event that the issuance of the Merger Shares is not approved, the Board of Directors has approved the election of each of the five persons nominated for election to the Board of Directors as set forth in Proposal No. 2 and unanimously recommends that its Stockholders vote "FOR" the election of all such nominees.

FAIRNESS OPINION WITH RESPECT TO THE MERGER

         The Board of Directors has received the opinion of Kaufman Bros., L.P. ("Kaufman"), Wavetech's financial advisor in connection with the Merger, that, as of the date of the Reorganization Agreement and as of the date of this Proxy Statement, the terms of the Reorganization Agreement and the transactions contemplated thereby, including the issuance of the Merger Shares, are fair to the Stockholders from a financial point of view. A copy of such opinion dated as of June 15, 1998 is attached hereto as Exhibit II and should be read in its entirety for information with respect to the assumptions made, and matters considered, by Kaufman in rendering such opinions. See "Recommendation of the Wavetech Board of Directors and Reasons for the Merger -- Opinion of Kaufman Bros., L.P."

THE PARTIES TO THE MERGER

         WAVETECH. Wavetech is a provider of long distance telecommunications services, primarily consisting of customized enhanced calling card services. Prior to February 1998, Wavetech was incorporated in the State of New Jersey under the name "Wavetech, Inc." Wavetech's Common Stock is quoted on the Nasdaq SmallCap Market under the symbol "ITEL". The principal executive offices of Wavetech are located at 5210 East Williams Circle, Suite 200, Tucson, Arizona 85711, and its telephone number is (520) 750-9093.

         IMAGITEL. Imagitel is a carrier and reseller of long distance and enhanced telecommunications services. The principal executive offices of Imagitel are located at 5120 Woodway Drive, Suite 7009, Houston, Texas 77056 and its telephone number is (713)977-0202.

         INTERIM. Interim was formed on December 31, 1997, as a wholly owned subsidiary of Wavetech solely for the purpose of effecting the Merger. Interim's address and telephone number are the same as Wavetech's.

THE MERGER

         GENERAL. At the Effective Time, Interim will be merged with and into Imagitel. Imagitel will be the surviving corporation in the Merger (the "Surviving Sub") and shall become a wholly owned subsidiary of Wavetech, which shall then change its corporate name to "Imagitel Group Holdings, Inc." (the "Reorganized Parent"). The Articles of Incorporation and the Bylaws of the Company as in effect at the Effective Time will be the Articles of Incorporation and the Bylaws of the Reorganized Parent. See "The Merger".

         CONVERSION OF SHARES OF IMAGITEL COMMON STOCK. At the Effective Time of the Merger, each outstanding share of Imagitel Common Stock will be converted, without any action on the part of the holder thereof, into the right to receive
32.99 shares of Wavetech Common Stock (the "Conversion Ratio"). The Conversion Ratio and the aggregate number of shares of Wavetech Common Stock issuable in connection with the Merger, each give effect to the one-for-six Reverse Split of outstanding Wavetech Common Stock which was approved by Wavetech shareholders at a Special Meeting held on May 26, 1998 and which will be implemented prior to the Effective Time.

         The actual aggregate number of shares of Wavetech Common Stock to be issued as a result of the Merger will depend upon the number of shares of Imagitel Common Stock outstanding immediately prior to the Effective Time. Based upon the number of shares of Imagitel Common Stock outstanding as of June 15, 1998, Wavetech would be required to issue approximately 6.6 million shares of Wavetech Common Stock plus reserve approximately 700,000 additional shares of Wavetech Common Stock for issuance upon the exercise of options to purchase Imagitel Common Stock outstanding as of June 15, 1998 which would be converted into options to purchase a number of shares of Wavetech Common Stock determined in accordance with the Conversion Ratio. To the extent Imagitel issues additional shares of its Common Stock or grants options, warrants or rights to purchase shares of its Common Stock prior to the Effective Time, the aggregate number of shares of Wavetech Common Stock issuable in connection with the Merger would be increased. However, in no event shall former shareholders of Imagitel be issued more than 7,922,861 shares of Wavetech Common Stock in the aggregate (including shares issuable upon the exercise of options, warrants or other rights to purchase Imagitel Common Stock, which shall be converted into similar rights to purchase a number of shares of Wavetech Common Stock determined by the Conversion Ratio). As a result of the Merger, Imagitel stockholders will own approximately 70% (72% on a fully diluted basis) of the total Wavetech Common Stock to be outstanding immediately subsequent to the Merger. Following the Merger, the Stockholders of Wavetech will continue to hold their shares of capital stock of Wavetech without any change in number, designation, terms or rights, except for the Reverse Split.

         EFFECTIVE TIME OF THE MERGER. Subject to the terms and conditions of the Reorganization Agreement, the Merger is expected to become effective as soon as practicable after the Annual Meeting upon the filing of the Articles of Merger with the Secretary of State of the State of Nevada, (the "Effective Time"). See "The Merger --Effective Time and Effect of the Merger."

         CONDITIONS TO THE MERGER. The obligations of Wavetech and Imagitel to effect the Merger are subject to certain conditions, including, among other things, (i) that the issuance of the Merger Shares shall have been approved by the Wavetech Stockholders and (ii) the effectiveness of the Reverse Split. See "The Merger -- Conditions to Consummation of the Merger".

         STOCK OPTIONS. Pursuant to the Reorganization Agreement, each outstanding option to acquire shares of Imagitel Common Stock will be converted into fully vested options to purchase shares of the Reorganized Parent's Common

Stock, determined in accordance with the Conversion Ratio, and the exercise price will be correspondingly adjusted. As of May 31, 1998, there were outstanding options to purchase approximately 21,000 shares of Imagitel Common Stock at an average exercise price of $16.78 and per share. Imagitel intends to issue up to an aggregate of 3,000 additional shares of Imagitel Common Stock prior to the Effective Time.See "The Merger -- Employee Benefit Plans and Stock Options".

TERMINATION OF THE REORGANIZATION AGREEMENT

         The Reorganization Agreement may be terminated at any time prior to the closing of the transactions contemplated thereby (the "Closing"), (i) by the mutual consent of Imagitel, Interim and the Company, (ii) by any party thereto if an injunction or order shall have been issued which prevents the consummation of such transactions, (iii) by any party upon another party's failure to comply with the agreements or fulfill the conditions contained in the Reorganization Agreement which failure is material to the consolidated business of either party, after notice of such breach and a reasonable period to cure have been provided by the terminating party, (iv) if the Closing has not occurred by August 31, 1998, or (v) by either Imagitel or the Company, respectively, if any updated disclosure schedules required to be provided by the other party are unsatisfactory. Upon any termination of the Reorganization Agreement, any agreements relating to the Confidential Information (as defined in the Reorganization Agreement) will survive such termination.

FEES AND EXPENSES

         Whether or not the Reorganization is consummated, all costs and expenses incurred in connection with the Reorganization will be paid by the party incurring such costs or expenses. In addition to all ordinary expenses incurred in connection with the Reorganization, Imagitel is required to pay approximately $725,000 of fees in connection with the Reorganization. The Company is not obligated to make any payments of brokers' fees, or similar commissions in connection with the Reorganization. See "The Merger -- Fees and Expenses."

AMENDMENT OF THE REORGANIZATION  AGREEMENT; WAIVER OF CONDITIONS

         The respective Boards of Directors of Imagitel, Interim and the Company may, by written agreement, at any time before or after the approval of the issuance of the Merger Shares by the Wavetech Stockholders, amend the Reorganization Agreement, provided that after such approval by the Wavetech Stockholders, no amendment or modification may be made that would materially adversely affect the rights of the Wavetech Stockholders without the further approval of such Stockholders. Each party to the Reorganization Agreement may, to the extent legally permitted, extend the time for the performance of any of the obligations of any other party to the Reorganization Agreement, waive any inaccuracies in the representations or warranties of any other party contained in the Reorganization Agreement or waive compliance by any other party with any of the agreements or conditions contained in the Reorganization Agreement.

FEDERAL INCOME TAX CONSEQUENCES

         Neither Wavetech nor the shareholders of Wavetech will be subject to any adverse federal income tax consequences as a result of the Reorganization. Wavetech's conclusion that the Reorganization will not be a taxable event, for federal income tax purposes, to Wavetech or to holders of Wavetech Common Stock, Preferred Stock, options or warrants is based upon the advice of its legal counsel, Squire, Sanders & Dempsey L.L.P. See "The Merger --Federal Income Tax Consequences".

EXCHANGE OF SHARES

         After the Effective Time, each holder of shares of Imagitel Common Stock issued and outstanding at the Effective Time shall surrender the certificate representing such shares to Reorganized Parent and shall receive in exchange therefor a number of shares of Wavetech Common Stock calculated according to the Conversion Ratio for each share of Imagitel Common Stock and cash in lieu of any fractional share of Wavetech Common Stock to which such holder might be entitled. If such holder has lost his or her certificate, he or she shall present an affidavit of loss and indemnity agreement and/or a bond as may be reasonably required by either Reorganized Parent or Surviving Sub.

         Following the Effective Time, certificates representing shares of Wavetech Common Stock shall represent, without any further action, an equal number of shares of the common stock of the Reorganized Parent. Upon transfer or exchange of their existing certificates, Stockholders will receive certificates which reflect the changed name of the Reorganized Parent as well as the Reverse Split.

ACCOUNTING TREATMENT OF THE MERGER

         The Reorganized Parent will account for the business combination of Interim and Imagitel in its consolidated financial statements under the purchase method of accounting.

BUSINESS AND MANAGEMENT AFTER THE MERGER

         Wavetech is a provider of long distance telecommunications services, consisting primarily of customized enhanced calling card services. The marketing focus of the Company has historically been on direct sales to corporate, affinity groups and non-profit organizations that distribute the calling cards to their respective client or member bases using various promotional techniques. Although the Company has successfully executed a number of agreements to distribute branded calling card products to various affinity groups, the Company has not been able to generate any significant sales as a result of those agreements.

         Imagitel is a holding company for its operating subsidiaries which are primarily engaged as carriers and resellers of long distance and enhanced telecommunications services. The principal focus of Imagitel has historically been the promotional marketing of calling cards directly to the consumer using mass marketing.

         Following the Merger, the business and operations of the Reorganized Parent will be significantly varied as compared to those of Wavetech presently as a result of the combination of the differing, yet complementary, businesses of the Company and Imagitel. The Reorganized Parent and its subsidiaries intend to target their products to a variety of market segments, such as mass distribution to consumers, and direct marketing to affinity groups and commercial and non-profit corporate entities using the respective experience of Imagitel and Wavetech to support and enhance these separate initiatives. Specifically, the Reorganized Parent intends to utilize Imagitel's existing marketing resources to increase, subject to customer demand, the variety and volume of services provided pursuant to existing agreements between Wavetech and its customers. However, the Reorganized Parent's ability to implement its operating and growth strategies is subject to a number of factors, many of which will be beyond its control, and there can be no assurance that the Reorganized Parent will be able to successfully implement such strategies. See "Risk Factors -- Risks Associated with the Merger and the Reorganized Parent" and "Business of Reorganized Parent".

         The executive officers of Reorganized Parent and Surviving Sub following the Effective Time will be as follows: James B. Gambrell IV, President and Chief Executive Officer; Phillip Barber, Chief Information Officer; Dee Darby, Vice President of Operations; Scott Moster, President - Carrier Group; David Crawford, Vice President of Business Development; and Andrew Cauthen, President, Zapcom International. The Chief Financial Officer of the Reorganized Parent will be Lydia Montoya, who currently serves as Chief Financial Officer of Wavetech, until such time as a suitable replacement can be found. The directors of Reorganized Parent and Surviving Sub will be James B. Gambrell IV, Richard Hartman, Robert C. Hawk, Steve Jaffe and one more non-employee director to be appointed at a later date. See "Directors, Director Nominees and Executive Officers of the Company."

         A vote FOR approval of the issuance of the Merger Shares shall be deemed to constitute a vote FOR election to serve as director in favor of each of the persons designated by Imagitel to serve as a director of the Reorganized Parent.

RESALE OF WAVETECH COMMON STOCK TO BE ISSUED IN THE MERGER

         The Merger Shares will be "restricted" securities and may only be transferred in accordance with the provisions of Rule 144 under the Securities Act, pursuant to an effective registration statement filed thereunder, or in transactions exempt from registration thereunder. In addition, the Merger Shares received by persons who are affiliates of Imagitel immediately prior to the Effective Time but who do not become affiliates of Wavetech may be sold by them only in accordance with the provisions of Rule 145 under the Securities Act (which imposes certain limitations on the volume and manner of sales by such affiliates).

         Pursuant to the Reorganization Agreement, the Company has agreed to execute a registration rights agreement relating to the shares of Wavetech
Common Stock to be issued in connection with the Reorganization Agreement. Pursuant to such agreement, the Reorganized Parent intends to file a registration statement covering such shares as promptly as practicable following the Effective Time, all of the costs of which (except for underwriting discounts and commissions, if any) will be borne by the Reorganized Parent. See "The Merger -- Resale of Wavetech Common Stock to be Issued in the Merger".

RISK FACTORS

         Ownership of Wavetech Common Stock and the business to be conducted by the Reorganized Parent after the Merger involve certain risks, including, but not limited to, risks associated with combining the two companies. See "Risk Factors."

DISSENTERS RIGHTS OF APPRAISAL

         Wavetech Stockholders have no right under Nevada law to dissent from either the Reorganization Agreement or the Merger. The Company is seeking approval by the Stockholders solely of the issuance of the Merger Shares in order to comply with the applicable rules of the Nasdaq SmallCap Market, on which its Common Stock is quoted. While Imagitel stockholders have dissenters rights of appraisal under Nevada law, it is a condition to the obligations of Wavetech and Interim to consummate the Merger that none of the stockholders of Imagitel shall have exercised such rights.

COMPARATIVE RIGHTS OF WAVETECH STOCKHOLDERS AND STOCKHOLDERS OF THE REORGANIZED PARENT

         At the Effective Time, Interim will be merged into Imagitel which will, as a result thereof, become a wholly owned subsidiary of Reorganized Parent. With the exception of a corporate name change from "Wavetech International, Inc." to "Imagitel Group Holdings, Inc.", the Articles of Incorporation and Bylaws of the Reorganized Parent will be the same as those currently in effect with respect to Wavetech. As such, the rights of Wavetech Stockholders as provided by applicable state laws and the Reorganized Parent's Articles of Incorporation and Bylaws will be virtually unchanged as a result of the Merger. Notwithstanding the foregoing, the Reorganization will result in a change of control of the Company and, as such, holders of Wavetech Common Stock will, in the aggregate, hold approximately 30% of the Wavetech Common Stock to be outstanding immediately following the Reorganization.

INTEREST OF CERTAIN PERSONS IN THE MERGER

         All of the then outstanding options held by directors and employees of Wavetech shall be fully exercisable as of the Effective Time for a period of 10 years thereafter, even if such options were not exercisable immediately prior to the Effective Time. Assuming solely for purposes of demonstration that the Effective Time is on or about August 1, 1998, it is anticipated that options to purchase an aggregate of 320,000 shares of Wavetech Common Stock will be fully exercisable, of which approximately 78,333 would not otherwise be exercisable at such time.

         Except for Lydia Montoya, Chief Financial Officer of Wavetech, at the Effective Time, the employment of all of Wavetech's employees shall immediately terminate, although the management of the Reorganized Parent may thereafter seek to employ some or all of such persons on terms to be negotiated at such time, in its sole discretion. Ms. Montoya's employment shall continue after the Effective Time pursuant to the terms and conditions of her current employment agreement, which is terminable upon three months prior written notice. See "Directors, Director Nominees and Executive Officers of the Company -- Employment Contracts".

MARKET PRICE AND DIVIDENDS OF WAVETECH COMMON STOCK

         The Wavetech Common Stock is quoted on the Nasdaq SmallCap Market. The high and low bid prices of the Wavetech Common Stock, as reported by the Nasdaq Stock Market, from September 1, 1995 through August 31, 1997 by fiscal quarters (i.e., 1st Quarter = September 1 through November 30) and for each of the fiscal quarters ended November 30, 1997, February 28, 1998 and May 31, 1998, are as follows:

             1ST QUARTER         2ND QUARTER      3RD QUARTER       4TH QUARTER
            HIGH      LOW       HIGH     LOW      HIGH     LOW     HIGH     LOW
            ----      ---       ----     ---      ----     ---     ----     ---
1996 (1)  $ 2 1/16   $ 3/4    $1 3/8    $ 3/4    $2 1/8   $ 3/4    $  2    $ 3/4
1997 (1)  $ 1 1/16   $17/32   $1 1/32   $1/4     $15/16   $11/32   $3/4    $5/16
1998 (1)  $ 19/32    $ 3/8    $15/32    $13/32   $11/16   $9/16    N/A     N/A

(1) THESE PRICES ARE ACTUAL AND HAVE NOT BEEN ADJUSTED TO GIVE RETROACTIVE EFFECT TO THE REVERSE SPLIT.

         The bid and the asked price of the Wavetech Common Stock as of the close of the market on June 15, 1998 were $.594 and $.656, respectively.

         The Company has never declared a dividend and does not plan to declare dividends of cash on Wavetech Common Stock in the future.

         On January 5, 1998, the last trading day prior to the public announcement of the Merger, the closing per share sale price of Wavetech Common Stock as reported on the Nasdaq SmallCap Market was $.406. On , the last trading day for which closing sale prices were available at the time of the printing of this Proxy Statement, the closing sale price of Wavetech Common Stock as reported on the Nasdaq SmallCap Market was $ .

DEFINED TERMS

         Certain capitalized terms used in this Proxy Statement are defined in the "Glossary of Defined Terms" contained herein.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

         The following tables set forth summary historical consolidated financial data of Wavetech for the years ended August 31, 1997 and 1996 and for the six months ended February 28, 1998 and 1997 and of Imagitel for the year ended December 31, 1997, for the period from inception on January 9, 1996 to December 31, 1996, and for the three months ended March 31, 1998 and 1997.

         This historical data is not necessarily indicative of results to be expected after the Merger is consummated and should be read in conjunction with the consolidated financial statements and notes thereto included herein or incorporated herein by reference.

             WAVETECH SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA
                  FOR THE YEARS ENDED AUGUST 31, 1997 AND 1996

STATEMENT OF OPERATIONS DATA:
                                                      1997             1996
                                                  -----------      -----------
Revenues                                          $   865,571      $    19,895
Net loss from operations                          $(1,610,892)     $(1,881,396)
Net loss                                          $(1,629,285)     $(1,860,204)
Net loss per common share                         $      (.11)     $      (.17)
Weighted average number of shares outstanding      14,455,167       11,200,401

                              AS OF AUGUST 31, 1997

BALANCE SHEET DATA:
                                                     1997
                                                  ----------
Total Assets                                      $3,140,796
Stockholders' Equity                              $2,158,244


             WAVETECH SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA
                FOR THE SIX-MONTH PERIODS ENDED FEBRUARY 28, 1998
                        AND FEBRUARY 28, 1997 (UNAUDITED)

STATEMENT OF OPERATIONS DATA:

                                                      1998             1997
                                                  -----------      -----------
Revenues:                                         $    78,675      $   522,639
Net loss from operations                          $  (515,764)     $  (898,008)
Net loss                                          $  (627,537)     $  (895,741)
Net loss per common share                         $     (0.04)     $     (0.06)
Weighted average number of shares outstanding      15,276,641       14,228,728

                             AS OF FEBRUARY 28, 1998

BALANCE SHEET DATA:

                                                     1998
                                                  ----------
Total Assets                                      $3,160,534
Stockholders' Equity                              $2,032,930

             IMAGITEL SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA
              YEAR ENDED DECEMBER 31, 1997 AND FOR THE PERIOD FROM
                INCEPTION ON JANUARY 9, 1996 TO DECEMBER 31, 1996

STATEMENT OF OPERATIONS DATA:
                                                     1997             1996
                                                  -----------      ----------
Revenue                                           $42,494,761      $6,204,726
Net Income (loss)                                 $ 3,035,200      $ (806,997)
Net income (loss) per share                       $     15.18      $    (4.03)
Net income (loss) per share, assuming dilution    $     14.50

                        AS OF DECEMBER 31, 1997 AND 1996

BALANCE SHEET DATA:

                                                     1997             1996
                                                  ----------       ----------
Total Assets                                      $8,350,526       $3,115,439
Stockholders' Equity                              $  398,618       $ (804,997)

             IMAGITEL SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA
            FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1998 AND 1997
                                   (UNAUDITED)

STATEMENT OF OPERATIONS DATA:
                                                      1998             1997
                                                  -----------       ----------
Revenue                                           $12,700,873       $6,975,106
Net Income                                        $   724,459       $  348,341
Net income per share                              $      3.62       $     1.74
Net income per share, assuming dilution           $      3.45       $     1.70

                              AS OF MARCH 31, 1998

BALANCE SHEET DATA:
                                                     1998
                                                  -----------
Total Assets                                      $10,538,251
Stockholders' Equity                              $   993,077

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

         The following summary unaudited pro forma condensed combined financial data reflects the Merger of Imagitel into a wholly owned subsidiary of Wavetech under the purchase method of accounting. This data is for informational purposes only and is not necessarily indicative of the operating results or the financial position that would have been achieved had the Merger occurred on the indicated dates, nor is it indicative of future operating results or financial position. This data is derived from the Unaudited Pro Forma Combined Financial Statements appearing elsewhere herein and should be read in conjunction with those statements and the notes thereto.

                     PRO FORMA STATEMENT OF OPERATIONS DATA
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                     1997
                                                  -----------
Revenues                                          $43,412,934
Net earnings                                      $   592,468
Earnings per common share                         $      0.04
Weighted average number of shares outstanding      14,575,862

                          PRO FORMA BALANCE SHEET DATA
                                AT MARCH 31, 1998

                                                     1998
                                                  -----------
Total Assets                                      $17,226,321
Stockholders' Equity                              $ 6,780,408

FORWARD-LOOKING STATEMENTS

         This Proxy Statement contains certain statements, including statements regarding the combined operations of Wavetech and Imagitel, which are forward-looking statements within the meaning of the safe harbor provisions of
Section 27A of the Securities Act and Section 21E of the Exchange Act under the headings "Risks Associated with the Merger and the Reorganized Parent", "Description of Imagitel, Inc.", "Business of Wavetech" (incorporated by reference to Wavetech's Annual Report on Form 10-KSB for the fiscal year ended August 31, 1997),"Recommendation of the Wavetech Board of Directors and Reasons for the Merger", Business of Reorganized Parent", "Business and Management After the Merger", "Opinion of Kaufman Bros., L.P.", "Wavetech Management's Discussion and Analysis of Financial Condition and Results of Operations", "Imagitel Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere. These forward-looking statements involve risks and uncertainties and the actual results of Wavetech, Imagitel and the Reorganized Parent could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Proxy Statement. Accordingly, the information contained in "Risk Factors" in addition to the other information included and incorporated by reference in this Proxy Statement should be carefully considered by holders of Wavetech Common Stock in evaluating whether to approve the issuance of additional shares of Wavetech Common Stock pursuant to the Reorganization Agreement.

                                  RISK FACTORS

         THIS PROXY STATEMENT CONTAINS "FORWARD-LOOKING STATEMENTS," INCLUDING STATEMENTS REGARDING, AMONG OTHER ITEMS, THE COMPANY'S GROWTH STRATEGY, FUTURE PRODUCTS, SALES, ABILITY TO LICENSE AND MARKET FUTURE PRODUCTS AND ANTICIPATED TRENDS IN THE COMPANY'S BUSINESS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF A NUMBER OF FACTORS, INCLUDING, BUT NOT LIMITED TO, THE NEED FOR ADDITIONAL FINANCING, INTENSE COMPETITION IN VARIOUS ASPECTS OF THE COMPANY'S BUSINESS, ITS DEPENDENCE ON THIRD PARTY CONSULTANTS AND KEY PERSONNEL, AND OTHER FACTORS DESCRIBED IN THE "RISK FACTORS" SECTION SET FORTH BELOW AND ELSEWHERE HEREIN. ACCORDINGLY, THE INFORMATION CONTAINED IN "RISK FACTORS," IN ADDITION TO THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT, SHOULD BE CAREFULLY CONSIDERED BY HOLDERS OF WAVETECH COMMON STOCK IN EVALUATING WHETHER TO APPROVE THE ISSUANCE OF SHARES OF WAVETECH COMMON STOCK PURSUANT TO THE REORGANIZATION AGREEMENT. I. OVERVIEW

         The current business and operations of Wavetech are subject to certain risks and uncertainties, which are described under "Risk Factors -- Risks Associated With Wavetech" and elsewhere herein as well as in the Company's publicly available documents filed with the Securities and Exchange Commission from time to time. The current business and operations of Imagitel are subject to certain risks and uncertainties, which are described under "Risk Factors - Risks Associated with Imagitel" and elsewhere herein. If the Reorganization Agreement is approved, the Reorganized Parent will be subject to risks and uncertainties related to the Merger and to the combination of the business of Imagitel with that of Wavetech. These factors are described under "Risk Factors -- Risks Associated with the Merger" and elsewhere herein. In addition, Reorganized Parent's business and operations will be subject to the combined risks and uncertainties currently associated with each of Wavetech and Imagitel's present operations. Stockholders are strongly urged to review the description of such considerations in connection with the other information set forth in this Proxy Statement.

II. RISKS ASSOCIATED WITH WAVETECH

         PREVIOUS LOSSES; POTENTIAL INABILITY TO CONTINUE AS GOING CONCERN. The Company has incurred net losses of approximately $(1,629,285), $(1,860,204) and $(1,055,099) during each of the fiscal years ended August 31, 1997, 1996 and 1995, respectively. Although the Company recorded revenues for the quarter ended February 28, 1997, there can be no assurance that the Company will record a profit in any future periods. If the Company is unable to operate at a profit, its financial position and results of operations, as well as the price at which its Common Stock trades, may be materially adversely affected. The Company's auditors have issued a report which states that, in their opinion, there exists substantial uncertainty as to the Company's ability to continue as a "going concern," as a result of its lack of sufficient capital resources. Since the date of such report, the Company has secured a line of credit of $450,000, against which $330,000 has been drawn. The $330,000, plus accrued interest, is due to Imagitel, Inc. by June 30, 1998. The Company has also issued shares of its Series A Preferred Stock for a gross price of $600,000. In addition, certain warrant holders of the Company have exercised their warrants, resulting in additional proceeds to the Company of approximately $222,500. These funds are expected to be sufficient to sustain the operations of the Company for at least four months, until such time as the Reorganization Agreement with Imagitel is concluded. However, if the Reorganization is aborted (or even if completed), the Company may be unable to generate sufficient revenues or otherwise obtain adequate capital resources, it may be unable to continue its business operations as currently planned, or at all. See "-- Need for Additional Financing".

         LIMITED OPERATING HISTORY. Interpretel, Inc., the Company's operating subsidiary, was incorporated in 1995; however, it did not have any significant business operations until 1997. Accordingly, the Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of operations. Such risks include, but are not limited to, the possibility that the Company may be unable to develop products and services which are responsive to consumer demands, unable to achieve sales of such products and services sufficient to enable the Company to become profitable, and unable to develop the operational infrastructure necessary to support its intended operations. To the extent the Company is unable in the future to adequately address these and other risks and uncertainties associated with its early stage of operations, its business, financial condition and results of operations may be materially adversely affected.

         FACTORS AFFECTING OPERATING RESULTS. The Company's operating results have varied significantly from period to period in the past and may vary significantly in the future. Special factors that may cause the Company's future operating results to vary include the unique nature of strategic relationships into which the Company may enter in the future, changes in operating expenses resulting from such strategic relationships and other factors, the continued acceptance of the Company's licensing program, the financial performance of the Company's licenses, the timing of new services and announcements, market acceptance of new and enhanced versions of the Company's existing services, potential acquisitions, changes in legislation and regulation that may affect the competitive environment for the Company's communications services and general economic and seasonal factors, among others. In the future, revenues from the Company's strategic relationships may become an increasingly significant portion of the Company's total revenues. Due to the unique nature of each strategic relationship, these relationships may change the Company's mix of expenses relative to revenues. In addition, the Company's royalties from Switch Telecommunications Pty Ltd. ("Switch") may be adversely affected if Switch experiences equipment failure, cannot secure reasonable long distance rates from an Australian telecommunications company in a highly regulated monopolistic market or its equipment becomes redundant or obsolete.

         POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS. Quarterly revenues are difficult to forecast because the market for the Company's information and telecommunications services is rapidly evolving. The Company's expense levels are based, in part, on its expectations as to future revenues. If actual revenue levels are below expectations, the Company may be unable or unwilling to reduce expenses proportionately and operating results would likely be adversely affected. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Due to all of the foregoing factors, among others, it is likely that in some of the Company's future fiscal quarters, the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock will likely be adversely affected.

         INTENSE COMPETITION. The information and telecommunications services industries are intensely competitive, rapidly evolving and subject to rapid technological change. The Company expects competition to increase in the future. Many of the Company's current and potential competitors have longer operating histories, greater name recognition, larger customer bases and substantially greater financial, personnel, marketing, engineering, technical and other resources than the Company. For example, the Company's worldwide long distance services and features, such as conference calling, compete with services provided by companies such as AT&T, MCI and Sprint Corporation ("Sprint"), as well as smaller interexchange long distance providers. The Company's voice mail services compete with voice mail services provided by certain regional Bell operating companies ("RBOCs") as well as by independent voice mail vendors such as Octel Communications Corporation. Many of the Company's planned future products and services are likely to compete with products and services offered by the Company's existing competitors, as well as additional companies with which the Company does not presently compete. There can be no assurance that the Company will be able to successfully compete with such entities. Such current or future competition could materially adversely affect the Company's business, operating results and financial condition.

         In addition, the Telecommunications Act of 1996 allows local exchange carriers ("LECs"), including the RBOCs to provide inter-LATA long distance telephone service, which will likely significantly increase competition for long distance services. The new legislation also grants the Federal Communications Commission ("FCC") the authority to deregulate other aspects of the telecommunications industry. Such deregulation may, if authorized by the FCC, facilitate the offering of an integrated suite of information and telecommunications services by regulated entities, including the RBOCs, in competition with the Company. Such increased competition could have a material adverse effect on the Company's business, operating results and financial position. See " -- Potential Adverse Effects of Regulation."

         Telecommunications companies often compete for consumers based on price with major long distance carriers conducting extensive advertising campaigns to capture market share. Many of the Company's competitors are able to realize a profit while offering low rates to individual consumers because they are able to attract a greater number of total customers than the Company. As a result, the Company may be required to reduce the prices at which it offers services in order to make its services attractive to customers. However, if the Company is unable to generate sufficient revenues to offset its expenses, it will be unable to become profitable. A decrease in the rates charged for communications services by the major long distance carriers or other competitors, whether caused by general competitive pressures or the entry of the RBOCs and other LECs into the long distance market, could have a material adverse effect on the Company's business, operating results and financial condition.

         The Company expects that the information and telecommunications services markets will continue to attract new competitors and new technologies, possibly including alternative technologies that are more sophisticated and cost effective than the Company's technology. The Company does not have the contractual right to prevent its subscribers from changing to a competitor's network, and the Company's subscribers may generally terminate their services with the Company at will. If the Company is unable to compete with emerging technologies or services, it may lose customers and, as a result, its business and operating results may be materially adversely affected.

         The personal telecommunications products industry is intensely competitive and subject to rapid change. The Company believes that the principal competitive factors affecting the markets for its products include customer service, content, quality, price, marketing, distribution, uninterrupted service and proprietary technology. In addition, consumer demand for particular telecommunications products may be adversely affected by the increasing number of competitive products from which to choose, making it difficult to predict the Company's future success in producing personal telecommunications products for the retail market.

         RAPID TECHNOLOGICAL CHANGE. The information and telecommunications services markets in which the Company competes are characterized by rapid technological change, frequent new product introductions and evolving industry standards. The Company's future success will depend in significant part on its ability to anticipate industry standards, apply advances in technologies, enhance its current services, enhance its software and call processing platform and achieve market acceptance of products and services based on evolving or new technology. The Company intends to develop and introduce new products and services, and enhancements to existing products and services, which will complement the services currently offered or planned by the Company. However, rapid changes in technology and product obsolescence require the Company to develop or acquire new products and to enhance its existing products on a timely basis. There is no assurance that the Company will be able to predict such changes or have the resources required or otherwise be able to respond to market or technological changes in order to compete successfully in the future.

         DEPENDENCE ON NEW SERVICES. The Company's operating and growth strategies are largely dependent upon its ability to develop new services in a timely and effective manner. Development and implementation of such services is expected to require the Company to upgrade its existing systems, acquire new technological and other resources and develop additional strategic relationships. There can be no assurances that the Company will be able to meet these needs. The Company intends to upgrade its call processing network during calendar year 1998. However, the Company does not presently have the capital resources necessary to complete such upgrades, nor does it have any commitments to provide additional capital.

         Network development will include the deployment of call processing platforms in Canada, as well as expansion of call processing to other international locations. The Company is currently in negotiation with an international telecommunications company to form a strategic partnership for utilization of switches and network access in over 60 countries. Currently, there is no binding agreement with respect to such relationship and there can be no assurance that such relationship will be consummated. This relationship, if consummated, will require additional software development as well as the installation of additional call processing platforms. There can be no assurance when, if ever, such relationship will generate revenues for the Company.

         The Company's future planned products include new products based on its custom post-pay calling card program, including a "virtual office" service. Implementation of this service does not require any hardware purchases or installation of additional phone lines; however, the Company's management will be required to devote its energy and resources to the development, implementation and marketing of this and other future planned products. There can be no assurance that such product will ultimately generate revenues sufficient to offset the costs associated with the development and marketing of any future planned product or service.

         There can be no assurance that the Company will be successful in developing and marketing service enhancements or new services in response to technological changes, evolving industry standards or customer demands and preferences. The Company may experience difficulties that could delay or prevent the successful development, introduction and marketing of its services. Additionally, to the extent the Company is able to develop new services, if at all, there can be no assurances that such services or any enhancements thereto, will adequately meet the requirements of the marketplace and achieve market acceptance. Delays in the introduction of new services, the inability of the Company to develop such new services or the failure of such services to achieve market acceptance could have a material adverse effect on the Company's business, operating results and financial condition.

         UNCERTAINTY OF STRATEGIC RELATIONSHIPS. A principal element of the Company's growth strategy is the creation and maintenance of strategic relationships that will enable the Company to offer its services to a larger customer base than the Company could otherwise reach through its direct marketing efforts. The Company has entered into or initiated strategic relationships with several companies, including Switch, DonTon Travel, Inc., Omni Mart, Inc. and Access Unlimited, Inc. These relationships were formed recently, and have not produced significant revenues to date. There can be no assurances as to when, if ever, any of such relationships will generate revenues or net profits for the Company. In addition, the Company's relationship with Switch may be in jeopardy. See "--Dependence on Licensing Relationships." The Company is unable to predict their success or failure due to limited operating experience with these strategic partners. The Company believes that its strategic partner relationships may be an effective and efficient means of marketing its products and services. Consequently, the Company's future success is largely dependent upon the ultimate success of these relationships and on the ability of these strategic partners to effectively market the Company's services. Failure of one or more of the Company's strategic partners to successfully develop and sustain a market for the Company's services, or the termination of one or more of the Company's relationships with a strategic partner, could have a material adverse effect on the Company's overall performance due to the possibility of more costly direct marketing expenditures by the Company and other factors.

         Although the Company views its strategic relationships as a key factor in its overall business strategy and in the development and commercialization of its services, there can be no assurance that its strategic partners view their relationships with the Company as significant for their own businesses or that they will not reduce or even eliminate their commitment to the Company in the future. The Company's arrangements with its strategic partners do not establish minimum performance requirements for the Company's strategic partners, but instead rely on the voluntary efforts of these partners in pursuing joint goals. Certain of these arrangements prevent the Company from entering into strategic relationships with other companies in the same industry as the Company's strategic partners, either for specified periods of time or while the arrangements remain in force. In addition, even when the Company is without contractual restriction, it may be restrained by business considerations from pursuing alternative arrangements. The ability of the Company's strategic partners to incorporate the Company's services into successful commercial ventures will require the Company, among other things, to continue to successfully enhance its existing services and develop new services. The
Company's inability to meet the requirements of its strategic partners or to comply with the terms of its strategic partner arrangements could result in its strategic partners failing to market the Company's services, seeking alternative providers of communication and information services or canceling their contracts with the Company, any of which could have a material adverse impact on the Company.

         DEPENDENCE ON LICENSING RELATIONSHIPS. The Company has an active licensing relationship with one company, Switch, located in Australia. Pursuant to this relationship, Switch is required to pay certain annual license fees in addition to making ongoing royalty payments to the Company. Switch has paid the one annual license fee accrued to date, but has not made any royalty payments since then. Although Switch has not communicated any intent to terminate its relationship with Wavetech, there can be no assurance when Switch will pay any unpaid royalty payments, if ever, or if it will make the second license fee payment which became due in May 1998. Except for the Switch relationship, Wavetech currently has no other licenses with other entities. There can be no assurance that such licensing arrangements will continue to exist or, if they do, will prove to be profitable to the Company. The Company intends to seek additional licensing arrangements and increase the volume of its existing license transactions. However, the majority of companies that have historically outsourced communications card services to the Company have been small or medium-sized telecommunications companies that may be unable to withstand the intense competition and rapid change currently experienced in the telecommunications industry. The inability of the Company to attract larger or more license transactions, the failure of one or more of the Company's licensees to develop and sustain a market for the Company's services, or termination of one or more of the Company's licensing relationships, could have a material adverse effect on the Company's business, operating results and financial condition.

         ABILITY TO MANAGE GROWTH. In order to maintain its viability, the Company will need to experience substantial growth in 1998 and thereafter as it begins to operate its call processing networks. This growth, if any, can be expected to place significant demands on all aspects of the Company's business, including its administrative, technical and financial personnel and systems. In addition, expansion by the Company may strain the Company's management, financial and other resources. There can be no assurance that the Company's systems, procedures, controls and existing resources will be adequate to support expansion of the Company's operations. The Company's future operating results will substantially depend on the ability of its officers and key employees to manage changing business conditions and to implement and improve its technical, administrative, financial control and reporting systems. If the Company is unable to respond to and manage changing business conditions, then the quality in the Company's services, its ability to retain key personnel and its results of operations could be materially adversely affected. At certain stages of growth in network usage, the Company is required to add capacity to the call processing platform, thus requiring the Company to continually predict growth in its network usage and add capacity to its system accordingly. Difficulties in managing continued growth, including difficulties in predicting the growth in network usage, could have a material adverse effect on the Company, its business and results of operations.

         DEPENDENCE ON KEY MANAGEMENT AND PERSONNEL. The Company's survival has historically been largely dependent upon its executive officers, the loss of one or more of whom could have a material adverse effect on the Company. The Company believes that its ability to become successful in the future will depend to a significant extent upon the efforts and abilities of its executive officers and other key personnel. The loss of services of any of these individuals could have a material adverse effect upon the Company. The Company does not currently maintain key person life insurance on the lives of any of these persons.

         The Company also believes that its success depends upon its ability to hire and retain highly qualified engineering and product development personnel. Competition in the recruitment of qualified personnel in the information and telecommunications services industry is highly intense. The inability of the Company to identify, attract and retain such personnel may have a material adverse effect on the Company. No assurance can be given that the Company will be able to retain its key employees or that it will be able to attract qualified personnel in the future.

         The Company, in an effort to dramatically reduce its overhead, drastically reduced its numbers of key management, technical and operations employees in 1997. Many of the positions that the Company eliminated are crucial to the Company's future success and the Company will need to hire additional personnel in order to carry out its current business plan. Competition for persons with the skills and experience which the Company seeks is intensely competitive, and there are no assurances that the Company can either attract or retain the qualified personnel required to create and manage growth, nor can it assure that it will generate revenues sufficient to offset the costs of attracting and retaining such personnel.

         DEPENDENCE ON CALL PROCESSING PLATFORM, DAMAGE, FAILURE AND DOWNTIME. Delivery of the Company's services is dependent upon the uninterrupted service of its call processing platform and other systems. The Company currently maintains a single UNIX-based multi-tasking call-processing system integrated with a Tandem database server located in Lincoln, Nebraska. See "-- Dependence Upon Telecommunications Providers, Specifically MCI and Interact, Inc." below. The Company has taken certain precautions to protect its systems from events that could interrupt delivery of the Company's services including, damage that may be caused by fire, power loss, technical failures, unauthorized intrusion, natural disasters, sabotage and other similar events. These precautions include physical security systems, an uninterruptible power supply and an on-site power generator designed to be sufficient to continue operation of the Company's network in the event of a power outage. The Company's network is further designed such that the data on each network server is duplicated on a separate network server. Notwithstanding such precautions, there can be no assurance that a fire, act of sabotage, technical failure, natural disaster or a similar event would not cause the failure of a network server and its backup server, other portions of the Company's network, or the Lincoln facility as a whole, thereby resulting in an outage of the Company's services. Such an outage could have a material adverse effect on the Company.

         While the Company has not experienced any downtime of its network due to natural disasters or similar events, on occasion the Company has experienced downtime due to various technical failures. When such failures have occurred, the Company has worked to remedy the failure as soon as possible. The Company believes that these technical failures have been infrequent and have not resulted in any material downtime of the call processing platform since the Company's inception. Although the Company maintains business interruption insurance providing for aggregate coverage of approximately $25,000 per occurrence, there can be no assurance that the Company will be able to maintain its business interruption insurance, that such insurance would continue to be available at reasonable prices, that such insurance would cover all such losses or that such insurance would be sufficient to compensate the Company for losses it experiences due to the Company's inability to provide services to its subscribers.

         LIMITED PROTECTION OF PROPRIETARY TECHNOLOGY. The Company relies primarily on a combination of copyright and trade secret laws and contractual confidentiality provisions to protect its proprietary rights. These laws and contractual provisions provide only limited protection of the Company's proprietary rights. The Company has no patents or patent applications pending and has no registered trademarks or copyrights. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's software or services or to obtain and use information that the Company regards as proprietary. Although the Company is not aware of any current or previous infringement upon its proprietary rights, there can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as the laws of the United States. An inability of the Company to adequately protect its proprietary technology or other assets could have a material adverse effect on its business and results of operations.

         RISKS OF INFRINGEMENT BY THE COMPANY. To date, no actions have been filed against the Company with respect to either alleged patent or trademark infringement claims. However, no assurance can be given that actions or claims alleging trademark, patent or copyright infringement will not be brought against the Company with respect to current or future products or services, or that, if such actions are brought, the Company will ultimately prevail. Any such claiming parties may have significantly greater resources than the Company to pursue litigation of such claims. Any such claims, whether with or without merit, could be time consuming, result in costly litigation, cause delays in introducing new or improved services, require the Company to enter into royalty or licensing agreements or cause the Company to discontinue use of the challenged tradename, service mark or technology at potentially significant expense to the Company associated with the marketing of a new name or the development or purchase of replacement technology, any of which results could have a material adverse effect on the Company.

         DEPENDENCE UPON SOFTWARE. The software developed and utilized by the Company in providing its services may contain undetected errors. Although the Company engages in extensive testing of its software prior to introducing the software onto its network, there can be no assurance that errors will not be found in software after commencement of use of such software. Any such error may result in partial or total failure of the Company's network, additional and unexpected expenses to fund further product development or to add programming personnel to complete a development project, and loss of revenue because of the inability of subscribers to use the Company's network or the cancellation by subscribers of their service with the Company, any of which could have a material adverse effect on the Company.

         DEPENDENCE UPON TELECOMMUNICATIONS PROVIDERS, SPECIFICALLY MCI AND INTERACT, INC. The Company does not own a transmission network and, accordingly, depends on MCI for transmission of its subscribers' long distance calls. For the year ended August 31, 1997, MCI was responsible for carrying traffic representing virtually all of the minutes of long distance transmissions billed to the Company. Further, the Company is dependent upon LECs for call origination and termination. If there is an outage affecting the Company's terminating carriers, the Company's call processing platform may not complete a call. The Company has not experienced significant losses in the past because of interruptions of service at terminating carriers, but no assurance can be made in this regard with respect to the future integrity of such carriers. The Company's ability to maintain and expand its business depends, in part, on its ability to continue to obtain telecommunications services on favorable terms from a long distance carrier and the cooperation of both interexchange and LECs in originating and terminating service for its subscribers in a timely and effective manner. A partial or total failure of the Company's ability to receive or terminate calls would result in a loss of revenues by the Company and could lead to a loss of subscribers, either of which could have a material adverse effect on the Company.

         The Company obtains virtually all of its long distance telecommunications services pursuant to supply agreements with Interact, Inc. of Lincoln, Nebraska, and, to a lesser extent, with MCI. No assurance can be given that the Company will be able to obtain long distance services in the future at favorable prices or at all, and the unavailability of long distance services to the Company, or a material increase in the price at which the Company is able to obtain long distance service, would have a material adverse effect on the Company's business, financial condition and results of operations. The Company is not currently a party to a long distance telecommunications services agreement that requires the Company to purchase a minimum amount of service each month. However, the Company may in the future determine that it is desirable to enter into agreements containing minimum purchase requirements. No assurance can be given that demand for services in the areas covered by the Company's transmission suppliers will exceed any minimum purchase requirement in the future. To the extent the Company is unable to generate revenues sufficient to offset minimum purchase requirements or other expenses, its financial condition would be materially adversely affected.

         POTENTIAL ADVERSE EFFECTS OF REGULATION. Various regulatory factors may have an impact on the Company's ability to compete and on its financial performance. The Company is subject to regulation by the FCC and by various state public service and public utility commissions. Federal and state regulations and regulatory trends have had, and may have in the future, both positive and negative effects on the Company and on the information and telecommunications service industries as a whole. FCC policy currently requires interexchange carriers to provide resale of the use of their transmission facilities. The FCC also requires LECs to provide all interexchange carriers with equal access to the origination and termination of calls. If either or both of these requirements were removed, the Company's access to these services could be severely limited or available only on commercially unfavorable terms, resulting in a material adverse impact to its business and results of operations. These carriers may experience disruptions in service due to factors outside the Company's control, which may cause the Company to lose the ability to complete its subscribers' long distance calls.

         The Company believes it has made all required filings with the FCC necessary to allow the Company to provide interstate and international long distance service. In order to provide intrastate long distance service, the Company is required to obtain certification to provide telecommunications services from the public service or public utility commissions of each state, or to register or be found exempt from registration by such commissions. The Company has not yet made any filings or taken any actions to become certified or tariffed to provide intrastate card services to customers throughout the United States. To date, the Company has not been denied any licenses or tariffs.

         On February 8, 1996, President Clinton signed into law the Telecommunications Act of 1996 which will allow LECs, including the RBOCs, to provide inter-LATA long distance telephone service and which also grants the FCC authority to deregulate other aspects of the telecommunications industry. To date, such deregulation has resulted in significant amounts of industry litigation, uncertainty and confusion. Such legislation may result in increased competition for the Company from others, including RBOCs, and increased transmission  costs in the future.  See  "--Competition"  above.  In  conducting various aspects of its business, the Company is subject to various laws and regulations relating to commercial transactions generally, such as the Uniform Commercial Code, and is also subject to the electronic funds transfer regulations embodied in Regulation E promulgated by the Board of Governors of the Federal Reserve System ("Federal Reserve"). Given the expansion of the electronic commerce market, the Federal Reserve might revise Regulation E or adopt new rules for electronic funds transfer affecting users other than consumers. Congress has held hearings on whether to regulate providers of services and transactions in the electronic commerce market, and it is possible that Congress or individual states could enact laws regulating the electronic commerce market. If enacted, such laws, rules and regulations could directly regulate the Company's business and industry and could have a material adverse effect on the Company's business, operating results and financial condition.

         RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION. A key component of the Company's strategy is its planned expansion into international markets. The Company intends to establish call processing platforms in Canada in 1998 and potentially other countries thereafter. If international revenues are not adjusted to offset the expense of establishing and maintaining these international operations, the Company's business, operating results or financial condition could be materially adversely affected. To date, the Company has only limited experience in marketing and distributing its services internationally. There can be no assurance that the Company will be able to successfully establish the proposed international call processing platforms, or to market, sell and deliver its services in these markets. In addition to the uncertainty as to the Company's ability to expand its international presence, there are certain difficulties and risks inherent in doing business on an international level, such as burdensome regulatory requirements and unexpected changes in these requirements, export restrictions, export controls relating to technology, tariffs and other trade barriers, difficulties in staffing and managing international operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, seasonal reduction in business activity during the summer months in certain parts of the world and potentially adverse tax consequences, any of which could have a material adverse effect on the performance of the Company's international operations. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future international operations and, consequently, on the Company's business, operating results and financial condition.

         RISK OF LOSS FROM RETURNED TRANSACTIONS, FRAUD, BAD DEBT, THEFT OF SERVICES. The Company utilizes Intrust Bank, N.A. financial payment clearance systems for electronic fund transfers and ICVerify software for electronic credit card settlement. In its use of these established payment clearance systems, the Company generally bears the same credit risks normally assumed by other users of these systems arising from returned transactions caused by insufficient funds, stop payment orders, closed accounts, frozen accounts, unauthorized use disputes, theft or fraud. From time to time, persons may be able to gain unauthorized access to the Company's network and obtain services without rendering payment to the Company by unlawfully utilizing the access numbers and personal identification numbers ("PINs") of authorized users. Although to date the Company has not experienced material losses due to such unauthorized use of access numbers and PINs, no assurance can be given that future losses due to unauthorized use will not be material. The Company currently seeks to manage these risks through its internal controls and proprietary billing system. The Company's call processing platform prohibits a single access number and PIN from establishing multiple simultaneous connections to the network system, and the Company establishes preset spending limits for each subscriber. The Company also maintains a reserve for such risks. Past experience in estimating and establishing reserves and the Company's historical losses are not necessarily accurate indications of the Company's future losses or the adequacy of the reserves established by the Company in the future. Although the Company believes that its risk management practices and bad debt reserves are adequate, there can be no assurance that the Company's risk management practices or reserves will be sufficient to protect the Company from unauthorized or returned transactions or thefts of services which could have a material adverse effect on the Company's business, operating results and financial condition. Recently, a significant customer of the Company has become seriously in arrears in its payment for international long distance services. The Company believes that it will be able to recover these monies owed; however, there can be no assurances that the Company will be successful nor that this will be the only customer that defaults on monies owed to the Company.

         POTENTIAL ACQUISITIONS. The Company may in the future pursue acquisitions of complementary services, products, technologies or businesses. Future acquisitions may result in potentially dilutive issuances of equity securities, the incurrence of additional debt, the write-off of software development costs, and the amortization of expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on the Company's business, operating results and financial condition. Future acquisitions would involve numerous additional risks, including those related to the assimilation of the operations, services, products and personnel of the acquired company, the diversion of management's attention from other business concerns, the entry into markets in which the Company has little or no direct prior experience and the potential loss of key employees of the acquired company. The Company currently has no agreements or understandings with regard to any potential acquisitions.

         NEED FOR ADDITIONAL FINANCING. The Company has significant cash requirements in connection with its business. To date, the Company has been unable to generate sufficient revenues to recover its costs. See "--Limited Operating History" and " -- Previous Losses" above. In addition to its working capital requirements, the Company must fund the production and marketing of its products prior to the time the products are made available for sale and generate revenues. The Company's potential receipt of revenues from product sales are subject to substantial contingencies, and there can be no assurances concerning the timing and amount of future revenues from product sales. Additionally, the Company may not receive payment from its customers until a period after products are sold to end-users. The Company does not currently have any commitments to provide financing and there can be no assurance that it will be able to obtain such financing on favorable terms when needed. See "Wavetech Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

         The Company may be required to seek additional financing in the event of delays, cost overruns or unanticipated expenses associated with a company in an early stage of development, or in the event the Company does not realize anticipated revenues. In addition, the Company may require additional financing in the future to further expand its product offerings or to make strategic acquisitions. There can be no assurance that such additional financing will be available, or that, if available, such financing will be obtainable on terms favorable to the Company or its Stockholders. The Company currently has no commitment for any such financing and in the event such necessary financing is not obtained, the Company's operations will be materially adversely affected and the Company will have to cease or substantially reduce operations. Any additional equity financings may be dilutive to Stockholders, and debt financings, if available, may involve restrictive covenants, including limiting the Company's ability to incur additional debt.

         The Company has received a Going Concern notice from its independent auditors questioning the Company's ability to maintain its solvency without a dramatic change in its current fiscal outlook, such as a substantial cash infusion, the recording of profits or a merger with a more financially stable organization, which may be required in order to ensure the Company's survival. There can be no assurance that the Company will be successful in improving its financial condition, and to the extent it is unsuccessful it may become insolvent, forcing it to suspend or even cease its operations.

         NASDAQ LISTING AND MAINTENANCE REQUIREMENTS. The Company's Common Stock is currently listed on the Nasdaq SmallCap Market ("Nasdaq"). Under the rules for continued inclusion in the Nasdaq system, the Company is required to maintain at least $2,000,000 in net tangible assets or $35,000,000 in market capitalization, two market-makers, a public float of at least 500,000 shares and a minimum bid price of $1.00 per share, as well as satisfy certain corporate governance criteria. The Company's failure to meet one or more of the financial or corporate governance criteria to which it is subject could result in its Common Stock being delisted from Nasdaq. See " -- Risk of Delisting" below.

         RISK OF DELISTING. Upon notice of a deficiency in one or more of the Nasdaq listing and maintenance requirements, the Company would be given a period of between 10 to 90 days (depending upon the criteria) to comply with the maintenance standards. The Company has been notified by Nasdaq that it is currently not in compliance with the $1.00 minimum bid price requirement. The Company has requested a hearing to appeal Nasdaq's decision to delist its Common Stock for failure to meet this requirement. However, an unfavorable outcome of such hearing or the failure to satisfy one or more of the other maintenance requirements of Nasdaq could result in the Company's securities being delisted from Nasdaq, with the result that the Company's securities would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau Incorporated. As a consequence of such delisting, an investor could find it more difficult to dispose of or to obtain accurate quotations as to the market value of the Company's securities. Among other consequences, delisting from Nasdaq may cause a decline in the stock price, the loss of news coverage about the Company and difficulty in obtaining future financing.

         RISK OF LOW-PRICED STOCK. If the Company's securities were delisted from Nasdaq (See "-- Risk of Delisting" above), they could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may adversely affect the ability of broker-dealers to sell the Company's securities and may adversely affect the ability of the Company's stockholders to make resales of the Common Stock.

         PENNY STOCK REGULATIONS. The Commission adopted regulations which generally define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any such transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

         The foregoing required penny stock restrictions will not apply to the Company's securities if such securities are listed on Nasdaq and have certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's securities will qualify for exemption from these restrictions. In any event, even if the Company's securities were exempt from such restrictions, the Company would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the SEC finds that such a restriction would be in the public interest.

         If the Company's securities were subject to the existing or proposed rules on penny stocks, the market liquidity for the Company's securities could be severely adversely affected.

III.   RISKS ASSOCIATED WITH IMAGITEL

         In addition to certain of the above-described factors associated with Wavetech's business, Imagitel is also subject to the following risks and uncertainties:

         LIMITED OPERATING HISTORY. Imagitel's primary operating subsidiaries were incorporated in 1996. Imagitel has only a limited operating history upon which an evaluation of Imagitel and its prospects can be based. Imagitel's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development -- particularly companies in new and rapidly evolving markets such as Imagitel's. To address these risks, Imagitel must, among other things, respond to competitive developments, attract, retain and motivate qualified personnel and upgrade its technologies and commercialize services utilizing such technologies. Specifically, Imagitel's future revenues are dependent upon its ability to successfully develop, implement and market new products and services and develop multiple methods of billing its customers. There can be no assurance that Imagitel will be successful in addressing any of such risks and, to the extent it is unsuccessful, its business, financial condition and results of operations will be materially adversely affected.

         FACTORS AFFECTING OPERATING RESULTS. Imagitel's revenues have grown significantly since its inception; however there are no assurances that Imagitel's revenues will grow significantly or not decrease in the future. For example, during the month of May 1998, Imagitel's revenues decreased 54% to $1.7 million from $3.7 in April 1998 as a result of a temporary suspension of billing services provided by certain third parties. Although such services have since resumed, there can be no assurance that other similar events will not happen in the future. See "-- Risks Associated with LEC Billing." Factors that may cause Imagitel's future operating results to vary include, among others, the unique nature of strategic relationships into which Imagitel may enter in the future, changes in operating expenses resulting from such strategic relationships, the continued acceptance of Imagitel's products, the financial and technological performance of Imagitel's products, services and licenses, the availability and efficiency of various billing methods, the timing of new services and announcements, market acceptance of new and enhanced versions of Imagitel's services, potential acquisitions and changes in legislation and regulation that may affect the competitive environment for Imagitel's communications services and general economic and seasonal factors, among others. These and other factors could result in a material decline in Imagitel's revenues and results of operations.

         POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS. Quarterly revenues are difficult to forecast because the market for Imagitel's information and telecommunications services is rapidly evolving. Imagitel's expense levels are based, in part, on its expectations as to future revenues. If actual revenue levels are below expectations, Imagitel may be unable or unwilling to reduce expenses proportionately and operating results would likely be adversely affected. As a result, Imagitel believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Due to the foregoing factors, among others, it is likely that in some of Imagitel's future fiscal quarters, its operating results may be below the expectations of public market analysts and investors.

         INTENSE COMPETITION. The information and telecommunications services industries are intensely competitive, rapidly evolving and subject to rapid technological change. Imagitel expects competition to increase in the future. Many of Imagitel's current and potential competitors have longer operating histories, greater name recognition, larger customer bases and substantially greater financial, personnel, marketing, engineering, technical and other resources than Imagitel. There can be no assurance that Imagitel will be able to successfully compete with such entities. As a result, such competition could materially adversely affect Imagitel's business, operating results and financial condition.

         The Telecommunications Act of 1996 allows LECs to provide inter-LATA long distance telephone service, which will likely significantly increase competition for long distance services. The new legislation also grants the FCC the authority to deregulate other aspects of the telecommunications industry, which in the future may, if authorized by the FCC, facilitate the offering of an integrated suite of information and telecommunications services by regulated entities, including the RBOCs, in competition with Imagitel. Such increased competition could have a material adverse effect on Imagitel's business, operating results and financial position. See "-- Regulation."

         Telecommunications companies often compete for consumers based on price, with major long distance carriers conducting extensive advertising campaigns to capture market share. Many of Imagitel's competitors can offer lower rates to consumers as a result of higher gross revenues. As a result, Imagitel may be required to reduce the prices at which it offers services in order to remain competitive. A decrease in the rates charged for communications services by the major long distance carriers or other competitors, whether caused by general competitive pressures or the entry of the RBOCs and other LECs into the long distance market, could have a material adverse effect on Imagitel's business, operating results and financial condition.

         Imagitel expects that the information and telecommunications services markets will continue to attract new competitors and new technologies, possibly including alternative technologies that are more sophisticated and cost effective than Imagitel's technology. Imagitel does not have the contractual right to prevent its subscribers from changing to a competing network, and Imagitel's subscribers may generally terminate their services with Imagitel at will. If Imagitel is unable to compete with emerging technologies or services, it may lose a substantial amount of its customers and, as a result, its business and operating results may be materially adversely affected.

         The personal telecommunications products industry is intensely competitive and subject to rapid change. Imagitel believes that the principal competitive factors affecting the markets for its products include customer service, content, quality, price, marketing, distribution, uninterrupted service and proprietary technology. In addition, consumer demand for particular telecommunications products may be adversely affected by the increasing number of competitive products from which to choose, making it difficult to predict Imagitel's future success in producing telecommunications products for the retail market.

         UNCERTAINTY OF STRATEGIC RELATIONSHIPS. A principal element of Imagitel's growth strategy is the creation and maintenance of strategic relationships that will enable Imagitel to offer its services to a larger customer base than Imagitel could otherwise reach through its direct marketing efforts. Imagitel is unable to predict the future success or failure of its products and services or of its business overall, due to its limited operating experience with any such strategic relationships to date. Although Imagitel intends to continue to expand its direct marketing channels, Imagitel believes that strategic partner relationships may offer an effective and efficient marketing channel. Consequently, Imagitel's success depends in part on the ultimate success of these relationships and on the ability of these strategic partners to effectively market Imagitel's services.

         ABILITY TO MANAGE GROWTH. In order to maintain its growth in revenues, Imagitel will need to experience substantial growth in 1998 and thereafter as it begins to implement its business strategy and introduce its new products and services. This growth, if any, can be expected to place significant demands on all aspects of Imagitel's business, including its administrative, technical and financial personnel and systems. In addition, expansion by Imagitel may strain Imagitel's management, financial and other resources. There can be no assurance that Imagitel's systems, procedures, controls and existing resources will be adequate to support expansion of Imagitel's operations. Imagitel's future operating results will substantially depend on the ability of its officers and key employees to manage changing business conditions and to implement and improve its technical, administrative, financial control and reporting systems. If Imagitel is unable to respond to and manage changing business conditions, then the quality of Imagitel's products and services, its ability to retain key personnel and its results of operations could be materially adversely affected.

         DEPENDENCE ON KEY MANAGEMENT AND MAJORITY STOCKHOLDERS. Imagitel's success has historically been largely dependent upon its executive officers and its majority stockholders, James Rautio and Bruce Robin (the "Majority Stockholders"), the loss of one or more of whom could have a material adverse effect on Imagitel. Imagitel believes that its continued success will depend to a significant extent upon the efforts and abilities of its executive officers and other key personnel. The loss of services of any of these individuals could have a material adverse effect upon Imagitel. Imagitel does not currently maintain key person life insurance on the lives of any of such employees.

         Imagitel's future success is also highly dependent upon the Majority Stockholders. Imagitel intends to enter into certain agreements with the
Majority Stockholders pursuant to which they will be responsible for a substantial portion of Imagitel's marketing activities. However, no such agreements currently exist and there can be no assurances that any agreements will ultimately be reached, or that they will be on terms favorable to Imagitel. To the extent that the Majority Stockholders are unsuccessful in their marketing activities, Imagitel's future revenues may be materially adversely affected. In addition, Imagitel's future success is largely dependent upon its ability to complete development, commence manufacture and distribution of the Bill Zapper(TM) and TravEl Warrior(TM) products. All proprietary rights to these products are owned by the Majority Stockholders. ImagitEl believes it will be able to acquire ownership of these products or a license from the Majority Stockholders to market and distribute these products. However, if Imagitel is unable to acquire rights to ownership or a license to these products its business and results of operation could be materially adversely affected. There can be no assurances that Imagitel will be able to acquire these products or be able to acquire them on favorable terms. See "-- Dependence on Key Vendors and Independent Agents; Influence of Majority Stockholders of Imagitel" below.

         Imagitel also believes that its success depends upon its ability to hire and retain highly qualified engineering and product development personnel. Competition in the recruitment of highly qualified personnel in the information and telecommunications services industry is highly intense. The inability of Imagitel to identify, attract and retain such personnel may have a material adverse effect on Imagitel. No assurance can be given that Imagitel will be able

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to  retain  its key  employees  or that  it  will be able to  attract  qualified personnel in the future.

         DEPENDENCE UPON SOFTWARE. The software developed and utilized by Imagitel in providing its services and billing its customers may contain undetected errors. Although Imagitel engages in extensive testing of its software prior to utilizing the software in connection with its products and services, there can be no assurance that errors will not be found in software after commencement of use of such software. Any such error may result in partial or total failure of Imagitel's systems or network, additional and unexpected expenses to fund further product development or to add programming personnel to complete a development project, loss of revenue because of the inability of Imagitel to bill and/or collect from its customers or the cancellation by customers of their service with Imagitel, any of which could have a material adverse effect on the Company.

         YEAR 2000 RISKS. Some of Imagitel's programs may have been originally designed to recognize calendar years by their last two digits. Functions performed using these truncated fields will not function properly using dates from January 1, 2000 and thereafter. Imagitel has undertaken a cursory internal investigation and believes its systems are all year 2000 compliant; however, Imagitel has not undertaken an extensive study to determine this with greater certainty. Should Imagitel's systems not be year 2000 compliant, there can be no assurance that there will not be discovered or undiscovered errors in Imagitel's software. Any such errors could lead to substantial operating and financial problems for Imagitel. Whenever possible, Imagitel requires its vendors to make year 2000 compliance assurances. However, many of Imagitel's vendors and much of the telecommunications industry and infrastructure upon which Imagitel depends both directly and indirectly continue to operate older generation systems that may not be year 2000 compliant. To the extent that any third parties' systems upon which Imagitel depends are not able to properly recognize dates beyond December 31, 1999, Imagitel's business could experience errors, disruptions or complete cessation of operations. As a result, Imagitel's business and results of operations could be materially adversely affected. See "Imagitel Management's Discussion and Analysis of Financial Condition and Results of Operations".

         RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION. Imagitel's future growth strategy may require expansion into international markets. If international revenues are not adjusted to offset the expense of establishing and maintaining these international operations, Imagitel's business, operating results or financial condition could be materially adversely affected. To date, Imagitel has no experience in marketing and distributing its services internationally. There can be no assurance that Imagitel will be able to successfully establish, market, sell and deliver its services in these markets. In addition to the uncertainty as to Imagitel's ability to expand its international presence, there are certain difficulties and risks inherent in doing business on an international level, such as burdensome regulatory requirements and unexpected changes in these requirements, export restrictions, export controls relating to technology, tariffs and other trade barriers, difficulties in staffing and managing international operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, seasonal reduction in business activity during the summer months in certain parts of the world and potentially adverse tax consequences, among other factors, any one of which could have a material adverse effect on the performance of Imagitel's international operations. There can be no assurance that one or more of such factors will not have a material adverse effect on Imagitel's future international operations, if any, and, consequently, on Imagitel's consolidated business, operating results and financial condition.

         RISK OF LOSS FROM RETURNED TRANSACTIONS, FRAUD, BAD DEBT, THEFT OF SERVICES. Imagitel generally bears the credit risks normally arising from returned transactions caused by insufficient funds, stop payment orders, closed accounts, unbillable accounts, incorrect accounts, frozen accounts, unauthorized use disputes, theft or fraud. From time to time, persons may be able to gain unauthorized access to Imagitel's network and obtain services without rendering payment to Imagitel by unlawfully utilizing the access numbers and PINs of authorized users. Although to date Imagitel has not experienced material losses due to such unauthorized use of access numbers and PINs, no assurance can be given that future losses due to unauthorized use will not be material. Imagitel currently seeks to manage these risks through its internal controls and proprietary billing system. For example, Imagitel establishes preset spending limits for each subscriber. Imagitel also maintains a reserve for such risks. Past experience in estimating and establishing reserves and Imagitel's historical losses are not necessarily accurate indications of Imagitel's future losses or the adequacy of the reserves established by Imagitel in the future. Although Imagitel believes that its risk management practices and bad debt reserves are adequate, there can be no assurance that Imagitel's risk management practices or reserves will be sufficient to protect Imagitel from unauthorized or returned transactions or thefts of services which could have a material adverse effect on Imagitel's business, operating results and financial condition.

         POTENTIAL ACQUISITIONS. Imagitel may in the future pursue acquisitions of complementary services, products, technologies or businesses. Future acquisitions may result in potentially dilutive issuances of equity securities, the incurrence of additional debt, the write-off of software development and other costs, and the amortization of expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on
Imagitel's business, operating results and financial condition. Future acquisitions would involve numerous additional risks, including those related to the assimilation of the operations, services, products and personnel of the acquired company, the diversion of management's attention from other business concerns, the entry into markets in which Imagitel has little or no direct prior experience and the potential loss of key employees of the acquired company. Imagitel has retained an investment banking firm to seek out potential acquisitions; however, there can be no assurance as to whether Imagitel will be able to successfully consummate any potential acquisitions which may be presented for its consideration or, if consummated that it will be able to successfully integrate and profitably operate any such acquired business.

         NEED FOR ADDITIONAL FINANCING. Imagitel has significant cash requirements in connection with its business. To date, Imagitel has been able to generate sufficient funds to cover the cost of its growth through capital investments by the Majority Stockholders and internal resources. In addition to its working capital requirements, Imagitel must fund the production and marketing of its products prior to the time the products are made available for sale and generate revenues. Imagitel's potential receipt of revenues from product sales are subject to substantial contingencies, and there can be no assurances concerning the timing and amount of future revenues from product sales. Additionally, Imagitel may not receive payment from its customers until a period after products are sold to end-users. Historically, Imagitel has financed its immediate working capital needs by borrowing against certain eligible receivables. All of such financing has been provided to date by Receivables Financing Corporation ("RFC"). However, there can be no assurances that RFC will continue to provide such financing in the future. Although Imagitel believes there exist alternative sources of receivables or other financing, there can be no assurances that any such financing will be available when needed on commercially reasonable terms.

         Imagitel may be required to seek additional financing in the event of delays, cost overruns or unanticipated expenses associated with a company in an early stage of development, or in the event Imagitel does not realize anticipated revenues. In addition, Imagitel may require additional financing in the future to further expand its product offerings or to make strategic acquisitions. There can be no assurance that such additional financing will be available, or that, if available, such financing will be obtainable on terms favorable to Imagitel or its stockholders. Imagitel currently has no commitment for any such financing and in the event such necessary financing is not obtained, Imagitel's operations may be materially adversely affected and Imagitel may have to substantially reduce its growth. Any additional equity financings may be dilutive to stockholders, and debt financings, if available, may involve restrictive covenants, including limiting Imagitel's ability to incur additional debt.

         RISKS ASSOCIATED WITH PLANNED EXPANSION. Imagitel's current growth strategy includes an aggressive expansion plan that requires it to simultaneously launch several new product and service offerings, develop, design and implement a complex information technology system and commence a multi-prong distribution and marketing program, each of which is vital to Imagitel's growth plans. Imagitel has no prior experience implementing such a plan and there are a number of inherent risks associated with this plan. For example, Imagitel must attract, screen and retain a substantial number of employees in a short period of time. There can be no assurances that Imagitel will be successful, nor that, even if successful, Imagitel will be able to rapidly and successfully integrate these new personnel into its existing operations. The multiple marketing programs are unproven by Imagitel and there can be no assurances that even if they are operationally successful they will be economically viable and profitable to Imagitel. The products that Imagitel is working to introduce may not be successful and could potentially lead to negative consequences for Imagitel if they are marketing failures. Imagitel is currently finalizing the testing on its new product and service offerings and there can be no assurances that the tests will yield positive results, or that positive results will be indicative of the market success of the products and services. To the extent Imagitel is unable to successfully implement its growth strategy, it may be unable to recoup its expenses associated with such implementation efforts and its business and financial condition may be materially adversely affected.

         DEPENDENCE ON AVAILABILITY OF TRANSMISSION FACILITIES. The future profitability of Imagitel will be dependent in part on its ability to utilize transmission facilities leased from others on a cost-effective basis. Due to the possibility of unforeseen changes in industry conditions, the continued availability of leased transmission facilities at historical rates cannot be assured. Imagitel does not own a transmission network and, accordingly, depends entirely on IXC Communications ("IXC") and Frontier Communications ("Frontier") for transmission of its subscribers' long distance calls. For the year ended December 31, 1997, IXC was responsible for carrying nearly all the long distance transmissions billed by Imagitel. Further, Imagitel is dependent upon LECs for call origination, termination and billing. During May 1998, Imagitel experienced a temporary suspension of billing services by Bell Atlantic, which resulted in a 54% decrease in revenues for such period as compared to the month immediately prior to such suspension. Although Imagitel believes it has adequately addressed the circumstances that resulted in such suspension, there can be no assurance that Imagitel will not experience similar suspensions or complete termination of service in the future. See " -- Risks Associated with LEC Billing". Imagitel's ability to maintain and expand its business depends, in part, on its ability to continue to obtain telecommunications services on favorable terms from a long distance carrier and the cooperation of both interexchange carriers and LECs in originating and terminating service for its subscribers in a timely manner. A partial or total failure of Imagitel's ability to receive or terminate calls would result in a loss of revenues by Imagitel and could lead to a loss of subscribers, either of which could have a material adverse effect on Imagitel's business, financial condition and results of operations.

         Imagitel obtains virtually all of its long distance telecommunications services pursuant to supply agreements with IXC and to a lesser extent, with Frontier. No assurance can be given that Imagitel will be able to obtain long distance services in the future at favorable prices or at all, and the unavailability of long distance services to Imagitel, or a material increase in the price at which Imagitel is able to obtain long distance service, would have a material adverse effect on Imagitel's business, financial condition and results of operations. Imagitel is not currently a party to a long distance telecommunications services agreement that requires Imagitel to purchase a minimum amount of service each month. However, Imagitel may in the future determine that it is desirable to enter into agreements containing minimum purchase requirements. No assurance can be given that demand for services in the areas covered by Imagitel's transmission suppliers will exceed any such minimum purchase requirement in the future.

         RAPID TECHNOLOGICAL CHANGES; DEPENDENCE UPON PRODUCT DEVELOPMENT. The telecommunications industry is subject to rapid and significant changes in technology. While Imagitel does not believe that, for the foreseeable future, these changes will materially adversely affect the continued use of various services currently in use or contemplated for use by Imagitel or materially hinder Imagitel's ability to acquire necessary technologies, the effect of technological changes, including changes relating to emerging wireline and wireless transmission and switching technologies, on the business of Imagitel cannot be predicted.

         RISKS ASSOCIATED WITH LEC BILLING. Historically, Imagitel has been entirely dependent upon LECs for billing customers of its Consumer Access(TM) program, which has generated all of Imagitel's revenues to date. In May 1998, Imagitel entered into certain arrangements with such LECs which limit their continued billing services solely to those Consumer Access(TM) customers which existed as of April 1998, subject to an absence of significant customer complaints. In addition, billing services by the LECs of customers of any future service offered by Imagitel will be subject to the prior approval of such LECs of Imagitel's marketing practices in connection therewith. Imagitel is undertaking new marketing initiatives that are intended to lessen its reliance on LEC billing. See "Risks of New Marketing Efforts." However, Imagitel anticipates that it will continue to be significantly dependent upon LEC's to provide billing services for the foreseeable future and should Imagitel be unable to bill and collect from its customers through some or all LECs, it could have catastrophic consequences on the financial condition of Imagitel.

         Imagitel bills its revenue generated from the Consumer Access(TM) card through the individual LECs pursuant to certain billing agreements with multiple third party billing agencies. The telecommunications services offered by Imagitel may directly compete with the services offered by the various LECs, including calling card services, intra-LATA service, and inter-LATA service. Imagitel must rely on the LECs and the billing services to handle customer service inquiries directed at LECs and the billing services relating to Imagitel's operations and to handle Imagitel's billings properly.

         To date, Imagitel has experienced billing problems with multiple LECs, including Bell Atlantic. Imagitel was first advised in July 1997 that Bell Atlantic had experienced an internal billing problem relating to the Consumer Access(TM) records from January 1997 through May 1997. Imagitel first became aware of the problem whEn Imagitel customers contacted its customer service department complaining of multiple billings on one month's bill. After Imagitel contacted its billing agent to investigate, Bell Atlantic advised the billing agent by letter dated July 11, 1997 that it had erroneously failed to process

Consumer Access(TM) billing records for the period of JanuaRy 1997 through May 1997. Bell Atlantic further advised that it had, independently and without consulting Imagitel's third party billing agent, submitted the prior unbilled multiple monthly bills on one month's bill to consumers beginning on June 26, 1997. These actions were all taken without notifying Imagitel, Imagitel's third party billing agent, or even Bell Atlantic's own customers. This cumulative billing by Bell Atlantic has resulted in a loss of revenue as numerous consumers requested cancellation of their accounts and refunds. Imagitel believes that the substantial majority of potential refunds have been already granted and that the the most significant remaining issue is the potentially large number of complaints that may be made in the future to Bell Atlantic, various state and federal regulators and to Imagitel's own customer service department as a result of this error in timely billing.

         In late April, 1998, Imagitel was notified that Bell Atlantic (which includes Nynex) had ceased to bill Imagitel's Consumer Access(TM) customers. Although Imagitel was able to negotiate the resumption of such billing services by Bell Atlantic, Imagitel's revenues during the period in which such services were suspended were approximately $2.0 million less than anticipated for such period. As a result of the suspension by Bell Atlantic of its billing services to Imagitel's customers, Imagitel suffered a loss of approximately $2 million in revenues during the period that such service was suspended. Imagitel believes it has adequately addressed the issues which resulted in suspension of Bell Atlantic's services and Bell Atlantic has agreed to resume its billing services related to those customers of Imagitel prior to April 1, 1998. However, there can be no assurance that Bell Atlantic or any other LEC billing company may not suspend services to the Company in the future. Customer billings generated by Bell Atlantic have historically represented approximately 30% of Imagitel's overall revenues (or approximately $1.4 million per month). A future suspension of services by Bell Atlantic, even temporary, could have a material adverse effect upon Imagitel's financial condition and results of operations.

         Other LECs are also taking various actions relating to LEC billing that could have an adverse impact on Imagitel's ability to operate. Both Southwestern Bell and Billing Concepts ("USBI") ceased in May, 1998 to provide billing services on behalf of Imagitel for "miscellaneous records", which currently comprise the majority of Imagitel's revenues. USBI, which has historically represented approximately 70% of monthly revenues to Imagitel, has since resumed its billing activities in behalf of Imagitel. However, Imagitel has been unable to successfully negotiate the resumption of billing activities by Southwestern Bell. Southwestern Bell's billing activities had historically represented less than $200,000 in monthly revenues to Imagitel. There can be no assurance that Imagitel will be successful in its negotiations with Southwestern Bell or that USBI will not in the future cease to provide billing services on behalf of Imagitel. Although there do currently exist alternative LEC billing companies, it is unlikely that Imagitel would be able to use their services for billing of its existing customers. As a result, to the extent that USBI were in the future to suspend, even temporarily, its billing services to Imagitel, Imagitel's financial condition and results of operations would be materially adversely effected.

         Several other LECs have carried on internal investigations into Imagitel's marketing practices. Imagitel believes that the investigated activities are proper and, in each case, Imagitel has taken significant steps to educate the LECs on its marketing process, order fulfillment, customer service philosophy and regulatory compliance procedures. To date, these LECs have continued to accept Imagitel's billing records with respect to both new and existing customers. However, there is no guarantee that these LECs will continue this practice in the future.

         LIMITED PROTECTION OF PROPRIETARY TECHNOLOGY. Imagitel relies primarily on a combination of copyright and trade secret laws and contractual confidentiality provisions to protect its proprietary rights. These laws and contractual provisions provide only limited protection of Imagitel's proprietary rights. The Majority Stockholders of Imagitel have indicated that they intend to grant Imagitel an exclusive North American and non-exclusive worldwide license for its Travel Warrior(TM) and Bill Zapper(TM) products (see "Description of Imagitel, Inc. - New Products") that are currently the subject of a pending patent application and trademark applications in the United States. There are no assurances that the U.S. Patent and Trademark Office will grant the applied for patents and trademarks, nor that the validity of any such granted patents or trademarks will be upheld if challenged by third parties. In addition, the laws of some foreign countries do not protect Imagitel's proprietary rights to as great an extent as the laws of the United States. Despite Imagitel's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or assert rights with respect to aspects of Imagitel's licensed products or services or to obtain and use information that Imagitel regards as proprietary. Although Imagitel is not aware of any current or previous infringement upon its proprietary rights, there can be no assurance that Imagitel's means of protecting its proprietary rights will be adequate or that Imagitel's competitors will not independently develop similar technology. An inability of Imagitel to adequately protect its proprietary technology or other assets could have a material adverse effect on its business and results of operations.

         RISKS OF INFRINGEMENT. To date, no actions have been filed against Imagitel with respect to either alleged patent or trademark infringement claims. However, no assurance can be given that actions or claims alleging trademark, patent or copyright infringement will not be brought against Imagitel with respect to current or future products or services, or that, if such actions are brought, Imagitel will ultimately prevail. Any such claiming parties may have significantly greater resources than Imagitel to pursue litigation of such claims. Any such claims, whether with or without merit, could be time consuming, result in costly litigation, cause delays in introducing new or improved services, require Imagitel to enter into royalty or licensing agreements or cause Imagitel to discontinue use of the challenged tradename, service mark or technology at potentially significant expense to Imagitel in connection with the marketing of a new name or the development or purchase of replacement technology, any of which results could have a material adverse effect on Imagitel.

         DEPENDENCE ON KEY VENDORS AND INDEPENDENT AGENTS; INFLUENCE OF MAJORITY STOCKHOLDERS OF IMAGITEL. Imagitel's success in marketing its products and services has historically been largely dependent upon the efforts of its independent agent network which is managed by four master agents (see "Description of Imagitel, Inc. -- Existing Products"). These relationships were established by the Majority Stockholders who receive substantial commissions for having developed the current marketing program. Additionally, these same Majority Stockholders own all of the rights and title to the Bill Zapper(TM) and Travel Warrior(TM) technology and will receive various royalties based upon the future sales of these units by Imagitel. Imagitel currently has an oral contract which governs the future provision of services by the master agents for the benefit of Imagitel. The contract calls for a one-time payment for each accepted order, with a small ongoing monthly commission after the customer has been active for more than 90 days. The contract may be terminated at will by either party. Although Imagitel believes that alternative providers of independent marketing services exist, there can be no assurance that Imagitel would be able to negotiate with such providers to obtain services comparable in quality to those currently provided by the master agents or that such services may be obtained on terms favorable to Imagitel. In addition, there can be no assurance that any transfer of its marketing services to an alternative agent network will yield projected sales volume, and could result in a decreased level of service, service delays or interruptions. As a result of these and other factors, each of which are beyond the control of Imagitel, the loss of services by one or more of the master agents or the Majority Stockholders could have a material adverse effect on Imagitel's business and results of operations. Imagitel believes that its continued success will depend to a significant extent upon the efforts and abilities of these agents and Majority Stockholders and other key personnel. Imagitel does not have a contract that governs the continued services of the Majority Stockholders. Additionally, the Majority Stockholders will in the aggregate own a controlling interest in the Reorganized Parent and may be able to exert substantial influence over the affairs of the Reorganized Parent. However, Imagitel does not believe the Majority Stockholders intend to seek board seats nor executive positions within the Reorganized Parent. See "-- Risks Associated with the Reorganization and the Reorganized Parent -- Influence of the Majority Stockholders of Imagitel".

         RISKS ASSOCIATED WITH LITIGATION AND CERTAIN REGULATORY ACTIONS. In September 1997, RRV Enterprises, Inc., a Texas corporation and a subsidiary of Imagitel ("RRVE"), received communications from several state attorneys general notifying it that it was the subject of a multi-state investigation regarding its Consumer Access(TM) calling card program. This investigation involves the States of Arkansas, Florida, Idaho, Kansas, Michigan, New Jersey, North Carolina, Oregon, Pennsylvania, Rhode Island, Tennessee, and Texas. These communications were followed up with the service of formal subpoenas and civil investigative demands by certain states, and have also included questions relating to the business practices of RRVE . RRVE made a Unified Response to the states' demands on October 31, 1997 and is cooperating with the states in their investigation. However, RRVE objected to producing certain information which it might ultimately have to disclose if ordered to do so by a court. RRVE's sale of telecommunications services in these states comprises a significant portion of its revenue. In the event these states obtain a restriction on RRVE's ability to conduct business in the future or seek redress for past business practices, Imagitel's business, financial condition, and results of operations would be materially adversely affected.

         In early 1997, RRVE entered into an agreement with the Illinois Attorney General's Office that it would not market its telecommunications services through the use of a sweepstakes box program without seeking the prior approval of that office. This agreement was entered into to satisfy that state's objections to RRVE's applications for certification in the State of Illinois. RRVE was certified shortly thereafter in 1997.

         In early March 1998, RRVE was notified by the Missouri Attorney General's Office that it was to be the subject of a temporary restraining order regarding its marketing practices. The order was granted requiring RRVE to temporarily cease the use of sweepstakes marketing in Missouri. RRVE believes it has conducted its business in a lawful manner and in compliance with all applicable regulations and intends to vigorously defend itself in this matter so that it will be able to continue marketing its products and services in Missouri. However, there can be no assurances that RRVE will be allowed to continue marketing or servicing its existing customers in Missouri. Customers in Missouri do not currently constitute a substantial component of RRVE's customer base. RRVE has agreed to no longer market its products in Missouri with the use of a sweepstakes promotion, until such time as RRVE and the State of Missouri reach a settlement on this matter. In the meantime, RRVE is continuing to service and bill its existing customer base in Missouri. The State of Missouri is seeking recision of all contracts in that state in addition to substantial monetary damages. Imagitel does not believe there exists a substantial likelihood that Missouri will prevail in this action; however there can be no assurances in this regard. If Imagitel is unsuccessful in defending itself against such allegations, the damages assessed against it are likely to exceed its resources and, as a result, Imagitel will likely become insolvent, and be forced to cease its operations.

         In April 1998, the West Virginia Attorney General's Office filed suit against RRVE alleging, among other things, deceptive trade practices and sought injunctive relief barring it from marketing, providing services or billing any consumers within the State of West Virginia. RRVE entered into a voluntary agreement with the State of West Virginia that allows RRVE to continue servicing and billing its existing customer base, but requires RRVE to cease marketing its products with its existing sweepstakes program. RRVE believes it has conducted its business in a lawful manner and in compliance with all applicable regulations and intends to vigorously defend itself in this matter so that it will be able to continue marketing its products and services in West Virginia. However, there can be no assurance that RRVE will be allowed to continue marketing or servicing its existing customers in West Virginia. Customers in West Virginia do not currently constitute a substantial component of RRVE's customer base. The State of West Virginia is seeking recision of all contracts and substantial monetary damages. Imagitel does not believe there exists a substantial likelihood that West Virginia will prevail in this action, however there can be no assurances in this regard. If Imagitel is unsuccessful in defending itself against such allegations, the damages assessed against it are likely to exceed its resources and, as a result, Imagitel will likely become insolvent, and be forced to cease its operations.

         In 1997, the State of Florida conducted an investigation into the business practices of D.D.D. Calling, Inc., a subsidiary of Imagitel ("DDD"), relating to its Consumer Access(TM) program. Imagitel has advised the Attorney General's Office that it would modify its existing marketing materials pursuant to an agreement in principle reached between the parties. There has been no formal resolution of the matter and the Attorney General is seeking a restrictive cease and desist order and the payment of penalties.

         In addition to the matters described above, Imagitel's business is subject to risks of litigation, customer complaints and regulatory investigations in the ordinary course of its business. Although Imagitel believes it has conducted its business in a lawful manner and in compliance with all applicable regulations, a suit or regulatory action successfully pursued against it could have a material adverse effect upon its financial condition and business operations. Imagitel has not made reserves against any potential damages which may be assessed against it as a result of a successful regulatory action or litigation related thereto. To the extent such damages, if any, were to exceed Imagitel's available cash, Imagitel's business and financial condition would be materially adversely affected.

         REGULATORY MATTERS. Federal laws and regulations promulgated by the FCC apply to interstate calls, while state regulatory authorities have jurisdiction over telecommunications involving intrastate calls. A provider of telecommunications services must be certified by such agencies prior to providing such services in their respective jurisdictions. There may be instances in which Imagitel provided intra-state telecommunications services in a particular state prior to its certification there.

         The FCC and various state public service and utilities commissions typically impose obligations on certified carriers to file tariffs and to otherwise comply with existing laws and regulations. As a business operating in such a heavily regulated environment, Imagitel frequently receives communications from such regulatory bodies relating to consumers who are dissatisfied with the company's services and/or its marketing campaigns. Imagitel has a policy of promptly responding to such inquiries and to resolve each complaint to the customer's satisfaction. Imagitel does not require consumers to select it as its primary interexchange carrier ("PIC") for its long distance service in order to utilize Imagitel's services. This avoids the potential for "slamming" allegations by consumers (i.e., changing a person's long distance carrier without his or her knowledge). Imagitel is not aware of any formal proceedings initiated by either the FCC or any state public service and utility commission. However, there can be no assurance that such agencies will not raise material issues with regard to Imagitel's compliance with laws or regulations or that future regulations will not have a material adverse effect on Imagitel's business, financial condition, and results of operations. Moreover, while there are no existing FCC regulations specifically regarding the marketing of calling card or casual calling services, such regulations may be promulgated in the future and may accordingly have an impact on Imagitel's business practices.

         In addition to laws relating to telecommunications services, federal and state laws prohibiting false and deceptive advertising practices govern the marketing of all products and services. Such laws and regulations are enforced either by a particular agency such as the Federal Trade Commission in the case of federal law or by individual state attorneys general. Imagitel has had several ongoing regulatory investigations involving various regulatory agencies relating to its compliance with such laws, including those discussed above. See also "-- Risks Associated with Sweepstakes Marketing Operations" below.

         As with other heavily regulated carriers, Imagitel has on occasion received additional inquiries from various state regulators regarding its respective business practices. Imagitel responds to each inquiry promptly and seeks to accommodate the regulator's concern. However, there is no assurance that a regulator will not disagree with a company's business practices and seek to obtain a modification or redress.

         RISKS ASSOCIATED WITH SWEEPSTAKES MARKETING OPERATIONS. Until May 1998, Imagitel marketed its Consumer Access(TM) calling card program, which incorporates a sweepstakes prize award program, since May 1996. Federal aNd state laws prohibiting false and deceptive advertising practices govern marketing promotions that incorporate a sweepstakes program, as well as the marketing of all products and services, in addition to federal and states laws regulating lotteries and gambling. A company, such as Imagitel, conducting a sweepstakes program in which the total value of prizes awarded exceeds $5,000 is required to be registered with the States of Florida and New York and to post a bond for the total prize amount. The appropriate registrations with respect to certain sweepstakes ended June 30, 1997, in the States of New York and Florida were filed on behalf of Imagitel and the bonds have been released by the States. In connection with the current sweepstakes which was until May 1998 promoted in connection with the marketing of the Consumer Access(TM) card, Imagitel has made the appropriate filings with the States of New York aNd Florida and the sweepstakes program is currently registered in those states by Imagitel. Effective May 1, 1998, Imagitel has suspended all of its sweepstakes marketing activities, however, it intends to conduct a prize drawing in connection with a previously initiated sweepstakes marketing program. There can be no assurances that Imagitel will not in the future be subject to consumer complaints and regulatory actions related to prior sweepstakes marketing activities.

         RISKS OF CRAMMING ALLEGATIONS. Companies which operate businesses similar to that of Imagitel are frequently subject to allegations of "cramming". Cramming refers to the practice of subscribing a customer to a telecommunications services without such customer's express authorization and including charges for such services on the customer's local phone bill, which often go unnoticed. Although Imagitel conducts its business in a manner intended to avoid even unintentional "cramming" activities, there can be no assurance that it will not, nonetheless, be subject to allegations of cramming practices. Imagitel's practice is to only process written orders signed by its customers. It then submits such orders to a process that removes any incomplete, erroneous or suspicious orders before the order is sent for final processing. As an additional precaution, Imagitel then sends out a first-class letter welcoming the customer at least ten days in advance of the first billing that restates the charges and fees associated with the product to which the customer has already agreed and offers a "1-800" telephone number should the consumer wish to cancel the service. Nonetheless, Imagitel does receive complaints from customers that they were unaware of the charges. Even when presented with a written copy of their order form, some customers have still denied having signed the order form or admit they signed the order form but were unaware of what they signed because they had not read the order form. The nature of Imagitel's operations may make it susceptible in the future to unfounded allegations of the practice of billing consumers on their LEC bills without their permission. While Imagitel believes it conducts its billing practices in a manner intended to avoid any consumer complaints regarding this type of LEC billing practice, the public attention devoted to the practices of other companies may unfairly taint the customer's perception of Imagitel. There is no assurance that a regulator, LEC, billing company or other official will not disagree with Imagitel's business practices and seek to obtain a modification or redress. The costs associated with defending itself against such allegations, even if unfounded, may be significant and could result in a loss of customers, reduced revenues and other material adverse effects upon Imagitel's business and results of operations.

         During the month of April 1998, several news shows, along with newspapers, ran stories on the unscrupulous practices of "cramming." The media pressure induced by this increased coverage has prompted many LECs to reevaluate their third party billing practices. It is this reevaluation that Imagitel believes prompted Bell Atlantic to temporarily suspend billing the Consumer Access(TM) customers. There can be no assurances that Imagitel will not Be subject to negative reactions of its customers, LEC's or others to unfavorable publicity of Imagitel's industry and business, even if unrelated to Imagitel. To the extent Imagitel is subject to any such negative reactions, its business could be materially adversely affected.

         RISKS OF NEW MARKETING EFFORTS. Effective May 1998, Imagitel undertook certain actions to lessen its dependence on both LEC billing and sweepstakes marketing. Imagitel ceased all sweepstakes marketing and began attempts to replace it with non-sweepstakes marketing. It is Imagitel's belief that non-sweepstakes marketing will be less subject to investigation by the various state and federal regulators, state and federal attorney generals and the LECs. However, that belief is based upon speculation and the change may have little or no effect. As a result, Imagitel's future revenues and operations are dependent upon the success of its planned future products, the Bill Zapper(TM) and Travel Warrior(TM), and other previously planned marketing channels. In addition, Imagitel is also working to introduce credit card and direct billing for its new customers as a means to lessen its reliance on LEC billing. However, Imagitel does not currently have these systems in place and may lack the resources to implement such billing mechanisms. There can be no assurances that the new products and services and alternate means of billing and collection from customers will achieve market acceptance, and as a result, Imagitel's financial condition may be materially adversely affected.

         CHARITABLE REGISTRATION ISSUES. Imagitel has entered into a commercial co-venture agreement with ChildHelp USA. The agreement permits Imagitel to include the name, likeness, and image of ChildHelp USA and its celebrity spokespersons in exchange for a royalty fee. It is the opinion of Imagitel's legal counsel that Imagitel is not required to register as a charitable solicitor or professional fund-raiser because of the nature of the agreement. However, the State of Utah has taken the position that its charitable registration law governs such conduct and Imagitel has entered into an agreement with the State of Utah that it will not engage in any marketing campaign, which involves the use of the name, likeness, or image of a charitable organization without complying with the State's charitable registration law. There is no assurance that other states may not take a similar position in the future. There can be no assurances as to the impact future registrations or penalties for failure to register may have on Imagitel's business and results of operations.

         POTENTIAL  ADVERSE  EFFECTS OF  IMAGITEL'S  RELATIONSHIP  WITH  CERTAIN
AFFILIATES. Imagitel is aware that its relationships with the Majority Stockholders may prevent or delay certification in certain states, including the State of California. The Majority Stockholders have previously served as principals and/or controlling stockholders of other entities that were or are the subject of various state investigations. One such entity, R & R Ventures Ltd. ("R & R"), which is not directly affiliated with Imagitel, is owned by the Majority Stockholders, and is currently under investigation for deceptive marketing practices in California. Since the Majority Stockholders will own a controlling portion of the outstanding capital stock of the Reorganized Parent, Imagitel believes that its affiliation with the Majority Stockholders may delay or even prevent its ability to receive certification to provide its services in certain states. An inability of Imagitel to conduct its business in certain states where it plans to operate in the future or the cessation of services in any state where it currently provides services or products may have a material adverse effect on Imagitel's business, financial condition and results of operations. See "Dependence on Key Management and Majority Stockholders" and "--Dependence on Key Vendors and Independent Agents; Influence of Majority
Stockholders" above and "-- Risks Associated with the Reorganization and the Reorganized Parent -- Influence of Majority Stockholders of Imagitel" below. IV.

RISKS ASSOCIATED WITH THE REORGANIZATION AND THE REORGANIZED PARENT

         Notwithstanding the belief of the respective Board of Directors of Wavetech and Imagitel as to the potential benefits to their stockholders of the Reorganization, stockholders should realize that there may be certain negative consequences of the Merger. Stockholders should consider carefully certain effects of the Reorganization, including the fact that the management of the Reorganized Parent will be entirely changed from that of Wavetech or Imagitel and the combination of the businesses of Imagitel and Wavetech will require substantial dedication of management resources, which will temporarily distract attention from conducting the day-to-day business of the Reorganized Parent. There can be no assurance that the combination will be completed without disrupting Wavetech's and Imagitel's respective businesses. Should Wavetech and Imagitel not be able to combine their businesses in a timely and coordinated fashion, it could have a material adverse impact on operating results. Moreover, the ability of the Reorganized Parent to retain key management, technical, sales and marketing personnel will be critical to the Reorganized Parent's future operations. In addition, the anticipated combination of the two companies may cause uncertainties, hesitation and possible dissatisfaction among existing customers and potential customers of Wavetech or Imagitel.

         Wavetech and Imagitel estimate that they will, in the aggregate, incur direct transaction costs associated with the Reorganization in an amount as great as $1,000,000. These non-recurring transaction costs will be charged to operations as incurred. See "Unaudited Pro Forma Combined Financial Information."

         RISKS MULTIPLIED. In addition to the risks detailed elsewhere in this section, the risk identified as attendant to the Reorganization shall incorporate by reference those risks already identified above as risks associated with both the Company and Imagitel. By its very nature, those previously discussed risks will be magnified after the Effective Time as the Reorganized Parent seeks to address not only the previous risks it has inherited from both the Company and Imagitel, but also those additional risks identified in this section.

         POTENTIAL DIFFICULTY IN IMPLEMENTING MARKETING STRATEGY. Growth of Reorganized Parent's sales of its services will depend to a large degree on Reorganized Parent's ability to realize the benefits of the relationship contemplated by the Merger and the integration of Imagitel's operations with those of Wavetech. Substantial attention and a high level of coordination from the management of both Wavetech and Imagitel will be required to realize the anticipated benefits of the relationship. The diversion of the attention of Reorganized Parent's management from other aspects of Reorganized Parent's business, and any difficulties encountered in the implementation process, could have an adverse impact on the revenues and operating results of Reorganized Parent. There can be no assurance that the anticipated benefits of the Merger will be realized or that the results of operations and financial condition of Reorganized Parent following the Merger will be superior to what would have been achieved by Wavetech and Imagitel separately if the Merger had not been consummated.

         RISKS ASSOCIATED WITH INTEGRATING NEW TECHNOLOGY. The success of the Reorganized Parent will be largely dependent upon its ability to incorporate the differing products, services and technologies currently associated with the Company and Imagitel. Additionally, the suite of new products brought to the Reorganized Parent as a result of the Merger will necessitate additional software development, as well as expanding current call processing systems. The call processing systems currently employed by the Company consist of digital computer telephony technology which will require upgrades and expansion in order to respond to anticipated increases in customer use following the Merger. Although Wavetech believes the Reorganized Parent will be able to upgrade its systems as necessary, there can be no assurances in this regard. The inability of the Reorganized Parent to make necessary upgrades or the failure to make them in a timely, cost-effective manner could result in a loss of customers, increased expenses and other unanticipated events, one or more of which could have a material adverse effect upon the Reorganized Parent's business and results of operations.

         DEPENDENCE ON KEY MANAGEMENT. If the issuance of the Merger Shares is approved by the Stockholders, the Company's executive officers and members of its Board of Directors, as well as many of its key employees will be replaced with persons designated by Imagitel. Although these persons have experience in the telecommunications industry and the Company's management believes they are qualified to manage the future business and operations of the Reorganized Parent, there can be no assurance in this regard. In addition, none of such persons designated to manage and direct the Reorganized Parent are currently subject to any contractual obligation to perform such functions. There can be no assurance that the Reorganized Parent's management will be able to successfully integrate and manage the combined operations of Wavetech and Imagitel, or that it will be able to retain any of its key employees. The inability to integrate such operations or the loss of any of such key employees could significantly divert the attention of management and have a material adverse effect on the Reorganized Parent's business and results of operations.

         DILUTION. While the issuance of the Merger Shares to stockholders of Imagitel will not have the effect of increasing the loss per share of Wavetech Common Stock, it may reduce any future earnings per share, unless and until the Reorganized Parent achieves revenue growth and other business synergies sufficient to offset the effect of such issuance. There can be no assurance that any such revenue growth or other business synergies will be achieved. A reduction in future earnings per share or an increase in Wavetech's loss per share could result in a decline in the market price of Wavetech Common Stock.

         EXPANSION POLICY. The Company is committed to an expansion policy of acquiring other long distance and telecommunications companies for cash and the Reorganized Parent's common stock. The Reorganized Parent may be required to raise additional capital and continue to issue common stock to facilitate its expansion policy. There can be no assurance that funding will be available and as the Reorganized Parent issues its common stock for cash or in connection with an acquisition, existing stockholders will face dilution of their existing investment in the Company.

         INFLUENCE OF MAJORITY STOCKHOLDERS OF IMAGITEL. The two Majority Stockholders of Imagitel will receive approximately 90% of the Merger Shares representing, in the aggregate, approximately 62% of the Company's Common Stock to be outstanding immediately following the Effective Time. As a result, the Majority Stockholders will in the aggregate own a controlling interest in the Reorganized Parent and may be able to exert substantial influence over the affairs of the Reorganized Parent. In addition, Imagitel is currently seeking to enter into certain agreements with the Majority Stockholders prior to the Effective Time which will survive the Merger. Although the terms of such agreements have not been determined and there can be no assurances that any agreement will be reached, it is anticipated that they will include an obligation to pay substantial commissions to the Majority Stockholders following the Effective Time. However, Imagitel does not believe the Majority Stockholders intend to seek board seats nor executive positions within the Reorganized Parent.

                                  PROPOSAL ONE:
                  APPROVAL OF ISSUANCE OF WAVETECH COMMON STOCK
                      PURSUANT TO REORGANIZATION AGREEMENT

                     RECOMMENDATION OF THE WAVETECH BOARD OF
                      DIRECTORS AND REASONS FOR THE MERGER

GENERAL

         Both Imagitel and Wavetech currently provide long distance telecommunications services. Wavetech, through its wholly owned subsidiary Interpretel, Inc., is a switch-based provider of long distance services. To date, Wavetech has provided such services primarily through post-pay calling cards. Imagitel is a switchless carrier and reseller of long distance and enhanced telecommunications services.

BACKGROUND

         On October 6, 1997, James Gambrell, President of Imagitel, contacted Gerald Quinn, President of Wavetech, to suggest that Imagitel and Wavetech consider the possibility of a business combination. Mr. Gambrell made the same suggestion to the chairman of a third company by telephone the following week to discuss the possibility of a three-way business combination. This third party ultimately decided not to participate in any proposed combination. The conversations were very general in nature and did not include any proposals with respect to a specific price (or range of prices) or structure for any such transaction. A number of months earlier, Mr. Gambrell had suggested to Mr. Quinn the possibility of an unspecified strategic transaction involving the two companies.

         On October 23, 1997, representatives of Imagitel met in Dallas, Texas to continue their discussions of a possible combination. Each management group presented in general terms its respective business strategies. The discussion also included the strategic advantages of the combination of the two companies. In particular, the potential for the combination to enhance the access to capital markets of the two companies to finance anticipated growth as well as certain operational efficiencies resulting from the use of a common network call processing platform and other efficiencies was discussed. As a result of these discussions, certain members of the management of Wavetech and Imagitel agreed to commit to a process by which the companies would complete reciprocal due diligence and negotiate the terms of a definitive merger agreement. It was further agreed that upon satisfactory negotiation of all necessary agreements, Wavetech and Imagitel would establish the price/exchange ratio for such merger which would provide a premium over the then current market price of Wavetech Common Stock. Representatives of Imagitel and Wavetech met several times to discuss the specific terms on which a transaction would take place. Specifically, the Conversion Ratio was determined by reference to the price at which Wavetech Common Stock had historically traded as well as the relative contributions by Wavetech and Imagitel to the revenues of the Reorganized Parent. On January 5, the Board of Directors of Wavetech approved the proposed terms of the Reorganization Agreement and the execution of the Reorganization Agreement. On January 5, 1998, Imagitel and Wavetech executed the Reorganization Agreement.

         In May 1998, Imagitel's revenues decreased dramatically as a result of the unanticipated suspension of billing services by certain LECs as well as the termination of its sweepstakes marketing activities. In light of this material change, representatives of Wavetech and Imagitel met several times during the first two weeks of June 1998 to negotiate certain amendments to the Reorganization Agreement, including a changed Conversion Ratio. On June 15, 1998, Imagitel and Wavetech amended the Reorganization Agreement to provide for a fixed Conversion Ratio of 32.99 shares of Wavetech Common Stock for each share of Imagitel Common Stock.

RECOMMENDATION OF WAVETECH BOARD OF DIRECTORS

         THE WAVETECH BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED REORGANIZATION AND BELIEVES THE REORGANIZATION IS IN THE BEST INTERESTS OF WAVETECH AND ITS STOCKHOLDERS. ACCORDINGLY, THE WAVETECH BOARD UNANIMOUSLY RECOMMENDS THAT WAVETECH STOCKHOLDERS VOTE FOR APPROVAL OF THE ISSUANCE OF UP TO 7,922,861 SHARES OF WAVETECH COMMON STOCK PURSUANT TO THE REORGANIZATION AGREEMENT.

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

         In reaching their decision, the Board of Directors of Wavetech considered, with the assistance of management and financial advisors, the following factors:

         (i) the strategic fit between Wavetech and Imagitel and the complementary nature of their respective businesses;

         (ii)   anticipated operating synergies and cost savings;

         (iii)  the skills  and  experiences  of  Imagitel  personnel  and their
                ability  to  further   strengthen   Wavetech's   management  and
                telecommunications operations;

         (iv) the financial, marketing and operational resources of the combined companies and the opportunity for expanded service offerings in existing markets and growth in new markets; and

         (v) the opinion of Kaufman Bros., L.P. that as of the date thereof the Conversion Ratio was fair, from a financial point of view, to Wavetech and its Stockholders.

         Certain of these factors are discussed more in depth below.

         HISTORICAL REVENUES AND EXISTING CUSTOMER BASE. Imagitel had revenues of $6 million in 1996 and revenues of $42 million and approximately $3 million in net profit in 1997. Imagitel's customer base consisted of approximately 500,000 individual cardholders as of June 15, 1998, each of whom pays an average of $4.50 a month for the calling card services. Wavetech concluded that Imagitel's cardholder retention, based on a thorough analysis of the cardholder base, is higher than the 1+ long distance companies. This is due to a well-developed consumer benefit program which offers each cardholder considerable discounts on a multitude of non-telecommunications services and products each month. The Board felt strongly that once combined with Wavetech, Imagitel could bring considerable value to the Stockholders and the prospect of continuing growth in both revenues and earnings. Additionally, Imagitel's customer base would provide a significant potential market for Wavetech's enhanced calling card services.

         EXISTING INFRASTRUCTURE OF MARKETING RESOURCES. Wavetech through its Interpretel, Inc. subsidiary has significant technical capability and owns its own intelligent call processing platforms or switches along with proprietary billing and customer record systems. It does not, however, possess any significant marketing or promotional capability. Nor does Wavetech presently have the financial and personnel resources to market and promote its services appropriately in the marketplace. The Company has been unsuccessful in its marketing efforts resulting in losses to date. Imagitel, on the other hand, which has no platforms, switches or enhanced calling card services, has significant experience in marketing and promoting telecommunications services. Wavetech's Board of Directors was particularly attracted to Imagitel's developed marketing infrastructure, which includes customer service facilities and its own call center. Combining these marketing resources with the Wavetech switches, customer billing and record keeping systems as well as Wavetech's credit card billing capability, are expected to be quickly integrated, although there can be no assurances in this regard.

         COMPLEMENTARY BUSINESS. One of the most appealing factors to the Wavetech Board in approving the Reorganization was the fact that Imagitel is in the same business as Wavetech -- the post-paid calling card business. Although the Wavetech products, which are developed and offered to consumers through its Interpretel, Inc. subsidiary, are more sophisticated and technically more advanced than those of Imagitel, the consumer benefit programs designed by Imagitel to attract and retain customers have been successful in that regard to date. As a benefit of having a Consumer Access(TM) calling card from Imagitel's RRVE subsidiary, cardholders are offered a host of other consumer benefits besides long distance telephone services. Cardholders are entitled to discounts on a variety of non-telecommunications services and products.

         COST SAVINGS. In addition to the synergies mentioned above, the Reorganization has the potential to result in certain operational cost savings. The operations will be located at the Imagitel facility in Houston, Texas, thus allowing the Tucson operation of Wavetech to be shut down. By using the Wavetech call processing platforms to carry the Imagitel long distance telephone traffic, the immediate need for Imagitel to acquire its own equipment would be eliminated. In addition, Imagitel will not be required to develop its own new enhanced calling card products, but rather can simply incorporate those of Wavetech which already exist. Wavetech will not be required to build an independent marketing infrastructure since Imagitel currently possesses such resources. Wavetech's Board believes that these anticipated cost savings will permit the Reorganized Parent to devote additional capital to its growth strategy, such as acquisitions and expansion of its operations into new telecommunications markets.

         In evaluating the proposed number of shares of Wavetech Common Stock to be issued in connection with the Merger, the Wavetech Board of Directors considered: (i) the proposed terms, timing and structure of the Reorganization Agreement, (ii) the capital structure of Imagitel and its subsidiaries, (iii) information received concerning the financial performance, condition, and business operations of Imagitel; and (iv) the opinion of Kaufman Bros., Inc. described under "Opinion of Kaufman Bros., Inc.", including the various matters considered by Kaufman Bros., Inc. in reaching its conclusion. RISKS ASSOCIATED WITH THE MERGER

         The Board also considered a number of risks associated with the Merger, including: (i) the potential decline in Imagitel's revenues, (ii) the negative implications of sweepstakes marketing, (iii) the disruption or suspension of established billing procedures, (iv) the uncertainty of new product development,
(v) the increased risks of litigation, (vi) dilution to existing shareholders, and (vii) Imagitel's dependence on its distribution network.

         UNCERTAINTY OF FUTURE IMAGITEL REVENUES. One of the primary benefits Wavetech anticipated to result from the Reorganization is an increase in revenues. However, Imagitel's ability to sustain its existing revenues is subject to a substantial degree of uncertainty. This risk was demonstrated by the substantial decline in revenues experienced as a result of the suspension by certain LECs to provide billing services in May 1998, as well as Imagitel's decision to suspend its sweepstakes marketing activities effective May 1, 1998 in part, due to significant adverse publicity associated with such activities in general. Although most of the LEC billing activities have since resumed,
Imagitel will need to introduce alternative marketing practices in order to replace revenues generated through its sweepstakes marketing activities. Imagitel does not have experience with such marketing activities and, as a result, there can be no assurances that Imagitel's future revenues will be comparable to its historical performance. In addition, Imagitel's business is substantially dependent upon LECs to bill its customers. There can be no assurances that one or more LECs will not in the future cease to perform billing services on behalf of Imagitel. See "Risk Factors--Risks Associated with LEC Billing."

         NEGATIVE IMPLICATIONS OF SWEEPSTAKES MARKETING. Sweepstakes marketing involves the solicitation and enrollment of new cardholders in calling card services through the use of prizes awarded as part of a regular draw. Sweepstakes marketing has come under considerable criticism over the past few years because of the fraudulent activities of a number of unscrupulous operators, particularly in the publishing business. State authorities have begun investigating organizations involved in sweepstakes marketing to identify potentially fraudulent activities. Imagitel has not been immune from these state investigations. Imagitel's prior sweepstakes marketing practices have been questioned in many states. Imagitel believes that to date, it has not been found to engage in deceptive practices and has practiced full disclosure with potential cardholders. Imagitel has ceased its sweepstakes marketing program and has commenced introduction of alternative marketing methods. However, the Reorganized Parent could, in the future, be subject to consumer complaints or regulatory actions related to Imagitel's prior marketing practices.

         UNCERTAINTY OF NEW PRODUCT DEVELOPMENT. Much of the anticipated growth in Imagitel revenues is expected to result from new products currently planned for introduction, such as the products being launched by the Imagitel subsidiary, ZAPCOM International, Inc. ("ZAPCOM"). ZAPCOM products include the "Bill Zapper(TM)" which is a telecommunications routing device for use in the home or office, and the "Travel Warrior(TM)" which is a telecommunications routing device for use while traveling. The Majority Stockholders, who own these products, have filed applications for patents protection of these products. These products will offer consumers an opportunity to enjoy discounted long distance telephone calls. Both products simply plug into the telephone jack on a wall and then are connected to the telephone. Both units can be programmed to allow access to different long distance services . The units are about the size of a computer mouse, are completely line-driven (no separate electrical power is required) and have been in testing for several months. Neither of these devices require that subscribers change their existing carriers. It is anticipated that these products will be available for distribution in the summer of 1998. While the Board of Wavetech was concerned that these new products may not work, the results of testing indicate that they are functionally viable products that can be offered at a competitive price. Patent infringement was another concern of the Board but Wavetech management does not believe that these products will infringe the proprietary rights of any third party based upon its knowledge of other similar products currently available.

         INCREASED RISK OF LITIGATION. The Wavetech Board was concerned about litigation pertaining to the sweepstakes marketing practices of the Imagitel subsidiary, RRVE. Litigation challenges have focused on sweepstakes marketing and practices indirectly related to sweepstakes marketing and related promotions. None of the litigation challenges have been successful and to date, RRVE believes it meets all applicable customer service standards and practices required by state and federal laws and licensing boards. See "Risk Factors -- Risks Associated with Sweepstakes Marketing Operations."

         DILUTION OF THE SHARES OF WAVETECH STOCKHOLDERS. The Wavetech Board was concerned about the potential dilution to its Stockholders' as a result of the Merger. The present Wavetech Stockholders would own approximately 30% of the Reorganized Parent, while the Imagitel stockholders would own approximately 70%. Imagitel's Majority Stockholders would end up controlling approximately 60% of the Reorganized Parent. It was important for the Board of Wavetech to ensure that the present Wavetech Stockholders received a fair consideration as a result of the Merger. The Wavetech Board determined that the dilution to its shareholders was fair if there were sufficient revenues from Imagitel to support a reasonable per share value thus justifying the respective share ownership percentages of the two companies post-Merger. It was determined, with the help of Kaufman through a fairness opinion, that the Stockholders of Wavetech would receive a fair deal financially in the Merger of the two companies.

         REDUCTION OF CONTROL BLOCK AND PUBLIC FLOAT. Subsequent to completion of the one-for-six Reverse Split and the Merger, the Board of Wavetech felt it would be in the best interests of their stockholders for the Majority Stockholders in Imagitel to reduce their aggregate holdings by up to 30% in order to broaden the stockholder base of the Reorganized Parent and increase the public float. This was a concern to the Wavetech Board and consequently the Majority Stockholders have agreed to sell some of the Merger Shares which they will receive through a private placement of their common stock following the Reorganized Parent, however, potential purchasers for such shares have not yet been identified and none of the terms of such sale have been determined. See "The Merger -- Resale of Wavetech Common Stock to be Issued in the Merger".

         DEPENDENCE ON DISTRIBUTION NETWORK. An issue of concern to the Wavetech Board was the potential for losing the product distribution networks of Imagitel post-Merger if one of the Majority Stockholders of Imagitel decided not to be involved in the marketing activities of the Reorganized Parent. Although such Majority Stockholder is not currently subject to any contractual obligation to continue providing such services, Imagitel has endeavored to use its best efforts to secure his services after the Effective Time. However, there can be no assurances in this regard. See "Risk Factors -- Risks Associated with Imagitel -- Dependence on Key Vendors and Independent Agents; Influence of Majority Stockholders of Imagitel".

         The foregoing discussion of information and factors considered by the Wavetech Board is not intended to be exclusive but is intended to highlight the material factors considered. In view of the large number of factors considered, the Wavetech Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered. Individual directors may have nonetheless attributed different weights to various factors.

OPINION OF KAUFMAN BROS., L.P.

         Wavetech has engaged Kaufman to render its opinions with respect to the fairness, from a financial point of view, to the Stockholders of Wavetech of the Conversion Rate.

         On April 1, 1998, Kaufman delivered its opinion, dated as of April 1, 1998, to the Board of Directors of Wavetech, which opinion contained the financial and comparative analyses described below. On June 15, 1998, Kaufman reissued an amended opinion which considered certain changes to the terms and conditions upon which the Reorganization would occur as agreed to by the parties pursuant to Addendum No. 1 to the Reorganization Agreement.

         THE FULL TEXT OF THE  AMENDED  KAUFMAN  OPINION IS  ATTACHED  HERETO AS
EXHIBIT II. WAVETECH STOCKHOLDERS ARE URGED TO READ THE KAUFMAN OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED, PROCEDURES FOLLOWED AND THE LIMITS OF KAUFMAN'S REVIEW. THE SUMMARY OF THE KAUFMAN OPINION TO BE SET FORTH IN THIS PROXY STATEMENT SHALL BE QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION TO BE INCORPORATED HEREIN BY REFERENCE.

         The Kaufman opinion was prepared for the use and benefit of the Wavetech Board of Directors in connection with its consideration of the Merger. The Kaufman opinion is directed solely to the fairness of the Conversion Ratio from a financial point of view and does not constitute a recommendation to any Stockholder of Wavetech as to how such Stockholder should vote at the Wavetech Annual Meeting, nor does it constitute an opinion as to the price at which the Common Stock of the Reorganized Parent will actually trade at any time. Kaufman was not requested to opine as to, and its opinions do not address, Wavetech's underlying business decision to proceed with or effect the Merger. Kaufman was not requested to and did not make any recommendation to the Wavetech Board of Directors as to the form and amount of the consideration to be received by the Wavetech Stockholders as a result of the Merger, which was determined through arm's length negotiations between the parties. No limitations were imposed by Wavetech on the scope of Kaufman's investigation or the procedures to be followed by Kaufman in rendering its opinion.

         In arriving at its opinion, Kaufman assumed and relied upon the accuracy and completeness of the financial and other information used by Kaufman without assuming any responsibility for independent verification of such information and further relied upon the assurances of the managements of the Company and Imagitel that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Imagitel, upon the advice of Imagitel, Kaufman assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of Imagitel as to the future financial performance of Imagitel and that Imagitel will perform substantially in accordance with such projections. Under the advice of Wavetech and its legal and accounting advisors, Kaufman assumed that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and therefore, as a tax-free transaction to the Stockholders of Wavetech. The Kaufman opinion was necessarily based upon market, economic and other conditions as they existed and to the extent they could be evaluated as of the date of the Kaufman opinion. It should be understood that, although subsequent developments may have affected its opinion, Kaufman is not obligated to update, review or reaffirm its opinion.

         In rendering its opinion, Kaufman reviewed and analyzed (i) the Reorganization Agreement; (ii) the Form 10-KSB dated August 31, 1997, the Form 10-QSB dated February 28, 1998, the Form 10-QSB dated November 30, 1997 and the Form 10-KSB dated August 31, 1996 and the Addendum thereto for the Company;
(iii) the draft Proxy Statement prepared in connection with the 1998 Annual Meeting of the Company's Stockholders (the "Draft Proxy Statement") and the audited 1997 and 1996 financial statements for Imagitel and the pro forma combined financial data for the Company and Imagitel contained herein and such other information concerning the Company and Imagitel as Kaufman believed to be relevant to its analysis; (iv) financial and operating information with respect to the business, operations and prospects of the Company and Imagitel, furnished to Kaufman by the Company and Imagitel respectively; (v) trading histories of the Company's Common Stock and a comparison of those trading histories with those of other companies that Kaufman deemed relevant; and (vi) a comparison of the historical financial results and present financial condition of the Company and Imagitel with those of other companies that Kaufman deemed relevant. In arriving at its opinions, Kaufman did not conduct a physical inspection of the properties and facilities of the Company and only conducted a physical inspection of the Houston facility of Imagitel. Kaufman did not make or obtain any evaluations or appraisals of the assets or liabilities of the Company or Imagitel. In addition, Kaufman had discussions with the managements of the Company and Imagitel concerning their respective businesses, operations, assets, financial conditions, prospects and potential strategic benefits from a combination of the businesses of the Company and Imagitel, and undertook such other studies, analyses and investigations as Kaufman deemed appropriate.

         The following is a summary of the material analysis performed by Kaufman in connection with providing its opinion:

         DISCOUNTED CASH FLOW ANALYSIS. Kaufman performed a discounted cash flow analysis based on certain limited financial information for Imagitel for 1998 provided by Imagitel's management. Kaufman extended this projection forward by making certain assumptions to derive a projected stream of after-tax cash flows through the year 2000.

         Kaufman discounted to present value the projected stream of after-tax cash flows and the terminal year value (the "Terminal Value") of the business. The Terminal Value for the discounted cash flow analysis of the projections was based upon a range of 1 to 1.5 times projected revenue for fiscal year 2000. Kaufman used discount rates ranging from 40 to 60 percent, which were chosen based on factors such as the current level of inflation and interest rates, the inherent business risk of Imagitel and the telecommunications services industry as a whole, and the cost of capital to Imagitel. These assumptions produced present values ranging from approximately $22 million to $45 million.

         COMPARABLE COMPANY ANALYSIS. The comparable publicly traded company analysis involves the review of companies deemed comparable to Wavetech. For the Company, Kaufman compared the historical financial and stock market performances of certain publicly traded companies that it considered relevant with the historical financial and stock market performance of the Company, based upon information provided to Kaufman by the management of the Company and information that was publicly available. The companies that Kaufman included as comparable telecommunications companies were Premiere Technologies, Inc., SmarTalk TeleServices, Inc., DigiTEC 2000, Inc., Executive TeleCard, Ltd., Global Telecommunications Solutions, Inc., and DCI Telecommunications, Inc. (the "Comparable Companies"). Kaufman also compared the historical financial performance of the Comparable Companies to the historical financial performance of Imagitel.

         Based upon publicly available information, Kaufman compared the price performance of the Company's Common Stock from May 29, 1997 to June 15, 1998 to that of an index comprising the Comparable Companies with meaningful trading data. Using May 29, 1997 as the base of 100 percent, on March 30, 1998, the price of the Company's Common Stock was 161.5 percent of the base value, compared to 55.5 percent for the Comparable Companies. Because of the inherent differences between the business, operations and prospects of the Company and the businesses, operations, and prospects of the Comparable Companies, Kaufman believes that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analyses, but rather also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of the Company and the Comparable Companies that would affect the public trading values of each.

         QUALITATIVE FACTORS. In performing its analysis, Kaufman has taken into account a number of significant qualitative factors relating to the Company. Among these factors is the difficulty experienced by the Company with regard to financing its current growth plans and business opportunities, a low average volume of trading in the Company's stock, and the Company's small base of historical revenues.

         The summary of the Kaufman analysis set forth above does not purport to be a complete description of the analysis performed by Kaufman, but describes in summary form the principal elements of the opinion delivered to the Wavetech Board of Directors. Kaufman has performed a variety of financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the applications of those methods to the particular circumstances and therefore such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Kaufman did not attribute particular weights to any analysis or factor but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Kaufman's analyses must be considered as a whole and considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Kaufman made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which were beyond the control of the Company and Imagitel. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or reflect the prices at which businesses actually may be sold.

         CERTAIN ASSUMPTIONS REGARDING LEGAL AND REGULATORY MATTERS. In conducting its analysis, Kaufman assumed no material adverse impact on the business or finances of Imagitel from any current or prospective litigation, prosecution or regulatory action brought by any party, including but not limited to any state attorney general, any litigant in any state or federal court, any state public service commission, the Federal Communications Commission, the Federal Trade Commission, the Securities and Exchange Commission or any other regulatory or governmental agency, whether state or federal. Any such material adverse impact could potentially change the results of Kaufman's analysis and the conclusions set forth in its opinion. In conducting its analysis, Kaufman assumed no material adverse impact on the business or finances of Imagitel from any liability in relation to any statutory, regulatory, licensing or other similar requirement, which may attach to any officer, director, principal, or stockholder of Imagitel as a result of past actions on the part of such officer, director, principal, or stockholder. Any such material adverse impact could potentially change the results of Kaufman's analysis and the conclusion set forth herein.

         Kaufman has not made any independent investigation into the backgrounds of any officers, directors, principals or stockholders of Imagitel. Kaufman has not searched the dockets of any state attorney general, any state or federal court, any public service commission, the Federal Communications Commission, the Federal Trade Commission, the Securities and Exchange Commission or any other regulatory or governmental agency, whether state or federal, in connection with any complaints, actions or claims that may have been or may in the future be brought against Imagitel or any of its officers, directors, principals or stockholders. Kaufman has made no independent determination or analysis with regard to whether any of Imagitel's current or prospective business practices (including but not limited to marketing and billing practices) comply with

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existing  state and  federal  laws and  regulations,  nor has  Kaufman  made any independent determination or analysis as to the likelihood that any such practices may be challenged by any regulatory agency, governmental agency or any private litigant.

         Kaufman is a private investment banking and advisory firm. Kaufman, as part of its financial advisory business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, underwritings, sales and distributions of securities, private placements and valuations for corporate and other purposes. The services of Kaufman were secured solely for the purpose of preparing an independent fairness opinion for the Board of Directors of Wavetech.

         Pursuant to the terms of its engagement letters, Wavetech agreed to pay Kaufman a fee of $90,000 as consideration for furnishing its opinions, of which $80,000 has been already paid, and the remainder of which was payable upon delivery by Kaufman of its opinion. In addition, Wavetech has agreed to reimburse Kaufman for its reasonable out-of-pocket expenses in an amount not to exceed $10,000 in the aggregate. Wavetech has further agreed to indemnify Kaufman from and against certain liabilities that may arise out of its engagement by Wavetech and the rendering of its opinion.

DESCRIPTION  OF IMAGITEL, INC.

         HISTORY AND OVERVIEW. Imagitel is a holding company formed in December 1997 to consolidate two operating companies which had the same ownership, management and Board of Directors. These two operating companies are now wholly owned subsidiaries of Imagitel. RRVE is the primary operating company. RRVE was formed in January 1996 and has generated all of the revenues of Imagitel to date. RRVE is a switchless reseller of long distance and enhanced telecommunications services certified to conduct business in more than 40 states. DDD is a development stage corporation organized under Texas laws in January 1996. DDD is also a switchless reseller of long distance and enhanced telecommunications services, and is certified to conduct business in more than 40 states. However, it has no revenues at this time. Zapcom is a newly formed subsidiary of Imagitel. It is a development stage company that is engaged in marketing services for the various Imagitel companies. Comac Interim, Inc., a Delaware corporation, is a subsidiary of Imagitel recently formed for the purpose of acquiring another small telecommunications marketing company. See "--Acquisition of AcCOModations Services, Inc." below. In states where Imagitel is not yet certified, Imagitel has licensed its program to other carriers and will receive royalties and management fees in an amount equal to a portion of their sales. In an effort to build market share, Imagitel has determined that strategic alliances with existing organizations that have complementary assets and skills also offer the potential for distribution partnering relationships.

         EXISTING PRODUCTS. Imagitel, through its principal operating subsidiary RRVE, currently offers the Consumer Access(TM) benefits calling card. Although there are numerous calling cards currently on the market, Imagitel believes that its Consumer Access(TM) card offers customers a unique combination of value and convenience. Consumer Access(TM) service is not canceled when the customer changes long distance carriers. The only way that Consumer Access(TM) loses a customer is if that customer calls or writes to express a desire to cancel. The calling card offers long distance calling services at only $0.25 per minute to any location in the United States. Imagitel believes this is one of the lowest calling rates currently offered in the United States, although Imagitel's strategy is based on the best value, not lowest price. In combination with this rate, an active member of the Consumer Access(TM) program also receives access to a host of benefits. These benefits include a discount dining program (which gives users a 20% rebate at thousands of restaurants), discounts at golf courses and hotels, a travel saving program, prepaid legal expenses and many others.

         Many of Imagitel's customers also enjoy a marketing alliance with ChildHelp USA(R). ChildHelp USA(R) is a nonprofit entity that raises money to fund a national child abuse hotline, residential treatment centers and outreach programs on a nationwide basis to help end child abuse. ChildHelp is backed by many celebrity spokespersons and earns a royalty on every long distance dollar billed to a Consumer Access(TM) user.

         The Consumer Access(TM) program commenced in May 1996 and as of June 15, 1998 had over 500,000 active customers in over 40 states. The calling card program is marketed through a nationwide independent agent network. Imagitel through its primary operating subsidiary, RRVE, has grown from its first month's billings of $160,000 in June 1996 to $4.2 million in January 1998. But see "Risks Factors -- Risks Associated with LEC Billing."

         NEW PRODUCT LINES. Imagitel's second product is the Bill Zapper(TM). The Bill Zapper(TM) is planned for introduction to the non-PIC long distance market and is intended to capitalize upon the recent growth in the

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telecommunications industry of "dial-around" services, which offer low cost long distance services by dialing an access code as opposed to subscribing to a single provider of "1+" long distance service. The Bill Zapper(TM) is an intelligent autodialer unit which utilizes a user's customized profile to access the service provider each time the customer makes a telephone call. The Bill Zapper (TM) unit is also capable of delivering calls through a calling card platform or a local access number system. Imagitel believes this flexibility will allow it to incorporate Internet telephony as it becomes available. Imagitel currently has a patent pending for the Bill Zapper(TM).

         Imagitel intends to offer the Bill Zapper(TM) through its subsidiary DDD, which will license the product from the Majority Stockholders, and plans to distribute the product throughout the United States through another Imagitel subsidiary, Zapcom. One thousand units of the Bill Zapper(TM) were manufactured for use in a nationwide test in March 1997. Based upon the results of that test, Imagitel made a number of improvements to the product, and is currently undergoing final testing of the revised version. The first shipments are expected to be available in the third quarter of 1998.

         The third major product innovation currently being developed by Imagitel is the Travel Warrior(TM) product. This is a product intended to be marketed to the business traveler. The Travel Warrior(TM) unit is intended to plug directly into a hotel room phone unit. A customer merely dials the phone in the normal manner and the Travel Warrior(TM) unit reads the dialed number, identifies it as a long distance number, captures the number and dials out to Imagitel's toll-free number. It then dials the user's personal identification number (PIN) code automatically and redials the desired long distance number automatically, thereby accessing the calling rates offered by Imagitel. An added feature of the Travel Warrior(TM) unit is the speed dial feature that will allow the user to completely autodial the entire series of numbers for their home, office, voice mail or other favorite location. Imagitel intends to begin test marketing the Travel Warrior(TM) initially through targeted direct mail and in-flight magazines and eventually through its direct sales force. The Travel Warrior(TM) unit prototype is currently being tested however, Imagitel has not yet made plans for the official launch of this product.

         DDD also intends to offer the ZapCard(TM) calling card to Imagitel customers. Modeled after the Consumer Access(TM) calling card, the ZapCard(TM) calling card product will pay commissions to a direct sales force.

         ACQUISITION OF ACCOMMODATIONS SERVICES, INC. Imagitel currently has an option to acquire AcCOMmodations Services, Inc., a closely held Delaware corporation ("ASI"), for approximately 4,000 shares of Imagitel Common Stock. ASI is a telecommunications marketing company that serves the hospitality industry and is currently not profitable. At the present time, there is no definitive acquisition agreement between ASI and Imagitel; however, Imagitel anticipates consummating this acquisition prior to the Effective Time. This transaction is not expected to have a material impact on the consolidated operations or cash flow of Imagitel or Reorganized Parent.

         BUSINESS STRATEGY. Imagitel's business strategy consists of an eight point philosophy:

         1) IMAGITEL USES MASS MARKETING TECHNIQUES TO MARKET AND PROMOTE ITS PRODUCTS AND SERVICES. This allows Imagitel to rapidly deploy its products and services and obtain larger numbers of customers in a relatively short period of time. Imagitel believes that use of its mass marketing techniques has facilitated its ability to acquire approximately 500,000 customers since its inception.

         2) IMAGITEL SEEKS TO INCREASE ITS BASE OF CUSTOMERS AT A RELATIVELY LOW COST BY UTILIZING INNOVATIVE MARKETING PRACTICES THAT ALLOW FOR INEXPENSIVE CUSTOMER ACQUISITION. The telecommunications industry generally experiences a high degree of customer turnovers as subscribers frequently change providers in response to promotions or other incentives. Imagitel believes that many of its competitors often spend significant amount of resources in order to acquire an at-will customer and may ultimately be unable to offset such costs with any potential revenues to be realized as a result of such customer's business due to high rates of customer turnover and the uncertainty of initially acquiring such customer. In order to offset these risks, Imagitel seeks to utilize relatively cost-effective marketing programs designed to attract customers in part due to their uniqueness. For example, Imagitel believes that its use of point of sale displays for marketing services have resulted in inexpensive customer acquisitions.

         3) IMAGITEL SEEKS TO LIMIT THE COST OF "COMPETITIVE WINBACK" PROGRAMS BY COMPETITORS BY SHARING THE CUSTOMER WITH THE
                COMPETITION.   Most  long  distance   providers  have  developed

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

                marketing programs that revolve around the notification they receive when an existing customer leaves their existing service provider. This is referred to as a competitive winback. Because Imagitel does not provide "1+" services, notification to the customer's PIC is unnecessary since the Imagitel service functions concurrently with a customer's existing service, thereby reducing the risk that new customers will quickly discontinue Imagitel's services solely as a result of such winback programs.

         4) IMAGITEL SEEKS TO REDUCE CUSTOMER TURNOVER BY OFFERING ITS SERVICES IN CONJUNCTION WITH, AND NOT AS AN ALTERNATIVE TO, A CUSTOMER'S EXISTING PRIMARY LONG DISTANCE SERVICE PROVIDER. Similar to its philosophy of reducing the impact of competitive winback programs, Imagitel believes that its ability to offer services which complement rather than compete with services offered by a customer's primary long distance service provider has reduced the level of customer turnover which it has experienced to date.

         5) IMAGITEL SEEKS TO OFFER A DIFFERENTIATED SUITE OF PRODUCTS TO DISTINGUISH ITSELF FROM ITS competitors. Because many of its competitors are larger and have greater resources, Imagitel cannot afford to use cost as a differentiator in the telecommunications marketplace. By differentiating its products, Imagitel believes it can increase the perceived value of its product or service offering and charge a competitive premium to the consumer.

         6) IMAGITEL SEEKS TO PROMOTE ENTANGLEMENT. Imagitel believes that consumers today need to have a reason to keep using a product or service provider (i.e., "entanglement"). Loyalty programs, mileage, rebates and affinity programs are all examples of entanglement. Imagitel consistently seeks new and innovative ways to encourage its customers to remain loyal.

         7) IMAGITEL WORKS HARD TO DECREASE THE PERCENTAGE OF ITS CUSTOMERS WHO PRESENT A CREDIT RISK. Imagitel uses prepaid, LEC billing, credit card and bank draft billing and relationship marketing as a means of keeping the customer's account current. Imagitel believes that the risk of uncollectible accounts is reduced by using LEC billing as compared to other common forms of billing and it has relied upon LEC billing for all of its billing activities to date.

         8) IMAGITEL SEEKS TO MAXIMIZE ITS PROFIT PER CUSTOMER, NOT JUST MARGIN PER CUSTOMER. Rather than focus solely on making a certain percentage of profit on each customer's monthly billing, Imagitel focuses on realizing a predetermined minimum amount of actual profit per customer. Imagitel seeks to create programs to sell its products and services that attract customers and that prove to be profitable to Imagitel based upon the amount of resources Imagitel must devote in order to attract, maintain and service that customer.

         Typically, before undertaking a new marketing venture or product offering, Imagitel will start its evaluation of the prospects for success using its eight point business strategy. To date, Imagitel believes that implementation of its eight point philosophy has achieved favorable results as demonstrated by its ability to achieve profitable operations and establish a customer base of approximately 500,000 customers as of June 15, 1998 since its inception. However, there can be no assurances that reliance on this eight point strategy will be sufficient to insure Imagitel's success in the future.


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

                         BUSINESS OF REORGANIZED PARENT

         THE FOLLOWING DISCUSSION OF THE PRINCIPAL BENEFITS AND RISKS ANTICIPATED TO RESULT FROM THE MERGER INCLUDES CERTAIN FORWARD-LOOKING STATEMENTS. WHEN USED IN THE FOLLOWING DISCUSSION AND ELSEWHERE IN THIS PROXY STATEMENT, THE WORDS "ESTIMATE," "ANTICIPATE," "INTEND," "EXPECT" AND SIMILAR TERMS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS THAT RELATE TO THE FUTURE PERFORMANCE OF WAVETECH, IMAGITEL AND THE REORGANIZED PARENT AND ITS SUBSIDIARIES. SUCH STATEMENTS ARE SUBJECT TO SUBSTANTIAL UNCERTAINTY AS THEY REPRESENT THE BELIEFS OF THE COMPANY AND IMAGITEL, AND SHOULD NOT BE TAKEN AS FACT. READERS ARE STRONGLY CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY OF THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROXY STATEMENT. OVERVIEW

         The primary purpose of the Merger is to enable the Reorganized Parent to become a leader in marketing telephony-based products and services for specifically targeted demographic markets, both domestically and internationally. The perceived synergies and anticipated efficiencies to be realized by combining the technology and expertise of Wavetech in creating customized enhanced calling card services with the demonstrated promotional skills of Imagitel is a primary benefit sought to be realized as a result of the Merger. Reorganized Parent will continue Wavetech's existing line of business and supplement it with the marketing expertise, products and services of Imagitel. The Company believes that Wavetech's underlying technology and business model is sound and, with some adjustment, should serve its Stockholders well. The anticipated benefits of the Merger to Stockholders include a broader customer base with opportunities to cross-sell Wavetech products, additional assets, improved financial position, better access to capital and greater growth potential. Existing products, new product development, services, technology, distribution channels, facilities, industry contacts and personnel of Wavetech and Imagitel will be integrated in order to maximize the respective strengths of each organization. Although the Company believes that the Merger is in the best interests of the Company and its Stockholders, there can be no assurance that all or any of the anticipated benefits of the Merger will be realized when and as contemplated, if at all.

         The Company and Imagitel believe that the ability of the Reorganized Parent and its subsidiaries to produce and incorporate technological innovations should be enhanced by the technology expertise that Wavetech may contribute to the Reorganized Parent, as well as its key contacts in the technology side of the telecommunications field. The Company and Imagitel believe that technology will be a significant factor in keeping Reorganized Parent's operating costs low, such as the use of direct billing through the Internet, credit card authorization programs, e-mail delivery of customer invoices and bills, and on-line technical support and customer service. Automated systems, such as Interactive Voice Response ("IVR") systems, could also help keep costs down and service levels high.

         The Reorganized Parent must develop additional marketing and distribution channels in addition to creating new product and service offerings in order to become successful. The telecommunications industry is extremely competitive and is subject to rapid and often unanticipated change. A single event can dramatically shift the competitive landscape and, as a result, the Reorganized Parent could be required to redirect its focus on short notice in order to remain competitive. Although Wavetech already maintains telecommunications switches and infrastructure, established vendor and customer relationships and a distributor network, to date it has not been able to launch successful and profitable marketing campaigns and has failed to build a significant base of customers. The Company believes that Imagitel's marketing resources will help to ameliorate Wavetech's historical marketing difficulties since Imagitel has already achieved significant customer penetration in the telecommunications field. GROWTH STRATEGIES.

         The Reorganized Parent plans to seek to maximize its future growth, profitability and shareholder value through a five part plan which consists of the following:

           +  Enhance   existing   service   offerings   while   systematically
              developing innovative products which uniquely improve the personal communications needs of its targeted customers;

           + Differentiate and position value-added products through intelligent, innovative packaging and promotional/incentive strategies;

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

           + Increase sales by establishing multiple channels of distribution, thereby facilitating mass marketing opportunities;

           +  Acquire    additional     telecommunications    companies    with
              complementary business or product offerings in order to enhance the Reorganized Parent's core products and service offerings, distribution, operations, scalability, and/or critical mass; and

           + Optimize technological improvement opportunities in order to increase productivity, efficiencies and operating margins.

MARKETING STRATEGY

         Distribution and differentiation have traditionally been vital keys to success in the telecommunications industry. The Reorganized Parent will seek to differentiate its products and services through new product development and innovative marketing. The Reorganized Parent must be flexible to the needs of the telecommunications marketplace. It must be able to identify the needs of its customers in a timely manner, develop products responsive to those needs and continuously monitor the extent of market acceptance to ensure financial viability. Internal development of innovative products and distribution techniques combined with strategic acquisitions and alliances with other organizations and industries will be essential to the future success of Reorganized Parent.

         In the past, the principal focus of Imagitel has been the promotional marketing of calling cards directly to the consumer using mass marketing, while the focus of Wavetech has been direct sales to corporate, affinity groups and non-profit organizations that distribute the calling cards to their respective client bases using various promotional techniques. Reorganized Parent and its subsidiaries intend to target their products to a variety of market segments, such as mass distribution to consumers, and directed marketing to affinity groups and commercial and non-profit corporate entities using the respective experience of Imagitel and Wavetech to support and enhance these separate initiatives. Existing Wavetech contracts require strong promotional components in order to achieve maximum market penetration. The Company believes that Imagitel has this expertise and should greatly enhance the ability of Wavetech to design successful promotional programs for its corporate clients. However, the ability of the Reorganized Parent to successfully market its products and services will be substantially dependent upon the efforts of the Majority Stockholders, neither of which currently is contractually obligated to provide such services. See "Risk Factors -- Risks Associated with Imagitel -- Dependence on Key Vendors and Independent Agents; Influence of Majority Stockholders of Imagitel".

STRATEGIC PARTNERSHIPS

         The successful identification, negotiation and implementation of strategic partnerships will be crucial to the success of the Reorganized Parent. Wavetech currently has both client and service provider relationships with a number of major corporations. The enhanced services integrated into Wavetech's calling cards are provided by such organizations as Dun & Bradstreet, LawLine Canada Inc., Diners Club, AT&T's Language Line Service and MCI. It is anticipated that these relationships will become increasingly important as the Reorganized Parent creates new applications for new clients. The 500,000 customers of Imagitel as of June 15, 1998 are expected to become an important component in strengthening these relationships, resulting in higher volumes of activity and permitting more cost-effective delivery based on increased volume. None of Imagitel's customers are contractually obligated to continue to purchase services from Imagitel for any specified period or in any specified amounts, and there can be no assurances that such customers will continue to purchase the services of the Reorganized Parent following the consummation of the Merger.

         The Company believes that, as a result of increased long distance volume, Reorganized Parent will be able to secure more favorable rates from its carriers. Through existing international relationships, such as Wavetech's partnership with Switch in Australia, Reorganized Parent hopes to be able to extend its product offerings into new and evolving markets. But see "Risk Factors -- Dependence On Licensing Relationships."

         The Reorganized Parent may also seek out partnership opportunities with electric utilities, internet service providers ("ISP") and to a lesser degree, cable companies. The Company and Imagitel believe such industries may provide attractive partnership opportunities because they have an existing customer base with which they have a substantial relationship, they have direct billing systems in place, they have installation personnel technically proficient enough to handle a more sophisticated installation of products such as the Bill Zapper(TM) unit at the network interface and they have a desire to enter into other lines of business to diversify in anticipation of increased competition from new entrants to their respective industries. However, neither Imagitel nor

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

Wavetech currently has agreements with any such strategic partners. There can be no assurance that such relationships, if ever developed, will be successful.

PLANNED DISTRIBUTION METHODS

         The Reorganized Parent intends to use a variety of marketing and distribution strategies in order to maximize sales volumes while seeking to maintain the integrity of its products' reputations. Initially, these strategies will consist of those currently being developed by Imagitel, which are described herein. See "Risk Factors -- Risks Associated with Imagitel -- Risks of New Marketing Initiatives."

         GROUP, CORPORATE AND AFFINITY SALES. A Corporate Services Division is currently planned which, upon completion, is intended to perform as a centralized sales and marketing group to offer private label and Imagitel-branded products and services to corporations, affinity groups and others. During the third quarter of 1998, Imagitel will begin test marketing its affinity group marketing program. Initially, Consumer Access(TM) will target nonprofit groups, political affiliation groups, and social affinity groups, as well as alliances with credit card issuers. As with the Consumer Access(TM) calling card product, the Bill Zapper(TM) and Travel Warrior(TM) devices will be made available to affinity groups. Imagitel and Wavetech believe that marketing products to affinity groups is an effective method of distribution and may lend itself to additional retail sales.

         DIRECT SALES THROUGH MULTILEVEL MARKETING. Multilevel Marketing ("MLM") has historically been demonstrated to be a cost effective method of product distribution. Imagitel formed its subsidiary, Zapcom, to distribute its Bill Zapper(TM) and Travel Warrior(TM) products through MLM and other methods. Because MLM has previously received negative publicity for certain aggressive marketing techniques and other reasons, Zapcom has extensively screened its management team and legal and marketing counsel in conjunction with its efforts to establish high standards of performance for its MLM operations.

         DIRECT RESPONSE. In addition to affinity group marketing strategies, Imagitel is also currently developing a direct mail campaign to supplement the other distribution models. This marketing effort will be conducted in-house and/or as a strategic alliance with an unrelated direct mail company. Imagitel believes that direct mail affords it an opportunity to distribute its products through a channel that traditionally returns relatively predictable rates of market acceptance. A direct campaign aimed at frequent fliers using various media such as in-flight magazines, catalog sales, infomercials, Internet sales and other targeted methods is also currently being considered. Imagitel is also currently formulating a strategy to potentially offer its products and services on infomercials.

         Imagitel also intends to develop an Internet site as a means of mass marketing. This phase has not yet begun development, but is planned for introduction by the third quarter of 1998. Imagitel believes the Internet could provide broad exposure for Imagitel and its products. In determining how to develop this particular distribution strategy, Imagitel will seek to differentiate its product offerings from those of other long distance companies which advertise on-line. In addition, Imagitel intends to develop an Internet site as a means of target marketing the products offered by Zapcom. Initially, there will be on-line support for direct mail and target print advertising. This may be expanded to include Internet advertising. These activities are intended to form a part of the MLM approach of distribution as a means of communicating with Imagitel's agent network, distributing bills and receiving payments.

         Imagitel has also entered into contracts for several trade show booths and intends to have several teams of employees working at informational booths at various industry-specific trade shows. The booths are intended to increase the visibility of Imagitel's products and services, and also act as a conduit for determining the price points of its products and marketing materials of Imagitel's various product offerings. TECHNOLOGICAL DEVELOPMENTS

         The information and telecommunications services markets are characterized by rapid technological change, frequent new product introductions and evolving industry standards. The Reorganized Parent's future success will depend in significant part on its ability to anticipate industry standards, continue to apply advances in technologies, enhance its current services, develop and introduce new services on a timely basis, enhance its software and call processing platforms, and successfully compete with products and services based on evolving or new technology.

         As a facilities-based telecommunications company, the Reorganized Parent expects to deploy call processing platforms to switch long distance calls and delivery of enhanced services. The connection of these platforms to the public communications network are an example of current state-of-the-art computer telephony integration ("CTI"). Utilizing a UNIX-based operating system

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and other  proprietary  software,  the system is  integrated  with a  high-speed server and is fully scalable to support unlimited growth. The open architecture is expected to allow the addition of virtually unlimited enhancements, features and new applications. Unlike conventional telecommunications switches, the platforms are highly intelligent and are designed to allow multiple applications to run simultaneously while dynamically sharing system resources.

         In addition to building upon Wavetech's existing technology base and platforms, the Reorganized Parent intends to aggressively develop new technology to augment its conventional products, including new services that will rely on integration of voice and data with the Internet and other communications networks. Wavetech's call switching platforms are currently operational in the United States and Australia, with another location in Canada is planned for initial operation in calendar year 1998.

         Wavetech's existing systems are not capable of accommodating the products and services currently planned to be distributed by Reorganized Parent. The Reorganized Parent will be required to make substantial investments of financial and other resources in order to upgrade such systems so as to accommodate the substantially increased demand anticipated to be placed upon them as a result of the increased customer base of the Reorganized Parent as compared to that of Wavetech. In order to meet such demand and effectively upgrade, test and implement the improvements to Wavetech's existing systems necessary to meet the demands of the Reorganized Parent, Reorganized Parent will be required to expend a significant amount of financial, technical and other resources and devote a substantial amount of the attention of its management. There can be no assurance that the Reorganized Parent will successfully implement such upgrades and, if so, will be able to do so in a timely and cost-effective manner.

ACQUISITION STRATEGIES

         The telecommunications industry is highly fragmented among the smaller niche players and rapidly consolidating. While there are no current negotiations underway nor any agreements in place to acquire specific companies, Reorganized Parent expects to pursue potential acquisition/merger targets, and will evaluate such opportunities as they become available. Reorganized Parent plans to form an acquisition and capital markets group to take advantage of the favorable debt and equity markets currently existing and to exploit the rapid industry consolidation that is evolving. These opportunities present the potential to not only increase earnings, but to also add synergistic value to Reorganized Parent's business and results of operations.

         Future acquisitions by Reorganized Parent may result in potentially dilutive issuances of equity securities, the incurrence of additional debt, the write-off of development costs, and the amortization of expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on Reorganized Parent's business, operating results and financial condition. Future acquisitions would involve numerous additional risks, including those related to the assimilation of the operations, services, products and personnel of the acquired company, the diversion of management's attention from other business concerns, the entry into markets in which the Reorganized Parent has little or no direct prior experience and the potential loss of key employees of the acquired company. Reorganized Parent currently has no agreements or understandings with regard to any potential acquisitions.

PLANNED CONSOLIDATION

         Following the Reorganization, Imagitel intends to restructure some of its operations and consolidate them with those of Wavetech in order to develop the consolidated operations of Reorganized Parent. Imagitel and Wavetech believe that centralizing such services will allow Reorganized Parent to take advantage of economies of scale, allow for greater development of expertise in the consolidated areas and provide better career opportunities and incentives to its employees while streamlining operational decision-making processes and reducing the time associated with bringing its products to market. The services currently intended for centralization include accounting, management information systems, regulatory compliance, customer services, product development, vendor and contract management, carrier relations, human resources and some marketing and distribution assets.

         Currently, many of the services planned for consolidation are provided to Imagitel by a company affiliated with the Majority Stockholders. These services, which are governed by a cost-sharing contract, include accounting, marketing and administration. The employees providing these services will continue to provide these services to the Reorganized Parent until it internalizes these functions after the Merger. The cost of acquiring such services is currently not expected to have a material impact on the financial condition of the Reorganized Parent, although there can be no assurance in this regard. It is the intent of Reorganized Parent to directly hire the personnel providing these services and put them on its payroll. This is not expected to have a material effect on the expenses of Reorganized Parent.

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

                                   THE MERGER

GENERAL

         The respective Boards of Directors of the Company and Imagitel have each separately approved the execution of the Reorganization Agreement and performance of the actions contemplated thereby, including, among other things, the issuance of up to 7,922,861 shares of Wavetech Common Stock (after giving effect to the Reverse Split) pursuant to the Merger. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR APPROVAL OF THE ISSUANCE OF THE MERGER SHARES.

         THE FOLLOWING SUMMARY OF THE MATERIAL TERMS OF THE REORGANIZATION AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE SPECIFIC PROVISIONS OF THE REORGANIZATION AGREEMENT, WHICH IS ATTACHED AS EXHIBIT I TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. EFFECTIVE TIME AND EFFECT OF THE MERGER

         Pursuant to the Reorganization Agreement, Interim will merge with and into Imagitel, which shall be the Surviving Sub and which shall become a wholly owned subsidiary of the Company. The former stockholders of Imagitel shall be issued a number of shares of Wavetech Common Stock equal to approximately 70% of the total issued and outstanding Wavetech Common Stock (72% after giving effect to certain options held by Imagitel stockholders which shall be converted into options to purchase Wavetech Common Stock) after giving effect to the Merger.

         Interim is a Nevada corporation and a wholly owned subsidiary of Wavetech, created for the purpose of effecting the Merger. Imagitel is a Nevada corporation whose principal executive office is located at 5120 Woodway Drive, Suite 7009, Houston, Texas 77056. As a result of the Merger, the corporate name of the Company will be changed from "Wavetech International, Inc." to "Imagitel Group Holdings, Inc." With the exception of such corporate name change and except as effected in connection with the Reverse Stock Split approved by the Stockholders at a Special Meeting held on May 26, 1998, all other provisions of the Company's Articles of Incorporation and Bylaws as currently in effect shall remain unaffected as a result of the Merger. For purposes of describing the Company and its business following the Merger, the Company is referred to herein as the "Reorganized Parent."

         The Merger will become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Nevada or at such later time as may be provided in the Articles of Merger. The Merger is expected to occur as promptly as practicable following the approval of the issuance of the Merger Shares by the Company's Stockholders, subject to the further conditions described under "The Merger -- Conditions to Consummation of the Merger."

         As a result of the Merger, each Imagitel stockholder shall, without any action on his part, be entitled to receive 32.99 shares of Wavetech Common Stock, after giving effect to the Reverse Split, in exchange for each share of Imagitel Common Stock issued and outstanding immediately prior to the Effective Time. The actual aggregate number of shares of Wavetech Common Stock to be issued as a result of the Merger will depend upon the number of shares of Imagitel Common Stock outstanding immediately prior to the Effective Time. Based upon the number of shares of Imagitel Common Stock outstanding as of June 15, 1998, Wavetech would be required to issue approximately 6.6 million shares of Wavetech Common Stock plus reserve approximately 700,000 additional shares of Wavetech Common Stock for issuance upon the exercise of options to purchase Imagitel Common Stock outstanding as of June 15, 1998 which would be converted into options to purchase a number of shares of Wavetech Common Stock determined in accordance with the Conversion Ratio. To the extent Imagitel issues additional shares of its Common Stock or grants options, warrants or rights purchase shares of its Common Stock prior to the Effective Time, the aggregate number of shares of Wavetech Common Stock issuable in connection with the Merger would be increased. However, in no event shall former shareholders of Imagitel be issued more than 7,922,861 shares of Wavetech Common Stock in the aggregate (including shares issuable upon the exercise of options, warrants or other rights to purchase Imagitel Common Stock, which shall be converted into similar rights to purchase a number of shares of Wavetech Common Stock determined by the Conversion Ratio).

         The shares of Interim will be canceled as a result of the Merger. All of the outstanding shares of Imagitel will be held by Reorganized Parent and the capitalization of the Surviving Sub will remain unchanged from that of Imagitel's immediately prior to the Effective Time. Any and all shares of Imagitel Common Stock held as treasury shares by Imagitel will be canceled and retired at the Effective Time and no consideration shall be issued or given in exchange therefor.

         After the Effective Time, each holder of shares of Imagitel Common Stock issued and outstanding at the Effective Time shall surrender the certificate representing such shares to Reorganized Parent and shall receive in exchange therefor a number of shares of Wavetech Common Stock calculated according to the Conversion Ratio for each share of Imagitel Common Stock and cash in lieu of any fractional share of Wavetech Common Stock to which such holder might be entitled. If such holder has lost his or her certificate, he or she shall present an affidavit of loss and indemnity agreement and/or a bond as may be reasonably required by either Reorganized Parent or Surviving Sub.

         Following the Effective Time, Reorganized Parent's transfer agent and registrar, American Stock Transfer & Trust Company, shall mail to each stockholder of Reorganized Parent, a notice of the effectiveness of the Merger and instructions on how to exchange certificates representing shares of Wavetech Common Stock for certificates representing a number of shares of the $.001 par value common stock of Reorganized Parent, which gives effect to the Reverse Split and corporate name change.

BUSINESS AND  MANAGEMENT  OF THE  REORGANIZED PARENT

         Following the Merger, the business and operations of Reorganized Parent will be significantly changed as a result of the combination of the differing, yet complementary, businesses of the Company and Imagitel. See "Business of the Reorganized Parent." Stockholders are strongly urged to review the description of Imagitel and the contemplated business of Reorganized Parent set forth herein, as well as the description of certain investment considerations associated with the business of Reorganized Parent and its subsidiaries described under "Risk Factors" and elsewhere herein.

         The executive officers of Reorganized Parent and Surviving Sub following the Effective Time will be as follows: James B. Gambrell IV, President and Chief Executive Officer; Phillip Barber, Chief Information Officer; Dee Darby, Vice President of Operations; Scott Moster, President - Carrier Group; David Crawford, Vice President of Business Development; and Andrew Cauthen, President, Zapcom. Other non-executive officers are Pat Wills, Director of Customer Service Operations; and Terry Harmon, Vice President of Marketing. The Chief Financial Officer of the Reorganized Parent will be Lydia Montoya, who currently serves as Chief Financial Officer of Wavetech, until such time as a suitable replacement can be found. The directors of Reorganized Parent and Surviving Sub will be James B. Gambrell IV, Richard Hartman, Robert C. Hawk, Steve Jaffe and one more independent director to be appointed at a later date. See "Directors, Director Nominees and Executive Officers of the Company".

CONDITIONS TO CONSUMMATION OF THE MERGER

         In addition to customary conditions, the obligations of the Company, Imagitel and Interim to consummate the Merger are subject to the satisfaction of certain conditions, including (i) the approval of the Reorganization Agreement and the transactions contemplated thereby by the stockholders of Imagitel, (ii) the approval of the issuance of the Merger Shares by the Wavetech Stockholders,
(iii) the absence of any material adverse change in the respective businesses or financial conditions of Wavetech and Imagitel, (iv) the receipt of all permits, consents and approvals of any governmental bodies or agencies reasonably deemed necessary, and (v) the accuracy in all material respects, as of the closing of the transactions contemplated by the Reorganization Agreement, of the respective representations and warranties of Imagitel, Interim and the Company.

         Additional conditions to the obligation of Imagitel to consummate the Merger include (i) the compliance with and performance of, in all material respects, the agreements and obligations required to be complied with and performed by the Company and Interim, including, among other things, the preparation, to the satisfaction of Imagitel, of this Proxy Statement and mailing thereof to Wavetech's Stockholders and the performance of all reasonable action required to be taken under applicable federal and state securities laws in connection with the issuance of Wavetech Common Stock pursuant to the Merger,
(ii) the operation of Wavetech's business in the ordinary course and in a manner substantially similar to that in which it was conducted prior to entering into the Reorganization Agreement, (iii) election by the Company's Stockholders of persons designated by Imagitel to serve as all of the directors of Reorganized Parent following the Effective Time, (iv) the receipt by Imagitel of certificates executed by officers of the Company certifying as to such matters reasonably requested by Imagitel, (v) the execution of a registration rights agreement relating to the shares of Wavetech Common Stock to be issued to the stockholders of Imagitel, and (vi) the effectiveness of the Reverse Split.

         Additional conditions to the Company's and Interim's respective obligations to consummate the Merger include (i) the compliance with and performance of, in all material respects, the agreements and obligations required to be complied with and performed by Imagitel, (ii) the operation of Imagitel's business in the ordinary course of business and in a manner substantially similar to that in which it was conducted prior to entering into the Reorganization Agreement, (iii) the receipt by Wavetech of a written agreement, in form reasonably satisfactory to Wavetech, executed by each "affiliate" (as defined in Rule 145 promulgated under the Securities Act) of Imagitel to not sell or otherwise transfer any shares of Wavetech Common Stock held or to be held by such persons, except in compliance with the applicable provisions of the Securities Act, (iv) the receipt by the Company of certificates executed by officers of Imagitel certifying as to such matters reasonably requested by the Company, (v) the receipt by Wavetech of an opinion from Kaufman Bros., L.P. that the terms of the Reorganization Agreement and the transactions contemplated thereby are fair to the Company's Stockholders, from a financial point of view, (vi) none of the stockholders of Imagitel shall have exercised dissenter's rights with respect to shares of Imagitel Common

Stock to be surrendered in connection with the Merger, and (vii) the receipt by the Company of certificates from the stockholders of Imagitel certifying as to such information reasonably sufficient to permit Imagitel's counsel to conclude that the issuance of Wavetech Common Stock in connection with the transactions contemplated by the Reorganization Agreement will be exempt from registration under applicable federal and state securities laws.

         Reference  is hereby  made to  Articles  7 and 8 of the  Reorganization
Agreement  for  a  complete  statement  of  the  conditions   precedent  to  the
obligations of the respective parties to consummate the Merger.

REPRESENTATIONS, WARRANTIES AND COVENANTS

         In the Reorganization Agreement, Imagitel, Interim and the Company have made various representations, warranties, covenants and agreements relating to, among other things, their respective organization, capital structure, business and financial condition, the satisfaction of certain legal and regulatory requirements or approvals in connection with the Merger, and the accuracy and completeness of information provided respectively by each party for use in this Proxy Statement. Imagitel has represented that it shall use its best efforts to cause its stockholders to provide certain agreements and information in order to permit the issuance of the Merger Shares to comply with applicable provisions of federal and state securities laws. The Company has agreed to execute a registration rights agreement relating to the shares of Wavetech Common Stock to be issued in connection with the Merger. Except for such representations, warranties and covenants required to be set forth in a separate agreement or document delivered on or before closing of the transactions contemplated by the Reorganization Agreement and the obligation to keep confidential certain information provided by the parties, the representations, warranties and covenants of the respective parties thereto will expire upon consummation of the Merger.

         The Reorganization Agreement provides that, pending the Effective Time, Imagitel (i) will not amend its Articles of Incorporation or Bylaws, (ii) will not make any change in its equity capital structure or enter into any contract or agreement with respect to the issuance of any shares of its capital stock or securities convertible into such shares, except for the issuance of securities pursuant to certain outstanding options, warrants or obligations which are disclosed in Schedule 3.4 to the Reorganization Agreement or the issuance of up to 5,000 shares of Imagitel Common Stock in connection with the contemplated acquisition by Imagitel of ASI, (iii) will promptly notify the Company of any change in Imagitel's business reasonably expected to be materially adverse thereto, (iv) will not permit any action which would be contrary to the terms of the Reorganization Agreement, (v) will not incur any indebtedness, issue or sell any debt securities or otherwise become liable to any other party, except in the ordinary course of its business, (vi) except in the ordinary course of its business or in connection with the Merger, will not incur any expense in excess of $75,000, (vii) will not grant any increase in the compensation of, or enter into any employment agreement with, any of its executive officers, and (viii) will not acquire or agree to acquire substantially all of the assets or business of another entity.

         The Reorganization Agreement provides similar restrictions upon the business and activities of the Company in favor of Imagitel pending the Effective Time as set forth in the preceding paragraph, with the following material differences: (i) other than as contemplated by certain obligations disclosed on Schedule 4.4 to the Reorganization Agreement or in connection with capital raising transactions which are acceptable to Imagitel, the Company may not amend its Articles of Incorporation or Bylaws, and (ii) the Company may not

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incur any expense in excess of $25,000,  except in connection with the Merger or pursuant to contractual commitments existing as of the execution of the Reorganization Agreement.

EMPLOYEE BENEFIT PLANS AND STOCK OPTIONS

         Currently, Imagitel has only one employment agreement outstanding that will survive the Merger. All other currently existing employment agreements of Imagitel will terminate at the Effective Time. The continuing employment agreement for Terry Harmon, Vice President of Marketing for DDD Calling, provides a base salary of $72,000 for three years and a variable commission that ranges from one-half of one percent to one percent of all sales which he closes. The agreement contains a termination provision which requires Imagitel to pay severance fees in an aggregate amount of $18,000 for a period of 90 days should Imagitel terminate its relationship with the employee.

         As of February 28, 1998, a total of 21,048 shares of Imagitel Common Stock were subject to outstanding options (the "Imagitel Options") , each of which is exercisable at a price of $16.78 per share. At the Effective Time, all of the Imagitel Options will be converted into fully vested options to purchase a number of shares of the Reorganized Parent's Common Stock, determined in accordance with the Conversion Ratio, and the respective exercise price will be correspondingly changed. In addition, Imagitel intends to grant options to purchase up to an additional 885 shares of Imagitel Common Stock to certain persons designated by Imagitel to serve as non-employee directors of the Reorganized Parent. Such additional options, if any, shall be granted prior to the Effective Time and shall be converted into options to purchase Wavetech Common Stock in the same manner as the other Imagitel Options, however, they shall vest upon the earlier of the first anniversary of their appointment to the Board of Directors of the Reorganized Parent or upon a change in control.

WARRANTS

         As of February 28, 1998, no warrants to purchase shares of Imagitel Common Stock (the "Imagitel Warrants") were outstanding. Imagitel is not currently obligated to issue any warrants prior to the Effective Time, although it anticipates doing so. However, at the Effective Time, all of the Imagitel Warrants, if any, will be converted into warrants to purchase a number of shares of the Reorganized Parent's Common Stock, determined in accordance with the Conversion Ratio, and the respective exercise price will be correspondingly changed.

TERMINATION OF THE REORGANIZATION AGREEMENT

         The Reorganization Agreement may be terminated at any time prior to the closing of the transactions contemplated thereby (the "Closing"), (i) by the mutual consent of Imagitel, Interim and the Company, (ii) by any party if an injunction or order shall have been issued which prevents the consummation of such transactions, (iii) by any party upon another party's failure to comply with the agreements or fulfill the conditions contained in the Reorganization Agreement which failure is material to the consolidated business of either party, after notice of such breach and a reasonable period to cure have been provided by the terminating party, (iv) if the Closing has not occurred by August 31, 1998, or (v) by either Imagitel or the Company, respectively, if any updated disclosure schedules required to be provided by the other party are unsatisfactory. Upon any termination of the Reorganization Agreement, any agreements relating to Confidential Information (as defined in the Reorganization Agreement) will survive such termination.

FEES AND EXPENSES

         Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Reorganization Agreement and the transactions contemplated thereby will be paid by the party incurring such costs or expenses. Each party is obligated to accrue reasonable estimates of all such expenses as of the end of the month preceding the Closing. In addition to all ordinary expenses incurred in connection with the Reorganization Agreement, Imagitel is required to pay certain fees in connection with the Merger. Imagitel is obligated to pay a fee of $175,000 to its broker as consideration for the initial introduction of Imagitel to Wavetech, all of which is payable in cash or shares of Imagitel Common Stock, at the option of Imagitel. In addition, Imagitel shall be obligated to compensate its financial advisor as consideration for its services in assisting Imagitel to negotiate and structure the Reorganization. Imagitel currently anticipates that such fees shall equal approximately $550,000, exclusive of reimbursable expenses, which are currently expected to equal approximately $25,000. Imagitel's financial advisor has agreed to accept payment of up to half of its fee in the form of shares of the capital stock of the Reorganized Parent to be issued after the Effective Time. The

Company is not obligated to make any payments of brokers' fees or similar commissions in connection with the Reorganization Agreement.

AMENDMENT OF THE REORGANIZATION AGREEMENT; WAIVER OF CONDITIONS

         The respective Boards of Directors of Imagitel, Interim and the Company may, by written agreement, at any time before or after the approval of the issuance of shares of Wavetech Common Stock pursuant to the Reorganization Agreement by the Wavetech Stockholders, amend the Reorganization Agreement, provided that after such approval by the Wavetech Stockholders, no amendment or modification may be made that would increase the aggregate number of Merger Shares issuable as a result of the Reorganization without the further approval of the Wavetech Stockholders. Each party to the Reorganization Agreement may, to the extent legally permitted, extend the time for the performance of any of the obligations of any other party to the Reorganization Agreement, waive any inaccuracies in the representations or warranties of any other party contained in the Reorganization Agreement or waive compliance by any other party with any of the agreements or conditions contained in the Reorganization Agreement.

FEDERAL INCOME TAX CONSEQUENCES

         The following discussion summarizes the material federal income tax considerations of the Merger that are generally applicable to Wavetech and to Wavetech stockholders. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Wavetech or its stockholders as described herein.

         Wavetech and holders of Wavetech Common Stock, Preferred Stock, and options, warrants or other rights to acquire Wavetech Common Stock will not be subject to any adverse federal income tax consequences as a result of the Reorganization, including the Merger, regardless of whether the Merger is treated as a tax-free reorganization under the Code. Wavetech's conclusion that the Reorganization will not be a taxable event, for federal income tax purposes, to Wavetech or to holders of Wavetech Common Stock, Preferred Stock, options, or warrants is based upon the advice of its legal counsel, Squire, Sanders & Dempsey L.L.P.

         The foregoing discussion is based on the existing provisions of the Code, and existing judicial and administrative interpretations thereof, any of which may be altered retroactively. EACH STOCKHOLDER AND OPTION HOLDER SHOULD CONSULT A TAX ADVISOR AS TO THE SPECIFIC CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL LAW OR OTHER TAX LAWS. ACCOUNTING TREATMENT OF THE MERGER

         The Reorganized Parent will account for the business combination of Interim and Imagitel in its consolidated financial statements under the purchase method of accounting.

RESALE OF WAVETECH COMMON STOCK TO BE ISSUED IN THE MERGER

         The Merger Shares to be issued pursuant to the Merger will be "restricted" securities (as defined in Rule 144 promulgated under the Securities
Act) and may only be transferred in accordance with the provisions of Rule 144 under the Securities Act or pursuant to an effective registration statement filed thereunder, or in transactions exempt from registration thereunder. In addition, shares of Wavetech Common Stock received in the Merger by persons who are affiliates of Imagitel immediately prior to the Effective Time but who do not become affiliates of Wavetech may be sold by them only in accordance with the provisions of Rule 145 under the Securities Act (which imposes certain limitations on the volume and manner of sales by such affiliates).

         Pursuant to the Reorganization Agreement, the Company has agreed to execute a registration rights agreement relating to the shares of Wavetech Common Stock to be issued in connection with the Reorganization Agreement. The Reorganized Parent intends to file a registration statement covering such shares as promptly as practicable following the Effective Time, all of the costs of which (except for underwriting discounts and commissions, if any) will be borne by the Reorganized Parent. All of the proceeds from such sale will be for the benefit of the shareholder on whose behalf the sale is made (other than discounts or commissions, if any). Such sales are not expected to have any effect on the Majority Stockholders' ability to retain majority control of the Reorganized Parent following the Effective Time.

COMPARATIVE RIGHTS OF WAVETECH STOCKHOLDERS AND STOCKHOLDERS OF THE REORGANIZED PARENT

         At the Effective Time, Interim will be merged into Imagitel which will, as a result thereof, become a wholly owned subsidiary of Reorganized Parent. With the exception of a corporate name change from "Wavetech International, Inc." to "Imagitel Group Holdings, Inc.", the Articles of Incorporation and Bylaws of the Reorganized Parent will be the same as those currently in effect with respect to Wavetech. As such, the rights of Wavetech Stockholders as provided by applicable state laws and the Reorganized Parent's Articles of Incorporation and Bylaws will be virtually unchanged as a result of the Merger.

DISSENTERS RIGHTS OF APPRAISAL

         Wavetech Stockholders have no right under Nevada law to dissent from the Merger. Wavetech Stockholders are being asked to approve the issuance of the Merger Shares solely in order to comply with the applicable rules of the Nasdaq SmallCap Market, on which Wavetech's Common Stock is quoted. While Imagitel stockholders have dissenters rights of appraisal under Nevada law, it is a condition to the obligations of Wavetech and Interim to consummate the Merger that none of the stockholders of Imagitel shall have exercised such rights.

CERTAIN MATERIAL CONTRACTS OR TRANSACTIONS

         On February 9, 1998, Wavetech executed a loan agreement with Imagitel, pursuant to which Wavetech may borrow up to $450,000 for working capital purposes. Outstanding balances under such loan accrue interest at a rate of 12% per annum and all unpaid principal plus interest accrued thereon is payable on or before June 30, 1998. The loan is secured by all of the assets of Wavetech and its wholly owned subsidiary, Interpretel, Inc.

INTEREST OF CERTAIN PERSONS IN THE MERGER

         All of the then outstanding options held by directors and employees of Wavetech shall be fully exercisable as of the Effective Time for a period of ten years thereafter, even if such options were not exercisable immediately prior to the Effective Time. Assuming solely for purposes of demonstration that the Effective Time is on or about August 1, 1998, it is anticipated that options to purchase an aggregate of 320,000 shares of Wavetech Common Stock will be fully exercisable, of which approximately 78,333 would not otherwise be exercisable at such time, (each of which amounts gives effect to the Reverse Split).

         Except for Lydia Montoya, Chief Financial Officer of Wavetech, at the Effective Time, the employment of all of Wavetech's employees shall immediately terminate, although the management of the Reorganized Parent may thereafter seek to employ some or all of such persons on terms to be negotiated at such time, in its sole discretion. Ms. Montoya's employment shall continue after the Effective Time pursuant to the terms and conditions of her current employment agreement. See "Executive Compensation -- Employment Agreements."

REGULATORY MATTERS

         Federal laws and regulations promulgated by the FCC apply to interstate calls, while state regulatory authorities have jurisdiction over telecommunications involving intrastate calls. A provider of telecommunications services must be certified by such agencies prior to providing such services in their respective jurisdictions.

         The FCC and various state public service and utilities commissions typically impose obligations on certified carriers to file tariffs and to otherwise comply with existing laws and regulations. While there are no existing FCC regulations specifically regarding the marketing of calling card or calling services, such regulations may be promulgated in the future and may accordingly have an impact on the new entity's business practices.

         Wavetech has made all filings with the FCC necessary to allow it to provide interstate and international long distance service. In order to provide intrastate long distance service, Wavetech is required to obtain certification to provide telecommunications services from the public service or public utility commissions of each state, or to register with or be found exempt from registration by such commissions. Wavetech has not yet made any filings or taken any actions to become certified or tariffed to provide intrastate card services to customers throughout the United States. To date, Wavetech has not been denied any interstate or international licenses or tariffs for which it has applied.

         In addition to laws relating to telecommunications services, federal and state laws prohibiting false and deceptive advertising govern the marketing of all products and services. Such laws and regulations are enforced either by a particular agency, such as the Federal Trade Commission in the case of federal law, or by individual state attorneys general.

         In conducting various aspects of its business, the Reorganized Parent will be subject to various laws and regulations relating to commercial transactions generally, such as the Uniform Commercial Code, and will also be subject to the electronic funds transfer regulations embodied in Regulation E promulgated by the Board of Governors of the Federal Reserve. Given the expansion of the electronic commerce market, the Federal Reserve might revise Regulation E or adopt new rules for electronic funds transfer affecting users other than consumers. Congress has held hearings on whether to regulate providers of services and transactions in the electronic commerce market, and it is possible that Congress or individual states could enact laws regulating the electronic commerce market. If enacted, such laws, rules and regulations could directly regulate the new entity's business and industry and could have a material adverse effect on the new entity's business, operating results and financial condition.

         The FCC and certain states may require regulatory notice or approval of the Merger and certain actions to be taken in connection therewith. In particular, Imagitel will be required to file with certain state regulatory agencies a notice or application for approval of the Merger. There can be no assurances that all the necessary regulatory approvals will be requested or received prior to the closing of the Merger.

VOTING REQUIREMENTS

         Each holder of Wavetech Common Stock is entitled to one vote per share held. The holders of a majority of the shares of the Wavetech Common Stock issued and outstanding constitutes a quorum. The affirmative vote of holders of a majority of the outstanding shares of Wavetech Common Stock entitled to vote which are present in person or by proxy at the Annual Meeting is required for approval of the Proposal, provided that the number of shares present in person or by proxy constitutes a quorum. In the event that a quorum is not present or represented at the Annual Meeting, the Stockholders entitled to vote at the meeting present in person or by proxy shall have power to adjourn the Annual Meeting until a quorum shall be present or represented. Proxies solicited by the Board of Directors will be voted for approval of the Proposal. Stockholders are not entitled to cumulate votes.


          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

         The following unaudited pro forma combined financial information is based upon the historical consolidated financial statements of Wavetech and Imagitel. The unaudited pro forma combined balance sheet presents the financial position of Wavetech and Imagitel as of March 31, 1998. Also included is the unaudited combined pro forma income statements for the twelve months ended December 31, 1997 and the three months ended March 31, 1998. The pro forma adjustments were applied to the respective historical financial statements to reflect and account for the business combination. The transaction resulted in the former shareholders of Imagitel owning approximately 70% of the outstanding shares of the Company. In accordance with Accounting Principles Board Opinion No. 16 "Business Combinations," the acquisition has been accounted for as a reverse acquisition with Imagitel deemed to be the acquiring entity of the Company. The purchase price assumes a value of $0.43 per share of Wavetech Common Stock, which was determined based on the average closing price of the Wavetech Common Stock during the three trading days immediately prior to the date on which the Reorganization Agreement was executed.

         As a result of the Merger, Imagitel stockholders will be entitled to receive 32.99 shares of Wavetech Common Stock, (after giving effect to the Reverse Split) for each share of Imagitel Common Stock issued and outstanding.

         Management reviewed historical costs incurred to date of development of the basic operating system and its proprietary software. While the basic operating system has been developed, the system requires specific modifications to become operational for a new user. At the time of acquisition, a formal evaluation will be considered for allocation of fair value.

         The amortization of goodwill was calculated based on five years. On average, the life of advanced technology telecommunications products, from the date of commercialization to the date of obsolescence, is three years. Management believes the functionality of its software and computer telephony hardware will be five years.

         The pro forma financial information also reflect the one-for-six Reverse Split of Wavetech's issued and outstanding shares of Common Stock to be implemented at an unspecified date prior to the Effective Time.

                  WAVETECH INTERNATIONAL, INC. AND SUBSIDIARIES
                               AND IMAGITEL, INC.

                                  BALANCE SHEET
                                 MARCH 31, 1998

                                     ASSETS

                                       WAVETECH, INT'L INC.  IMAGITEL, INC.     PRO FORMA      PRO FORMA
                                           HISTORICAL         HISTORICAL       ADJUSTMENTS     COMBINED
                                           ----------         ----------       -----------     --------
Current assets:
  Cash and cash equivalents               $   98,296         $ 1,453,506                      $ 1,551,802
  Restricted cash                            100,000             100,000
  Accounts receivable                         46,207           7,373,747                        7,419,954
  Due from affiliate                         145,334             145,334
  Prepaid expenses and other assets           10,547             364,594                          375,141
                                          ----------         -----------                      -----------
      Total current assets                   155,050           9,437,181                        9,592,231
Property and equipment, net                  321,049             635,355         102,000 (1)    1,058,404
Other assets:
  Investment in Switch
   Telecommunications Pty Ltd              2,316,165                                            2,316,165
  Notes receivable                                               454,000                          454,000
  Intangibles, net                            27,117                                               27,117
  Goodwill                                                                     2,981,606(1)     2,981,606
  Deferred tax benefit                                                           755,000(1)       755,000
  Deposits and other assets                   30,083              11,715                           41,798
                                          ----------         -----------      ----------      -----------

      Total other assets                   2,373,365             465,715       3,736,606        6,575,686
                                          ----------         -----------      ----------      -----------

      Total assets                        $2,849,464         $10,538,251      $3,838,606      $17,226,321
                                          ==========         ===========      ==========      ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses   $  409,171         $ 2,128,505                      $ 2,537,676
  Accrued interest payable                     8,610                                                8,610
  Advance from factor                                          5,219,823                        5,219,823
  Commissions payable to affiliate                               340,344                          340,344
  Notes payable, current portion              63,000                                               63,000
  Capital leases payable, current portion     44,462                                               44,462
  Other liabilities                                            1,856,502                        1,856,502
                                          ----------         -----------                      -----------
      Total current liabilities              525,243           9,545,174                       10,070,417

Noncurrent liabilities:
  Notes payable                              330,000                                              330,000
  Capital leases payable                      45,496                                               45,496
                                          ----------         -----------                      -----------
      Total liabilities                      900,739           9,545,174                       10,445,913

Stockholders' equity:
  Common  stock,  par value  $.001 per
  share; 50,000,000 shares authorized,
  16,203,095 shares issued and
  outstanding. Imagitel common stock,
  no par value; 1,000,000 shares
  authorized, 200,000 shares issued
  and outstanding                             16,203               2,000          (2,000)(1)
                                                                                   6,598 (1)
                                                                                 (13,502)(2)        9,299
Additional paid in capital                 7,510,814                             291,716 (1)
                                                                                  13,502 (2)    7,816,032
Accumulated deficit                       (5,578,292)            991,077       5,578,292 (1)
                                                                              (2,036,000)(1)   (1,044,923)
                                         -----------         -----------      ----------      -----------
      Total stockholders' equity           1,948,725             993,077       3,838,606        6,780,408
                                          ----------         -----------      ----------      -----------
      Total liabilities and
       stockholders' equity              $ 2,849,464         $10,538,251       3,838,606      $17,226,321
                                         ===========         ===========       =========      ===========

             See accompanying notes to unaudited pro forma combined
                             financial information.

                  WAVETECH INTERNATIONAL, INC. AND SUBSIDIARIES
                               AND IMAGITEL, INC.

               PRO FORMA COMBINED STATEMENT OF INCOME (UNAUDITED)
                    FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                   WAVETECH, INT'L INC.  IMAGITEL, INC.     PRO FORMA      PRO FORMA
                                       HISTORICAL         HISTORICAL       ADJUSTMENTS     COMBINED
                                       ----------         ----------       -----------     --------
Revenues:                              $   16,680        $12,700,873                      $12,717,553

Cost of sales:
  Direct costs                              9,896          6,796,198                        6,806,094
                                       ----------        -----------                       ----------
Gross profit (loss)                         6,784          5,904,675                        5,911,459

Other costs
  Administrative expenses                 267,976          2,328,697         150,000 (3)    2,746,673
  Commissions & other selling expenses                     2,633,189                        2,633,189
                                       ----------        -----------                       ----------
Operating profit (loss) before other
 income (expenses)                       (261,192)           942,789        (150,000)         531,597

Other income (expense)
  Interest income                             161                                                 161
  Interest expense                         (7,961)          (218,330)                        (444,620)
                                       ----------        -----------                       ----------
    Total other income (expense)           (7,800)          (218,330)                        (444,459)
                                       ----------        -----------                       ----------

Earnings (loss) before taxes             (268,992)           724,459        (150,000)          87,138

Provision for income taxes                                                    34,855 (3)       34,855
                                       ----------        -----------       ---------       ----------

Net earnings (loss)                    $ (268,992)       $   724,459       $(184,855)      $   52,283
                                       ==========        ===========                       ==========

Earnings (loss) per common share       $    (0.10)       $      3.62                       $    .0057
                                       ==========        ===========                       ==========
Weighted average number of Shares
 outstanding                            2,567,800            200,000                        9,165,800
                                       ==========        ===========                       ==========


             See accompanying notes to unaudited pro forma combined
                             financial information.

                  WAVETECH INTERNATIONAL, INC. AND SUBSIDIARIES
                               AND IMAGITEL, INC.

                     PRO FORMA COMBINED STATEMENT OF INCOME
                  FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997

                                   WAVETECH, INT'L INC.  IMAGITEL, INC.     PRO FORMA      PRO FORMA
                                       HISTORICAL         HISTORICAL       ADJUSTMENTS     COMBINED
                                       ----------         ----------       -----------     --------
Revenues:                              $   918,173       $42,494,761                      $43,412,934

Cost of sales:
  Direct costs                             707,653        20,098,609                       20,806,262
                                       -----------       -----------                      -----------
Gross profit                               210,520        22,396,152                       22,606,672

Other costs
  Development and administrative
   expenses                              1,532,788         9,704,619         596,000       11,833,407
  Commissions and other selling
   costs                                                   8,765,465                        8,765,465
                                       -----------       -----------                      -----------
Operating profit (loss) before other
 income (expenses)                      (1,322,268)        3,926,068        (596,000)(3)    2,007,800

Other income (expense)
  Interest income                            1,031                                              1,031
  Debt conversion expense                  (92,893)                                           (92,893)
  Interest expense                         (37,623)         (890,868)                        (928,491)
                                       -----------       -----------                      -----------
Total other income (expense)              (129,485)         (890,868)                      (1,020,353)
                                       -----------       -----------                      -----------

Earnings (loss) before taxes            (1,451,753)        3,035,200        (596,000)         987,447

Benefit from income taxes                                                    394,979 (3)      394,979
                                       -----------       -----------                      -----------

Net earnings (loss)                    $(1,451,753)      $ 3,035,200       $(990,979)     $   592,468
                                       ===========       ===========                      ===========

Earnings (loss) per common share       $     (0.60)      $     15.18                      $      0.07
                                       ===========       ===========                      ===========
Weighted average number of shares
 Outstanding                             2,409,195           200,000                        9,007,195
                                       ===========       ===========                      ===========


             See accompanying notes to unaudited pro forma combined
                             financial information.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

(1) To record the Reorganization of Wavetech with Imagitel based on a purchase price of $0.43 per share of outstanding Common Stock of Wavetech and a Conversion Ratio of 32.99 shares of Wavetech for each outstanding share of Imagitel (after giving effect to the Reverse Split). Allocation of the purchase price is based on the historical software development costs and research and development costs incurred by Wavetech. The deferred tax benefit was calculated based upon future utilization of net operating losses.

(2) To record the one-for-six Reverse Split. Prior to the Reverse Split, Wavetech had 16,203,095 shares outstanding and subsequent to the split, Wavetech will have approximately 2,700,516 shares outstanding.

(3) To record goodwill amortization and to tax effect income (loss) at a combined federal and state rate of 40%. The allocation of the purchase price to in-process research and development has been excluded from the pro forma statement of income, as the expense is anticipated to be a non-recurring item. Goodwill is amortized over 5 years.

         The following table sets forth the determination and preliminary allocation of the estimated purchase price based on a market value of $0.43 per share of Wavetech Common Stock for three days beginning the day before the Merger was announced and ending the day following the Merger announcement.

         Merger exchange of shares (16,203,095 pre-split, 2,700,516 post-split shares of Wavetech Common Stock

         at $0.43 per pre-split share).                            $6,967,331
         Estimated transaction costs                                  856,000
                                                                   ----------
         Estimated purchase price                                  $7,823,331
                                                                   ==========

         The preliminary allocation of the estimated purchase price is as follows:

         Current assets                                            $  155,050
         Property, plant and equipment                                423,049
         Investment in Switch Telecomm. Pty Ltd                     2,316,165
         Other assets                                                 812,200
         Current liabilities                                        (525,243)
         Capital lease obligations                                   (45,496)
         Other noncurrent liabilities                               (330,000)
         Goodwill                                                   2,981,606
         In process research and development costs                  2,036,000
                                                                   ----------
                                                                   $7,823,331
                                                                   ==========

                  WAVETECH MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         THE FOLLOWING DISCUSSION OF WAVETECH'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS INCLUDES CERTAIN FORWARD-LOOKING STATEMENTS. WHEN USED IN THIS PROXY STATEMENT, THE WORDS "ESTIMATE", "PROJECTION", "INTEND", "ANTICIPATES" AND OTHER SIMILAR TERMS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS THAT RELATE TO WAVETECH'S FUTURE PERFORMANCE. ALL SUCH STATEMENTS ARE SUBJECT TO SUBSTANTIAL UNCERTAINTY. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE FORWARD-LOOKING STATEMENTS SET FORTH BELOW. NEITHER WAVETECH NOR IMAGITEL UNDERTAKES ANY OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY OF THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.

OPERATIONS OVERVIEW

         The Company's business consists of developing, operating, marketing and selling interactive communications systems through the application of "intelligent" call processing technology and proprietary software to reflect or target the needs of an identified audience. These systems are often used as privatized networks for organizations and special purpose groups. During 1995 and 1994, the Company remained focused on the development of the infrastructure for its call processing and data management systems. Operations in the United States and Canada commenced on a limited basis in 1996. In addition the Company signed a licensing agreement with Switch of Australia in 1996 for services to be provided in Australia.

         The Company, after completing the development of its back end systems during the last quarter of 1996, commenced initial operations. Continued costs of maintaining the system were charged to operations. Revenues increased to $865,571 in 1997 from $19,895 in 1996. The increase of $474,106 was from the sale of the Interpretel system, which consisted of a computer platform, related software and installation charges to Switch Telecommunications Pty Ltd. Revenues from the resale of international long distance minutes were $149,155 in 1997 due to the acquisition of Telplex, Inc. During 1997, the $200,000 licensing fee was paid which represented the first of three payments due per the agreement with Switch Telecommunications Pty Ltd.

RESULTS OF OPERATIONS

SIX MONTHS  ENDED  FEBRUARY 28, 1998  COMPARED TO SIX MONTHS ENDED  FEBRUARY 28,
1997

         REVENUES. Total revenues decreased to $78,675 for the six months ended February 28, 1998 from $522,639 for the six months ended February 28, 1997. The decrease was due almost entirely to the sale of the Interpretel system during the quarter ended February 28, 1997, which system previously generated substantially all of the Company's revenues.

         COST AND EXPENSES. Cost of sales decreased to $75,189 for the six months ended February 28, 1998 from $515,413 for the six months ended February 28, 1997. The decrease was attributable to the costs associated with the sale of the Interpretel system during the quarter ended February 28, 1997. Expenses decreased to $519,250 for the six months ended February 28, 1998 from $905,234 for the six months ended February 28, 1997. The decrease of $385,984 was due to a reduction in workforce in an effort to temporarily minimize the Company's operating expenses. However, legal fees and other costs associated with the preparation of the Company's Proxy Statement in connection with the Reorganization have increased significantly during the quarter ended February 28, 1998.

YEAR ENDED AUGUST 31, 1997 COMPARED TO YEAR ENDED AUGUST 31, 1996

         COSTS AND EXPENSES. Expenses increased to $2,503,356 in 1997 from $1,912,876 in 1996. $378,009 of this increase was due to the cost of a computer platform and software for the sale of an Interpretel system and $175,813 represents the cost associated with the resale of international long distance minutes and the additional overhead costs related to the acquisition of Telplex, Inc. Print advertising and costs associated with the creative development and printing of the fulfillment kits for the various cards increased to $126,665 in 1997 from $32,952 in 1996. Investor relations and costs associated with the annual meeting represented a 100% increase of $106,000 during 1997. Depreciation and amortization expense increased by $74,974 in 1997. Depreciation and amortization expenses are allocated to general and administrative expenses.

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

LIQUIDITY AND CAPITAL RESOURCES.

         LIQUIDITY AND CAPITAL RESOURCES.

         Since it commenced its current operations in 1995, the Company's expenses have exceeded its revenues. The Company has financed its operations through private placements of equity and borrowings of debt. At August 31, 1997 the Company had a working capital deficit of $579,333 as compared to working capital of $665,483 at August 31, 1996. During the fiscal year ended August 31, 1997, the Company borrowed $122,000 from certain members of its Board of Directors in order to meet its then current working capital needs. As a result of inadequate funds during the last quarter of that fiscal year, the Company entered into agreements with its employees to compensate such persons' salary with a number of shares of the Company's Common Stock with a fair market value on the last day of a regular pay period equal to each respective employee's salary plus a 10% premium as consideration for entering into such agreements. All of the shares were issued as Deferred Shares pursuant to the Company's 1997 Stock Incentive Plan. In February 1998, the Company obtained a short term line of credit from Imagitel for its working capital needs. Pursuant to the terms of such loan, the Company may borrow up to $450,000, of which $120,000 was available as of June 15, 1998. The loan accrues interest at a rate of 12% per annum and is secured by a first priority lien on the Company's assets. The entire amount of unpaid principal plus interest accrued thereon is payable by the Company on June 30, 1998. In addition, the Company issued 600 shares of its Series A Convertible Preferred Stock in April 1998 in a private placement. The net proceeds to the Company from such sale were approximately $526,000, some of which the Company applied towards miscellaneous trade payables. During May 1998, the Company offered to all holders of certain outstanding warrants which expired May 31, 1998 the right to exercise such warrants at a price of $0.575 per share. Prior to such offer, the exercise price of these warrants was $1.00 per share. Warrants to purchase an aggregate of 380,280 shares of Wavetech Common Stock were exercised pursuant to the Company's offer, resulting in proceeds to the Company of approximately $222,500. As of June 15, 1998, the Company had an aggregate of $472,000 of cash available for its future working capital needs.

         The Company expects to continue to incur operating losses until such time, if ever, as it obtains market acceptance for its products and services at prices and volumes which provide adequate gross profit to cover its operating costs. In addition, the Company will need to obtain additional funds to finance its business and growth strategies. See "Risk Factors -- Risks Associated with Wavetech -- Need for Additional Financing". The Company anticipates that it will have additional capital resources available to it upon consummation of the Merger. However, there can be no assurances as to when the Merger will be closed, if ever, or even if closed that it will provide capital to the Company sufficient to enable it to meet its future expenses. The Company anticipates that it currently has sufficient working capital available to meet its needs over the next approximately three months.

INFLATION

         Although the Company's operations are influenced by general economic trends and technology advances in the telecommunications industry, the Company does not believe that inflation has a material effect on its operations.

STOCK OPTION PLAN

         The Board of Directors has approved a 1997 Stock Incentive Plan (the "1997 Plan"). Employees (including officers), Directors and consultants of the Company and its subsidiaries are eligible to receive grants of options, Restricted Stock or Deferred Stock under the 1997 Plan, under which an aggregate of 4,600,000 shares of Common Stock is authorized for issuance. Usually, the only consideration received by the Company for the grant of an award will be past services and/or the expectation of future services. No options, Restricted Stock or Deferred Stock may be granted under the 1997 Plan after January 30, 2007. As of August 31, 1997, options to purchase approximately 2,328,935 of such shares had been granted; such options have terms of up to ten years, with exercise prices ranging from $0.375 to $0.81 per share, which is the fair market value of the underlying shares as of the respective dates of grant.

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

INCOME TAXES

         Wavetech has neither provided for nor paid any federal income taxes since its inception because the Company has not generated taxable income in any fiscal year. At August 31, 1997, the Company had net operating loss carryforwards totaling approximately $7,764,000 that may offset future income from 1997 to 2011 with varying expiration dates. No tax benefit has been recorded in the financial statements since realization of net operating loss carryforwards does not appear likely. The potential benefit of the net operating loss carryforwards and the deferred tax benefit of future timing differences under SFAS No. 109 is approximately $2,988,000. The March 8, 1995 acquisition (Note 4 on Notes to Financial Statements) resulted in a "change in control" as defined by Internal Revenue Service Regulations. Accordingly, the utilization of the Company's net operating loss carryforwards are deemed more likely than not to expire unutilized. Future financings may cause additional changes in ownership and further limitations on the use of federal net operating loss carryforwards.

YEAR 2000 ISSUES

As with other organizations, some of the Company's computer programs were originally designed to recognize calendar years by their last two digits. Calculations performed using these truncated fields would not work properly with dates from the year 2000 and beyond. The Company has initiated efforts to remedy this situation and expects all programs to be corrected and tested prior to the year 2000. The incremental costs of this project are not expected to have a material effect on the Company's consolidated financial statements or results of operations.

                  IMAGITEL MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATION'S

         THE FOLLOWING DISCUSSION OF IMAGITEL'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS INCLUDES CERTAIN FORWARD-LOOKING STATEMENTS. WHEN USED IN THIS PROXY STATEMENT, THE WORDS "ESTIMATE", "PROJECTION", "INTEND", "ANTICIPATES" AND OTHER SIMILAR TERMS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS THAT RELATE TO IMAGITEL'S FUTURE PERFORMANCE. ALL SUCH STATEMENTS ARE SUBJECT TO SUBSTANTIAL UNCERTAINTY. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE FORWARD-LOOKING STATEMENTS SET FORTH BELOW. NEITHER WAVETECH NOR IMAGITEL UNDERTAKES ANY OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY OF THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.

OVERVIEW

         Imagitel is a switchless reseller of long distance and enhanced telecommunications services formed in December 1997 to serve as a holding company for its operating subsidiaries, RRVE and DDD, each of which was formed in January 1996. As a result, Imagitel's financial results of operations are presented on a consolidated basis, which incorporates the operations of its subsidiaries. All of Imagitel's revenues to date have been derived from RRVE's sale of a single product, the Consumer Access(TM) card, which is marketed through a single distribution channel.

         Imagitel commenced marketing its services in May 1996 and billed its first customer in June 1996. As a result, 1997 represents Imagitel's first full fiscal year of operations. The average revenue per customer per month has remained relatively flat since the commencement of Imagitel's marketing activities. Imagitel's costs associated with attracting and retaining key personnel have dramatically increased since its inception as a result of significant competition for technically skilled employees, as well as an increase in competition among employers generally to attract and retain employees. Imagitel expects this trend to continue as it seeks to develop and market additional products and services, many of which may be more technically complex and sophisticated than those offered to date. Additionally, intense competition in the telecommunications industry generally has resulted in increased pressure to reduce the prices at which Imagitel can offer products and services to the marketplace, thereby reducing the net profit realized by Imagitel per customer.

         All of Imagitel's revenues have historically been billed directly to the end user through the LEC serving the respective geographic area of
Imagitel's customers. These bills are processed pursuant to contractual arrangements, which Imagitel currently maintains with two intermediate billing companies, each of which has direct billing and collection contracts with the LECs. Imagitel is dependent upon these billing companies for the receipt of its revenues, as the cost to establish its own billing and collection contracts is expensive, time consuming and requires substantial fees and ongoing financial commitments. See "Risk Factors--Risks Associated with LEC Billing." In addition, Imagitel's sales activities have been entirely dependent upon the efforts of certain third-party dealers who acquire additional customers on behalf of Imagitel. Future third-party dealer arrangements may provide for ongoing commissions in lieu of or in addition to initial one-time fees. Such dealers typically receive a one-time fee, typically in an amount not in excess of the first month's billings in connection with each customer such dealer acquires on behalf of Imagitel. In addition, the Majority Stockholders of Imagitel receive a monthly commission equal to 10% of all of Imagitel's customer revenues from sales of its Consumer Access(TM) product.

         Imagitel's revenues have historically been largely dependent upon its sweepstakes marketing activities, as well as through sales of its Consumer Access(TM) program. Effective May 1, 1998, Imagitel ceased all sweepstakes marketing activities. While it has continued to service existing Consumer Access(TM) customers, Imagitel's growth strategy is dependent upon the success of new marketing strategies. As a result, Imagitel's historical results of operations may not be indicative of future results. Imagitel believes there are a number of factors that should be considered when evaluating its operating results and readers are cautioned not to place undue reliance on any single factor. For example, although revenue is an important indicator of a company's growth, it can be misleading. In addition, past performance may not necessarily be indicative of future results, particularly in light of Imagitel's limited history of operations and future growth strategy.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 1997

         Revenues increased by $5,725,767 or 82.1% to $12,700,873 for the three months ended March 31, 1998 as compared to $6,975,106 for the same period in 1997. This increase resulted from an increase in the number of customers acquired and maintained by Imagitel. None of the increase resulted from price increases.

         The Cost of Goods Sold ("COGS") increased by 127.6% or $3,809,834 to $6,796,198 during the three months ended March 31, 1998 as compared to $2,986,364 during the comparable period of the prior year. However, such increase resulted in a 10.7 percentage point decrease in Imagitel's gross profit margin to 46.5% for the three months ended March 31, 1998 from 57.2% for the comparable period of 1997. The increase in COGS during the 1998 period was a result of an increase in the number of active customers which subscribed to Imagitel's system during such periods. The decrease in the gross margin percentages resulted from an increased use of customer minimum usage minutes.

         Commissions and other selling costs increased by $367,859 or 16.2% to $2,633,189 during the three months ended March 31, 1998 from $2,265,330 during the comparable period of 1997. These costs as a percentage of Imagitel's revenues decreased 11.8 percentage points to 20.7% from 32.5% during the three months ended March 31, 1998 and 1997, respectively. The increase in costs as a percentage of revenues during the 1998 period as compared to the comparable period of 1997 was primarily a result of additional one-time payments which Imagitel makes to third party dealers for their services to Imagitel in connection with the initial acquisition of additional customers. These one-time costs, however, were partially offset by the increased size of Imagitel's existing base of customers, for which Imagitel is not obligated to make such payments to its third-party dealers. As a result, the percentage of revenues paid out by Imagitel as commissions tends to decrease in direct relation to that portion of its customer base during a given month which represents existing customers as opposed to new customers. To the extent that Imagitel is able to acquire additional customers in the future, these costs as a percentage of its revenues will likely increase correspondingly.

         General and administrative costs increased by $1,070,954 or 85.2% to $2,328,697 during the three months ended March 31, 1998 from $1,257,743 during the comparable period of 1997. The increase in general and administrative costs primarily resulted from increased operating costs associated with planning, development and implementation of Imagitel's new product and service offerings.

         Interest costs increased by $101,002 or 86.1% to $218,330 during the three months ended March 31, 1998 from $117,328 during the comparable period of 1997. The increase was directly attributable to an increased gross amount of its receivables which Imagitel in turn borrowed against in order to generate additional working capital.

         Depreciation increased by $29,129 to $30,379 during the three months ended March 31, 1998 as compared to $1,250 during the comparable period of the prior year. The increase was due to significant increases by Imagitel in property, plant and equipment, which Imagitel incurred in connection with the initial development of its operations. Imagitel expects to make significant additional capital investments in the foreseeable future as it implements its growth strategy. Such investments, if made, are expected to result in corresponding increases in Imagitel's depreciation costs.

         Pre-tax net income increased by $376,118 or 108.0% to $724,459 during the three months ended March 31, 1998 from $348,341 during the comparable period of 1997. The increase was due mostly to increased sales, offset by significantly increased expenditures related to Imagitel's development of systems related to planned new products and services.

         Net income per share increased by $1.88 to $3.62 for the three months ended March 31, 1998 as compared to $1.74 for the same period of the prior year. Diluted income per share increased $1.75 or 102.9% to $3.45 for the three months ended March 31, 1999 as compared to $1.70 for the comparable period of the prior year. The increase in net income per share was due to the increase in net income of Imagitel. However, the increase in diluted income per share during such period was partially attributable to the issuance of options to purchase a number of shares of Imagitel Common Stock representing approximately 5% of the aggregate number of shares of Imagitel Common Stock outstanding at the time of issuance during each of the three month periods ended March 31, 1998 and 1997, respectively.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

         Revenues increased by $36,290,035 to $42,494,761 during 1997 from $6,204,726 during 1996. The increase resulted from an increase in Imagitel customers as Imagitel commenced its operations. In addition, information for 1996 does not include a full year of operations for Imagitel.

         COGS increased by $17,440,714 to $20,098,609 during 1997 as compared to $2,657,895 during 1996, which resulted in a gross margin of 52.7% and 57.2% respectively. The increase in cost of goods sold resulted from an increase in the number of customers using Imagitel's system and the fact that Imagitel operated its current business for less than a full year in 1996. The decrease in gross margin as a percentage of sales is primarily attributable to an increase in the volume of usage by Imagitel's customers of their minimum usage minutes, which increase was in turn magnified by a large increase in the number of new customers of Imagitel.

         Commissions and other selling costs increased by $6,839,937 or 238.8% to $9,704,619 during 1997 as compared to $2,864,682 during 1996, representing 22.9% and 46.2% of revenues respectively. The increase in aggregate commission and other selling costs in 1997 over 1996 is the direct result of a significant increase in the increased size of Imagitel's customer base and Imagitel's rapid growth during its initial stage of operation. The decrease from 1996 to 1997 in commission and other selling costs as a percentage of revenues was primarily attributable to the increased percentage of Imagitel's customers which were previously existing customers during such period. While Imagitel pays commissions on all revenues related to customer sales of its Consumer Access(TM) program, it is obligated to pay additional one-time commissions in connection with each initial acquisition of a customer. As a result, its commissions and other selling costs as a percentage of revenues during a given period increases in proportion to the number of customers initially acquired during such period.

         General and administrative costs increased by $7,339,355 to $8,765,465 during 1997 from $1,426,110 during 1996. The increase was a result of additional personnel, which were needed in order to service Imagitel's increased customer base and other operations as it sought to initially develop its business. The decrease in general and administrative costs as a percentage of sales during 1997 as compared to 1996 was mostly due to the developmental nature of Imagitel's business during 1996 as Imagitel expended substantial resources in connection with the introduction of its initial product offerings.

         Interest costs increased to $890,868 during 1997 from $63,036 during 1996. This increase in Imagitel's interest cost during 1997 was due to the commencement of factoring agreements with third parties. See "-- Liquidity and Capital Resources."

         Depreciation cost increased by $47,834 to $62,042 in 1997 from $14,208 during 1996. The increase was due to significant increases by Imagitel in property, plant and equipment that Imagitel incurred in connection with the initial development of its operations. Imagitel expects to make significant additional capital investments in the foreseeable future as it implements its growth strategy. Such investments, if made, are expected to result in corresponding increases in Imagitel' s depreciation costs.

         Net income increased by $3,842,197 to $3,035,200 during 1997 as compared to a loss of ($806,997) during 1996. The increase in net income during 1997 as compared to 1996 was due to the increase in sales by Imagitel during 1997.

         Basic income per share increased by $19.21 to $15.18 during 1997 from a loss per share of ($4.03) during 1996. Diluted income per share increased by $18.53 to $14.50 during 1997 from a loss per share of ($4.03) during 1996. The increase in net income during 1997 as compared to 1996 was due to the increase in sales by Imagitel during 1997; however, the diluted per share earnings are less than the basic per share earnings due to the issuance of common stock options to an employee of Imagitel during 1997.

LIQUIDITY AND CAPITAL RESOURCES

         As a result of its long payment cycles, usually 45 to 60 days after it provides a service, Imagitel is dependent upon third party finance companies for its working capital and available cash needs. Since 1997, Imagitel has historically met its working capital needs by borrowing from third parties against its receivables as collateral (i.e. "factoring"). These factoring agreements typically require that Imagitel's receivables be paid to third parties, none of which Imagitel controls. An interruption or decrease in the amount of receivables which Imagitel generates or the percentage of such receivables which it is able to factor or actually collect would have a material adverse impact upon Imagitel's business and results of operations and could potentially force Imagitel to cease its operations.

         Currently, Imagitel factors 100% of its receivables, approximately 85% of which it has historically been able to borrow against, while the remaining 15% is withheld by the factoring company as a reserve against uncollectible accounts, until such time as the associated revenues are actually received from the billing company. In addition, Imagitel has historically paid approximately 15% to 20% of its revenues as fees to the billing companies and factoring agents.

         Initially, Imagitel financed its negative operating income and cash flows with a combination of personal loans from the Majority Stockholders of Imagitel and a factoring arrangement with one of the two billing companies. In October 1996, Imagitel entered into a receivables factoring agreement with Receivables Funding Corporation ("RFC") that provided for up to $10.0 million of available credit, subsequently increased to up to $20.0 million. (Steve Jaffe, a proposed board member of Imagitel is the Chief Executive Officer of Receivables Funding Corporation. See "Certain Relationships and Related Transactions".) The facility has the effect of restricting Imagitel's ability to grow its business, as it prohibits Imagitel from borrowing against its available line of credit until after Imagitel has already billed a customer. Additionally, RFC has the right to restrict funding if it reasonably believes its ability to collect the receivables from the LECs may be in jeopardy. In addition, because the receivables due to Imagitel from the LECs must be paid through Imagitel's two intermediate billing companies, there is a substantial risk that RFC would restrict funding if one of such billing companies believed that its ability to collect funds due from the LEC was doubtful or otherwise in jeopardy.

         The billing companies also have an added risk in that an LEC may charge back fees and previously remitted funds relating to Imagitel. If the billing company reasonably believes this may happen, the billing company has broad discretion to withhold payments to RFC, which will then be compelled to withhold funds from Imagitel. One of the specified trigger events that could lead to a billing company taking such action is a precipitous drop in Imagitel's revenues or customer base. As Imagitel has recently suffered such a decline, Imagitel currently risks a severe or even complete loss of funding. Such a decrease or loss would have a significant material adverse effect upon Imagitel's business and could cause it to cease operations. Both of Imagitel's two billing companies have informally assured Imagitel that they will not withhold payments to Imagitel at this time; however, each of the billing companies reserves the right to withhold funds in the future if they deem it appropriate. There can be no assurances that such billing arrangements will continue to exist and if so, that the billing companies will not withhold such payments from Imagitel.

         Imagitel believes that it has sufficient capital to meet its liquidity and capital requirements for approximately the next sixty days, although Imagitel's capital requirements are subject to numerous contingencies, many of which are beyond the control of Imagitel. See "Risk Factors." Imagitel must obtain additional capital in order to implement its current and future operating and marketing plans. Imagitel is currently seeking additional sources of capital; however, it does not have any commitments to provide additional capital when needed. If it is unable to obtain such financing, Imagitel may be required to curtail its introduction of existing as well as new products and services, new or expanded distribution channels or make other capital investments. There can be no assurance that any additional financing will be available when needed, or, if available, will be on terms acceptable to Imagitel. In addition, any debt financing could result in additional interest costs to Imagitel and any additional issuances of equity securities could be potentially dilutive to existing shareholders of Imagitel.

         Cash provided by (used for) operating activities during the three months ended March 31, 1998 increased by $1,817,504 to $1,293,126 from ($524,378) during the comparable period of 1997. Cash provided by (used for) operating activities in each of the years ended December 31, 1997 and 1996 was $400,329 and ($2,058,867), respectively. The increases in each of 1997 and the three months ended March 31, 1998 as compared to the comparable prior periods was a direct result of Imagitel accumulating a critical mass of sales, thereby allowing Imagitel to operate at a profit commencing in mid-1997. This critical mass was the direct result of additional customers being added to the Imagitel systems and a slowing of the internal rate of growth of Imagitel. Imagitel expenses all customer acquisition costs as incurred, which can result in lower profits being reported during times of rapid growth.

         Cash used for investing activities during the three months ended March 31, 1998 and 1997 was ($856,225) and ($9,687), respectively. Cash used for investing activities in each of the years ended December 31, 1997 and 1996 was

($240,474) and ($199,286), respectively. The increase during 1997 as compared to 1996 resulted from a decrease in capital investment and an increase due to a letter of credit Imagitel posted to guarantee a small line of credit. The increase during the interim period of 1998 as compared to the corresponding period of 1997 resulted from significant capital expenditures to support Imagitel's new planned product offerings and the extension of a working capital line of credit by Imagitel to Wavetech. See "The Merger -- Certain Material Contracts of Transactions.".

         Cash provided by financing activities during the three months ended March 31, 1998 and 1997 was ($455,819) and $ 1,052,754, respectively. Cash provided by financing activities in each of the years ended December 31, 1997 and 1996 was ($1,312,570) and $2,258,153, respectively. The decrease during the interim period of 1998 as compared to the same period in 1997 is due to an 80% decrease in payments due from the third party which factored certain of Imagitel's receivables, reflecting the moderating growth of Imagitel and the payment of distributions and advances to affiliates to provide cash to the stockholders of Imagitel to pay 1997 income taxes resulting from the Imagitel's organization under Subchapter S of the Code. The difference in 1997 as compared to 1996 resulted from the payment of distributions and the repayment of stockholder loans made to Imagitel to fund its initial operations.

         The provision for income taxes is merely an estimate of the federal and state taxes that would have been owed by Imagitel, had it been a regular "C-Corporation" during the demonstrated periods. Imagitel is a corporation organized under Subchapter S of the Code and as such all tax liabilities have historically inured to Imagitel's stockholders. As a result, when Imagitel suffered a loss in 1996, the corresponding tax-loss carryforwards did not accrue to Imagitel, but rather were allocated to its stockholders. Imagitel is obligated to make cash distributions to its stockholders in amounts equal to any tax liabilities incurred by the stockholders as a result of their respective ownership of Imagitel. Imagitel intends to change to a C-Corporation prior to effecting the Merger.

SEASONALITY

         Imagitel's business has historically been slightly seasonal, with sales to new customers typically decreasing by approximately 15% during the fourth quarter of each calendar year. Sales to existing customers have not historically been impacted by seasonal trends. However, as Imagitel seeks to increase the percentage of commercial, as opposed to residential, customers which it serves, its revenues may become more susceptible to seasonal variations.

YEAR 2000 ISSUES

         As with other organizations, some of Imagitel's computer programs were originally designed to recognize calendar years by their last two digits. Calculations performed using these truncated fields will not function properly using dates from January 1, 2000 and thereafter. Based upon a cursory internal investigation, Imagitel believes that its existing internal systems are able to recognize such dates, and it has adopted a policy which requires that all third parties with which it enters into agreements be similarly equipped with technology capable of recognizing such dates. However, as with most telecommunications companies, Imagitel's operations are largely dependent upon the technology and equipment of third parties such as the RBOC's, long-distance telecommunications carriers and other industry participants of the public switched telephone network, almost all of which have refused to contractually warrant or represent that such technology and equipment are prepared to address this issue. Imagitel believes, based upon reasonable diligence, that such entities are not currently compliant. To the extent such entities are not compliant and, as a result, experience errors, disruptions or complete cessations in their service, Imagitel's business could be materially adversely affected. Imagitel could even be required to suspend or completely cease its own operations.

INFLATION

         Inflation has had no material effect on Imagitel's operations or financial condition to date.

                        DIRECTORS, DIRECTOR NOMINEES AND
                        EXECUTIVE OFFICERS OF THE COMPANY

         All directors hold office until the next annual meeting of Stockholders of the Company and thereafter until their successors are chosen and qualified. All officers hold office at the selection and choice of the Board of Directors of the Company.

DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

         The directors, director-nominees and executive officers of the Company are as follows:

    NAME               AGE        POSITION HELD WITH COMPANY
    ----               ---        --------------------------
Terence E. Belsham     61       Chairman of the Company's Board of Directors
Gerald I. Quinn        53       President, Chief Executive Officer, and Director
Lydia M. Montoya       44       Chief Financial Officer
Richard P. Freeman     41       Vice President, Investor Relations and Product
                                Development, Secretary and Director
Terrence H. Pocock     65       Director
John P. Clements       48       Director

IMAGITEL DESIGNEES

James B. Gambrell IV   38       Director-Nominee
Richard Hartman        52       Director-Nominee
Robert C. Hawk         58       Director-Nominee
Steven B. Jaffe        42       Director-Nominee

I.   WAVETECH NOMINEES

         The persons named below have been nominated to be elected as members of the Board of Directors of Wavetech only if the issuance of the Merger Shares pursuant to the Reorganization Agreement is NOT approved by the Stockholders. In addition, certain persons who currently serve as executive officers of Wavetech are identified below.

         TERENCE E. BELSHAM was a co-founder of Interpretel, a wholly owned subsidiary of Wavetech. Since it was founded in 1992 until May 1996, Mr. Belsham was the President and CEO of Interpretel. Mr. Belsham has also served as the Company's Chairman of the Board since March 1995. From 1989 until 1992, Mr. Belsham was President of Intran Systems, Inc., an electronics manufacturing company. From 1983 to 1989, Mr. Belsham owned Sinclair Associates, a real estate marketing and management firm. From 1965 to 1983, Mr. Belsham was President and owner of Lackie Manufacturing Company, Ltd., a jewelry manufacturing company in Canada. Mr. Belsham graduated from the business school of the University of Western Ontario. Mr. Belsham has been active in Rotary International, the Canadian Jeweler's Association and the 24 Karat Club. At the Effective Time, Mr. Belsham shall cease to be a director of the Reorganized Parent.

         GERALD I. QUINN has been the President of Interpretel (Canada) Inc., a subsidiary of the Company, since 1995. In May 1996, Mr. Quinn became the President, Chief Executive Officer and a Director of the Company. From 1986 to 1994, Mr. Quinn was Vice President of University Affairs and Development at the University of Guelph, which is one of Canada's leading teaching and research universities. While at the University of Guelph, Mr. Quinn's responsibilities included marketing, image development, constituent relations and media relations, including systems development, telemarketing and the development of affinity programs. From 1975 until 1986, Mr. Quinn held many senior administrative positions with Canada's largest college of applied arts and technology, including positions relating to the development and commercialization of technology and multimedia based interactive learning programs. Since 1984, Mr. Quinn has served as a consultant to Cableshare Interactive Technology, Inc., a Canadian TSE listed public company that operates in the interactive television industry. Mr. Quinn has been a director of
Cableshare   since  1993  and  chairs  its  board   committee   on  mergers  and
acquisitions. Mr. Quinn is active in numerous civic and professional organizations and has been recognized for his work in marketing, sales, promotion and public relations by various trade organizations. Mr. Quinn has two arts degrees with majors in English, Economics and Political Science. Mr.
Quinn's sister is married to Terrence H. Pocock. At the Effective Time, Mr. Quinn shall cease to be an officer or director of the Reorganized Parent.

         LYDIA M. MONTOYA joined the Company in September 1996 as its Chief Financial Officer. From May 1994 until September 1996, Ms. Montoya was self-employed as a Certified Public Accountant. Ms. Montoya was Controller of Ugly Duckling Corporation, a publicly traded company ("Ugly Duckling") from November 1992 to May 1994. Ugly Duckling is an operator of nine used car dealerships which also finance and service retail installment contracts generated from the sale of used cars by its dealerships. From July 1987 to October 1992, Ms. Montoya was Director of Partnership Accounting, for Verde Investments, Inc., a real estate development company that constructed, operated and sold over 5,000 apartment units. Ms. Montoya began her career with Coopers & Lybrand. Ms. Montoya has a B.S. in Accounting from the University of Arizona and a B.S. in Sociology from Arizona State University. At the Effective Time, Ms. Montoya shall continue to serve as Chief Financial Officer of the Reorganized Parent.

         RICHARD P. FREEMAN was a co-founder of Interpretel and has served as Interpretel's Vice President since 1993 and as a Director of the Company since March 1995. Prior to joining Interpretel, Mr. Freeman was a principal in several entrepreneurial companies located in Arizona, which were primarily involved in the tourism and travel industries. Those companies included Desert Divers, a scuba retail and boat charter Company, and Vacation, Etc., a tour and travel company which focused on corporate, leisure and adventure travel, wholesale tour operations and escorted senior travel. Mr. Freeman has also served as a consultant to several travel-related organizations, including the Business Radio Network, a national network. Mr. Freeman holds a Bachelor of Arts degree from the University of Arizona and is active in various civic and community organizations. At the Effective Time, Mr. Freeman shall cease to be an officer or director of the Reorganized Parent.

         TERRENCE H. POCOCK has been a Director of the Company since March 1997. Mr. Pocock is the Vice Chairman of Cableshare Interactive Technology, Inc. ("Cableshare"), a Canadian public company he founded in 1973 that operates in the interactive television industry. Currently, Mr. Pocock is involved in technology oversight for the board of directors at Cableshare. From its inception in 1973 until 1992, Mr. Pocock was the CEO of Cableshare. While at Cableshare, Mr. Pocock was involved in product development and was responsible for obtaining several patents on interactive television technology. Mr. Pocock holds B.A., B Comm. and MBA degrees from various Canadian universities and is a graduate of the Canadian Royal Military College. Mr. Pocock is married to the sister of Gerald I. Quinn. At the Effective Time, Mr.Pocock shall cease to be a director of the Reorganized Parent.

         JOHN P. CLEMENTS has been a Director of the Company since February 1998. Mr. Clements is currently Vice President of Lovitt & Touche, an insurance brokerage firm in Tucson, Arizona. The firm services a variety of industries, with a specialty in real estate. Prior to joining Lovitt & Touche in 1989, Mr. Clements was Chief Operating Officer for Ashland Equities Company in Tucson where he directed development of shopping centers and formed land investment partnerships. Mr. Clements is also a Certified Public Accountant. For the first 14 years of his career he was with Coopers & Lybrand accounting firm, where he started in a staff position and moved up to become a General Practice Partner in charge of Audit Practice for the Tucson office, specializing in real estate and healthcare. At the Effective Time, Mr. Clements will cease to be a director of the Reorganized Parent.

II.  IMAGITEL DESIGNEES

         The following persons have been designated by Imagitel to serve as all of the directors of the Reorganized Parent at the Effective Time. A VOTE FOR THE APPROVAL OF THE ISSUANCE OF THE MERGER SHARES PURSUANT TO THE REORGANIZATION AGREEMENT WILL ALSO BE DEEMED A VOTE FOR EACH OF THE FOLLOWING PERSONS TO BE ELECTED AS A DIRECTOR OF THE REORGANIZED PARENT.

         JAMES B. GAMBRELL IV has been designated to serve as a director of the Reorganized Parent. If the issuance of the Merger Shares is approved by the Stockholders, Mr. Gambrell shall commence service as President, Chief Executive Officer and a director of the Reorganized Parent at the Effective Time. Mr. Gambrell has served as President and Chief Executive Officer of Imagitel since March 1997, and as its Chief Financial Officer from 1996 to 1997. From 1986 to 1996, Mr. Gambrell served as President of Waterford Investments, an investment and corporate advisory firm. Mr. Gambrell holds a B.S. in Business from the State University of New York, and an Executive MBA from Baylor University.

         RICHARD HARTMAN has been designated to serve as a director of the Reorganized Parent. If the issuance of the Merger Shares is approved by the Stockholders, Mr. Hartman shall commence service as a director of the Reorganized Parent at the Effective Time. Mr. Hartman has served as Senior Vice President and President - North American Division of ITT Sheraton Corporation ("Sheraton"), a publicly traded international hotel operating company, from 1992 until March 1998. Prior thereto, Mr. Hartman, served in various other managerial positions with Sheraton, including Senior Vice President, Director of Operations
- North America Division and Vice President, Director of Operations - Asia Pacific Division, among others, since joining Sheraton in 1968. Mr. Hartman was educated in Seattle, Washington, Geneva, Switzerland and Hawaii and is a graduate of the University of Hawaii School of Travel Industry Management.

         ROBERT C. HAWK has been designated to serve as a director of the Reorganized Parent. If the issuance of the Merger Shares is approved by the Stockholders, Mr. Hawk shall commence service as a director of the Reorganized Parent at the Effective Time. Mr. Hawk is currently President of Hawk Communications, a telecommunications consulting company. From May 1996 until his retirement in April 1997, Mr. Hawk was President and Chief Executive Officer of US West Multimedia Communications, Inc. ("US West"), during which time he was responsible for its cable, data and telephony communications businesses. Prior thereto, Mr. Hawk served as President of the Carrier and Information Provider division of U.S. West from 1990 until May 1996. Prior to joining U.S. West, Mr. Hawk served in various positions with other telecommunications and technology companies, such as Mountain Bell, CXC and AT&T. Mr. Hawk is also a member of the Boards of Directors of Regis University, the Urban League of Metropolitan Denver, PairGain Technologies, Premisys Communications, Xylan Corp., Concord Communications and Radcom. All are publicly traded. Mr. Hawk received a Bachelor of Business Administration from the University of Iowa and an MBA from the University of San Francisco.

         STEVEN B. JAFFE has been designated to serve as a director of the Reorganized Parent. If the issuance of the Merger Shares is approved by the Stockholders, Mr. Jaffe shall commence service as a director of the Reorganized Parent at the Effective Time. Mr. Jaffe currently serves as Chief Executive Officer, President and Chairman of the Board of Directors of Receivables Funding Corporation ("RFC"), a telecommunications specialty finance company. RFC provides receivable financing to Imagitel. See "Certain Relationships and Related Transactions." Prior to joining RFC in March 1996, Mr. Jaffe served as Vice President of Enron Capital & Trade Resources, a marketer of natural gas, gas liquids and electric power, since November 1992. Mr. Jaffe received a bachelor's degree in communications from McGill University and an MBA from Northeastern University. COMMITTEES OF THE BOARD OF DIRECTORS

         AUDIT COMMITTEE. The Board of Directors has established an audit committee (the "Audit Committee"), which consists of Messrs. Pocock and Clements. Upon approval of the issuance of the Merger Shares by the Stockholders and consummation of the Merger, the Audit Committee will consist of members of the Board of Directors to be appointed at the Effective Time. The Audit Committee is responsible for recommending independent auditors, reviewing with the independent auditors the scope and results of the audit engagement, establishing and monitoring the Company's financial policies and control procedures, and reviewing and monitoring the provision of non-audit services by the Company's auditors.

         COMPENSATION COMMITTEE. The Board of Directors has established a compensation committee (the "Compensation Committee"), which consists of Messrs. Quinn and Freeman. Upon approval of the issuance of the Merger Shares by the Stockholders and consummation of the Merger, the Compensation Committee will consist of members of the Board of Directors to be appointed at the Effective Time. The Compensation Committee will oversee the design and implementation of all executive compensation, stock options, bonus plans, retirement plans and other compensation related issues which the Board of Directors deems, from time to time, appropriate for consideration.

         There are no other committees of the Board of Directors.

MEETINGS OF THE BOARD OF DIRECTORS

         During the fiscal year ended August 31, 1997, the Company's Board of Directors held twelve (12) meetings and acted approximately seven (7) times by unanimous written consent in lieu of a meeting. All of the Company's directors attended at least 75% of all meetings of the Board of Directors and any committees thereof on which they served.

                                PROPOSAL NO. TWO:
                              ELECTION OF DIRECTORS

         If the issuance of the Merger Shares pursuant to Proposal No. 1 is approved, all of the Imagitel designees named above will be appointed to serve as directors of the Reorganized Parent, until the next annual meeting. In addition to the four Imagitel designees named above, the Board of Directors of the Reorganized Parent intends to nominate a fifth person to fill the vacancy of a fifth director. Imagitel has not yet identified a person to fill such vacancy.

         If the issuance of the Merger Shares is not approved, the Company's Board of Directors has nominated each of Messrs. Quinn, Belsham, Freeman, Pocock and Clements to serve as directors of the Company until the next annual meeting of stockholders. Unless otherwise instructed, the proxies will vote to elect each of the Wavetech designees. Each nominee designated by Imagitel who receives the vote of a majority of the votes cast at the Annual Meeting will be elected to serve as a director. Stockholders are not entitled to cumulate votes. If any nominee becomes unavailable for reelection for any reason, or if a vacancy on the Board of Directors should occur prior to the Annual Meeting, which events are not anticipated, the shares represented by the enclosed proxy may be voted for such other person as the Board of Directors may recommend.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table summarizes all compensation paid to the Company's Chief Executive Officer (the "Named Executive Officer"), for services rendered in all capacities to the Company during each of the fiscal years ended August 31, 1997, 1996 and 1995. None of the Company's other employees received in excess of $100,000 in compensation during the last completed fiscal year.

                                                                         LONG TERM
                                    ANNUAL COMPENSATION              COMPENSATION AWARDS
                            -----------------------------------   -------------------------
                                                                  RESTRICTED    SECURITIES
     NAME AND       FISCAL   BONUS       OTHER        ANNUAL        STOCK      UNDERLYING
PRINCIPAL POSITION   YEAR   SALARY($)   AWARDS($)  COMPENSATION    AWARDS($)    OPTIONS (#)
------------------   ----   ----------  ----------  ------------  ----------    -----------
Gerald I. Quinn      1997   $85,000(1)   $-0-          $-0-             -0-       800,000(2)
 President/CEO       1996   $85,000       -0-           -0-        $203,637       500,000
                     1995   $58,000       -0-           -0-             -0-       300,000

(1) Includes the fair market value of 8,853 shares of Common Stock, which Mr. Quinn elected to receive as deferred shares pursuant to the Company's 1997 Stock Incentive Plan in lieu of a portion of his annual base salary for services rendered. The aggregate fair market value of these shares at the expiration of the applicable deferral periods equaled $34,163.

(2) Effective January 31, 1997, the exercise price with respect to an aggregate of 800,000 options to purchase Common Stock previously granted to Mr. Quinn was amended in connection with the cancellation of such previously outstanding options in exchange for a new grant of an equal number of options under the Company's 1997 Stock Incentive Plan. The exercise price of the new options is equal to the fair market value of the Company's Common Stock on the date of grant. All of such options were deemed fully vested as of the date of grant. See "-- Compensation Committee Report on Repricing."

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND OPTIONS VALUE AS OF AUGUST 31, 1997

         The following table sets forth certain information concerning each exercise of stock options during the year ended August 31, 1997 by the Named Executive Officer and the aggregated fiscal year-end value of the unexercised options of such Named Executive Officer.

                                                    NUMBER OF SHARES
                                                 UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                                       OPTIONS AT              IN-THE-MONEY OPTIONS
                                                   FISCAL YEAR END (#)        AT FISCAL YEAR END ($)
                 SHARES ACQUIRED    VALUE       -------------------------  --------------------------
     NAME        ON EXERCISE (#)  REALIZED ($)  EXERCISABLE UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
     ----        ---------------  ------------  ----------- -------------  -----------  -------------
Gerald I. Quinn       -0-           $   0         800,000        -0-         $  0           $  0

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information concerning individual grants of stock options made to the Named Executive Officer during the last completed fiscal year.

                    NUMBER OF
                     SHARES     PERCENT OF TOTAL
                   UNDERLYING    OPTIONS GRANTED
                     OPTIONS     TO EMPLOYEES IN    EXERCISE    EXPIRATION
     NAME          GRANTED (#)     FISCAL YEAR    PRICE ($/SH)     DATE
     ----          -----------     -----------    ------------     ----
Gerald I. Quinn     800,000(1)         45%           $0.66       May 2006

(1) In January of 1997, the public trading price of the Company's Common Stock had decreased significantly from the date these options were granted. In addition, the Company's Board of Directors approved the Company's 1997 Stock Incentive Plan. The Company's Board of Directors determined that these options were no longer providing appropriate incentives to the officers of the Company due to the significant decrease in market price of the Company's Common Stock. Accordingly, in January of 1997, the Company agreed to cancel these options and issue an equal number of options under the 1997 Stock Incentive Plan to these officers at an exercise price per share equal to the closing bid price of the Company's Common Stock on the date of grant. See "Compensation Committee Report on Repricing."

COMPENSATION OF DIRECTORS

         All Directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and its committees. Directors who are employees of the Company do not receive compensation for service on the Board, other than their compensation as employees.

         In January 1997, the Company adopted the 1997 Stock Incentive Plan (the "Plan"). Under the Plan, members of the Board of Directors of the Company, who are not employees of the Company or its subsidiaries, are automatically granted an option to purchase 10,000 shares of the Company's Common Stock upon their initial election to the Board and thereafter receive an annual grant of an additional 10,000 options. Since adopting the Plan, the Board of Directors determined that it was appropriate to provide additional compensation to its non-employee directors. Based upon such determination, the Company's two non-employee directors were granted the following options: an additional grant of 20,000 options was made to John P. Clements and an additional grant of 40,000 options was made to Mr. Terrence H. Pocock.

         In addition, the Board of Directors has adopted a policy to provide additional compensation to those directors who agree to serve as members of the Audit Committee. Pursuant to this policy, each of Messrs. Pocock and Clements were granted options to purchase 20,000 shares of the Company's Common Stock pursuant to the Plan. Such grants are in addition to any compensation which such directors receive in consideration of their service to the Company.

         All of the options granted pursuant to the Plan vest one year from the respective date of grant and terminate 10 years from the date of grant.

         The parties to the Reorganization Agreement intend to grant to the members of its Board of Directors options to purchase up to an aggregate of 110,000 shares of the Common Stock of Reorganized Parent at an exercise price of $2.40 per share (after giving effect to the Reverse Split). Of such options, it is anticipated that an aggregate of approximately 885 will be granted to each of Robert Hawk, Steve Jaffe and Richard Hartman. All of such options will be granted in exchange for options to purchase shares of Imagitel Common Stock to be granted prior to the Effective Time. Such options will vest on the first anniversary of the commencement of the grantee's service to the Board of Directors of the Reorganized Parent.

EMPLOYMENT CONTRACTS

         In May 1996, the Board of Directors approved a two-year employment agreement with Gerald I. Quinn for services as President and Chief Executive Officer. The agreement requires Mr. Quinn to devote his full time to the Company and provides for a base salary of $85,000 annually. Mr. Quinn is also entitled to receive any fringe benefits generally extended to the employees of the Company, including medical, disability and life insurance. Mr. Quinn also has the right to receive certain sales commissions from the Company under his agreement.

         In June 1996, the Board of Directors approved a one-year employment agreement with Richard P. Freeman for services as Vice President. The agreement provides for a base salary of $72,000 per year. The agreement requires Richard
P. Freeman to devote his full time to the Company. In June 1997, Mr. Freeman's contract was renewed under the same terms.

         After their initial terms, each of the above-described agreements continue at will, terminable within ninety days written notice by either party to the other. The agreements terminate upon the occurrence of any of the following events: (i) if the employee voluntarily terminates; (ii) if the employee dies; (iii) if the employee is unable to properly discharge his obligations under his employment agreement due to illness, disability or accident for three consecutive months or for an aggregate period of six months in any continuous twelve months; (iv) if the employee is convicted of a crime of moral turpitude by a court of competent jurisdiction; (v) if the employee is convicted of a felony, except to the extent that the charge arises from an act taken at the board's direction; or (vi) if the employee is grossly negligent or guilty of willful misconduct in connection with the performance of his duties, which negligence or misconduct, if curable, is not cured within fifteen days of a notice of cure by the Board or the Chairman of the Board. Each of the above-described agreements provides that the employee shall not compete with the Company during the term of the agreement and for a period of one year thereafter.

         In the event of any Corporate Transaction or Change of Control of the Company (each as defined in the Plan, as defined below), the Common Stock at the time subject to each outstanding option, but not otherwise vested, shall automatically vest in full, so that each such option shall, immediately prior to the effective date of such Corporate Transaction or Change of Control, become fully exercisable for all of the Common Shares at the time subject to the option, and may be exercised for all or any portion of those shares as fully vested Common Stock. Pursuant to these provisions, all options held by Messrs. Quinn and Freeman which are unvested immediately prior to the Effective Time shall become fully vested and immediately exercisable at the Effective Time. See "Interest of Certain Persons in the Merger." In December 1997, the Board of Directors approved a one-year employment agreement with Lydia M. Montoya for her services as Chief Financial Officer. The agreement provides for a base salary of $40,000 per year.

1997 STOCK INCENTIVE PLAN

         The Plan is administered by the Compensation Committee of the Board of Directors, which selects the persons to whom stock options are granted and determines the number of shares of Common Stock covered by the option, its exercise price or purchase price, and its expiration date.

         Directors and consultants of the Company and its subsidiaries are eligible to receive grants of options, Restricted Stock or Deferred Stock under the Plan, under which an aggregate of 4,600,000 shares of Common Stock are authorized for issuance. Usually, the only consideration received by the Company for the grant of an award will be past services and/or the expectation of future services. No options, Restricted Stock or Deferred Stock may be granted under the Plan after January 30, 2007.

         STOCK OPTIONS. The Plan provides for the granting to employees of either "incentive stock options" within the meaning of Section 422 of the Code, or non-qualified stock options. Directors, officers, employees and consultants of the Company and its subsidiaries who, in the opinion of the Board of Directors, are responsible for the continued growth and development and financial success of the Company are eligible to be granted options under the Plan. Generally, the exercise price of incentive stock options granted under the Plan must be not less than the fair market value of the underlying shares on the date of grant, and the term of each option may not exceed ten years. Options are generally subject to a five-year vesting schedule. Incentive stock options granted to persons who have voting control over 10% or more of the Company's capital stock are granted at 110% of the fair market value of the underlying shares on the date of grant and expire five years after the date of grant.

         The Plan provides the Board of Directors with the discretion to determine when options granted thereunder shall become exercisable. Generally, such options may be exercised after a period of time specified by the Board of Directors at any time prior to expiration, so long as the optionee remains employed by the Company. No option granted under the Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by the optionee.

         The Board, in its sole discretion, may accelerate the benefits of any award under the Plan in the event of a Corporate Transaction or Change of Control (each as defined in the Plan), with such acceleration rights being granted in connection with an award pursuant to an agreement evidencing the same or at any time after an award has been granted to a Participant.

         NONEMPLOYEE DIRECTOR AUTOMATIC OPTIONS. The Plan contains an Automatic Option Grant Program limited to those persons who serve as nonemployee members of the Board, including any nonemployee Chairman of the Board ("Eligible Directors"). Each individual who first becomes an Eligible Director after the date of approval of the Plan by the shareholders, is automatically entitled to receive a Non-Statutory Option to purchase 10,000 shares of Common Stock. On the date which is five days after the Company publicly announces its annual operating results, beginning with the fiscal year 1998 annual operating results, each person who is at that time serving as an Eligible Director will automatically be granted a Non-Statutory Option to purchase 10,000 shares of Common Stock, provided that such person has attended at least 75% of all meetings of the Board of Directors held during the most recently completed fiscal year.

         There is no limit on the number of automatic option grants that any one Eligible Director may receive. All grants to an Eligible Director under the Plan will have a maximum term of 10 years from the automatic grant date. Each automatic grant will vest one year from the date of grant, provided that the Director continues to serve until the next annual meeting of shareholders following such grant. If an Eligible Director ceases to serve as a Board member for any reason other than Death or permanent disability while holding one or more automatic option grants, then the option grants exercisable at the time such person ceased to be a Board member shall be exercisable for up to six months following cessation of Board service. In the event an Eligible Director dies during such six-month period, then the options otherwise exercisable by the Eligible Director may be exercised by the Eligible Director's legatees, personal representative or distributees for up to 12 months following the date of the Eligible Director's death. The exercise price of all options shall be equal to the fair market value of the Common Stock on the automatic grant date.

         In the event an Eligible Director becomes permanently disabled or dies while serving as a Board member, then all shares of Common Stock subject to automatic option grants shall immediately vest in full, and the Eligible Director, or the legatees, personal representatives or distributees in the case of the Eligible Director's death, may exercise the options for up to 12 months following the date of the permanent disability or death of the Eligible Director.

         In the event of any Corporate Transaction or Change of Control, all outstanding director options shall automatically vest and become fully exercisable and remain exercisable following the Corporate Transaction or Change of Control until the expiration or sooner termination of the option term. Immediately following the Corporate Transaction or Change of Control, all automatic option grants to Eligible Directors shall terminate.

         Director options are generally not transferable, and are exercisable during the Eligible Director's lifetime only by the Eligible Director. An Eligible Director has no rights as a shareholder with respect to any shares covered by an option until the option has been validly exercised.

         RESTRICTED AND DEFERRED STOCK. The Plan permits the Board to grant or sell shares of Common Stock to participants with a "substantial risk of forfeiture" within the meaning of Section 83 of the Code for a period to be determined by the Board as of the date of the award. Each grant or sale of Restricted Stock will constitute an immediate transfer of the ownership of Common Stock to the participant in consideration of the performance of services, permitting such participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer adopted at the date of the award. The Common Stock subject to the restrictions may not be sold, assigned, transferred, pledged or otherwise encumbered, and any dividends or other distributions paid on the Restricted Stock will be sequestered and reinvested on an immediate or deferred basis. At the expiration of the restriction period, the Company will deliver to the participant unlegended stock certificates in exchange for cancellation of the legended stock certificates.

         The Board may also authorize grants or sales of Deferred Shares to participants. Each grant or sale of Deferred Stock will constitute an agreement by the Company to issue or transfer Common Stock to a participant in the future in consideration of the performance of services, subject to the fulfillment during the Deferral Period for such conditions as the Board may specify. Each grant or sale may be made without additional consideration from the participant or in consideration of a payment that is less than the fair market value on the date of grant. During the Deferral Period, the participant will not have any rights of ownership in the Deferred Stock and will not have the right to vote the Deferred Stock. The Board may, at its sole discretion, authorize the payment of dividend equivalents on the Deferred Stock in cash or additional shares of Common Stock on a current, deferred or contingent basis.

         No more than 500,000 shares of Common Stock may be issued as Restricted Stock and Deferred Stock.

COMPENSATION COMMITTEE REPORT ON REPRICING

         In January 31, 1997, the Board, on the recommendation of the Compensation Committee, canceled an aggregate of 800,000 options previously granted to Gerald I. Quinn, President and CEO. Under a May 21, 1996 Services Agreement, Mr. Quinn was granted options on 500,000 shares of Wavetech Common Stock with an exercise price of $1.75 a share and, from a former agreement, options on 300,000 shares of Wavetech Common Stock at an exercise price of $1.3875 per share. On the same date, January 31, 1997, Mr. Quinn was granted a new option pursuant to the Plan of 800,000 shares of Wavetech Common Stock at an exercise price of $0.66 per share. Mr. Quinn's prior options were not within the Plan of the Company, and as such, did not enable him to take advantage of certain favorable tax provisions, and in addition, had an exercise price which the Board believed did not provide an appropriate incentive to Mr. Quinn. The Board of Directors determined, with Mr. Quinn abstaining, that Mr. Quinn as President and CEO needed to have a reasonable incentive to make Wavetech a financially viable operation for the benefit of the Stockholders. Mr. Quinn was not a significant Stockholder and was not being paid a large salary. Consequently, the Board felt the change in the option plan for Mr. Quinn was appropriate.

CHANGE IN CONTROL ARRANGEMENTS

         Pursuant to the Company's 1997 Stock Incentive Plan, the Board of Directors has the authority to provide, as to any options granted thereunder and outstanding at the time of a Corporate Transaction or Change of Control which have not otherwise vested, that such options shall automatically vest and become exercisable in full. In addition, the Non-Employee Director Automatic Grant Program of the Plan provides that all options granted pursuant to such program automatically vest upon a Corporate Transaction or Change of Control. As a result of such provisions, options to purchase an aggregate of approximately 1,900,000 (316,667 after giving effect to the Reverse Split) shares of Common Stock will become fully vested and exercisable (including 120,000 (20,000 after giving effect to the Reverse Split) options granted to the Company's non-employee directors) at the Effective Time of the Merger.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The following is a summary of transactions entered into on behalf of the Company or its subsidiaries since August 31, 1996, in which the amount involved exceeded $60,000 and in which officers, directors, nominees and/or greater than 5% beneficial owners of the Company's Common Stock (or an immediate family members of the foregoing) had, or will have, a direct or indirect material interest. There is also disclosed below, a description of certain transactions entered into among Imagitel and (i) a person designated to serve as a director of the Reorganized Parent and (ii) the Majority Stockholders.

         On January 21, 1997, the Company granted a warrant to Switch Telecommunications Pty Ltd. to purchase up to 200,000 shares of the Company's Common Stock at a price of $1.50 per share, in exchange for consideration of $20,000. The Company also licensed Switch to use certain Company technology in Australia and various other Asian countries.

         During the year ended August 31, 1997, the Company became indebted to Messrs. Quinn and Freeman, each of which is an officer and director of the Company. The Company became indebted to Mr. Gerald I. Quinn, the Chief Executive Officer, for $109,071 plus accrued interest of $7,685; and to Mr. Richard P. Freeman, Vice President, for $13,000 plus accrued interest of $585. The loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those available to the Company at the time in comparable transactions with unrelated third parties.

         On October 24, 1997,  the Company issued a 12%  convertible  promissory note in the original principal amount of $115,335 to Gerald I. Quinn, President and Chief Executive Officer. The note was issued in lieu of all then outstanding indebtedness of the Company to Mr. Quinn, and in consideration of the waiver by Mr. Quinn of certain defaults by the Company to repay such previously existing indebtedness according to its terms. On November 30, 1997, all of the unpaid principal plus accrued interest thereon then outstanding under the note was converted into an aggregate of 333,593 shares of the Company's restricted Common Stock.

         On October 24, 1997, the Company issued two 12% convertible promissory notes in the original principal amounts of $70,000 and $30,000, respectively, to the spouse and son of Terrence H. Pocock, a director of the Company for its working capital purposes. On November 30, 1997, all of the unpaid principal plus accrued interest thereon then outstanding under these notes was converted into an aggregate of 288,096 shares of the Company's restricted Common Stock. As additional consideration for such loans, the Company also issued warrants to purchase an aggregate of 20,000 shares of its Common Stock to the holders of the promissory notes. The warrants are exercisable until October 24, 1999 at a price of $0.46 per share.

         Steve Jaffe has been designated by Imagitel to serve as a director of the Reorganized Parent, if the issuance of the Merger Shares is approved by the Wavetech stockholders. Mr. Jaffe is the Chief Executive Officer of Receivables Funding Corporation ("RFC"), which has a receivables factoring agreement with Imagitel. During the year ended December 31, 1997, RFC financed all of Imagitel's eligible receivables at a cost of approximately $87,300 in feesplus approximately $800,000 in interest.

         During the year ended December 31, 1997, Imagitel paid an aggregate of approximately $2.2 million in commissions, directly and indirectly, to the Majority Stockholders as consideration for certain marketing services which they performed on behalf of Imagitel, pursuant to an oral agreement.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's officers and directors, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater than 10% stockholders are required by Exchange Act regulations to furnish the Company with copies of all Section 16(a) forms they file.

         In 1997, Messrs. Belsham, Freeman and Quinn each failed to file timely one report on Form 4 of a change in the exercise price of certain stock options granted in 1996 and Ms. Montoya failed to timely make one report on Form 4 of the grant of certain stock options. In addition, Mr. Pocock failed to timely file an initial statement of beneficial ownership on Form 3 and one report on Form 4 of the grant of certain stock options. All of the aforementioned untimely reports have since been filed with the Commission.

                          SECURITY OWNERSHIP OF CERTAIN
                      PRINCIPAL STOCKHOLDERS AND MANAGEMENT

         The following table sets forth certain information, as of May 31, 1998, with respect to the number of shares of the Company's Common Stock beneficially owned by (i) the Company's directors, (ii) the Named Executive Officer, (iii) the persons designated by Imagitel to serve as director of the Reorganized Parent, (iv) all directors and officers of the Company as a group and (v) persons known to the Company to own 5% or more of the Company's outstanding Common Stock before and after the Merger and Reverse Split.

                                            BEFORE REVERSE SPLIT              AFTER REVERSE SPLIT
                                                AND MERGER                        AND MERGER
                                      ----------------------------------  ----------------------------
                                                           PERCENTAGE OF                 PERCENTAGE OF
NAME AND ADDRESS OF                      NUMBER OF         TOTAL SHARES     NUMBER OF    TOTAL SHARES
BENEFICIAL OWNER (+)                   SHARES OWNED         OUTSTANDING   SHARES OWNED    OUTSTANDING
--------------------                   ------------         -----------   ------------    -----------
Terence E. Belsham                    1,179,024 (1)             6.9%         197,980(1)       2.1%
Richard P. Freeman                    1,195,192 (2)             7.0%         199,199(2)       2.1%
Gerald I. Quinn                       1,346,083 (3)             7.4%         224,348(3)       2.3%
Terrence H. Pocock                      298,096 (4)             1.7%          49,683(4)          *
John P. Clements                            200 (5)                *               0             *
Switch Telecommunications Pty Ltd.    3,544,110 (6)            18.7%         590,685(6)         6%
  55 Mentmove Ave.
  Rosebery, New South Wales 2018
  Australia
James Rautio (7)                              0                    0       2,969,100         31.5%
Bruce Robin (7)                               0                    0       2,969,100         31.5%
Scott Moster (7)                              0                    0         659,800            7%
James B. Gambrell IV (7)                      0                    0         347,253(8)       3.6%
Richard Hartman (7)                           0                    0               0             0
Robert C. Hawk (7)                            0                    0               0             0
Steven B. Jaffe (7)                           0                    0               0             0
All Officers and Directors as
   a Group(9)                      4,018,595(1)(2)(3)(4)(5)    21.2%         347,253(8)       3.6%

*    Less than 1%
+ Unless otherwise indicated, each holder has an address at c/o Wavetech International, Inc., 5210 E. Williams Circle, Suite 200,Tucson, Arizona 85711.
(1) Includes 200,000 (33,334 post-Reverse Split) shares of Common Stock issuable in connection with options to purchase Common Stock. The options are exercisable at $0.81 ($4.86 post-Reverse Split) per share and have fully vested.
(2) Includes 200,000 (33,334 post-Reverse Split) shares of Common Stock issuable in connection with options to purchase Common Stock. The options are exercisable at $0.81 ($4.86 post-Reverse Split) per share and have fully vested.
(3) Includes 800,000 (133,334 post-Reverse Split) shares of Common Stock issuable in connection with options to purchase Common Stock. The options are exercisable at $0.66 ($3.96 post-Reverse Split) per share and have fully vested.
(4) Includes 10,000 (1,667 post-Reverse Split) shares of Common Stock issuable upon the exercise of options granted to a non-employee Board Member. The options are exercisable at $0.37 and have fully vested. At February 28, 1998, 10,000 (1,667 post-Reverse Split) of the options are exercisable. Includes 288,096 (48,016 post-Reverse Split) shares of Common Stock and warrants to purchase an aggregate of 20,000 (3,334 post-Reverse Split) shares of Common Stock, all held by this holder's spouse and son, of which he expressly disclaims beneficial ownership.
(5)  All of these shares are held by Mr. Clements' sons.
(6) Includes a warrant to purchase 2,000,000 (333,334 post-Reverse Split) shares of Common Stock at $1.50 ($9.00 post-Reverse Split) per share.
(7) This holder has an address at c/o Imagitel, Inc., Penthouse Suite, 1132 Bishop Street, Honolulu, Hawaii 96813.
(8) Represents options to purchase 10,526 shares, all of which will become immediately exercisable at the Effective Time.
(9) Includes shares beneficially owned by 5 persons prior to the Effective Time and shares beneficially owned by 4 persons after the Effective Time.

                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has appointed Addison, Roberts & Ludwig, P.C., independent public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending August 31, 1998 if the issuance of the Merger Shares is not approved by the Stockholders or if the Merger is not consummated. Addison, Roberts & Ludwig, P.C. also served as the independent accountants for the Company's fiscal year ended August 31, 1997. Representatives of Addison, Roberts & Ludwig, P.C. are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

         It is anticipated that if the issuance of the Merger Shares is approved, the Board of Directors of the Reorganized Parent will seek to appoint independent public accountants other than Addison, Roberts & Ludwig, to audit the consolidated financial statements of the Reorganized Parent for the 1998 fiscal year.

               MARKET PRICE AND DIVIDEND OF WAVETECH COMMON STOCK

         The Wavetech Common Stock is quoted on the Nasdaq SmallCap Market. The high and low bid prices of the Wavetech Common Stock, as reported by the Nasdaq Stock Market, from September 1, 1995 through August 31, 1997 by fiscal quarters (i.e. 1st Quarter = September 1 through November 30) and for each of the fiscal quarters ended November 30, 1997, February 28, 1998 and May 31, 1998 are as follows:

                 1ST QUARTER       2ND QUARTER       3RD QUARTER    4TH QUARTER
                HIGH     LOW       HIGH      LOW     HIGH    LOW    HIGH    LOW
                ----     ---       ----      ---     ----    ---    ----    ---
     1996 (1)
Common Stock   $2 1/16  $  3/4   $ 1 3/8   $  3/4   $2 1/8  $  3/4   $2    $ 3/4
     1997 (1)
Common Stock   $1 1/16  $17/32   $1 1/32   $  1/4   $15/16  $11/32   $3/4  $5/16
     1998 (1)
Common Stock   $ 19/32  $  3/8   $ 15/32   $13/32   $11/16  $ 9/16    N/A    N/A

         (1) THE INFORMATION SET FORTH ABOVE CONCERNING THE HISTORICAL PRICE OF THE WAVETECH COMMON STOCK HAS NOT BEEN ADJUSTED TO GIVE RETROACTIVE EFFECT TO THE REVERSE SPLIT.

         The bid and the asked price of the Wavetech Common Stock on June 15, 1998 were $.594 and $.656, respectively.

         As of the Record Date, the Company had 146 stockholders of record of its Common Stock.

         The Company has never declared a dividend and does not plan to declare a dividend of cash on Wavetech Common Stock in the future.

                                 OTHER BUSINESS

         The Company's Board of Directors is not aware of any other business to be considered or acted upon at the Annual Meeting of the Stockholders other than those described above. If other business requiring a vote of Stockholders is properly presented at the meeting, proxies will be voted in accordance with the judgment on such matters of the person or persons acting as proxy. If any matter not appropriate for action at the Annual Meeting should be presented, the holders of the proxies will vote against consideration thereof or action thereon.

                              STOCKHOLDER PROPOSALS

         The Company welcomes comments or suggestions from its Stockholders. If a Stockholder desires to have a Proposal formally considered at the 1999 Annual Meeting of Stockholders, and evaluated by the Board for possible inclusion in the Proxy Statement for that meeting, the Proposal (which must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act) must be received in writing by the Secretary of the Company at the address set forth on the first page hereof on or before December 31, 1998.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents have been filed with the SEC by the Company and are hereby incorporated by reference into this Proxy Statement: (i) the Company's Annual Report on Form 10-KSB for the fiscal year ended August 31, 1997, (ii) the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended November 30, 1997 and (iii) the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended February 28, 1998. All other documents and reports filed pursuant to Sections 13(a),13(c),14 or 15(d) of the Exchange Act from the date of this Proxy Statement and prior to the date of the 1998 Special Annual Meeting shall be deemed to be incorporated herein by reference, and shall be deemed to be a part hereof from the date of the filing of such reports and documents.

         The Company will provide without charge to each person to whom this Proxy Statement is delivered, upon the written or oral request of such person, a copy of any document which is incorporated herein by reference. Such requests should be directed to: Attention: Secretary, Wavetech International, Inc., 5210
E. Williams Circle, Suite 200, Tucson, Arizona 85711. In order to ensure timely delivery of the documents prior to the Wavetech 1998 Annual Meeting, any request should be made by , 1998.

                     1997 ANNUAL REPORT TO SHAREHOLDERS

         A copy of the Company's 1997 Annual Report to Shareholders is being delivered herewith. Shareholders are encouraged to review the information included in the 1997 Annual Report in conjunction with the information set forth in this Proxy Statement.

                            GLOSSARY OF DEFINED TERMS

         ANNUAL MEETING means the special meeting in lieu of the 1998 Annual Meeting of Stockholders of Wavetech to be held on July __, 1998.

         CODE means the Internal Revenue Code of 1986, as amended.

         COMPANY  means  Wavetech  International,  Inc.,  a Nevada  corporation,
(formerly  Wavetech,   Inc.,  a  New  Jersey  corporation)   together  with  its
subsidiaries unless the context otherwise implies.

         CONVERSION RATIO means the rate at which each share of outstanding Imagitel Common Stock will be exchanged for a number of shares of authorized but unissued shares of Wavetech Common Stock in connection with the Merger. The Conversion Ratio is 32.99 shares of Wavetech Common Stock for each share of Imagitel Common Stock outstanding, after giving effect to the Reverse Split.

         DDD means DDD Calling, Inc., a Texas corporation and wholly owned operating subsidiary of Imagitel.

         EFFECTIVE TIME means the time immediately following consummation of the Merger and Reorganization.

         EXCHANGE ACT means the Securities Exchange Act of 1934, as amended.

         FCC means the U.S. Federal Communications Commission.

         IMAGITEL means Imagitel, Inc., a closely held Nevada corporation, together with its subsidiaries.

         IMAGITEL COMMON STOCK means the no par value per share common stock authorized for issuance by Imagitel.

         INTERIM means Wavetech Interim, Inc., a Nevada corporation wholly owned by Wavetech and formed for the purpose of effecting the Merger.

         INTERPRETEL means Interpretel, Inc., an Arizona corporation and wholly owned operating subsidiary of Wavetech.

         ISP means internet service provider.

         KAUFMAN means Kaufman Brothers, LP, an investment banking and financial advisory firm engaged by the Company to render an opinion with respect to the fairness, from a financial point of view, of the Conversion Ratio.

         LATA means local access and transport area.

         LECS means the local exchange carriers of telecommunications services.

         MAJORITY STOCKHOLDERS means James Rautio and Bruce Robin, each of whom owns approximately 45% of the outstanding Imagitel Common Stock and who shall, collectively, own in excess of 60% of the common stock of the Reorganized Parent to be outstanding immediately following the Effective Time.

         MERGER means the merger of Interim with and into Imagitel pursuant to the Reorganization Agreement.

         MERGER SHARES means the up to 7,922,861 shares of Wavetech Common Stock to be issued to the former stockholders of Imagitel in exchange for all of the outstanding shares of Imagitel Common Stock connection with the Merger.

         "NASDAQ" means the Nasdaq SmallCap Market which is maintained by the Nasdaq Stock Market, Inc. and on which the Company's Common Stock is currently quoted.

         PICS means primary interexchange carrier of a particular end user's telecommunications services.

         PIN means personal identification number of an authorized user of a telecommunications service.

         PROXY means the proxy by which Stockholders are asked to grant authority to each of Gerald I. Quinn and Richard P. Freeman to vote shares of Wavetech Common Stock held by the person granting such authority in accordance with the instructions specified thereon.

         PROXY STATEMENT means this proxy statement prepared in accordance with Rule 14a of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, pursuant to which the Company is soliciting proxies to be voted at the Annual Meeting.

         RBOCS means the regional Bell operating companies. RECORD DATE means June 24, 1998.

         REORGANIZATION means the series of transactions contemplated by the Reorganization Agreement, including but not limited to the Merger, the change in control of Wavetech and the issuance by Wavetech of the Merger Shares.

         REORGANIZATION AGREEMENT means the Reorganization Agreement, dated as of January 5, 1998 by and among Wavetech, Interim and Imagitel pursuant to which such parties agree to effect the Reorganization, as amended.

         REORGANIZED PARENT means Wavetech as it shall exist following the Reorganization, at which time it shall be renamed "Imagitel Group Holdings, Inc.", which shall be controlled by the Majority Stockholders.

         REVERSE SPLIT means the one-for-six reverse split of outstanding shares of Wavetech Common Stock previously approved by Wavetech Shareholders and which is planned to become effective at an unspecified date prior to the Reorganization.

         R&R means R&R Ventures, Ltd., a Nevada corporation affiliated with Imagitel as a result of its common ownership by the Majority Stockholders.

         RRVE means RRV Enterprises, Inc., a Texas corporation and wholly owned operating subsidiary of Imagitel. SEC means the U.S. Securities and Exchange Commission.

         SECURITIES ACT means the Securities Act of 1933, as amended.

         STOCKHOLDERS means holders of record of Wavetech Common Stock as of the close of business on the Record Date.

         SURVIVING SUB means Imagitel, Inc., the surviving corporation of the Merger which shall be wholly owned by the Reorganized Parent.

         SWITCH means Switch Telecommunications Pty Ltd, an Australian corporation, which holds approximately 5% of the currently outstanding shares of Wavetech Common Stock and which has entered into that certain license agreement, dated as of August 28, 1996.

        WAVETECH  means  Wavetech  International,  Inc., a Nevada  corporation,
(formerly  Wavetech,   Inc.,  a  New  Jersey  corporation)   together  with  its
subsidiaries unless the context otherwise implies.

         WAVETECH COMMON STOCK means the $.001 par value per share common stock authorized for issuance by Wavetech.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF WAVETECH, INC. AND ITS SUBSIDIARIES FOR THE YEARS ENDED AUGUST 31, 1997 AND 1996.
  Independent Auditor's Report ...........................................   F-2
  Consolidated Balance Sheet as of August 31, 1997 .......................   F-3
  Consolidated Statements of Operations for the years ended
    August 31, 1997 and 1996..............................................   F-4
  Consolidated Statements of Changes in Stockholders Equity for
    the years ended August 31, 1997 and 1996 .............................   F-5
  Consolidated Statements of Cash Flows for the years ended
    August 31, 1997 and 1996..............................................   F-6
  Notes to the Financial Statements ......................................   F-7

HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF WAVETECH INTERNATIONAL,
INC. AND ITS SUBSIDIARIES FOR THE SIX MONTH PERIODS ENDED FEBRUARY 28,
1998 AND 1997.
  Condensed Consolidated Balance Sheets for February 28, 1998 (unaudited)
    and August 31,1997 (audited)..........................................  F-18
  Condensed Consolidated Statements of Operations for the Three
    Month Periods Ended February 28, 1998 and 1997 (unaudited)............  F-19
  Condensed Consolidated Statements of Operations for the Six Month
    Periods Ended February 28, 1998 and 1997 (unaudited)..................  F-20
  Condensed Consolidated Statements of Cash Flows for the Six Month
    Periods Ended February 28, 1998 and 1997 (unaudited)..................  F-21
  Notes to Condensed Consolidated Financial Statements (unaudited)........  F-22

CONSOLIDATED FINANCIAL STATEMENTS OF IMAGITEL, INC. FOR THE YEARS
ENDED DECEMBER 31, 1997 AND 1996
  Report of Independent Accountants.......................................  F-23
  Consolidated Balance Sheets - December 31, 1997.........................  F-24
  Consolidated Statements of Operations and Retained Earnings--
    December 31, 1997 and from January 9, 1996 to December 31, 1996.......  F-25
  Consolidated Statements of Cash Flows - December 31,1997 and
    from January 9, 1996 to December 31, 1996.............................  F-26
  Notes to the Consolidated Financial Statements..........................  F-27

CONSOLIDATED FINANCIAL STATEMENTS OF IMAGITEL, INC. FOR THE QUARTERS
ENDED MARCH 31, 1998 AND 1997
  Consolidated Balance Sheets -March 31, 1998 (unaudited) and
    December 31, 1997 (audited)...........................................  F-32
  Consolidated Statements of Operations - (unaudited).....................  F-33
  Consolidated Statements of Cash Flows - (unaudited).....................  F-34
  Notes to the Consolidated Financial Statements..........................  F-35

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders and Board of Directors
Wavetech, Inc.

We have audited the accompanying consolidated balance sheet of Wavetech, Inc. and subsidiaries as of August 31, 1997 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended August 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wavetech, Inc. and subsidiaries as of August 31, 1997 and the results of its operations and its cash flows for the years ended August 31, 1997 and 1996, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 16 to the consolidated financial statements, the Company has incurred a significant loss from operations and has a deficit that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 16. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Addison, Roberts & Ludwig, P.C.

Tucson, Arizona
December 4,1997
Except for Note 15 as to which the date is March 31, 1998

                         WAVETECH, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                                 AUGUST 31, 1997

                                     ASSETS
                                                                        1997
                                                                        ----
Current assets:
  Cash and cash equivalents                                         $    13,329
  Accounts receivable, net of allowance of $527                          26,273
  Prepaid expenses and other assets                                       9,725
                                                                    -----------
      Total current assets                                               49,327
                                                                    -----------
Property and equipment, net                                             410,182

Noncurrent assets:
  Investment in Switch Telecommunications Pty Limited                 2,316,165
  Intangibles, net of amortization of $7,511                             29,489
  Deposits and other assets                                              35,633
                                                                    -----------
      Total noncurrent assets                                         2,381,287
                                                                    -----------
      Total assets                                                  $ 2,840,796
                                                                    ===========
                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses                             $   395,222
  Accrued interest payable, noncurrent portion                            5,248
  Notes payable, current portion                                        172,071
  Capital leases payable, current portion                                56,119
                                                                    -----------
      Total current liabilities                                         628,660

Noncurrent liabilities:
  Capital leases payable                                                 53,892
                                                                    -----------
      Total liabilities                                                 682,552

Commitments (Note 10)
Stockholders' equity:
   Common stock, par value $ .001 per share;
     50,000,000 shares authorized, 15,076,807
     shares issued and outstanding                                       15,077
   Additional paid-in capital                                         7,024,823
   Accumulated deficit                                               (4,881,656)
                                                                    -----------
      Total stockholders' equity                                      2,158,244
                                                                    -----------
      Total liabilities and stockholders' equity                    $ 2,840,796
                                                                    ===========

                        See Independent auditor's report.
              The accompanying notes are an integral part of these
                       consolidated financial statements.

                         WAVETECH, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE YEARS ENDED AUGUST 31, 1997 AND 1996

                                                       1997            1996
                                                       ----            ----

Revenues                                           $   865,571    $    19,895
                                                   -----------    -----------
Expenses:
  Cost of sales                                        679,930            -0-
  Development                                              -0-        297,935
  General and administrative                         1,796,533      1,603,356
                                                   -----------    -----------
      Total expenses                                 2,476,463      1,901,291
                                                   -----------    -----------

Net loss from operations                            (1,610,892)    (1,881,396)

Other income and expense:
  Interest income                                        8,500         32,777
  Interest expense                                     (26,893)       (11,585)
                                                   -----------    -----------
      Total other income and expense                   (18,393)        21,192
                                                   -----------    -----------

Net loss                                           $(1,629,285)   $(1,860,204)
                                                   ===========    ===========
Net loss per common share                          $      (.11)   $      (.17)
                                                   ===========    ===========
Weighted average number of shares outstanding       14,455,167     11,200,401
                                                   ===========    ===========



                        See Independent auditor's report.
              The accompanying notes are an integral part of these
                       consolidated financial statements.

                         WAVETECH, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  FOR THE YEARS ENDED AUGUST 31, 1997 AND 1996

                                                       ADDITIONAL
                                            COMMON      PAID-IN    ACCUMULATED
                               SHARES       STOCK       CAPITAL      DEFICIT         TOTAL
                               ------       -----       -------      -------         -----
Balances, August 31, 1995     9,455,078    $ 9,455    $1,540,223   $(1,392,167)   $   157,511

Common stock issued           4,659,363      4,659     5,207,744                    5,212,403
Net loss                                                            (1,860,204)    (1,860,204)
                             ----------    -------    ----------   -----------    -----------

Balances, August 31, 1996    14,114,441     14,114     6,747,967    (3,252,371)     3,509,710

Common stock issued             962,366        963       276,856                      277,819
Net loss                                                            (1,629,285)    (1,629,285)
                             ----------    -------    ----------   -----------    -----------

Balances, August 31, 1997    15,076,807    $15,077    $7,024,823   $(4,881,656)   $ 2,158,244
                             ==========    =======    ==========   ===========    ===========



                        See Independent auditor's report.
              The accompanying notes are an integral part of these
                       consolidated financial statements.

                         WAVETECH, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  FOR THE YEARS ENDED AUGUST 31, 1997 AND 1996

                                                         1997            1996
                                                         ----            ----
Cash flows from operating activities:
  Net loss                                           $(1,629,285)   $(1,860,204)
Adjustments to reconcile net loss to net cash
used in operating activities:
  Depreciation and amortization                          211,876        136,902
  Common stock issued for services                       204,180        203,125
Changes in assets and liabilities:
  (Increase) decrease in accounts receivable and
    other current assets                                   1,108        (32,758)
  (Increase) decrease in license fee receivable          200,000       (500,000)
  (Increase) decrease in inventory deposit               241,037       (241,037)
  Increase (decrease) in accounts payable and
    accrued expenses                                     264,507       (104,339)
  Increase (decrease) in accrued interest payable          5,248        (39,327)
  Increase (decrease) in unearned revenue               (499,985)       799,985
                                                     -----------    -----------
      Total adjustments                                  627,971        222,551
                                                     -----------    -----------
      Net cash used in operating activities           (1,001,314)    (1,637,653)

Cash flows from investing activities:
  Purchase of property and equipment                     (25,237)       (89,352)
  Increase in deposits and other assets                      -0-         (2,508)
  Advance on notes receivable                                -0-        (45,282)
  Payment of notes receivable                             45,282            -0-
  Purchase of intangibles                                (25,000)           -0-
                                                     -----------    -----------
      Net cash used in investing activities               (4,955)      (137,142)

Cash flows from financing activities:
  Proceeds from (payments on) notes payable              172,071       (324,600)
  Payments on capital lease payable                      (29,961)       (22,023)
  Proceeds from common stock issued                          -0-      2,693,113
  Proceeds from sale of warrants                          20,000            -0-
                                                     -----------    -----------
      Net cash provided by financing activities          162,110      2,346,490
                                                     -----------    -----------
Net increase (decrease) in cash                         (844,159)       571,695
Cash and cash equivalents, beginning of year             857,488        285,793
                                                     -----------    -----------
Cash and cash equivalents, end of year               $    13,329    $   857,488
                                                     ===========    ===========

                        See Independent auditor's report.
              The accompanying notes are an integral part of these
                       consolidated financial statements.

                         WAVETECH, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

         The consolidated financial statements include the accounts of Wavetech, Inc.(the "Company") and its wholly owned subsidiaries, Interpretel, Inc.(Interpretel), Interpretel(Canada)Inc., Telplex International, Inc. and International Environmental Services Corporation (an inactive corporation). All material intercompany balances and transactions have been eliminated. As of August 31, 1997, and for the previous three years, the Company had no operations other than its investment in Interpretel which was made on March 8, 1995. On March 10, 1995, Interpretel (Canada) Inc. was incorporated in Ontario, Canada as a wholly owned subsidiary of Interpretel. Interpretel (Canada) Inc. had not yet had any activities as of August 31, 1997.

         Interpretel was incorporated April 15, 1993, under the laws of the state of Arizona to develop, market and provide interactive telecommunication systems and services to business and individual customers. The systems incorporate interactive call processing, computer-telephony integration, card production/fulfillment, bill services, marketing, sales support, and customer service to provide features and services, including but not limited to, long distance dialing, voice/fax messaging, voice/fax broadcast, language interpretation/translation, information retrieval, interface to existing databases, and product promotion services. Each Interpretel system is developed to reflect or target the needs of an identified (target) market, with services provided to individual customers via a calling card product incorporating the use of certain trade secrets, trademarks, service marks, and materials related thereto. In prior years, Interpretel was deemed to be a development stage enterprise. For the year ended August 31, 1997, Interpretel is considered to be an operating company.

         On January 1, 1997, the Company acquired certain intangible assets of Telplex, Inc., an Arizona corporation, in exchange for $25,000 in cash. These assets were placed in a new wholly-owned subsidiary of Wavetech International, Inc. called Telplex International Communications, Inc. ("Telplex"). The Company did not assume any of the liabilities of Telplex. Telplex is a switchless international long distance reseller. The acquisition of Telplex's assets was made pursuant to an Asset Purchase Agreement dated January 22, 1997, by the Company, although it is deemed effective as of January 1, 1997.

         This acquisition has been accounted for under the purchase method of accounting and the results of Telplex's operations since the acquisition date have been included with those of the Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         CASH AND CASH EQUIVALENTS

         For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with a maturity of three months or less (money market accounts and certificates of deposit) to be cash equivalents.

         PROPERTY AND EQUIPMENT

         All property and equipment is recorded at cost and depreciated over the estimated useful lives of the assets, as follows:

         Furniture and fixtures                      7 years
         Computer equipment                          5 years
         Software                                    5 years

         The costs of maintenance, repairs and minor renewals are charged to expense in the year incurred. Expenditures which increase the useful lives of the asset are capitalized. When items are retired or disposed of, the cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

         INTANGIBLE ASSETS

         Intangible assets consist of start-up costs. These costs are primarily consulting fees and other costs incurred in connection with the development of the Company. Management believes that these costs will be recovered with future operations. Start-up costs are amortized over five years using the straight-line method.

         INCOME TAXES

         The Company uses Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires a liability approach to accounting for deferred income taxes in that the deferred income tax liability or benefit at the end of an accounting period should reflect the estimated deferred tax liability or tax benefit on the temporary book-tax differences at anticipated federal and state income tax rates.

         CREDIT RISK AND FAIR VALUE OF FINANCIAL INSTRUMENTS

         At August 31, 1997, the Company maintained a cash balance in a bank account insured by the FDIC. The cash balance did not exceed the FDIC insurable amount.

         The Company extends credit to customers on an unsecured basis in the ordinary course of business. The Company bills its services directly to authorized customer credit cards as usage is incurred.

         SFAS 107 requires disclosing fair value to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

         The carrying amounts for cash and cash equivalents, accounts receivable, license fee receivable, accounts payable and notes payable approximate fair value because of the short maturity of these instruments. The fair value of the common stock of Switch Telecommunications Pty Limited is estimated at carrying value as such stock is not traded on the open market and market price is not readily available. The Company does not hold or issue financial instruments for trading purposes.

         ADVERTISING COSTS

The cost of advertising is expensed when incurred or when the first advertising takes place. Wavetech and Interpretel do not participate in direct-response advertising which requires the capitalization and amortization of related costs. The Company incurred $57,637 in advertising costs during the year ended August 31, 1997.

         INVESTMENTS

         Investments in companies in which the Company has less than a 20% interest are carried at cost. Dividends received from those companies are included in other income. Dividends received in excess of the Company's proportionate share of accumulated earnings are applied as a reduction of the cost of the investment.

         REVENUE RECOGNITION

         Revenue from the sale of the licensing agreement is recognized when earned. Revenue from the installation of equipment is recognized when delivered. Revenue from the resale of minutes is recorded when incurred.

         CONCENTRATION OF REVENUE

         During the year ended August 31, 1997, the Company recognized revenue from the installment of equipment of $474, 160 and $200, 000 from the sale of a licensing agreement all from Switch. This represents 78% of total revenue for the year ended August 31, 1997.

         STOCK-BASED COMPENSATION

         The  Company  accounts  for  its  employee   stock-based   compensation
arrangements under the provisions of APB No. 25, Accounting for Stock Issued to Employees.

         LOSS PER COMMON SHARE

         Loss per common share is computed using the weighted average number of shares of common stock outstanding. Common equivalent shares from stock options and warrants are excluded from the computation when the effect is antidilutive.

3. USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Management utilized certain estimates in connection with establishing and maintaining the value of the common stock of Switch (Note 5). It is at least reasonably possible that these estimates may change in the near term due to one or more future events. Such a change would change the value of the common stock of Switch. The effect of the change could be material to the financial statements.

4.     BUSINESS COMBINATION -- COMMITMENT

         On March 8, 1995, the Company entered into an agreement with Interpretel pursuant to which the Company agreed to issue 6,000,000 shares of its common stock in exchange for 100% of the outstanding 1,532,140 shares of common stock of Interpretel. The transaction resulted in the former shareholders of Interpretel owning approximately 80% of the outstanding shares of the Company. In accordance with Accounting Principles Board Opinion No. 16 "Business Combinations," the acquisition has been accounted for as a reverse acquisition with Interpretel deemed to be the acquiring entity of the Company. The common shares issued in connection with the acquisition were assigned no value because the Company had no assets or liabilities at the date of the acquisition.

         The acquisition agreement also provides that during the three year period following the March 8, 1995 closing, former shareholders of Interpretel can receive an additional 7,500,000 common shares of the Company through an "earn-out" based upon before tax net profit. During the two year period following closing, former shareholders of Interpretel shall earn up to 3,750,000 common shares of the Company for every $0.50 net profit before taxes, and an additional 3,750,000 common shares of the Company for every $1.00 of cumulative total net profit before taxes. During the third year following closing, any shares not previously issued pursuant to this agreement can be earned at $1.50 net profit before taxes per share.

         These additional shares will not be considered in recording the Acquisition transaction until such time as the earnings targets have been met.

5.     INVESTMENT IN SWITCH TELECOMMUNICATIONS PTY LIMITED

         During August, 1996 the Company entered into an agreement with Switch Telecommunications Pty Limited (Switch) to exchange an equity interest in the Company for an equity interest in Switch. The equity interests consist of outstanding common stock of the respective companies. The Company received five shares of Switch common stock representing 5% of the issued and outstanding common stock, in exchange for 1,544,110 shares of the Company's stock. These shares were pledged as collateral to a note payable to an officer/shareholder and subsequently released as of November 30, 1997 (Note 8).

5. INVESTMENT IN SWITCH TELECOMMUNICATIONS PTY LIMITED CONTINUED


         Switch is a wholly owned subsidiary of Tech Pacific Holdings Limited (Tech Pacific). Tech Pacific is an Australian corporation whose stock is not publicly traded. Tech Pacific is a wholly owned subsidiary of First Pacific, a publicly traded company on the Hong Kong stock exchange. Switch conducts business as a telecommunications Fixed Network Service Provider and also validates mobile telephone connections for Telstra Mobilenet in Australia. The Company has entered into a contract appointing Switch as the exclusive provider of Interpretel's telecommunications services in Australia, New Zealand, the subcontinent of India and Asia (excluding Korea and Japan) (Note 6).

         The value assigned to the Switch shares received was determined by management valuing the whole of the issued capital of Switch on the basis of discounting the anticipated future cash flow. This method determines the net present value of the underlying cash flow of a business. It recognizes that money has a time value by discounting future cash flows at an appropriate discount rate. A valuation using discounted cash flow procedures requires the determination of the nature of timing of future cash inflows and outflows and the discount factor to be applied to the cash flows. Future cash flows may not be achieved and consequently any future variation between the actual cash flow and those utilized by management will affect the valuation. Since Switch is a privately held company, the market value of the shares is not readily ascertainable and is subject to uncertainty. There have been no events known to the Company which would signify an impairment of the value of the investment.

         The agreement provides that when Tech Pacific completes an initial public offering of its equity securities, the Company will have the right upon written notice to Tech Pacific to convert its Switch common stock at its current fair market value as determined by an independent third party into equity securities of an equivalent value proposed to be offered by Tech Pacific. If Tech Pacific has not completed an initial public offering within two years from the date of the agreement, then Tech Pacific shall, upon thirty days written notice from the Company, repurchase the Switch common stock held by the Company at its then market value as determined by an independent third party.

         Switch purchased a three-year warrant to purchase up to 2,000,000 shares of the Company's common stock at a price of $1.50 per share. The warrants expire January 17, 2000. Consideration of $20,000 was received for the warrants.

6.     LICENSING AGREEMENT

         The Company entered into an Equipment and Software Turnkey Agreement with Switch during August, 1996. This agreement sets forth the terms of fees and services between Interpretel and Switch. The agreement provides for the purchase of the Interpretel system and licensing for its use in Australia, New Zealand, the subcontinent of India and Asia (excluding Korea and Japan). The initial term of the license is seven years.

         In the agreement, Switch contracted to purchase an Interpretel System consisting of a computer platform and related software. The agreement also provides for a licensing fee in the amount of $500,000 to be paid to Interpretel over a three-year period. The Company received $200,000 of the licensing fee during the year ended August 31, 1997.The agreement provides for payments of $150,000 each in year two and three.

         Switch agreed to pay an additional fee to Interpretel of 2% of the gross revenues on all sales of products by Switch using the Interpretel System, including without limitation on gross revenues derived from prepaid applications, post-paid applications and Interactive Voice Response Systems. The fee of 2% of gross revenues shall be paid monthly on the fifteenth of each month based on prior month payments received by Switch. The fee of 2% of gross revenues shall be reviewed by the parties and increased or decreased by mutual agreement of the parties at least annually, reviewed after the first 15,000 calling cards are on the Interpretel system in Australia, and reviewed if net revenues for Switch are altered by a change in carrier discounts and/or rates. Net revenues are defined as gross revenues minus carrier costs only. During the

6. LICENSING AGREEMENT CONTINUED

year ended August 31, 1997, Switch did not pay any royalty fees to the Company. Management believes fees are due to the Company but the amount is not yet readily determinable; therefore no amount due is recorded in these financial statements.

7. PROPERTY AND EQUIPMENT

         Property and equipment is composed of the following at August 31, 1997:

                                                                   1997

         Furniture and fixtures                               $  170,415
         Computer equipment                                      505,377
         Software                                                112,318
                                                              ----------


              Total property and equipment, at cost              788,110
         Less: accumulated depreciation                        (377,928)
                                                              ---------
         Net property and equipment                           $  410,182
                                                              ==========

8. NOTES PAYABLE

          Note payable to a  shareholder  and officer of the
          Company due on demand with interest payable at 15%
          annually.  Collateralized by five shares of Switch
          Telecommunications  Pty common stock and one share
          of Interpretel  (Canada) common stock. (Note 13)     $109,071

          Note payable to a  shareholder  and officer of the
          Company due on demand with interest payable at 15%
          annually. Uncollateralized. (Note 13)                  13,000

          Note payable to a  shareholder  of the Company due
          and  payable on demand no later than  January  21,
          1998.  At the option of the holder,  principal and
          interest  can be paid in shares of common stock of
          Wavetech  International,  Inc.  with an  aggregate
          payoff  value  equal to the  aggregate  amount  of
          principal   plus   interest.   Collateralized   by
          security   interest   in   accounts    receivable,
          inventory,    general   intangibles,    equipment,
          investments  and  personal  guarantee of corporate
          officers. (Note 13)                                    50,000
                                                               --------
               Total short-term notes payable                  $172,071
                                                               ========

9. CAPITAL LEASES PAYABLE

         The Company has entered into capital lease arrangements for office furniture and equipment. The leases require monthly payments of principal and interest.

         Future lease commitments are as follows:

                         1998               $ 56,119
                         1999                 35,746
                         2000                 15,662
                         2001                  2,484
                                            --------
                               Total        $110,011
                                            ========

10. COMMITMENTS

         The Company has entered into cancelable operating agreements with a telecommunications service provider. The Company has agreed to a $12,555 monthly minimum charge. Although there are a limited number of service providers for the call processing systems used by the Company, management believes that other suppliers could provide similar services on comparable terms.

         Total rent expense under all operating leases for the years ended August 31, 1997 and 1996 approximated $107,000 and $95,500, respectively.

         The Company has entered into a lease agreement for office space. Future lease commitments are as follows:

                         1998               $ 99,453
                         1999                105,056
                         2000                110,659
                         2001                116,262
                         2002                 29,416
                                            --------
                               Total        $460,846
                                            ========

11. COMMON STOCK

         During the year ended August 31, 1997, the Company issued 62,342 shares of common stock for consulting services pursuant to various agreements valued at $37,303. The value assigned to the common stock was based on the fair market value of the common stock on the date that the liability was incurred. The value of the consulting services was charged to expense during the period incurred.

         During the year ended August 31, 1997, the Company issued 361,269 deferred shares of common stock under the 1997 Stock Incentive Plan to meet payroll expenses in the amount of $137,877. The value assigned to the common stock was based on the fair market value on the date of issue.

         During the year ended August 31, 1997, the Company issued 100,000 shares in satisfaction of a note payable of $53,639. The value assigned to the common stock was based on the fair market value of the common stock on the date the agreement was negotiated.

         During the year ended August 31, 1997, the Company issued 438,755 shares of stock in satisfaction for services performed in the previous year. The previous values assigned to the common stock and charged to expense in the period the services were performed were based on the fair market value of the common stock.

        Pursuant to various consulting agreements, the Company has committed to issue 64,578 shares of common stock as payment for services valued at $29,000. The value of the common stock charged to expense in the period the services were performed were based on the fair market value of the common stock.

         During 1995 and 1994, Interpretel issued warrants for the purchase of its common stock in connection with a note offering. On March 8, 1995, the warrants were converted to warrants to purchase common stock of the Company. The warrants are exercisable at a price of $1.00 per share at any time prior to May 31, 1998. As of August 31, 1997, there were 820,885 warrants outstanding.

         During 1995 and 1994, Interpretel issued warrants for the purchase of its common stock in connection with a private placement offering of units of common stock. At the date of the acquisition, the warrants were converted to warrants to purchase common stock of the Company. The warrants are exercisable at a price of $3.50 per share. The warrants expire June 30, 1998. As of August 31, 1997, there were 23,745 warrants outstanding.

         Pursuant to an agreement with Switch (Note 5) the Company issued warrants to purchase up to 2,000,000 shares of common stock at a price of $1.50 per share. Consideration received was $20,000. The value assigned to the warrants was based on an allocation pursuant to the comprehensive agreement (Note 5).

         In consideration of various consulting and loan agreements, the Company issued warrants to purchase up to 235,000 shares of common stock at an exercise price of between $.44 and $1.75 per share. The exercise price reflects the fair market value of the shares of common stock on the date of the grant of the warrants.

         The total number of warrants outstanding at August 31, 1997, is 3,079,630.

         The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock issued to Employees ("APB No. 25") and related Interpretations in accounting for its stock options because as discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123") requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, because the exercise price of the Company's stock options equals or exceeds the fair market value of the underlying stock on the dates of grant, no compensation expense is recognized.

         During the year ended August 31, 1997, the Company adopted the Wavetech, Inc. 1997 Stock Incentive Plan. Under this plan, the Company is authorized to issue up to 4,600,000 shares of common stock. Such options have terms of up to ten years. Shares may be issued as incentive stock options, deferred shares or restricted shares. The options were granted at the fair market value of the common stock on the date of the grant.

         Pro forma information regarding net loss and net loss per share is required by SFAS No. 123, and such information has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 5.64%, dividend yield of 0%, volatility factor of the expected market price of the Company's common stock of
 .98, and a weighted-average expected life of the options of 2 years.

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

         For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the related vesting period. The Company's pro forma information follows:

                                                              YEAR ENDED
                                                            AUGUST 31, 1997
                                                            ---------------
         Net loss, as reported                               $(1,629,285)
         Pro forma compensation expense for stock options:
             1997 grants                                        (414,000)
         Pro forma net loss                                   (2,043,285)
                                                             -----------
         Pro forma loss per share                            $      (.14)
                                                             ===========

         A summary of the Company's stock options activity is as follows:

                                                                   WEIGHTED
                                              NUMBER OF         EXERCISE PRICE
                                           OPTIONS GRANTED        PER SHARE
                                           ---------------        ---------
         Outstanding, August 31, 1995            136,250             $1.39
             Issue                             1,550,000              1.73
             Canceled                           (450,000)             1.94
                                              ----------              ----
         Outstanding, August 31, 1996          1,236,250              1.73
             Issued                            2,328,935               .68
             Canceled                         (1,236,250)             1.73
                                              ----------              ----
         Outstanding, August 31, 1997          2,328,935             $ .68
                                              ==========              ====

         Exercise prices for options outstanding as of August 31, 1997 ranged from $0.36 per share to $0.81 per share. The remaining contractual life of such options ranged from two to ten years. Options for the purchase of 1,468,935 shares were immediately exercisable at August 31, 1997.

         Pro forma compensation expense presented may not be representative of future pro forma expense, when amortization of multiple years awards may be reflected.

         The weighted average fair values of stock options granted during 1997 for which the exercise price was equal to the fair market value of the stock were $0.68 per share.

12. INCOME TAXES

         At August 31, 1997, the Company has net operating loss carryforwards totaling approximately $7,764,000 that may offset future income from 1997 to 2011 with varying expiration dates. No tax benefit has been recorded in the financial statements since realization of net operating loss carryforwards does not appear likely. The potential benefit of the net operating loss carryforwards and the deferred tax benefit of future timing differences under SFAS No. 109 is approximately $2,988,000. The March 8, 1995 acquisition (Note 4) resulted in a "change in control" as defined by Internal Revenue Service Regulations. Accordingly, the utilization of the Company's net operating loss carryforwards are deemed more likely than not to expire unutilized. The total amount of the net operating loss carryforwards, $7,764,000, consists of pre-acquisition losses of approximately $3,186,000. These losses cannot be applied against income generated in a trade or business significantly different from that which gave rise to the carryforward.

         The income tax benefit for the years ended August 31 is comprised of the following amounts:

                                              1997                 1996
                                              ----                 ----
         Current                           $      -0-           $      -0-
         Deferred
             Federal                         (429,000)            (628,000)
             State                            (28,000)             (67,000)
                                           ----------           ----------
                                             (457,000)            (695,000)
         Valuation allowance                  457,000              695,000
                                           ----------           ----------
         Total tax benefit                 $      -0-           $      -0-
                                           ==========           ==========


         The Company's tax benefit differs from the benefit calculated using the federal statutory income tax rate for the following reasons:

                                                  1997             1996
                                                  ----             ----
         Statutory tax rate                      (35.0)%          (35.0)%
         State income taxes                       (9.0)%           (9.0)%
         Amortization of organization costs        7.0%             7.0%
         Release of valuation allowance           37.0%            37.0%
                                                 -----            -----
         Effective tax rate                         .0%              .0%
                                                 =====            =====

         The components of the net deferred tax asset are as follows:

                                                                1997
                                                                ----
         Deferred tax asset:
             Amortization of organization costs             $  (120,000)
             Net operating loss carryforward                 (2,868,000)
                                                            -----------
                                                             (2,988,000)
         Valuation allowance                                  2,988,000
                                                            -----------
                                                            $       -0-
                                                            ===========
13.    RELATED PARTY TRANSACTIONS

         The Company has cancelable operating agreements with a telecommunications service provider who is a shareholder of common stock of the Company. The Company has agreed to a $12,555 monthly minimum charge with the service provider. The current and future contracts with the service provider have been and are anticipated to be at market rates. The Company also purchased computer equipment and software from this provider valued at $378,009.

         During the year ended August 31, 1997, an officer and shareholder advanced $109,071 to the Company which is reflected in notes payable. The Company pledged as collateral the five shares of Switch common stock and one share of Interpretel (Canada) common stock (Note 8). As of November 30, 1997, the collateral has been released and the note payable is converted to shares of common stock at $.35 per share.

         An officer and shareholder advanced $13,000 to the Company which is reflected in notes payable (Note 8).

13. RELATED PARTY TRANSACTIONS CONTINUED

         A shareholder of the Company advanced $50,000 to the Company which is reflected in notes payable (Note 8). The Company pledged as collateral a security interest in accounts receivable, inventory, general intangibles, equipment, instruments and personal guarantees of corporate officers. As of November 30, 1997 the collateral has been released and the shares converted to shares of common stock of the Company.

14. SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES

         During the year ended August 31, 1997, the Company entered into capital leases in the amount of $53,783 to purchase office equipment.

         During the year ended August 31, 1997, the Company issued 100,000 shares of common stock in satisfaction of a note payable of $53,639.

         During the year ended August 31, 1996, the Company entered into capital leases in the amount of $108,213 to purchase office equipment.

         During the year ended August 31, 1996, the Company entered into an agreement with Switch to exchange an equity interest in the Company for an equity interest in Switch (Note 4). The Company issued 1,544,110 shares of its common stock in exchange for 5 shares of the common stock of Switch.

         Supplemental disclosure of cash flow information:

                                                1997         1996
                                                ----         ----
         Cash paid during the period for:
              Income taxes                     $    50      $    50
                                               =======      =======
              Interest                         $20,454      $39,327
                                               =======      =======

15. SUBSEQUENT EVENTS

         On January 5, 1998, the Company entered into a Reorganization Agreement and Plan of Merger with Imagitel, Inc. (Imagitel), a privately owned company. Subject to shareholder approval, the Company will issue common stock of its newly formed subsidiary Wavetech Interim, Inc. (Interim), in exchange for all the issued and outstanding common stock of Imagitel at the rate of 365 shares of the Company's stock for each share of Imagitel common stock. The ratio may be adjusted for certain conditions specified in the Plan of Merger. Imagitel shall be the surviving corporation of the Merger at which time Interim shall cease to exist and Imagitel will become a wholly-owned subsidiary of Wavetech.

         On February 9, 1998, the Company executed a loan agreement with Imagitel pursuant to which the Company may borrow up to $450,000 for working capital purposes. Outstanding balances under such loan accrue interest at a rate of 12% per annum and all unpaid principal plus interest accrued thereon is payable on or before June 30, 1998. The loan is secured by all of the assets of the Company.

         In October of 1997, the Company entered into various convertible loan agreements with several individuals including an officer and shareholder. The Notes were converted to shares of common stock on November 30, 1997.

16. GOING CONCERN

         For the year ended August 31, 1997, the Company sustained a loss of $1,629,285. The Company currently lacks adequate funds to finance its ongoing working capital needs.

         The Company is currently seeking to secure adequate sources of funds to finance its immediate and long-term working capital needs. Such sources may include a private placement of equity by the Company, commercial financing, or a strategic alliance or other business combination. The Company does not currently have any agreements, binding or non-binding, with respect to any such above stated arrangements. Further, there can be no assurance that the Company will be able to secure adequate sources of funds and its inability to do so would result in a material adverse affect upon the Company's business and results or operations.

         In addition, if the Company succeeds in acquiring additional financing, such efforts may result in additional dilution to the Company's stockholders; impose restrictions upon the Company's ability to incur additional debt, pay future dividends, enter into future business combinations or other restrictions upon the Company to act in a manner which its Board of Directors may deem advisable; or result in a change in control of the Company.

         The ability of the Company to continue as a going concern is dependent upon increasing sales and obtaining additional capital and financing. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

                  WAVETECH INTERNATIONAL, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
           FEBRUARY 28, 1998 (UNAUDITED) AND AUGUST 31, 1997 (AUDITED)

                                     ASSETS

                                                      FEBRUARY 28    AUGUST 31
                                                         1998          1997
                                                         ----          ----
Current assets:
  Cash and cash equivalents                         $    46,265    $    13,329
  Accounts receivable, net of allowance of $527          46,237         26,273
  License fee receivable                                150,000        150,000
  Prepaid expenses and other assets                      10,547          9,725
                                                    -----------    -----------
      Total current assets                              253,049        199,327

Property and equipment, net                             333,782        410,182

Noncurrent assets:
  Investment in Switch Telecommunications
    Pty Limited                                       2,316,165      2,316,165
  Intangibles, net                                       27,455         29,489
  Deposits and other assets                              80,083         35,633
                                                    -----------    -----------
      Total noncurrent assets                         2,423,703      2,381,287
                                                    -----------    -----------
      Total assets                                  $ 3,010,534    $ 2,990,796
                                                    ===========    ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses             $   457,507    $   395,222
  Accrued interest payable                                5,355          5,248
  Unearned revenue                                      150,000        150,000
  Notes payable, current portion                        273,000        172,071
  Capital leases payable, current portion                56,119         56,119
                                                    -----------    -----------
      Total current liabilities                         941,981        778,660

Noncurrent liabilities:
  Capital leases payable                                 35,624         53,892
                                                    -----------    -----------
      Total noncurrent liabilities                       35,624         53,892
                                                    -----------    -----------
      Total liabilities                                 977,605        832,552

Stockholders' equity:
  Common stock, par value $.001 per share;
    50,000,000 shares authorized, 16,203,095 and
    15,076,807 shares issued and outstanding             16,203         15,077
  Additional paid in capital                          7,525,921      7,024,823
  Accumulated deficit                                (5,509,195)    (4,881,656)
                                                    -----------    -----------
      Total stockholders' equity                      2,032,929      2,158,244
                                                    -----------    -----------
      Total liabilities and stockholders' equity    $ 3,010,534    $ 2,990,796
                                                    ===========    ===========

                  WAVETECH INTERNATIONAL, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE THREE-MONTH PERIODS ENDED FEBRUARY 28, 1998
                        AND FEBRUARY 28, 1997 (UNAUDITED)

                                                       1998            1997
                                                       ----            ----

Revenues:                                          $     27,645    $    514,240

Cost of sales:
  Direct costs                                           22,619         464,184
                                                   ------------    ------------
Gross profit (loss)                                       5,026          50,056

Other costs
  Administrative expenses                               271,254         453,117
                                                   ------------    ------------
Loss before other income (expenses)                $   (266,228)   $   (403,061)
                                                   ------------    ------------
Other income (expense)
  Interest income                                            50           1,555
  Interest expense                                       (6,121)         (3,538)
                                                   ------------    ------------
      Total other income (expense)                       (6,071)         (1,983)
                                                   ------------    ------------
Net loss                                           $   (272,299)   $   (405,044)
                                                   ============    ============
Per share data
  Net loss per share                                      (0.02)          (0.03)

  Weighted average number of shares outstanding      15,406,797      14,314,442
                                                   ============    ============

                  WAVETECH INTERNATIONAL, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE SIX-MONTH PERIODS ENDED FEBRUARY 28, 1998
                        AND FEBRUARY 28, 1997 (UNAUDITED)

                                                        1998           1997
                                                        ----           ----

Revenues:                                          $    78,675    $   522,639

Cost of sales:
  Direct costs                                          75,189        515,413
                                                   -----------    -----------

Gross profit (loss)                                      3,486          7,226

Other costs
  Administrative expenses                              519,250        905,234
                                                   -----------    -----------
Net loss from operations                              (515,764)      (898,008)

Other income (expense)
  Interest income                                           52          8,105
  Interest expense                                     (18,931)        (5,838)
  Debt conversion expense                              (92,894)
                                                   -----------    -----------
      Total other income (expense)                    (111,773)         2,267
                                                   -----------    -----------

Net loss                                           $  (627,537)   $  (895,741)
                                                   ===========    ===========
Per share data
  Net loss per share                                     (0.04)         (0.06)

  Weighted average number of shares outstanding     15,276,641     14,228,728
                                                   ===========    ===========

                  WAVETECH INTERNATIONAL, INC. AND SUBSIDIARIES

                    CONDENSED CONSOLIDATED STATEMENTS OF CASH
               FLOWS FOR THE SIX-MONTH PERIODS ENDED FEBRUARY 28,
                            1998 AND 1997 (UNAUDITED)

                                                           1998          1997
                                                           ----          ----
Cash flows from operating activities:
  Net Loss                                               $(627,537)   $(895,741)
  Adjustments to reconcile net loss to net
  cash used in operating activities:
    Depreciation and amortization                           78,434       97,759
    Common stock issued for services and
     accrued interest                                       50,196       23,333
    Debt conversion expense                                 92,894           --

Changes in assets and liabilities:
  (Increase) in other current assets                       (20,786)     (23,084)
  Decrease in inventory deposit                                 --      241,037
  (Increase) in intangibles due to purchase of
     Telplex, Inc.                                              --      (25,000)
  Increase in accounts payable and accrued expenses         62,282      160,108
  Increase in accrued interest payable                         107           --
  Decrease in unearned revenue                                  --     (299,985)
                                                         ---------    ---------
      Total Adjustments                                    263,127      174,168
                                                         ---------    ---------
Net cash used in operating activities                     (364,410)    (721,573)

Cash flows from investing activities:
  Purchase of property and equipment                            --      (21,897)
  Increase in other assets                                 (44,450)          --

Net cash used in investing activities                      (44,450)     (21,897)
                                                         ---------    ---------
Cash flows from financing activities:
  Proceeds from notes payable                              460,000           --
  Payments on capital lease payable                        (18,268)     (11,703)
  Proceeds from sale of warrants                                --       20,000
  Proceeds from common stock issued                             64           --
                                                         ---------    ---------
Net cash provided by financing activities                  441,796        8,297

Net increase (decrease) in cash                             32,936     (735,173)

Cash and cash equivalents, beginning of period              13,329      857,488
                                                         ---------    ---------
Cash and cash equivalents, end of period                 $  46,265    $ 122,315
                                                         =========    =========

                  WAVETECH INTERNATIONAL, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1 -- BASIS OF PRESENTATION

         The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operation results for the three-month and six-month periods ended February 28, 1998 are not necessarily indicative of the results that may be expected for the fiscal year ending August 31, 1998. For further information, refer to the Company's financial statements for the year ended August 31, 1997 included in its Form 10-KSB.

         The consolidated financial statements include the accounts of Wavetech International, Inc. (the Company), its wholly owned subsidiaries, Interpretel, Inc. (Interpretel) and Telplex International Communications, Inc. (Telplex). All material intercompany balances and transactions have been eliminated.

NOTE 2 -- NOTES PAYABLE

         In February,1998, the Company established a $450,000 secured line-of-credit with Imagitel, Inc. to facilitate interim financing needs. The interest rate is 12 percent. Interest and principal are due July 1, 1998. The note is secured by the assets of the Company. As of February 28, 1998, the Company had total borrowings of $210,000 under the line-of-credit.

NOTE 3 -- PER SHARE DATA

         Per share data is based on the weighted average number of shares outstanding throughout the periods. For the three months and six months ended February 28, 1998, earnings per share were calculated with a weighted average number of common shares outstanding of 15,406,797 and 15,276,641 respectively. The assumed exercise of stock options outstanding is anti-dilutive.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders
Imagitel, Inc.


We have audited the accompanying consolidated balance sheets of Imagitel, Inc. as of December 31, 1997 and 1996 and the related consolidated statements of operations and retained earnings, and cash flows for the year ended December 31, 1997 and for the period from inception on January 9, 1996 to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Imagitel, Inc. as of December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for the year ended December 31, 1997 and for the period from inception on January 9, 1996 to December 31, 1996 in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Honolulu, Hawaii

March 11,  1998,  except as to Notes  9,10 and 12
for which the date is June 15, 1998

                                 IMAGITEL, INC.

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                                         1997          1996
                                                         ----          ----
                                     ASSETS
Current assets:
  Cash                                                $1,472,425    $       --
  Restricted cash                                        100,000            --
  Accounts receivable                                  6,394,990     2,896,154
  Prepaid expenses                                       116,702        31,307
                                                      ----------    ----------
      Total current assets                             8,084,117     2,927,461

Property and equipment                                   263,509       185,078
Other assets                                               2,900         2,900
                                                      ----------    ----------
      Total assets                                    $8,350,526    $3,115,439
                                                      ==========    ==========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Bank overdraft                                      $       --    $   76,286
  Accounts payable                                     1,545,161       877,131
  Advances from factor                                 5,085,808     1,924,867
  Notes payable to stockholders                          314,500            --
  Commissions payable to affiliate                       241,929       617,176
  Other accrued liabilities                              764,510       204,976
                                                      ----------    ----------
      Total current liabilities                        7,951,908     3,700,436

Notes payable to stockholders                                 --       220,000
                                                      ----------    ----------
      Total liabilities                                7,951,908     3,920,436
                                                      ----------    ----------
Commitments and Contingencies

Stockholders' Equity:
  Common stock-no par value; 1,000,000 shares
    authorized; 200,000 shares issued and
    outstanding                                            2,000         2,000
     Retained earnings                                   396,618      (806,997)
                                                      ----------    ----------
                                                         398,618      (804,997)
                                                      ----------    ----------
      Total liabilities and stockholders' equity      $8,350,526    $3,115,439
                                                      ==========    ==========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                                 IMAGITEL, INC.

           CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
               FOR THE YEAR ENDED DECEMBER 31, 1997 AND THE PERIOD
             FROM INCEPTION ON JANUARY 9, 1996 TO DECEMBER 31, 1996


                                                     1997           1996
                                                     ----           ----
Carrier revenue                                   $42,494,761    $6,204,726

Costs and expenses:
  Cost of phone services and consumer benefits     20,098,609     2,657,895
  Commissions and other selling costs               9,704,619     2,864,682
  General and administrative costs                  8,765,465     1,426,110
  Interest expense                                    890,868        63,036
                                                  -----------    ----------
                                                   39,459,561     7,011,723
                                                  -----------    ----------
Net Income (loss)                                   3,035,200      (806,997)

Accumulated deficit, beginning of period             (806,997)           --

Distributions, $9.16 per share                     (1,831,585)           --
                                                  -----------    ----------
Retained earnings (deficit), end of period        $   396,618    $ (806,997)
                                                  ===========    ==========
Net income (loss) per share                       $     15.18    $    (4.03)
                                                  ===========    ==========
Net income per share, assuming dilution           $     14.50
                                                  ===========
Pro Forma:
     Historical income before income taxes        $ 3,035,200
     Pro forma provision for income taxes           1,214,080
                                                  -----------
     Pro forma net income                         $ 1,821,120
                                                  ===========
     Pro forma net income per share               $      9.11
                                                  ===========
     Pro forma net income per share,
     assuming dilution                            $      8.70
                                                  ===========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                                 IMAGITEL, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE YEAR ENDED DECEMBER 31, 1997 AND THE PERIOD
             FROM INCEPTION ON JANUARY 9, 1996 TO DECEMBER 31, 1996

                                                       1997             1996
                                                       ----             ----
Operating Activities:
  Receipts from customers                           $ 38,995,925    $ 3,308,572
  Payments to suppliers and employees                (37,704,728)    (5,304,403)
  Interest paid                                         (890,868)       (63,036)
                                                    ------------    -----------
      Net cash provided by (used in) operating
       activities                                        400,329     (2,058,867)
                                                    ------------    -----------
Investing Activities:
  Restricted cash investment                            (100,000)            --
  Capital expenditures                                  (140,474)      (199,286)
                                                    ------------    -----------
      Net cash used in investing activities             (240,474)      (199,286)
                                                    ------------    -----------
Financing Activities:
  Proceeds from notes payable                            894,500        220,000
  Payments on notes payable                             (800,000)            --
  Advances from factor, net                            3,160,941      1,924,867
  Bank overdraft                                         (76,286)        76,286
  Advance from affiliate                                 (35,000)        35,000
  Proceeds from issuance of common stock                      --          2,000
  Payment of distributions                            (1,831,585)            --
                                                    ------------    -----------
      Net cash provided by financing activities        1,312,570      2,258,153
                                                    ------------    -----------

Net change in cash                                     1,472,425             --
Cash, beginning of period                                     --             --
                                                    ------------    -----------
Cash, end of period                                 $  1,472,425    $        --
                                                    ============    ===========
Reconciliation  of net income (loss) to net cash
 provided by (used in) operating activities:
   Net income (loss)                                $  3,035,200    $  (806,997)
Adjustments to reconcile net income (loss) to net
 cash provided by (used in) operating activities:
   Depreciation                                           62,042         14,208
   Change in--
     Accounts receivable                              (3,498,836)    (2,896,154)
     Prepaid expenses                                    (85,394)       (31,307)
     Other assets                                             --         (2,900)
     Accounts payable                                    668,030        877,131
     Commission payable                                 (375,247)       617,176
     Deposits                                           (113,810)       113,810
     Other accrued liabilities                           708,344         56,166
                                                    ------------    -----------
                                                      (2,634,871)    (1,251,870)
                                                    ------------    -----------
      Net cash provided by (used in) operating
       activities                                   $    400,329    $(2,058,867)
                                                    ============    ===========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                                 IMAGITEL, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND OPERATIONS

         Imagitel, Inc. (the Company) was incorporated in the State of Nevada on December 12, 1997 to serve as the holding company for RRVE Enterprises, Inc.
(RRVE) and DDD Calling, Inc. (DDD). RRVE and DDD were incorporated in the state of Texas on January 10, 1996 and January 9, 1996, respectively. The stockholders of both companies made an initial $1,000 capital contribution and the stockholders share ownership in both companies was identical. Effective in December 1997, RRVE and DDD were merged into newly formed subsidiaries of the Company. The share ownership of the Company is represented by 200,000 shares owned in identical proportion to the former ownership of RRVE and DDD. The merger of the companies, all under common control and management, has been accounted for at historical cost and as if it were effective from inception on January 9, 1996.

         The Company maintains a small finance and administrative staff in Honolulu, Hawaii and has an operations center in Houston, Texas. The Company's financial and accounting operations are managed, in part, by Mutual Holdings, Inc., an entity owned by certain of the Company's stockholders. The Company provides services under the name Consumer Access(TM) and DDD Calling. The
Company is a switchless reseller of long-distance telephone services and conducts business in forty-five states. In certain states, where the Company is not authorized as a carrier, the Company utilizes the services of another reseller to process its calls.

         The Company obtains subscribers through independent sales agents. The sales agents are paid a one-time commission. Additional costs of customer acquisition include printing of phone cards and various sales material that accompany the card. All of the Company's subscriber acquisition costs are expensed as incurred. The agreement entered into with the customer provides for a minimum monthly charge for a predetermined amount of minutes. The Company pays a fee per subscriber for benefit services administered by an outside benefits organization.

         The Company utilizes an intermediary for detail call accounting and transaction authorization. The intermediary is also responsible for aggregation of the Company's utilization of long-distance phone carrier charges. Billings are generated based on actual volume and minimum monthly charges.

         The Company uses two aggregators to process and transmit billing information to Local Exchange Carriers (LEC). The LECs (owned primarily by Regional Bell Operating Companies) are responsible for customer billing and collection. Prior to collection by the LEC, the Company factors receivables for advance cash settlement.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF CONSOLIDATION --

         The consolidated financial statements of the Company include the accounts of all wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in the consolidation.

         PROPERTY AND EQUIPMENT --

         Property   and   equipment   is  stated  at  cost,   less   accumulated
depreciation. Depreciation is computed using the straight-line method over the estimated useful lives (generally three years) of the assets.

         REVENUE RECOGNITION --

         Revenue from phone usage is recognized as utilized by subscribers. Billings to subscribers are based on established rates.

         INCOME TAXES --

         The Company and its subsidiaries adopted S Corporation tax status effective with inception. Accordingly, the Company's taxable income accrues to its stockholders and no provision for income taxes has been reflected in the Company's financial statements.

         FAIR VALUE OF FINANCIAL INSTRUMENTS --

         The fair value of all financial instruments approximates the carrying value as the majority of the financial instruments have short durations until maturity or the market and risk factors associated with the instruments have not changed.

         EARNINGS PER SHARE --

         Earnings per share were computed based on Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE. Earnings per share were calculated assuming 200,000 shares were outstanding for all periods presented. For the year ended December 31, 1997, earnings per share, assuming dilution, included 9,334 additional shares, or 209,334 total shares, representing the dilutive impact of outstanding stock options. In January 1998, the Company approved the issuance of additional options which will increase the number of options outstanding with a potentially dilutive impact on earnings per share.

         PRO FORMA INFORMATION --

         The pro forma statement of operations data presents the effects on the historical financial statements for income taxes based upon pro forma pre-tax income as if the Company had been subject to additional federal, state and local taxes, calculated using a pro forma effective rate of 40%. The Company and its subsidiaries have adopted S Corporation tax status. However, after the impending merger with Wavetech, Inc. (see Note 12), the Company will not retain its S Corporation status.

         USE OF ESTIMATES IN FINANCIAL STATEMENTS --

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.     RECEIVABLES

         Accounts receivable at December 31, 1997 and 1996 is comprised of the following:

                                                   1997              1996
                                                   ----              ----
         Receivables assigned to factor       $ 5,679,160        $2,541,084
         Unfactored accounts receivable         1,591,419           607,070
         Due from another reseller                374,411                --
         Allowance for doubtful accounts       (1,250,000)         (252,000)
                                              -----------        ----------
                                              $ 6,394,990        $2,896,154
                                              ===========        ==========

         Pursuant to an agreement, the Company assigns to a factor, with recourse against future receivables and not other assets of the Company, all of the receivables generated from long-distance services. Calls carried by another reseller are also assigned to the same factor. Advances from the factor have been reflected as a liability at December 31, 1997 and 1996.

4.     AFFILIATE PAYABLE

         At December 31, 1997, included in accounts payable is a balance of $21,079 due to Mutual Holdings, Inc. This balance includes amounts due for payroll charges incurred by Mutual Holdings, Inc. and allocated to the Company. Such payroll charges amounted to $588,159 for the year ended December 31, 1997.

5. PROPERTY AND EQUIPMENT

         Property and equipment at December 31, 1997 and 1996 is summarized as follows:

                                                1997             1996
                                                ----             ----
         Equipment                           $ 276,820        $ 139,750
         Furniture and fixtures                 62,938           59,536
                                             ---------        ---------
                                               339,758          199,286
         Less accumulated depreciation        (76,249)         (14,208)
                                             ---------        ---------
                                             $ 263,509        $ 185,078
                                             =========        =========

         Depreciation expense for the periods ended December 31, 1997 and 1996 amounted to $62,042 and $14,208, respectively.

6. NOTES PAYABLE

         At December 31, 1997, the Company had notes payable to two of its shareholders in the amount of $314,500. The balance was repaid in 1998. The notes accrue interest at 12% per annum.

         At December 31, 1997, the Company had an undrawn bank line of credit in the amount of $100,000 which expires on June 19, 1998. A certificate of deposit for $100,000 serves as collateral for the line of credit and is classified as restricted cash in the balance sheet.

7. OPERATING LEASES

         The Company leases certain operating facilities in Houston, Texas under a noncancelable agreement which expires on October 31, 2001.

         Future minimum lease rentals at December 31, 1997 under this agreement are summarized below:

                  YEAR
                  ----
                  1998                      $105,000
                  1999                       105,000
                  2000                       105,000
                  2001                        87,000
                                            --------
                                            $402,000
                                            ========

         Office space in Honolulu, Hawaii is leased by an affiliated entity. The Company reimburses the related entity for its proportionate share of monthly lease rent. The lease expires on February 28, 1998. Monthly rental under this lease amounts to approximately $11,000.

         Rent expense for the periods ended December 31, 1997 and 1996 amounted to $209,183 and $20,488, respectively.

8. COMMISSIONS PAYABLE

         In addition to sales commissions paid to independent agents, the Company entered into an agreement to pay a commission of 10% of carrier revenue to Mutual Holdings, Inc. Commissions to Mutual Holdings, Inc. for the periods ended December 31, 1997 and 1996 amounted to $2,236,934 and $617,176, respectively.

9. REGULATORY MATTERS

         In September 1997, the Company received communications from several state attorneys general notifying that it was the subject of a multi-state investigation regarding the Consumer Access(TM) calling card program. This investigation involves the States of Tennessee, Michigan, Arkansas, New Jersey, Pennsylvania, North Carolina and Texas. These communications were followed up with the service of formal subpoenas and civil investigative demands by certain states and have also included questions related to the business practices of the Company. The Company made a unified response to the states' demands on October 31, 1997 and is cooperating with the states in their investigation. The Company's sale of telecommunications services in the affected states comprises a significant portion of the Company's revenue. In the event these states obtain a restriction on the Company's ability to conduct business in the future or seek redress for past business practices, the Company's business could be significantly affected. However, management currently does not anticipate a loss related to this matter.

         In early March 1998, the Company was notified by the Missouri Attorney General's Office that it was to be the subject of a temporary restraining order regarding its marketing practices. The order was granted requiring the Company to temporarily cease the use of sweepstakes marketing in Missouri. The Company believes it has conducted its business in a lawful manner and in compliance with all applicable regulations and intends to vigorously defend itself in this matter so that it will be able to continue marketing its products and services in Missouri. However, there can be no assurances that the Company will be allowed to continue marketing or servicing its existing customers in Missouri. The Company has agreed to no longer market its products in Missouri with the use of sweepstakes promotion, until such time as the Company and the State of Missouri reach a settlement on this matter. The Company continues to service and bill its existing customers base in Missouri. The State of Missouri is seeking recision of all contracts, full restitution (plus an extra 10% for a state fund) and the cost of the action in addition to a $1,000 fine for each violation. Customers in the State of Missouri comprise less than 5% of the active customer base of the Company. The Company cannot at this time determine the possible range of potential damages. However, the Company does not believe that it is probable that the State of Missouri will prevail.

         In April 1998, the West Virginia Attorney General's Office filed suit against the Company alleging among other things, deceptive trade practices and sought injunctive relief barring it from marketing, providing services or billing any consumers within the State of West Virginia, The Company entered into a voluntary agreement with the State of West Virginia that allows the Company to continue servicing and billing its existing customer base, but requires the Company to cease marketing its products with its existing sweepstakes program. The Company believes it has conducted its billing in a lawful manner and is in compliance with all applicable regulations and intends to vigorously defend itself in this matter so that it will be able to continue marketing its products and services in West Virginia. However, there can be no assurances that the Company will be allowed to continue marketing or servicing its existing customers in West Virginia. The State of West Virginia is seeking recision of all contracts, refund of all monies and the cost of the action in addition to a $5,000 fine for each violation. Customers in the State of West Virginia comprise less than 5% of the active customer base of the Company. The Company cannot at this time determine the possible range of potential damages. However, the Company does not believe that it is probable that the State of West Virginia will prevail.

         In 1997, the State of Florida conducted an investigation into the business practices relating to the Company's Consumer Access(TM) program. The Company has advised the Attorney General's Office that it would modify its existing marketing materials pursuant to an agreement in principle reached between the parties. There has been no formal resolution of the matter and the Attorney General is also seeking a restrictive cease and desist order and the payment of penalties. Management currently does not anticipate a loss related to this matter.

10. BILLING

          In late April 1998, the Company was notified that a Local Exchange Carrier ("LEC") that had historically billed its customers on behalf of the Company would no longer do so. The region served by the LEC represents more than 30% of the Company's business and $1.4 million per month in revenue. Because of the low average bill amount for each customer, it is not practical for the Company to bill customers directly. Although the Company was able to negotiate the resumption of such billing services by the LEC for those customers that were billed by the Company prior to April 1998, the Company's revenues during the period in which services were suspended were approximately $2.0 million less (unaudited) than anticipated for such period.

         In addition, one of the Company's billing aggregators and another LEC also informed the Company in May 1998, that they would no longer process the Company's billing transactions. The billing aggregator processes approximately 70% of the Company's business and has since agreed to resume its billing activities on behalf of the Company. The other LECs billing activities have historically represented less than $200,000 in monthly revenues for the Company. The Company has retained legal counsel for this billing matter. However, it has not yet determined what, if any, remedies are available.

         Continued billings to existing customers by the LECs and the billing aggregator are dependent on discontinuance of the Company's sweepstakes marketing program and a low level of consumer complaints, as defined. Billing to new customers are dependent on approval of the Company's new marketing programs by certain LECs.

11.    STOCK OPTIONS

         In February 1997, the Company issued an option to an employee of the Company to purchase 10,526 shares of the Company's stock for $20,000 ($1.90 per share). The option provides for vesting only if there is a change in the Company's ownership or the shares of the Company become publicly traded (trigger event) and the option expires in 2007. The Company has not recognized any intrinsic value or fair value for this option as the exercise is contingent on the happening of the trigger event.

         In January 1998, the Company approved options to other employees to acquire 10,480 shares of the Company's stock for $31.67 per share. The options consisted of approximately five percent of the then outstanding shares of the Company. These options vest after three years or sooner if there is a trigger event. Management does not intend to recognize compensation expense upon issuance as the fair value of the Company's stock approximates the option exercise price. This was based upon a recent cash offer for the Company, discounted to account for restrictions on vesting of the options and the illiquid nature of the shares.

12.    SUBSEQUENT EVENTS

         DEFINITIVE MERGER AGREEMENT --

         In January 1998, the Company entered into a reorganization (merger) agreement with Wavetech, Inc. (Wavetech), a public company, pursuant to which Wavetech will issue 197.95 shares of common stock for each share of Company common stock in a transaction that will be accounted for as a purchase. As a result of the merger, the Company will become a wholly-owned subsidiary of Wavetech. The transaction is subject to approval by shareholders of both companies. The Company expects to complete the transaction in the third quarter of 1998,

         OTHER --

         In February 1998, the Company made $210,000 available to Wavetech in a line of credit arrangement.

                                 IMAGITEL, INC.

                           CONSOLIDATED BALANCE SHEETS
                      MARCH 31, 1998 AND DECEMBER 31, 1997

                                                      MARCH 31,    DECEMBER 31,
                                                        1998          1997
                                                     -----------   -----------
                                                     (UNAUDITED)
                                     ASSETS
Current assets:
  Cash                                              $ 1,453,506   $1,472,425
  Restricted cash                                       100,000      100,000
  Accounts receivable                                 7,373,747    6,394,990
  Due from affiliate                                    145,334           --
  Prepaid expenses and other                            364,594      116,702
                                                    -----------   ----------
      Total current assets                            9,437,181    8,084,117

Property and equipment                                  635,355      263,509

Notes receivable                                        454,000           --

Other assets                                             11,715        2,900
                                                    -----------   ----------
      Total assets                                  $10,538,251   $8,350,526
                                                    ===========   ==========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                  $ 2,128,505   $1,545,161
  Advances from factor                                5,219,823    5,085,808
  Notes payable to stockholders                              --      314,500
  Commissions payable to affiliate                      340,344      241,929
  Other accrued liabilities                           1,856,502      764,510
                                                    -----------   ----------
      Total current liabilities                       9,545,174    7,951,908
                                                    -----------   ----------

Commitments and Contingencies

Stockholders' Equity:
  Common stock-no par value; 1,000,000 shares
    authorized; 200,000 shares issued and
    outstanding                                           2,000        2,000
  Retained earnings                                     991,077      396,618
                                                    -----------   ----------
                                                        993,077      398,618
                                                    -----------   ----------

      Total liabilities and stockholders' equity    $10,538,251   $8,350,526
                                                    ===========   ==========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                                 IMAGITEL, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE QUARTER ENDED MARCH 31, 1998 AND 1997
                                   (UNAUDITED)

                                                           1998           1997
                                                           ----           ----
Carrier revenue                                         $12,700,873   $6,975,106

Costs and expenses:
  Cost of phone services and consumer benefits            6,796,198    2,986,364
  Commissions and other selling costs                     2,633,189    2,265,330
  General and administrative costs                        2,328,697    1,257,743
  Interest expense                                          218,330      117,328
                                                        -----------   ----------
                                                         11,976,414    6,626,765
                                                        -----------   ----------
Net Income                                              $   724,459   $  348,341
                                                        ===========   ==========
Net income per share                                    $      3.62   $     1.74
                                                        ===========   ==========
Net income per share, assuming dilution                 $      3.45   $     1.70
                                                        ===========   ==========
Pro Forma:
Historical income before income taxes                   $   724,459
Pro forma provision for income taxes                        289,784
                                                        -----------
Pro forma net income                                    $   434,675
                                                        ===========
Pro forma net income per share                          $      2.17
                                                        ===========
Pro forma net income per share, assuming dilution       $      2.07
                                                        ===========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                                 IMAGITEL, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  FOR THE QUARTER ENDED MARCH 31, 1998 AND 1997
                                   (UNAUDITED)

                                                        1998            1997
                                                        ----            ----
Operating activities:
  Receipts from customers                           $ 11,722,116    $ 4,462,520
  Payments to suppliers and employees                (10,214,028)    (4,887,530)
  Interest paid                                         (214,962)       (99,368)
                                                    ------------    -----------
      Net cash provided by (used in) operating
       activities                                      1,293,126       (524,378)
                                                    ------------    -----------

Investing activities:
  Notes receivable advances                             (454,000)            --
  Capital expenditures                                  (402,226)        (9,687)
                                                    ------------    -----------
      Net cash used in investing activities             (856,226)        (9,687)
                                                    ------------    -----------
Financing Activities:
  Payments on notes payable                             (314,500)      (220,000)
  Advance from factor, net                               134,015      1,349,040
  Bank overdraft repayment                                    --        (76,286)
  Advance to affiliate                                  (145,334)            --
  Payment of distributions                              (130,000)            --
                                                    ------------    -----------
      Net cash provided by (used in) financing
       activities                                       (455,819)     1,052,754
                                                    ------------    -----------
Net change in cash                                       (18,919)       518,689

Cash, beginning of period                              1,472,425             --
                                                    ------------    -----------
Cash, end of period                                 $  1,453,506    $   518,689
                                                    ============    ===========
Reconciliation of net income to net cash provided
 by (used  in) operating activities:
  Net income                                        $    724,459    $   348,341
  Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
  Depreciation                                            30,380          1,249
  Change in--
    Accounts receivable                                 (978,757)    (2,512,586)
    Prepaid expenses                                    (247,892)      (313,132)
    Other assets                                          (8,815)       (10,000)
    Accounts payable                                     583,345      1,829,481
    Other liabilities                                  1,091,991       (617,176)
    Commissions payable to directors                      98,415        749,445
                                                    ------------    -----------
                                                         568,667       (872,719)
                                                    ------------    -----------
      Net cash provided by (used in) operating
       activities                                   $  1,293,126    $  (524,378)
                                                    ============    ===========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                                 IMAGITEL, INC.
                         NOTES TO THE UNAUDITED INTERIM
                        CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND OPERATIONS

         Imagitel, Inc. (the Company) was incorporated in the State of Nevada on December 12, 1997 to serve as the holding company for RRVE Enterprises, Inc.
(RRVE) and DDD Calling, Inc. (DDD). RRVE and DDD were incorporated in the state of Texas on January 10, 1996 and January 9, 1996, respectively. The stockholders of both companies made an initial $1,000 capital contribution and the stockholders share ownership in both companies was identical. Effective in December 1997, RRVE and DDD were merged into newly formed subsidiaries of the Company. The share ownership of the Company is represented by 200,000 shares owned in identical proportion to the former ownership of RRVE and DDD. The merger of the companies, all under common control and management, has been accounted for at historical cost and as if it were effective from inception on January 9, 1996.

         In January 1998, the Company entered into a Reorganization (Merger) Agreement with Wavetech, Inc. (Wavetech), a public company, pursuant to which Wavetech will issue 197.95 shares of common stock for each share of Company common stock in a transaction that will be accounted for as a purchase. As a result of the Merger, the Company will become a wholly owned subsidiary of Wavetech. The transaction is subject to approval by shareholders of both companies. The Company expects to complete the transaction in the second quarter of 1998.

         On December 12, 1997, the Company formed a new wholly-owned subsidiary, Zapcom International, Inc. The purpose of the new subsidiary is to market certain telecommunications products.

         The unaudited consolidated financial statements have been prepared in conformity with generally accepted accounting principles and are presented in accordance with the rules and regulations of the Securities and Exchange Commission applicable to interim financial information. In the Company's opinion, the unaudited consolidated financial statements include all adjustments necessary to present fairly the financial position and results of operations for each interim period presented. All such adjustments are of a normal and recurring nature. These financial statements should be read in conjunction with the consolidated financial statements, including the notes thereto for the year ended December 31, 1997.

2. EARNINGS AND DISTRIBUTIONS PER SHARE

         Earnings per share were computed based on Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE. Earnings per share were calculated assuming 200,000 shares were outstanding for all periods presented. For the three months ended March 31, 1998, earnings per share, assuming dilution, included 9,985 additional shares, or 209,985 total shares, representing the dilutive impact of outstanding stock options. For the three months ended March 31, 1997 earnings per share, assuming dilution, included 4,667 additional shares, or 204,667 total shares, representing the dilutive impact of outstanding stock options.

         Distributions for the three months ended March 31, 1998 amounted to $130,000 ($0.65 per share). There were no distributions for the three months ended March 31, 1997.

3. PRO FORMA INFORMATION

         The pro forma statement of operations data presents the effects on the historical financial statements for income taxes based upon pro forma pre-tax income as if the Company had been subject to additional federal, state and local taxes, calculated using a pro forma effective rate of 40%. The Company and its subsidiaries have adopted S Corporation tax status. However, after the impending merger with Wavetech, Inc., the Company will not retain its S Corporation status.

4. RECEIVABLES

         Notes receivable at March 31, 1998 represent $330,000 in advances to Wavetech, Inc. and $124,000 to another unrelated entity. The advances to affiliate of $145,334 were repaid subsequent to March 31, 1998.

5. REGULATORY MATTERS

       In September 1997, the Company received communications from several state attorneys general notifying that it was the subject of a multi-state investigation regarding the Consumer Access(TM) calling card program. This investigation involves the States of Tennessee, Michigan, Arkansas, New Jersey, Pennsylvania, North Carolina and Texas. These communications were followed up with the service of formal subpoenas and civil investigative demands by certain states and have also included questions related to the business practices of the Company. The Company made a unified response to the states' demands on October 31, 1997 and is cooperating with the states in their investigation. The Company's sale of telecommunications services in the affected states comprises a significant portion of the Company's revenue. In the event these states obtain a restriction on the Company's ability to conduct business in the future or seek redress for past business practices, the Company's business could be significantly affected. However, management currently does not anticipate a loss related to this matter.

         In early March 1998, the Company was notified by the Missouri Attorney General's Office that it was to be the subject of a temporary restraining order regarding its marketing practices. The order was granted requiring the Company to temporarily cease the use of sweepstakes marketing in Missouri. The Company believes it has conducted its business in a lawful manner and in compliance with all applicable regulations and intends to vigorously defend itself in this matter so that it will be able to continue marketing its products and services in Missouri. However, there can be no assurances that the Company will be allowed to continue marketing or servicing its existing customers in Missouri. The Company has agreed to no longer market its products in Missouri with the use of sweepstakes promotion, until such time as the Company and the State of Missouri reach a settlement on this matter. The Company continues to service and bill its existing customer base in Missouri. The State of Missouri is seeking recision of all contracts, full restitution (plus an extra 10% for a state fund) and the cost of the action in addition to a $1,000 fine for each violation. Customers in the State of Missouri comprise less than 5% of the active customer base of the Company. The Company cannot at this time determine the possible range of potential damages. However, the Company does not believe that it is probable that the State of Missouri will prevail.

         In April 1998, the West Virginia Attorney General's Office filed suit against the Company alleging among other things, deceptive trade practices and sought injunctive relief barring it from marketing, providing services or billing any consumers within the State of West Virginia, The Company entered into a voluntary agreement with the State of West Virginia that allows the Company to continue servicing and billing its existing customer base, but requires the Company to cease marketing its products with its existing sweepstakes program. The Company believes it has conducted its billing in a lawful manner and is in compliance with all applicable regulations and intends to vigorously defend itself in this matter so that it will be able to continue marketing its products and services in West Virginia. However, there can be no assurances that the Company will be allowed to continue in marketing or servicing its existing customers in West Virginia. The State of West Virginia is seeking recision of all contracts, refund of all monies and the cost of the action in addition to a $5,000 fine for each violation. Customers in the State of West Virginia comprise less than 5% of the active customer base of the Company. The Company cannot at this time determine the possible range of potential damages. However, the Company does not believe that it is probable that the State of West Virginia will prevail.

         In 1997, the State of Florida conducted an investigation into the business practices relating to its Consumer Access(TM) program. The Company has advised the Attorney General's Office that it would modify its existing marketing materials pursuant to an agreement in principle reached between the parties. There has been no formal resolution of the matter and the Attorney General is also seeking a restrictive cease and desist order and the payment of penalties.Management currently does not anticipate a loss related to this matter.

6. LOCAL EXCHANGE CARRIER BILLINGS

          In late April 1998, the Company was notified that a Local Exchange Carrier ("LEC") that had historically billed its customers on behalf of the Company would no longer do so. The region served by the LEC represents more than 30% of the Company's business and $1.4 million per month in revenue. Because of the low average bill amount for each customer, it is not practical for the Company to bill customers directly. Although the Company was able to negotiate the resumption of such billing services by the LEC for those customers that were billed by the Company prior to April 1998, the Company's revenues during the period in which services were suspended were approximately $2.0 million less than anticipated for such period.

         In addition, one of the Company's billing aggregators and another LEC also informed the Company in May 1998, that they would no longer process the Company's billing transactions. The billing aggregator processes approximately 70% of the Company's business and has since agreed to resume its billing activities on behalf of the Company. The other LECs billing activities have historically represented less than $200,000 in monthly revenues for the Company. The Company has retained legal counsel for this billing matter. However, it has not yet determined what, if any, remedies are available.

         Continued billings to existing customers by the LECs and the billing aggregator are dependent on discontinuance of the Company's sweepstakes marketing program and a low level of consumer complaints, as defined. Billing to new customers are dependent on approval of the Company's new marketing programs by certain LECs.

7. COMAC, INC.

         The Company formed a new subsidiary, Comac, Inc., in December 1997. The new subsidiary, which is presently inactive, has an option to acquire Accommodations Services, Inc. (ASI) for approximately 4,000 shares of the Company Common Stock. ASI is a telecommunications marketing company that serves the hospitality industry and is currently not profitable. At the present time, there is no definitive acquisition agreement between ASI and the Company. The transaction is not expected to have a material impact on the consolidated operations or financial position of the Company.

                                                                       EXHIBIT I

         This REORGANIZATION AGREEMENT is entered into as of this day of January, 1998 among Wavetech, Inc. ("Wavetech"), a corporation organized and existing under the laws of the State of New Jersey, Wavetech Interim, Inc. ("Interim"), a corporation organized and existing under the laws of the State of Nevada, and Imagitel, Inc. ("Imagitel"), a corporation organized and existing under the laws of Nevada.

         WHEREAS, Wavetech desires to acquire Imagitel through the merger of Interim with and into Imagitel (the "Merger");

         WHEREAS, the respective Boards of Directors of Wavetech, Interim and Imagitel have approved such Merger pursuant to the terms and conditions of this Reorganization Agreement and the Plan of Merger attached hereto as Appendix A (the "Plan of Merger");

         WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; and NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and agreements herein contained, Wavetech, Interim and Imagitel hereby agree as follows:
                             ARTICLE 1. DEFINITIONS

         1.1. CERTAIN DEFINITIONS : As used in this Reorganization Agreement The following terms shall have the meanings set forth below:

         AFFILIATED PERSON. This means, with respect to Imagitel or Wavetech, any (i) officer or director of such Company or any subsidiary of such Company;
(ii) a stockholder of such Company that owns, or has the right to acquire, more than five percent (5%) of the Company's Common Stock on a fully diluted basis;
(iii) an entity that, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with such Company or such Company's subsidiary; or (iv) Person that, directly or indirectly, alone or together with others, is controlled by or under common control with any officer or director of such Company or of any subsidiary or any Company stockholder described in clause (ii) above.

         BENEFIT PLANS. All employee benefit plans within the meaning of Section 3(3) of ERISA and any related or separate contracts, plans, trusts, programs, policies, arrangements, practices, customs and understandings that provide benefits of economic value to any present or former employee of, or current or former beneficiary, dependent or assignee of any such employee or former employee.

         CERTIFICATE OF MERGER. The Certificate of Merger to be executed by Interim and Imagitel and in a form appropriate for filing with the Secretary of State of Nevada, and relating to the effective consummation of the Merger as contemplated by the Plan of Merger.

         CLOSING DATE. The terms Closing and Closing Date shall have the meanings ascribed to them in Section 2.2 hereof. CODE. The Internal Revenue Code of 1986, as amended.

         CONFIDENTIAL INFORMATION. The term "Confidential Information" shall mean all information of any kind concerning a party hereto that is furnished by such party or on its behalf pursuant to Section 6.1 hereof and designated in writing as "Confidential Information", except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known to the recipient of Confidential Information to be under an obligation to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Reorganization Agreement), (iv) of which the recipient was in possession prior to disclosure thereof in connection with the Merger, or (v) which was independently developed by the recipient without the benefit of Confidential Information.

         ERISA. The Employee Retirement Income Security Act of 1974, as amended.

         EFFECTIVE TIME. The date and time which the Merger becomes effective as set forth in the Certificate of Merger.

         IMAGITEL.   Imagitel,  Inc.  a  Nevada  corporations  headquartered  in
Houston, Texas. Where the context permits, Imagitel shall include all subsidiary entities.

         IMAGITEL COMMON STOCK. The common stock, no par value share, of Imagitel.

         IMAGITEL STOCKHOLDER APPROVAL. This term shall mean the approval by the requisite vote of the stockholders of Imagitel at the Imagitel Stockholders' Meeting of the Merger, all in accordance with this Reorganization Agreement and the Plan of Merger.

         IMAGITEL STOCKHOLDERS' MEETING. The meeting of the stockholders of Imagitel at which the Merger shall be voted upon.

         INTERIM. Wavetech Interim, Inc. a Nevada corporation and a wholly-owned subsidiary of Wavetech.

         MERGER.   The  merger  of  Interim  with  and  into  Imagitel  as  more particularly set forth herein and in the Plan of Merger.

         PERSON. An individual, a partnership, a corporation, a limited liability Company, an association, a joint stock Company, a trust, a business trust, a joint venture, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

         PLAN OF MERGER. The Plan of Merger attached to this Reorganization Agreement as Appendix A.

         PROXY STATEMENT. The proxy statement which shall be furnished to the Wavetech stockholders in connection with the solicitation by the Wavetech Board of Directors of proxies for the approval of this Reorganization Agreement and the matters contemplated hereby.

         REGULATIONS. The regulations issued by the Internal Revenue Service under the Code.

         REGULATORY   APPROVALS.   Any   approvals  or  consents  of  Regulatory
Authorities, which approvals or consents are necessary or reasonably desirable in connection with the consummation of the transactions contemplated herein.

         REGULATORY AUTHORITY. Any federal or state governmental agency or authority charged with the supervision or regulation of Wavetech or Imagitel, and any and all other agencies or departments of federal, state or local government, including without limitation the SEC.

         REORGANIZATION AGREEMENT. This Reorganization Agreement, including all schedules, appendices and exhibits attached hereto.

         SEC.  The Securities and Exchange Commission.

         SECURITIES ACT.  The Securities Act of 1933, as amended.

         STOCKHOLDER APPROVALS. The Imagitel Stockholders' Approval and the Wavetech Stockholders' Approval.

         SURVIVING SUB. The surviving corporation after consummation of the Merger, which shall be Imagitel.

         WAVETECH. Wavetech, Inc. a New Jersey corporation headquartered in Tucson, Arizona. Where the context permits, references to Wavetech shall include all subsidiary entities.

         WAVETECH COMMON STOCK. The common stock, par value $0.001 per share, of Wavetech.

         WAVETECH STOCKHOLDER APPROVALS. This term shall mean, as the context may require, the duly authorized written consent of Wavetech to the Merger (as sole stockholder of Interim) and the approval by the requisite vote of the stockholders of Wavetech at the Wavetech Stockholders' Meeting of the Merger, all in accordance with this Reorganization Agreement and the Plan of Merger.

         WAVETECH STOCKHOLDERS' MEETING. The meeting of the stockholders of Wavetech at which the Merger shall be voted upon.

                              ARTICLE 2. THE MERGER

         2.1. GENERAL PROVISIONS. Subject to the terms and conditions of this Reorganization Agreement, including the Plan of Merger, at the Effective Time, Interim shall be merged with and into Imagitel, which shall be the Surviving Sub and become a wholly-owned subsidiary of Wavetech. At the Effective Time, the separate corporate existence of Interim shall cease. Wavetech and Imagitel hereby agree that the Merger will be effected pursuant to the terms set forth in the Plan of Merger.

         2.2 THE CLOSING. The Closing of the transaction contemplated herein shall be held as soon as reasonably practicable after fulfillment of all conditions set forth in Article 7 and Article 8 hereof (the "Closing Date"), at the offices of Imagitel located at 5120 Woodway Drive, Suite 7007, Houston,

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Texas  77056,  or  at such  other  place  and time as the  parties  hereto  may mutually agree; provided, however, that in the event that Closing has not occurred by June 30, 1998, either party hereto shall have the right to terminate this Reorganization Agreement.

         2.3. CONSIDERATION FOR THE MERGER. The manner of converting the shares of Imagitel into shares of Wavetech shall be as set forth in the Plan of Merger.

         2.4. STOCKHOLDER APPROVALS. Each of Wavetech and Imagitel shall call their respective Stockholders Meetings in accordance with the applicable provisions of Nevada law and federal securities laws (as applicable) for the purpose of considering and voting on this Reorganization Agreement and the transactions contemplated hereby. The Stockholders' Meetings shall be held as soon as practicable. The board of directors of each of Wavetech and Imagitel shall recommend (subject to compliance with their legal and fiduciary duties, as advised by counsel) to their respective stockholders and use their best efforts to obtain the approval of this Reorganization Agreement and the Merger. Wavetech shall also take any reasonable action required to be taken under the federal securities laws and blue sky laws in connection with the issuance of Wavetech Common Stock in the Merger. Wavetech shall prepare the Proxy Statement, which shall be acceptable to Imagitel, in its sole discretion. The Proxy Statement shall be mailed to the Wavetech stockholders as soon as reasonably practicable after it becomes permissible to do so under applicable federal securities laws, with due consideration given to the anticipated length of time that will be required to obtain the Regulatory Approvals.

         2.5. COOPERATION; REGULATORY FILINGS. Subject to the terms and conditions of this Reorganization Agreement, Wavetech and Imagitel shall cooperate, and shall cause each of their subsidiaries to cooperate, in the preparation and submission by Wavetech and Imagitel, as promptly as reasonably practicable, of such applications, petitions, and other documents and materials as any of them may reasonably deem necessary or desirable to the SEC, the appropriate Regulatory Authorities, the stockholders of Imagitel and Wavetech, and any other Persons for the purpose of obtaining any approvals or consents necessary to consummate the transactions contemplated by this Reorganization Agreement. Prior to the making of any such filings with any Regulatory Authority or the making of any written disclosures with respect to the transactions contemplated hereby to stockholders or to any third Person (such as mailings to stockholders or press releases), the parties shall submit to each other the material to be filed, mailed, or released. Any such materials shall be reasonably acceptable to all parties prior to the filings with any Regulatory Authorities or the disclosures to stockholders or to any third Person, except to the extent that any Person is legally required to proceed prior to obtaining the approvals of the other parties. Wavetech shall be responsible for all filings fees associated with the Regulatory Approvals.

         2.6 TAX TREATMENT. Wavetech and Imagitel intend that the Merger shall qualify as a tax-free reorganization under Section 368(a) of the Code.

         2.7. OPTIONS. At the Effective Time, all outstanding obligations, commitments, options, warrants or other securities set forth on Schedule 3.4 of the hereto which are exercisable for or convertible into, or which require the issuance of, shares of any class of capital stock of Imagitel ("Options"), shall, after the Effective Date, represent only the right to receive shares of Wavetech Common Stock based on the Conversion Ratio (as defined in the Plan of Merger).

              ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF IMAGITEL

         Imagitel hereby represents and warrants to Wavetech the following matters on and as of the date of this Reorganization Agreement and at the Effective Time; provided, however, that before any breach of or inaccuracy in any of the representations or warranties given in this Section 3 shall be actionable or shall constitute grounds for termination of or failure to perform under the terms of this Reorganization Agreement by Wavetech, such breach or inaccuracy must be materially adverse in the aggregate with respect to the business of Imagitel.

         3.1. ORGANIZATION, GOOD-STANDING AND CONDUCT OF BUSINESS. Imagitel is a corporation, duly organized, validly existing and in good standing under the laws of Nevada, and has full power and authority and all necessary governmental and regulatory authorization to own all of its properties and assets and to carry on its business as it is presently being conducted, and is properly licensed, qualified and in good standing as a foreign corporation in all jurisdictions wherein the character of the properties or the nature of the business transacted by Imagitel makes such license or qualification necessary.

         3.2. CORPORATE AUTHORITY. The execution, delivery and performance of this Reorganization Agreement have been duly authorized by the Board of Directors of Imagitel. Other than the Imagitel Stockholder Approval, no other corporate acts or proceedings on the part of Imagitel are required or necessary to authorize this Reorganization Agreement or the Merger.

         3.3. BINDING EFFECT. Subject to receipt of the Stockholder Approvals and any required Regulatory Approvals, when executed, this Reorganization Agreement will constitute a valid and legally binding obligation of Imagitel, enforceable against Imagitel in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect and general principles of equity. Each document and instrument contemplated by this Reorganization Agreement, when executed and delivered by Imagitel in accordance with the provisions hereof, shall be duly authorized, executed and delivered by Imagitel and enforceable against Imagitel in accordance with its terms, subject to the exceptions in the previous sentence.

         3.4. CAPITALIZATION OF IMAGITEL. The authorized capital stock of Imagitel consists solely of (i) 1, 000, 000 authorized shares of common stock (no par value), of which 210, 526 shares are issued and outstanding. All of the issued and outstanding shares of Imagitel are validly issued and fully paid and nonassessable. Except for the items set forth on Schedule 3.4 attached hereto or expressly referenced elsewhere herein, there are no outstanding obligations, options, warrants or commitments of any kind or nature or any outstanding securities or other instruments convertible into shares of any class of capital stock of Imagitel, or pursuant to which Imagitel is or may become obligated to issue any shares of its capital stock. None of the shares of the Imagitel Common Stock is subject to any restrictions as to the transfer thereof, except as set forth in Imagitel's Certificate of Incorporation or Bylaws and except for restrictions on account of applicable federal or state securities laws. Imagitel does not hold any equity securities of any other Company or legal entity except for shares in RRVE Enterprises, Inc., a Texas corporation, and DDD Calling, Inc., a Texas corporation, Zapcom International, Inc., a Nevada corporation and Contest Central, LLC, a Texas limited liability Company. Imagitel, Inc. owns 100% of the outstanding shares of capital stock of such subsidiaries and there are no outstanding obligations, options, warrants or commitments of any kind or nature or any outstanding securities or other instruments convertible into shares of any class of capital stock of such subsidiaries.

         3.5. ABSENCE OF DEFAULTS. Imagitel is not in default under, or in violation of, any provision of its Certificate of Incorporation or Bylaws. Imagitel is not in default under, or in violation of, any agreement to which Imagitel is a party, the effect of which default or violation would have a material adverse effect on Imagitel or its business operations or prospects. Except as disclosed in Schedule 3.5 hereto, Imagitel is not in violation of any applicable law, rule or regulation, the effect of which violation would have a material adverse effect on Imagitel or its business operations or prospects.

         3.6. NON-CONTRAVENTION AND DEFAULTS; NO LIENS. Neither the execution or delivery of this Reorganization Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any agreement to which Imagitel is a party or by which it may be bound, (ii) violate any provision of any law, rule or regulation, (iii) result in the creation or imposition of any lien, charge, restriction, security interest or encumbrance of any nature whatsoever on any asset of Imagitel, or
(iv) violate any provisions of Imagitel's Certificate of Incorporation or Bylaws. To the best of Imagitel's knowledge, no other party to any material agreement to which Imagitel is a party is in default thereunder or in breach of any provision thereof. To the best of Imagitel's knowledge, there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such agreement.

         3.7. NECESSARY APPROVALS. Imagitel has obtained all certificates of authority, licenses, permits, franchises, registrations of foreign ownership or other Regulatory Approvals in every jurisdiction necessary for the continuing conduct of its business and ownership of its assets. Except for those which may be renewed or extended in the ordinary course of business, no such certificate, license, permit, franchise, registration or other Regulatory Approval is about to expire, lapse, has been threatened to be revoked or has otherwise become restricted by its terms which would, upon such expiration, lapse, revocation or restriction, have a material adverse effect on the financial circumstances of Imagitel. Further, there is no reasonable basis for any such expiration, lapse, revocation, threat of revocation or restriction. Except for any necessary Regulatory Approvals, no consent, approval, authorization, registration, or filing with or by any governmental authority, foreign or domestic, is required on the part of Imagitel in connection with the execution and delivery of this

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

Reorganization Agreement or the consummation by Imagitel of the transactions contemplated hereby. Except for the items in the preceding sentence or as disclosed in Schedule 3.7 hereto, Imagitel is not required to procure the approval of any Person, in order to prevent the termination of any right, privilege, license or contract of Imagitel as a result of this Reorganization Agreement.

         (b) Schedule 3.7 hereto sets forth all governmental licenses and each other material approval, authorization, consent, license, certificate of public convenience, order or other permit of all Regulatory Authority, necessary to enable Imagitel or its subsidiaries to own, operate and lease their properties and assets as and where such properties and assets are owned, leased or operated and to provide service and carry on their business as presently provided and conducted (collectively the "Permits") or required to permit the continued conduct of such business following the Closing Date in the manner conducted on the date of this Reorganization Agreement (indicating in each case whether or not the consent of any Person is required for the consummation of the transactions contemplated hereby).

         3.8 FINANCIAL STATEMENTS. The financial statements of Imagitel's subsidiaries (the "Imagitel Financial Statements") which have been provided to Wavetech, are true, correct and complete in all material respects and present fairly, in conformity with generally accepted accounting principles consistently applied, the financial position of the respective entities at the dates indicated and the results of its operations for each of the periods indicated, except as otherwise set forth in the notes thereto and except, with respect to the unaudited statements' normal year end adjustments. The books and records of Imagitel have been kept, and will be kept to the Closing Date, in reasonable detail, and will fairly and accurately reflect in all material respects to the Closing Date, the transactions of Imagitel. Only RRVE Enterprises, Inc. has audited financial statements, all other subsidiaries of Imagitel have unaudited financial statements that are only internal statements and all information contained therein should be verified by Wavetech's auditors.

         3.9. TAX RETURNS. Imagitel files its income tax returns and maintains its tax books and records on the basis of a taxable year ending December 31. Imagitel has duly filed all tax reports and returns required to be filed by any federal, state or local taxing authorities (including, without limitation, those due in respect of its properties, income, franchises, licenses, sales and payrolls) through the date hereof, and Imagitel has duly paid all taxes with respect to the periods covered thereby and has established adequate reserves in accordance with generally accepted accounting principles consistently applied for the payment of all income, franchises, property, sales, employment or other taxes anticipated to be payable after the date hereof. Imagitel is not delinquent in the payment of any taxes, assessments or governmental charges and no deficiencies have been asserted or assessed, which have not been paid or for which adequate reserves have not been established. Imagitel does not have in effect any waiver relating to any statute of limitations for assessment of taxes with respect to any federal, state or local income, property, franchise, sales, license or payroll tax. Imagitel does not know, or have reason to know, of any questions which have been raised or which may be raised by any taxing authority relating to taxes or assessments of Imagitel which, if determined adversely, would result in the assertion of any deficiency.

         3.10. UNDISCLOSED LIABILITIES. Except for the liabilities which are disclosed in the Imagitel Financial Statements or as set forth on Schedule 3.10 hereto, Imagitel has no material liabilities or material obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due. Since December 31, 1996, there has been (i) no material adverse change in the business or operations of Imagitel, (ii) no incurrence by or subjection of Imagitel to any obligation or liability (whether fixed, accrued or contingent) or commitment material to Imagitel not referred to in this Reorganization Agreement, except such obligations or liabilities as were or may be incurred in the ordinary course of business and which are reflected on the Imagitel Financial Statements at and for the periods subsequent to December 31, 1996.

         (b) Except as set forth in Schedule 3.10 hereto, Imagitel has not since December 31, 1996 provided any special promotions, discounts or other incentives to its employees, agents, distributors or customers in connection with the solicitation of new orders for service provided by Imagitel or any subsidiary, nor has any customer pre-paid any material amount for services to be provided by Imagitel or any subsidiary in the future.

         (c) Since December 31, 1996, Imagitel's accounts payable have been accrued and paid in a manner consistent with Imagitel's prior practice and at no point in time since December 31, 1996 have Imagitel's aggregate past due accounts payable been more than $125, 000.

         (d) Imagitel has paid or fully provided for all access charges properly payable to local exchange carriers for access facilities and has properly reported its percentage of interstate use ("PIU") to such carriers. As of

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

September 30, 1997, Imagitel does not have, and at the Closing Imagitel will not have, any liability on account of PIU. Imagitel does not have material revenues associated with international traffic. The subsidiaries of Imagitel will not have any operating loss in excess of $500, 000 for the period from inception through the Closing Date, after taking into account any and all contingencies associated with the provision or possible termination of such services, including (i) any requirement to provide return traffic, (ii) any liability that may arise in connection with the termination of contracts or other arrangements with any agents or distributors, governmental entities or other Persons, and
(iii) and potential litigation costs related to any of the foregoing.

         3.11. TITLE TO PROPERTIES, ENCUMBRANCES. Imagitel has good and marketable title to all of the real property and depreciable tangible personal property owned by it, free and clear of any liens, claims, charges, options or other encumbrances, except for any lien for (i) current taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of the banking business, (iii) such imperfections of title, easements and other encumbrances, if any, as are not material in character, amount or extent, or (iv) such items as are set forth on Schedule 3. 11 hereto.

         3.12. LITIGATION. Except as shown on Schedule 3.12 hereto, there are no claims, actions, suits or proceedings pending or threatened against Imagitel, or to its knowledge affecting Imagitel, at law or in equity, before or by any Federal, state, municipal, administrative or other court, governmental department, commission, board, or agency, an adverse determination of which could have a material adverse effect on the business or operations of Imagitel, and Imagitel knows of no basis for any of the foregoing. There is no order, writ, injunction, or decree of any court, domestic or foreign, or any Federal or state agency affecting Imagitel specifically or to which Imagitel is subject.

         3.13. REPORTS. Imagitel has duly made all reports and filings required to be made pursuant to applicable law, except for failures to file or reports which would not have a material adverse effect on the business or financial condition of Imagitel.

         3.14. BROKERS. Except as provided in its contracts with Seruus Ventures LLC and Maverick Management Group, Imagitel has not incurred any liability for any commission or fee in the nature of a finder's, originator's or broker's fee in connection with the transaction contemplated herein.

         3.15. EXPENDITURES. Schedule 3.15 hereto sets forth any single expenditure of $75, 000 or more proposed to be made by Imagitel after the date hereof and a summary of the terms and conditions pertaining thereto. At least 20 business days prior to the Closing Date, Imagitel will advise Wavetech of any changes to Schedule 3.15 hereto reflecting additions or deletions thereto since the date hereof.

         3.16. INSURANCE. Schedule 3.16 hereto is a true and complete summary of the policies of fire, liability, life and other types of insurance held by Imagitel, setting forth with respect to each such policy, the policy number, name of the insured party, type of insurance, insurance Company, annual premium, expiration date, deductible amount, if any, and amount of coverage. Each such policy is in an amount reasonably sufficient for the protection of the assets and business covered thereby, and, in the aggregate, all such policies are reasonably adequate for the protection of all the assets and business of Imagitel taking into account the availability and cost of such coverage. To the extent permissible pursuant to such policies, all such policies shall remain in full force and effect for a period of at least 90 days following the Closing Date. There is no reason known to Imagitel that any such policy will not be renewable on terms and conditions as favorable as those set forth in such policy.

         3.17. CONTRACTS AND COMMITMENTS. Schedule 3.17 hereto sets forth each contract or other commitment of Imagitel which requires an aggregate payment by Imagitel after the date hereof of more than $75,000, and any other contract or commitment that in the opinion of the Imagitel management materially affects the business of Imagitel. Except for the contracts and commitments described in this Reorganization Agreement or as set forth in Schedule 3.17 hereto, Imagitel is not party to or subject to:

         1. Any contracts or commitments which are material to its business, operations or financial condition other than loans or agreements with respect thereto entered into in the ordinary course of business;

         2. Any employment contract or arrangement, whether oral or written, with any officer, consultant, director or employee which is not terminable on 30 days' notice without penalty or liability to make any payment thereunder for more than 30 days after such termination;

         3. Any plan or contract or other arrangement, oral or written, providing for insurance for any officer or employee or members of their families;

         4. Any plan or contract or other arrangement, oral or written, providing for bonuses, pensions, options, deferred compensation, retirement payments, profit-sharing or other benefits for employees;

         5. Any contract or agreement with any labor union;

         6. Any contract or agreement with customers for the sale of products or the furnishing of services, or any sales agency, broker, distribution or similar contract, except contracts made in the ordinary course of business;

         7. Any contract restricting Imagitel from carrying on its business anywhere in the United States;

         8. Any instrument or arrangement evidencing or related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase money obligation, guaranty, conditional sale, lease purchase, or otherwise;

         9. Any joint venture contract or arrangement or any other agreement involving a sharing of profits;

         10. Any license agreement in which Imagitel is the licensor or licensee;

         11. Any material contract or agreement, not of the type covered by any of the other items of this Section 3.17, which by its terms is either (i) not to be performed prior to 30 days from the date hereof, or (ii) does not terminate, or is not terminable without penalty to Imagitel, or any successors or assigns prior to 30 days from the date hereof.

         3.18.  EMPLOYEE BENEFIT PLANS.

         (a) Schedule 3.18 hereto contains a complete list of all Benefit Plans sponsored or maintained by Imagitel or under which Imagitel may be obligated ("Imagitel Benefit Plans"). Imagitel has delivered to the Wavetech (i) accurate and complete copies of all Imagitel Benefit Plan documents and all other material documents relating thereto, including all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten Imagitel Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Imagitel Benefit Plans for which financial statements or actuarial reports are required or have been prepared and (iv) accurate and complete copies of all annual reports for all Imagitel Benefit Plans (for which annual reports are required) prepared within the last two years. Any Imagitel Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the Imagitel Benefit Plan on Schedule 3.18 hereto.

         (b) All Imagitel Benefit Plans conform in all material respects to, and are being administered and operated in material compliance with, the requirements of ERISA, the Code and all other applicable Regulations. All returns, reports and disclosure statements required to be filed or delivered under ERISA and the Code with respect to all Imagitel Benefit Plans have been filed or delivered. There have not been any "prohibited transactions, " as such term is defined in Section 4975 of the Code or Section 406 of ERISA involving any of the Imagitel Benefit Plans, that could subject Imagitel to any material penalty or tax imposed under the Code or ERISA.

         (c) Except as set forth in Schedule 3.18 hereto, any Imagitel Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and such determination remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any Imagitel Benefit Plan.

         (d) Except as set forth in Schedule 3.18 hereto, Imagitel has no current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Imagitel has no liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the Imagitel Benefit Plans.

         (e) There are no pending or, threatened claims by or on behalf of any Imagitel Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Imagitel Benefit Plans, alleging any breach of fiduciary duty on the part of Imagitel or any of such party's officers, directors or employees under ERISA or any other applicable Regulations, or claiming benefit payments other than those made in the ordinary operation of such plans. The Imagitel Benefit Plans are not the subject of any investigation, audit or action by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC"). Imagitel has made all required contributions under the Imagitel Benefit Plans including the payment of any premiums payable to the PBGC and other insurance premiums.

         (f) With respect to any Imagitel Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(l) of ERISA) (a "Welfare Plan"), (i) each such Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to such a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under
Section 4976(a) of the Code, (iii) any Imagitel Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act, and (iv) such Welfare Plan may be amended or terminated at any time on or after the Closing Date.

         3.19. ENVIRONMENTAL MATTERS. Imagitel is in compliance with all local, state and federal environmental statutes, laws, rules, regulations and permits, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 ET SEQ. ("CERCLA") and the Toxic Substances Control Act, 15 U.S.C. 2601 et seq. Imagitel has not, nor to Imagitel's knowledge have other parties, used, stored, disposed of or permitted any "hazardous substance" (as defined in CERCLA), petroleum hydrocarbon, polychlorinated biphenyl, asbestos or radioactive material (collectively, "Hazardous Substances") to remain at, on, in or under any of the real property owned or leased by Imagitel (including, without limitation, the buildings or structures thereon) (the "Real Property"). Imagitel has not, nor to Imagitel's knowledge have other parties, installed, used, or disposed of any asbestos or asbestos-containing material on, in or under any of the Real Property. Imagitel has not, nor to Imagitel's knowledge have other parties, installed or used underground storage tanks in or under any of the Real Property. Imagitel has provided Interim with copies of all complaints, citations, orders, reports, written data, notices or other communications sent or received by it with respect to any local, state or federal environmental law, ordinance, rule or regulation as any of them relate to Imagitel

         3.20. AFFILIATE TRANSACTIONS. Except as set forth in Schedule 3.20 hereto, (i) no Affiliated Person has any interest in any property or assets (whether real or personal, tangible or intangible) owned or leased by Imagitel or any subsidiary or otherwise utilized by Imagitel or any subsidiary in the conduct of its business; (ii) has any direct or indirect interest of any nature whatever in any Person that competes with, conducts any business similar to, has any present (or contemplated) arrangement or agreement (including, without limitation, arrangements regarding the shared use of personnel or facilities) with (wither as a customer or supplier or otherwise), or is involved in any way with, Imagitel or any subsidiary; (iii) neither Imagitel nor any subsidiary owes any amount to any Affiliated Person; and (iv) no Affiliated Person owes any amount to Imagitel or any subsidiary.

         3.21. IMAGITEL INFORMATION. The written information with respect to Imagitel, and its officers, directors, and affiliates which shall have been supplied by Imagitel (or any of its accountants, counsel or other authorized representatives) specifically for use in soliciting approval of the Merger by stockholders of Wavetech, or which shall be contained in the Proxy Statement, will not, on the date the Proxy Statement is first mailed to stockholders of Wavetech or on the date of the Wavetech Stockholders' Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier communication to Wavetech stockholders with respect to the Merger.

        ARTICLE 4. REPRESENTATIONS AND WARRANTIES BY WAVETECH AND INTERIM

         Wavetech and Interim hereby represent and warrant to Imagitel the following matters on and as of the date of this Reorganization Agreement and at the Effective Time; provided, however, that before any breach of or inaccuracy in any of the representations or warranties given in this Section 4 shall be actionable or shall constitute grounds for termination of or failure to perform under the terms of this Reorganization Agreement by Imagitel, such breach or inaccuracy must be materially adverse in the aggregate with respect to the business of Wavetech.

         4.1. ORGANIZATION, GOOD-STANDING AND CONDUCT OF BUSINESS. Wavetech is a corporation, duly organized, validly existing and in good standing under the laws of New Jersey, and has full power and authority and all necessary governmental and regulatory authorization to own all of its properties and assets and to carry on its business as it is presently being conducted, and is properly licensed, qualified and in good standing as a foreign corporation in all jurisdictions wherein the character of the properties or the nature of the business transacted by Wavetech makes such license or qualification necessary. The only subsidiaries of Wavetech are set forth in Schedule 4.1 hereto. Each subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it now being conducted or currently proposed to be conducted. Each subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. All the outstanding shares of capital stock of each subsidiary are validly issued, fully paid and nonassessable, owned by Wavetech, or by a subsidiary of Wavetech, free and clear of any liens, claims or encumbrances. There are no existing options, warrants, calls or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the subsidiaries of Wavetech. Except as set forth in Wavetech's Annual Report on From 10-KSB for the year ended August 31, 1997, Wavetech does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity.

         4.2. CORPORATE AUTHORITY. The execution, delivery and performance of this Reorganization Agreement have been duly authorized by the Boards of Directors of Wavetech and Interim. Other than the Wavetech Stockholder Approval, no other corporate acts or proceedings on the part of Wavetech or Interim are required or necessary to authorize this Reorganization Agreement or the Merger.

         4.3. BINDING EFFECT. Subject to receipt of the Stockholder Approvals and any required Regulatory Approvals, when executed, this Reorganization Agreement will constitute a valid and legally binding obligation of Wavetech and Interim, enforceable against Wavetech and Interim in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect and general principles of equity. Each document and instrument contemplated by this Reorganization Agreement, when executed and delivered by Wavetech and Interim in accordance with the provisions hereof, shall be duly authorized, executed and delivered by Wavetech and Interim and enforceable against Wavetech and Interim in accordance with its terms, subject to the exceptions in the previous sentence.

         4.4. CAPITALIZATION OF WAVETECH. The authorized capital stock of Wavetech consists solely of (1) 50,000,000 authorized shares of common stock ($0.001 par value), of which 16,282,252 are issued and outstanding, and (ii) 10,000,000 shares of preferred stock, none of which is outstanding. All of the issued and outstanding shares of Wavetech are validly issued and fully paid and nonassessable. Except for the items set forth on Schedule 4.4 hereto, there are no outstanding obligations, options, warrants or commitments of any kind or nature or any outstanding securities or other instruments convertible into shares of any class of capital stock of Wavetech, or pursuant to which Wavetech is or may become obligated to issue any shares of its capital stock. None of the shares of the Wavetech Common Stock is subject to any restrictions as to the transfer thereof, except as set forth in Wavetech's Certificate of Incorporation or Bylaws and except for restrictions on account of applicable federal or state securities laws. Except for Interim (which is wholly-owned by Wavetech), Wavetech does not hold 10% of any class of equity securities of any other Company or legal entity, except for those wholly owned subsidiaries disclosed in Wavetech's public SEC filings.. The authorized capital stock of Interim consists solely of (i) 10,000 authorized shares of common stock ($1.00 par value), of which 100 shares are issued and outstanding. All of the issued and outstanding shares of Interim are validly issued and fully paid and nonassessable. Except for the items set forth on Schedule 4.4 hereto, there are no outstanding obligations, options, warrants or commitments of any kind or nature or any outstanding securities or other instruments convertible into shares of any class of capital stock of Interim, or pursuant to which Interim is or may become obligated to issue any shares of its capital stock.

         4.5. ABSENCE OF DEFAULTS. Neither Wavetech nor Interim is in default under, or in violation of, any provision of its Certificate of Incorporation or Bylaws. Neither Wavetech nor Interim is in default under, or in violation of, any agreement to which Wavetech or Interim is a party, the effect of which default or violation would have a material adverse effect on Wavetech or Interim or their respective business operations or prospects. Except as disclosed in
Schedule 4.5 hereto, neither Wavetech nor Interim is in violation of any applicable law, rule or regulation, the effect of which would have a material adverse effect on Wavetech or its business operations or prospects.

         4.6 NON-CONTRAVENTION AND DEFAULTS; NO LIENS. Neither the execution or delivery of this Reorganization Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any agreement to which Wavetech or, Interim is a party or by which it may be bound, (ii) violate any provision of any law, rule or regulation, (iii) result in the creation or imposition of any lien, charge, restriction, security interest or encumbrance of any nature whatsoever on any asset of Wavetech or Interim, or (iv) violate any provisions of Wavetech's or Interim's charter or Bylaws. To the best of Wavetech's knowledge, no other party to any material agreement to which Wavetech or Interim is a party is in default thereunder or in breach of any provision thereof. To the best of Wavetech's knowledge, there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such agreement.

         4.7. NECESSARY APPROVALS. (a) Wavetech has obtained all certificates of authority, licenses, permits, franchises, registrations of foreign ownership or other Regulatory Approvals in every jurisdiction necessary for the continuing conduct of its business and ownership of its assets. Except for those which may be renewed or extended in the ordinary course of business, no such certificate, license, permit, franchise, registration or other Regulatory Approval is about to expire, lapse, has been threatened to be revoked or has otherwise become restricted by its terms which would, upon such expiration, lapse, revocation or restriction, have a material adverse effect on the financial circumstances of Wavetech. Further, there is no reasonable basis for any such expiration, lapse, revocation, threat of revocation or restriction. Except for any necessary Regulatory Approvals, no consent, approval, authorization, registration, or filing with or by any governmental authority, foreign or domestic, is required on the part of Wavetech in connection with the execution and delivery of this Reorganization Agreement or the consummation by Wavetech of the transactions contemplated hereby. Except for the items in the preceding sentence or as disclosed in Schedule 4.7 attached hereto, Wavetech is not required to procure the approval of any Person, in order to prevent the termination of any right, privilege, license or contract of Wavetech as a result of this Reorganization Agreement.

         (b) Schedule 4.7 hereto sets forth all governmental licenses and each other material approval, authorization, consent, license, certificate of public convenience, order or other permit of all Regulatory Authority, necessary to enable Wavetech or its subsidiaries to own, operate and lease their properties and assets as and where such properties and assets are owned, leased or operated and to provide service and carry on their business as presently provided and conducted (collectively the "Permits") or required to permit the continued conduct of such business following the Closing Date in the manner conducted on the date of this Reorganization Agreement (indicating in each case whether or not the consent of any Person is required for the consummation of the transactions contemplated hereby).

         4.8. FINANCIAL STATEMENTS. The audited financial statements of Wavetech at and for each of the fiscal years ended August 31, 1995, 1996 and 1997, and the unaudited monthly statements subsequent to August 31, 1997 (the "Wavetech Financial Statements") all of which have been provided to Imagitel, are true, correct and complete in all material respects and present fairly, in conformity with generally accepted accounting principles consistently applied, the financial position of Wavetech at the dates indicated and the results of its operations for each of the periods indicated, except as otherwise set forth in the notes thereto and except, with respect to the unaudited statements' normal year end adjustments. The books and records of Wavetech have been kept, and will be kept to the Closing Date, in reasonable detail, and will fairly and accurately reflect in all material respects to the Closing Date, the transactions of Wavetech.

         4.9. TAX RETURNS. Wavetech files its income tax returns and maintains its tax books and records on the basis of a taxable year ending August 31. Wavetech has duly filed all tax reports and returns required to be filed by any federal, state or local taxing authorities (including, without limitation, those due in respect of its properties, income, franchises, licenses, sales and payrolls) through the date hereof, and Wavetech has duly paid all taxes with respect to the periods covered thereby and has established adequate reserves in accordance with generally accepted accounting principles consistently applied for the payment of all income, franchises, property, sales, employment or other taxes anticipated to be payable after the date hereof. Wavetech is not delinquent in the payment of any taxes, assessments or governmental charges and no deficiencies have been asserted or assessed, which have not been paid or for which adequate reserves have not been established. Wavetech does not have in effect any waiver relating to any statute of limitations for assessment of taxes with respect to any federal, state or local income, property, franchise, sales, license or payroll tax. Wavetech does not know, or have reason to know, of any questions which have been raised or which may be raised by any taxing authority relating to taxes or assessments of Wavetech which, if determined adversely, would result in the assertion of any deficiency.

         4.10. UNDISCLOSED LIABILITIES. (a) Except for the liabilities which are disclosed in the Wavetech Financial Statements or as set forth on Schedule 4.10 hereto, Wavetech has no material liabilities or material obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due. Since August 31, 1997, there has been (i) no material adverse change in the business or operations of Wavetech, (ii) no incurrence by or subjection of Wavetech to any obligation or liability (whether fixed, accrued or contingent) or commitment material to Wavetech not referred to in this Reorganization Agreement, except such obligations or liabilities as were or may be incurred in the ordinary course of business and which are reflected on the Wavetech Financial Statements at and for the periods subsequent to August 31, 1997.

         (b) Except as set forth an Schedule 4.10 hereto, Wavetech has not since August 31, 1997 provided any special promotions, discounts or other incentives to its employees, agents, distributors or customers in connection with the solicitation of new orders for service provided by Wavetech or any subsidiary, nor has any customer pre-paid any material amount for services to be provided by Wavetech or any subsidiary in the future.

         (c) Since August 31, 1997, Wavetech's accounts payable have been accrued and paid in a manner consistent with Wavetech's prior practice and at no point in time since August 31, 1997 have Wavetech's aggregate past due accounts payable been more than $ 450,000.

         (d) Wavetech has paid or fully provided for all access charges properly payable to local exchange carriers for access facilities and has properly reported its PIU to such carriers. As of September 30, 1997, Wavetech does not have, and at the Closing Wavetech will not have, any liability on account of PIU. Wavetech's revenue from international traffic is fully collectible at the recorded amounts thereof, less a provision for bad debts not in excess of 25%
thereof, and the subsidiaries of Wavetech will not have any operating loss in excess of $6,500,000 for the period from March 8, 1995 through the Closing Date, after taking into account any and all contingencies associated with the provision or possible termination of such services, including (i) any requirement to provide return traffic, (ii) any liability that may arise in connection with the termination of contracts or other arrangements with any agents Or distributors, governmental entities or other Persons, and (iii) and potential litigation costs related to any of the foregoing.

         4.11. TITLE TO PROPERTIES, ENCUMBRANCES. Wavetech has good and marketable title to all of the real property and depreciable tangible personal property owned by it, free and clear of any liens, claims, charges, options or other encumbrances, except for any lien for (i) current taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of the banking business, (iii) such imperfections of title, easements and other encumbrances, if any, as are not material in character, amount or extent, or (iv) such items as are set forth on Schedule 4.11 hereto.

         4.12. LITIGATION. Except as shown on Schedule 4.12 hereto, there are no claims, actions, suits or proceedings pending or threatened against Wavetech, or to its knowledge affecting Wavetech, at law or in equity, before or by any Federal, state, municipal, administrative or other court, governmental department, commission, board, or agency, an adverse determination of which could have a material adverse effect on the business or operations of Wavetech, and Wavetech knows of no basis for any of the foregoing. There is no order, writ, injunction, or decree of any court, domestic or foreign, or any Federal or state agency affecting Wavetech specifically or to which Wavetech is subject.

         4.13. REPORTS. Wavetech has duly made all reports and filings required to be made pursuant to applicable law, except for failures to file or reports which would not have a material adverse effect on the business or financial condition of Wavetech.

         4.14. BROKERS. Wavetech has not incurred any liability for any commission or fee in the nature of a finder's, originator's or broker's fee in connection with the transaction contemplated herein.

         4.15. EXPENDITURES. Schedule 4.15 hereto sets forth any single expenditure of $25,000 or more proposed to be made by Wavetech after the date hereof and a summary of the terms and conditions pertaining thereto. At least 20 business days prior to the Closing Date, Wavetech will advise Imagitel of any changes to Schedule 4.15 hereto reflecting additions or deletions thereto since the date hereof.

         4.16. INSURANCE. Schedule 4.16 hereto is a true and complete summary of the policies of fire, liability, life and other types of insurance held by Wavetech, setting forth with respect to each such policy, the policy number, name of the insured party, type of insurance, insurance Company, annual premium, expiration date, deductible amount, if any, and amount of coverage. Each such policy is in an amount reasonably sufficient for the protection of the assets and business covered thereby, and, in the aggregate, all such policies are reasonably adequate for the protection of all the assets and business of Wavetech taking into account the availability and cost of such coverage. To the extent permissible pursuant to such policies, all such policies shall remain in full force and effect for a period of at least 90 days following the Closing

         4.17. DATE. There is no reason known to Wavetech that any such policy will not be renewable on terms and conditions as favorable as those set forth in such policy.

         4.18. CONTRACTS AND COMMITMENTS. Schedule 4.17 hereto sets forth each contract or other commitment of Wavetech which requires an aggregate payment by Wavetech after the date hereof of more than $25,000, and any other contract or commitment that in the opinion of the Wavetech management materially affects the business of Wavetech. Except for the contracts and commitments described in this Reorganization Agreement or as set forth in Schedule 4.17 hereto, Wavetech is not party to or subject to:

         1. Any contracts or commitments which are material to its business, operations or financial condition other than loans or agreements with respect thereto entered into in the ordinary course of business;

         2. Any employment contract or arrangement, whether oral or written, with any officer, consultant, director or employee which is not terminable on 30 days' notice without penalty or liability to make any payment thereunder for more than 30 days after such termination;

         3. Any plan or contract or other arrangement, oral or written, providing for insurance for any officer or employee or members of their families;

         4. Any plan or contract or other arrangement, oral or written, providing for bonuses, pensions, options, deferred compensation, retirement payments, profit-sharing or other benefits for employees;

         5. Any contract or agreement with any labor union;

         6. Any contract or agreement with customers for the sale of products or the furnishing of services, or any sales agency, broker, distribution or similar contract, except contracts made in the ordinary course of business;

         7. Any contract restricting Wavetech from carrying on its business anywhere in the United States;

         8. Any instrument or arrangement evidencing or related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase money obligation, guaranty, conditional sale, lease-purchase, or otherwise;

         9. Any joint venture contract or arrangement or any other agreement involving a sharing of profits;

         10. Any license agreement in which Wavetech is the licensor or licensee;

         11. Any material contract or agreement, not of the type covered by any of the other items of this Section 4.17, which by its terms is either (i) not to be performed prior to 30 days from the date hereof, or (ii) does not terminate, or is not terminable without penalty to Wavetech, or any successors or assigns prior to 30 days from the date hereof.

         4.19.  EMPLOYEE BENEFIT PLANS.

         (a) Schedule 4.18 hereto contains a complete list of all Benefit Plans sponsored or maintained' by Wavetech or under which Wavetech may be obligated ("Wavetech Benefit Plans"). Wavetech has delivered to Imagitel (i) accurate and complete copies of all Wavetech Benefit Plan documents and all other material documents relating thereto, including all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten Wavetech Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Wavetech Benefit Plans for which financial statements or actuarial reports are required or have been prepared and (iv) accurate and complete copies of all annual reports for all Wavetech Benefit Plans (for which annual reports are required) prepared within the last two years. Any Wavetech

Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the Wavetech Benefit Plan on Schedule 4.18 hereto.

         (b) All Wavetech Benefit Plans conform in all material respects to, and are being administered and operated in material compliance with, the requirements of ERISA, the Code and all other applicable Regulations. All returns, reports and disclosure statements required to be filed or delivered under ERISA and the Code with respect to all Wavetech Benefit Plans have been filed or delivered. There have not been any "prohibited transactions, " as such term is defined in Section 4975 of the Code or Section 406 of ERISA involving any of the Wavetech Benefit Plans, that could subject Wavetech to any material penalty or tax imposed under the Code or ERISA.

         (c) Except as set forth in Schedule 4.18 hereto, any Wavetech Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and such determination remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any Wavetech Benefit Plan.

         (d) Except as set forth in Schedule 4.18 hereto, Wavetech has no current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Wavetech has no liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the Wavetech Benefit Plans.

         (e) There are no pending or, threatened claims by or on behalf of any Wavetech Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Wavetech Benefit Plans, alleging any breach of fiduciary duty on the part of Wavetech or any of such party's officers, directors or employees under ERISA or any other applicable Regulations, or claiming benefit payments other than those made in the ordinary operation of such plans. The Wavetech Benefit Plans are not the subject of any investigation, audit or action by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC"). Wavetech has made all required contributions under the Wavetech Benefit Plans including the payment of any premiums payable to the PBGC and other insurance premiums.

         (f) With respect to any Wavetech Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(l) of ERISA) (a "Welfare Plan"), (i) each such Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to such a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under
Section 4976(a) of the Code, (iii) any Wavetech Benefit Plan that is a group health plan (within the meaning of Section 498013(g)(2) of the Code) complies, and in each and every case has complied, with all of the material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act, and (iv) such Welfare Plan may be amended or terminated at any time on or after the Closing Date.

         4.20. ENVIRONMENTAL MATTERS. Wavetech is in compliance with all local, state and federal environmental statutes, laws, rules, regulations and permits, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 ET SEC. ("CERCLA") and the Toxic Substances Control Act, 15 U.S.C. 2601 et seq. Wavetech has not, nor to Wavetech's knowledge have other parties, used, stored, disposed of or permitted any "hazardous substance" (as defined in CERCLA), petroleum hydrocarbon, polychlorinated biphenyl, asbestos or radioactive material (collectively, "Hazardous Substances") to remain at, on, in or under any of the real property owned or leased by Wavetech (including, without limitation, the buildings or structures thereon) (the "Real Property"). Wavetech has not, nor to Wavetech's knowledge have other parties, installed, used, or disposed of any asbestos or asbestos-containing material on, in or under any of the Real Property. Wavetech has not, nor to Wavetech's knowledge have other parties, installed or used underground storage tanks in or under any of the Real Property. Wavetech has provided Interim with copies of all complaints, citations, orders, reports, written data, notices or other communications sent or received by it with respect to any local, state or federal environmental law, ordinance, rule or regulation as any of them relate to Wavetech.

         4.21. AFFILIATE TRANSACTIONS. Except as set forth in Schedule 4.20 hereto, (i) no Affiliated Person has any interest in any property or assets (whether real or personal, tangible or intangible) owned or leased by Wavetech or any subsidiary or otherwise utilized by Wavetech or any subsidiary in the conduct of its business; (ii) has any direct or indirect interest of any nature whatever in any Person that competes with, conducts any business similar to, has any present (or contemplated) arrangement or agreement (including, without limitation, arrangements regarding the shared use of personnel or facilities) with (wither as a customer or supplier or otherwise), or is involved in any way with, Wavetech or any subsidiary; (iii) neither Wavetech nor any subsidiary owes any amount to any Affiliated Person; and (iv) no Affiliated Person owes any amount to Wavetech or any subsidiary.

         4.22. WAVETECH INFORMATION. The written information with respect to Wavetech, and its officers, directors, and affiliates which shall have been supplied by Wavetech (or any of its accountants, counsel or other authorized representatives) specifically for use in soliciting approval of the Merger by stockholders of Imagitel, or which shall be contained in the Proxy Statement, will not, on the date the Proxy Statement is first mailed to stockholders of Imagitel or on the date of the Imagitel Stockholders' Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier communication to Imagitel stockholders with respect to the Merger.

         4.23. REPORTS. Wavetech has duly made all reports and filings required to be made pursuant to applicable law, except for failures to file or reports which would not have a material adverse effect on the business or financial condition of Wavetech. Without limiting the foregoing, Wavetech has filed all reports required to be filed under the Securities Exchange Act of 1934 for the past 36 calendar months and has filed on a timely basis all reports required to have been filed by Wavetech under the Securities Exchange Act of 1934 during the past 12 months. Since August 31, 1997 Wavetech has not defaulted on any installment or indebtedness for borrowed money or on any rental for any long-term lease.

         4.24. NASDAQ. The Wavetech Common Stock is listed on the Nasdaq small Market.

                 ARTICLE 5. CONDUCT OF BUSINESS PENDING CLOSING

         5.1. CONDUCT OF IMAGITEL PENDING CLOSING. During the period commencing on the date hereof and continuing until the Closing Date, Imagitel covenants and agrees to the following (except to the extent that Wavetech shall otherwise expressly consent in writing; provided, however, that any breach of any of the covenants given in this Section 5.1 must be material in the aggregate with respect to the business of Imagitel before such breach shall be actionable or shall constitute grounds for termination or failure to perform under this Reorganization Agreement.

         (a) Imagitel will carry on its business only in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its business organization, maintain the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it so that its goodwill and going business shall be unimpaired at the Closing Date.

         (b) Imagitel will not amend its Certificate of Incorporation or Bylaws as in effect on the date hereof.

         (c)  Except for:

               (i) the issuance of capital stock in connection with items set forth on Schedule 3.4 hereto, and

               (ii) the issuance of up to 5,000 shares of its common stock in connection with the contemplated acquisition of accommodation
          Services, Inc., Imagitel will not issue, grant, pledge or sell, or authorize the issuance of, reclassify or redeem, purchase or otherwise acquire, any shares of its capital stock of any class or any securities convertible into shares of any class, or any rights, warrants or options to acquire any such shares (except for employee stock options in the ordinary course in accordance with past practice and only upon prior notice to Wavetech); nor will it enter into any arrangement or contract with respect to the issuance of any such shares or other convertible securities; nor will it make any other change in its equity capital structure.

         (d) Imagitel will promptly advise Wavetech orally and in writing of any change in the businesses of Imagitel which is or may reasonably be expected to be materially adverse to the business of Imagitel.

         (e) Imagitel will not take, agree to take, or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of the business of Imagitel, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Reorganization Agreement, or which would cause any of the representations of Imagitel contained herein to be or become untrue in any material respect.

         (f) Imagitel will not incur any indebtedness for borrowed money, issue or sell any debt securities, or assume or otherwise become liable, whether directly, contingently or otherwise, for the obligation of any other party, other than in the ordinary course of business.

         (g) Except in the ordinary course of business and except for expenses attendant to the Merger and current contractual obligations, Imagitel will not incur any expense in an amount in excess of $75,000 after the execution of this Reorganization Agreement without the prior written consent of Wavetech,

         (h) Imagitel will not grant any executive officers any increase in compensation (except in the ordinary course in accordance with past practice and only upon prior notice to Wavetech), or enter into any employment agreement with any executive officer without the consent of Wavetech except as may be required under employment or termination agreements in effect on the date hereof which have been previously disclosed to Wavetech in writing.

         (i) Except as set forth expressly herein, Imagitel will not acquire or agree to acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business of any corporation, partnership, association or other business organization or division thereof.

         5.2. CONDUCT OF WAVETECH PENDING CLOSING. During the period commencing on the date hereof and continuing until the Closing Date, Wavetech covenants and agrees to the following (except to the extent that Wavetech shall otherwise expressly consent in writing; provided, however, that any breach of any of the covenants given in this Section 5.2 must be material in the aggregate with respect to the business of Wavetech before such breach shall be actionable or shall constitute grounds for termination or failure to perform under this Reorganization Agreement.

         (a) Wavetech will carry on its business only in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its business organization, maintain the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it so that its goodwill and going business shall be unimpaired at the Closing Date.

         (b) Wavetech will not amend its Certificate of Incorporation or Bylaws as in effect on the date hereof.

         (c)  Except for:

               (i) the issuance of capital stock in connection with items set forth on Schedule 4.4 hereto, and

               (ii) the issuance of up to 500,000 shares (pre-reverse split) at not less than $0.53 per share in connection with capital raising transactions which are otherwise acceptable to Imagitel, and

               (iii) the issuance of 1,428,572 shares (pre-reverse split) at not less than $0.35 per share to Elgin Investments.

         Wavetech will not issue, grant, pledge or sell, or authorize the issuance of, reclassify or redeem, purchase or otherwise acquire, any shares of its capital stock of any class or any securities convertible into shares of any class, or any rights, warrants or options to acquire any such shares (except for employee stock options in the ordinary course in accordance with past practice and only upon prior notice to Wavetech); nor will it enter into any arrangement or contract with respect to the issuance of any such shares or other convertible securities; nor will it declare, set aside or pay any dividends (of any type) or make any other change in its equity capital structure.

         (d) Wavetech will promptly advise Imagitel orally and in writing of any change in the businesses of Wavetech which is or may reasonably be expected to be materially adverse to the business of Wavetech.

         (e) Wavetech will not take, agree to take, or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of the business of Wavetech, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Reorganization Agreement, or which would cause any of the representations of Wavetech contained herein to be or become untrue in any material respect.

         (f) Wavetech will not incur any indebtedness for borrowed money, issue or sell any debt securities, or assume or otherwise become liable, whether directly, contingently or otherwise, for the obligation of any other party, other than in the ordinary course of business.

         (g) Except for expenses attendant to the Merger and current contractual obligations, Wavetech will not incur any expense in an amount in excess of $25,000 after the execution of this Reorganization Agreement without the prior written consent of Imagitel.

         (h) Wavetech will not grant any executive officers any increase in compensation (except in the ordinary course in accordance with past practice and only upon prior notice to Imagitel), or enter into any employment agreement with any executive officer without the consent of Imagitel except as may be required under employment or termination agreements in effect on the date hereof which have been previously disclosed to Imagitel in writing.

         Wavetech will not acquire or agree to acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof.

                       ARTICLE 6. COVENANTS OF THE PARTIES

         6.1. ACCESS TO PROPERTIES AND RECORDS. Between the date of this Reorganization Agreement and the Closing Date, the parties will provide to each other and to their respective accountants, counsel and other authorized representatives reasonable access, during reasonable business hours and upon reasonable notice, to their respective premises, properties, contracts, commitments, books, records and other information and will cause their respective officers to furnish to the other party and its authorized representatives such financial, technical and operating data and other information pertaining to their respective businesses, as the parties shall from time to time reasonably request. Each party will and will cause its employees and agents to hold in strict confidence, unless disclosure is compelled by judicial or administrative process, or in the opinion of its counsel, by other requirements of law, all Confidential Information and will not disclose the same to any Person. Confidential Information shall be used only for the purpose of and in connection with consummating the transaction contemplated herein. If this Reorganization Agreement is terminated, each party hereto will promptly return all documents received by it from each other party containing Confidential Information. The covenants in this Section 6.1 shall survive the Closing Date forever.

         6.2. REGULATORY FILINGS. The parties hereto will use their respective best efforts and cooperate with each other to obtain promptly all such Regulatory Approvals and to make such filings as, in the opinion of their respective counsels, may be necessary or advisable in connection with this transaction. Wavetech shall be responsible for all filings fees required in connection with such approvals or filings.

         6.3. COOPERATION. Each party shall use its respective, reasonable best efforts to take any and all necessary or appropriate actions, and to use its reasonable best efforts to cause its officers, directors, employees, agents, and representatives to use their reasonable best efforts and to take all steps in good faith within their power, to cause to be fulfilled those of the conditions precedent to its obligations to consummate the Mergers which are dependent upon its or their actions, including but not limited to (i) requesting the delivery of appropriate opinions and letters from its counsel and (ii) obtaining any consents, approvals, or waivers required to be obtained from other parties.

         6.4. AFFILIATES' LETTERS. Imagitel shall deliver to Wavetech a letter identifying all Persons who are, at the time the Corporate Merger is submitted to a vote of the stockholders of Imagitel, "affiliates" of Imagitel for purposes of Rule 145 of the General Rules and Regulations under the Securities Act. Imagitel shall use its reasonable best efforts to cause each Person who is identified as an "affiliate" in the letter referred to above to deliver to Wavetech on or prior to the Effective Time a written agreement, in form reasonably satisfactory to Wavetech that such Person shall not sell, pledge, transfer or otherwise dispose of any capital stock of Imagitel or any Wavetech Common Stock owned by such person or to be received by such person as part of the consideration except in compliance with the applicable provisions of the Securities Act.

         6.5. LISTING OF WAVETECH COMMON STOCK. Wavetech shall use its best efforts to cause the shares of Wavetech Common Stock to be issued in the transactions contemplated by this Reorganization Agreement to be approved for quotation on the Nasdaq Small Cap, subject to official notice of issuance, prior to the Effective Time. Wavetech shall give such notice to Nasdaq as may be required to permit the listing of the Wavetech Common Stock issued in connection with the Merger.

         6.6. TAX TREATMENT; ACCOUNTING TREATMENT. Imagitel and Wavetech shall each take such acts within their power as may be reasonably necessary to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and at Imagitel's option for "pooling treatment" under GAAP.

         6.7. EXPENSES. The parties shall pay their own fees and expenses (including legal and accounting fees) incurred in connection with this transaction. Reasonable estimates of these expenses shall be accrued by the month-end immediately prior to the Closing Date.

         6.8. MATERIAL EVENTS. At all times prior to the Closing Date, each party shall promptly notify the other in writing of the occurrence of any event which will or may result in the failure to satisfy the conditions specified in
Article 6 or Article 7 of this Reorganization Agreement.

         6.9. PUBLIC ANNOUNCEMENTS. At all times until after the Closing Date, neither Imagitel nor Wavetech shall issue or permit any of its respective subsidiaries, affiliates, officers, directors or employees to issue any press release or other information to the press with respect to this Reorganization Agreement, without the express prior consent of the other party, except as may be required by law or the policies of NASDAQ (and in such case, the parties shall provide prior notice of such disclosure and a reasonable opportunity to comment upon such disclosure).

         6.10. UPDATING OF SCHEDULES. Imagitel and Wavetech shall, at the Closing, prepare and deliver to each other such supplements to the schedules attached hereto as may be necessary or appropriate to ensure the accuracy and completeness of the information required to be disclosed in such schedules at all times prior to the Closing, provided that the furnishing of any such supplement to such schedules shall not modify, limit, or otherwise affect any representations or warranties of Imagitel or Wavetech contained herein or any right of Imagitel or Wavetech to terminate this Reorganization Agreement. Imagitel and Wavetech shall provide to each other drafts of such supplemental schedules at least three (3) business days prior to the Closing Date.

         6.11 DIRECTORS. At the Wavetech Stockholders' Meeting, Wavetech shall have its stockholders authorize that upon Closing:(l) its Board of Directors shall consist of five persons and (2) shall nominate as management's slate five designees of Imagitel.

         6.12. PROHIBITED ACTIONS. (a) Except as expressly provided in this Reorganization Agreement, as agreed to by Wavetech or as required by applicable law, rules or regulations (including the fiduciary duties of the Imagitel directors under applicable law), during the period from the date of this Reorganization Agreement to the Effective Time, Imagitel shall, and shall cause its subsidiaries to, (i) take no action which would adversely affect or delay the ability of the parties hereto to obtain any necessary Regulatory Approvals or Authorizations required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Reorganization Agreement and (ii) take no action that could reasonably be expected to have a Material Adverse Effect on Imagitel.

         (b) Except as expressly provided in this Reorganization Agreement, as agreed to by Imagitel or as required by applicable law, rules or regulations, during the period from the date of this Reorganization Agreement to the Effective Time, Wavetech shall, and shall cause its subsidiaries to, (i) take no action which would adversely affect or delay the ability of the parties hereto to obtain any necessary Regulatory Approvals or Authorizations required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Reorganization Agreement and (ii) take no action that could reasonably be expected to have a Material Adverse Effect on Wavetech.

             ARTICLE 7. CONDITIONS TO WAVETECH'S OBLIGATION TO CLOSE

         The obligation of Wavetech and Interim to consummate the transactions contemplated in this Reorganization Agreement is subject to the satisfaction of the following conditions at or before the Closing Date:

         7.1. PERFORMANCE OF ACTS AND REPRESENTATIONS BY IMAGITEL. Each of the acts and undertakings of Imagitel to be performed on or before the Closing Date pursuant to the terms of this Reorganization Agreement shall have been duly authorized and duly performed, and each of the representations and warranties of Imagitel set forth in this Reorganization Agreement shall be true in all material respects on the Closing Date, except as to transactions contemplated by this Reorganization Agreement.

         7.2. CONDUCT OF BUSINESS. The business of Imagitel shall have been conducted in the usual and customary manner, and there shall have been no material adverse change in the business or financial condition of Imagitel from the date hereof through the Closing Date.

         7.3. CONSENTS. All permits, orders, consents, or other authorizations necessary, in the reasonable opinion of counsel for Wavetech, to the consummation of the transactions contemplated hereby shall have been obtained, and no governmental agency or department or judicial authority shall have issued any order, writ, injunction or decree prohibiting the consummation of the transactions contemplated hereby. Approvals of all applicable Regulatory Agencies shall have been obtained without the imposition of any condition or requirements that, in the reasonable judgment of Wavetech, renders the consummation of this transaction unduly burdensome.

         7.4. CERTIFICATE. Wavetech shall have been furnished with such certificates of officers of Imagitel and/or such certificates of Imagitel stockholders, in form and substance reasonably satisfactory to Wavetech, dated as of the Closing Date, certifying to such matters as Wavetech may reasonably request, including but not limited to the fulfillment of the conditions specified in this Section VII.

         7.5. DUE DILIGENCE. Wavetech shall have completed a due diligence investigation of Imagitel, the results of which shall be reasonably satisfactory to Wavetech.

         7.6. STOCKHOLDER APPROVALS. The Stockholder Approvals shall have been obtained.

         7.7. FAIRNESS OPINION. The Board of Directors of Wavetech shall have received a fairness opinion from a reputable investment banking firm, which opinion shall be reasonably acceptable to Wavetech.

         7.8. DISSENTER'S RIGHTS. None of the Imagitel stockholders shall have exercised dissenters' rights.

         7.9. SECURITIES MATTERS. Wavetech shall have receive certificates from Imagitel's stockholders reasonably sufficient for Imagitel's counsel to conclude that the issuance of Wavetech shares in connection with the transactions contemplated herein will be exempt from registration under applicable federal and state securities laws.

          ARTICLE 8. CONDITIONS TO THE OBLIGATION OF IMAGITEL TO CLOSE

         The obligation of Imagitel to consummate the transactions contemplated in this Reorganization Agreement is subject to the satisfaction of the following conditions at or before the Closing Date:

         8.1. PERFORMANCE OF ACTS AND REPRESENTATIONS BY WAVETECH AND INTERIM. Each of the acts and undertakings of Wavetech and Interim to be performed on or before the Closing Date pursuant to the terms of this Reorganization Agreement shall have been duly authorized and duly performed, and each of the representations and warranties of Wavetech and Interim set forth in this Reorganization Agreement shall be true in all material respects on the Closing Date, except as to transactions contemplated by this Reorganization Agreement.

         8.2. TAX OPINION. Imagitel shall have received an opinion from tax counsel satisfactory in form and substance to Imagitel that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

         8.3. CONDUCT OF BUSINESS. There shall have been no material casualty or material adverse change in the business or financial condition of Wavetech from the date hereof through the Closing Date.

         8.4. CONSENTS. All permits, orders, consents, or other authorizations necessary, in the reasonable opinion of counsel for Imagitel, to the consummation of the transactions contemplated hereby shall have been obtained, and no governmental agency or department or judicial authority shall have issued any order, writ, injunction or decree prohibiting the consummation of the transactions contemplated hereby. Approvals of all applicable Regulatory Agencies shall have been obtained without the imposition of any condition or requirements that, in the reasonable judgment of Imagitel, renders the consummation of this transaction unduly burdensome.

         8.5.  CERTIFICATE.   Imagitel  shall  have  been  furnished  with  such
certificates  of  officers  of  Wavetech,   in  form  and  substance  reasonably
satisfactory to Imagitel, dated as of the Closing Date, certifying to such matters as Imagitel may reasonably request, including but not limited to the fulfillment of the conditions specified in this Article 8.

         8.6. STOCKHOLDER APPROVALS. The Stockholder Approvals shall have been obtained.

         8.7. DUE DILIGENCE. Imagitel shall have completed a due diligence investigation of Wavetech, the results of which shall be reasonably satisfactory to Imagitel.

         8.8. DIRECTORS. The five designees of Imagitel shall have been elected as the entire Board of Wavetech.

         8.9. LINE OF CREDIT. Wavetech shall have put in place a line of credit in the minimum amount of $3.5 million, which shall be acceptable in all respects to Imagitel.

         8.10. REGISTRATION RIGHTS AGREEMENT. Wavetech shall have entered into a piggy-back and demand registration rights agreement acceptable to Imagitel with respect to the registration of Wavetech shares to be issued to Imagitel stockholders.

         8.11. REVERSE STOCK SPLIT. Wavetech shall have effected a reverse stock split of one share for every six shares outstanding. Such stock split may be subject to change by the parties.

                             ARTICLE 9. TERMINATION

         9.1. TERMINATION. This Reorganization Agreement may be terminated at any time prior to the Closing Date:

         (a) by mutual consent of the parties;

         (b) by either Wavetech or Imagitel, at that party's option, if a permanent injunction or other order (including any order denying any required regulatory consent or approval) shall have been issued by any Federal or state court of competent jurisdiction in the United States or by any United States Federal or state governmental or regulatory body, which order prevents the consummation of the transactions contemplated herein;

         (c) by either Wavetech or Imagitel if the other party has failed to comply with the agreements or fulfill the conditions contained herein, PROVIDED, however, that any such failure of compliance or fulfillment must be material to the consolidated businesses of either Wavetech or Imagitel and the breaching party must be given notice of the failure to comply and a reasonable period of time to cure;

         (d) by either Wavetech or Imagitel as set forth in Section 2.2 hereof.

         (e) by either Wavetech or Imagitel, on or before January 31, 1998, if the results of the due diligence investigation of the other party are not satisfactory to the terminating party in its sole discretion.

         (f) By Imagitel if any updated schedule  submitted  pursuant to Section
6.10 by Wavetech are not satisfactory to Imagitel or by Wavetech if any updated schedules submitted by Imagitel pursuant to Section 6.10 are not satisfactory to Wavetech.

         9.2. EFFECT OF TERMINATION. In the event of termination of this Reorganization Agreement by either Wavetech or Imagitel as provided above, this Reorganization Agreement shall forthwith become void and there shall be no liability hereunder on the part of Wavetech or Imagitel, or their respective officers or directors, except for intentional breach. In the event this Reorganization Agreement is terminated, any agreements between the two parties as to Confidential Information shall survive such termination.

                           ARTICLE 10. INDEMNIFICATION

         10.1. INDEMNIFICATION OF OFFICERS AND DIRECTORS. Wavetech covenants and agrees that it will cause each person who is an officer or director of Imagitel and its subsidiaries (an "indemnitee") on the Closing Date to be indemnified for any and all claims and liabilities arising out of such person's service as an officer or director of Imagitel to the maximum extent that a Nevada corporation is permitted by law to indemnify or insure its officers and directors, including indemnification for the cost of defending such claims as well as any liability resulting therefrom. Wavetech, upon request of such indemnitees, shall advance expenses in connection with such indemnification, provided that such advancement need be made if and only to the extent that such advancement would have been proper under applicable Nevada law if such indemnitees had been directors or officers of Wavetech. The provisions of this Section 10.1 shall survive the Closing and shall be enforceable directly by each officer and director of Imagitel benefited by this Section 10.1.

                            ARTICLE 11. MISCELLANEOUS

         11.1. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties and covenants contained in this Reorganization Agreement or in any other documents delivered pursuant hereto, shall not survive the Closing of the transactions contemplated hereby.

         11.2. ENTIRE AGREEMENT. This Reorganization Agreement, including any schedules, exhibits, lists and other documents referred to herein which form a part hereof, contains the entire agreement of the parties with respect to the subject matter contained herein and there are no agreements, warranties, covenants or undertakings other than those expressly set forth herein.

         11.3. BINDING AGREEMENT. This Reorganization Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Agreement shall not be assigned by either of the parties hereto without the prior written consent of the other party hereto.

         11.4. NOTICES. Any notice given hereunder shall be in writing and shall be deemed delivered and received upon reasonable proof of receipt. Unless written designation of a different address is filed with each of the other parties hereto, notice shall be transmitted to the following addresses:

                 For Wavetech:    ATT: President
                                  Wavetech, Inc.
                                  5210 East Williams Circle, STE 200
                                  Tucson, Arizona 85711

                 Copy to:         ATT: Chris Johnson
                                  Squire, Sanders et al
                                  40 North Central Avenue, STE 2700
                                  Phoenix, Arizona 85004

                 For Imagitel:    ATT: President
                                  Imagitel, Inc.
                                  5120 Woodway Drive, STE 7007
                                  Houston, Texas 77056

                 Copies to:       ATT: Darryl Johnston
                                  Cades Schutte et al
                                  1000 Bishop Street
                                  Honolulu, Hawaii 96813

         11.5. COUNTERPARTS. This Reorganization Agreement may be executed in one or more Counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         11.6. HEADINGS. The section and paragraph headings contained in this Reorganization Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Reorganization Agreement.

         11.7. LAW GOVERNING. This Reorganization Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

         11.8. AMENDMENT. This Reorganization Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

         11.9. WAIVER. Any term, provision or condition of this Reorganization Agreement (other than that required by law) may be waived in writing at any time by the party which is entitled to the benefits thereof.

         11.10. NO THIRD PARTY BENEFICIARIES. Except for Section 10.1 hereof, nothing in this Reorganization Agreement, express or implied, is intended to confer upon any person, other than the parties hereto, any rights, obligations or liabilities under or by reason of this Reorganization Agreement.

                                   END OF PAGE

IN WITNESS WHEREOF, this Reorganization Agreement has been duly entered as of the date first written above.

  WAVETECH, INC.

  By: /s/ Gerald I. Quinn
     -------------------------
     President

  WAVETECH INTERIM, INC.

  By: /s/ Gerald I. Quinn
     -------------------------
     President

  IMAGITEL, INC.

  By: /s/ Jay P. Gambrell IV
     -------------------------
     President

                                                                      APPENDIX A

                                PLAN OF MERGER OF
                             WAVETECH INTERIM, INC.
                          WITH AND INTO IMAGITEL, INC.

Pursuant to this Plan of Merger (the "Plan of Merger"), Wavetech Interim, Inc. ("Interim"), a Nevada corporation and a wholly-owned subsidiary of Wavetech, Inc., will be merged with and into Imagitel, Inc. ("Imagitel"), a Nevada corporation.
                             ARTICLE 1. DEFINITIONS

         The capitalized terms set forth below shall have the following meanings:

         "CERTIFICATE OF MERGER" shall mean the Certificate of Merger to be executed by Interim and Imagitel in a form appropriate for filing with the Secretary of State of Nevada, relating to the effective consummation of the Merger as contemplated by the Plan of Merger.

         "CONVERSION RATIO" shall mean the number of shares of Wavetech Common Stock issuable in exchange for one share of Imagitel Common Stock, as calculated pursuant to Section 3.1 hereof.

         "CONVERSION VALUE OF IMAGITEL" as set forth herein is to be used solely for the purposes of calculating a Conversion Ratio and is not necessarily indicative of its actual value.

         "CONVERSION VALUE OF WAVETECH" as set forth herein is to be used solely for the purposes of calculating a Conversion Ratio and is not necessarily indicative of its actual value.

         "EFFECTIVE TIME" shall mean the date and time which the Merger becomes effective as more particularly set forth in Section 2.2 hereof

         "FAIR MARKET VALUE" shall mean, with respect to the Wavetech Common Stock for a particular day in question, the average of the closing prices as quoted on the automated quotation system for that particular day and the immediately preceding 29 trading days.

         "INTERIM COMMON STOCK" shall mean the common stock, par value $1.00 per share, of Interim.

         "MERGER" shall mean the merger of Interim with and into Imagitel as more particularly set forth herein and in the Reorganization Agreement.

         "OPTIONS" shall mean all outstanding obligations, commitments, options, warrants or other securities set forth on Schedule 3.4 of the Reorganization Agreement which are exercisable for or convertible into, or which require the issuance of, shares of any class of capital stock of Imagitel.

         "REORGANIZATION AGREEMENT" shall mean the Reorganization Agreement among Wavetech, Interim and Imagitel dated the date hereof, to which this Plan of Merger is attached as Appendix A.

         "SURVIVING SUB" shall mean Imagitel after consummation of the Merger.

         "WAVETECH".  Wavetech,  Inc.  a  Nevada  corporation  headquartered  in
Tucson,  Arizona.  Where  the  context  permits,   Wavetech  shall  include  all
subsidiary entities.

         "WAVETECH COMMON STOCK" shall mean the common stock, par value $0.001 per share, of Wavetech.

                              ARTICLE 2. THE MERGER

         2.1 MERGER. Subject to the terms and conditions set forth in the Reorganization Agreement, unless effectively waived as provided therein, and in accordance with all applicable laws, regulations and regulatory requirements, at the Effective Time, Interim shall be merged with and into Imagitel. Imagitel shall be the Surviving Sub of the Merger and shall continue to be governed by the laws of the State of Nevada.

         2.2. EFFECTIVE TIME. The Merger shall become effective on the date and at the time specified in the Certificate of Merger.

         2.3. CAPITALIZATION. The number of authorized shares of capital stock of the Surviving Sub shall be the same as immediately prior to the Merger.

WAVETECH _______________                                   IMAGITEL_____________

         2.4. CERTIFICATE OF INCORPORATION. The certificate of incorporation of Imagitel as in effect at the Effective Time shall be and remain the certificate of incorporation of the Surviving Sub.

         2.5. BYLAWS. The Bylaws of Imagitel, as in effect at the Effective Time, shall continue in full force and effect as the bylaws of the Surviving Sub until otherwise amended as provided by law or by such bylaws.

         2.6. PROPERTIES AND LIABILITIES OF IMAGITEL AND INTERIM. At the Effective Time, the separate existence and corporate organization of Interim shall cease, and Imagitel shall thereupon and thereafter, to the extent consistent with applicable law and with its certificate of incorporation and the changes, if any, provided by the Merger, possess all the rights, privileges, immunities, liabilities and franchises, of a public as well as a private nature of Imagitel without. further act or deed.

                            ARTICLE 3. CONSIDERATION

         3.1.  MERGER  CONSIDERATION.  (a) Subject to  adjustment as provided in
Section 3.1(b) below, in connection with the Merger, each Imagitel stockholder shall, by virtue of the Merger and without any action on his part, be entitled to receive 420 shares of Wavetech Common Stock for each share of Imagitel Common Stock issued and outstanding immediately prior to the Effective Time (the "Conversion Ratio"). The Conversion Ratio is calculated on a pre-reverse stock split basis that does not yet include adjustments for a planned 6:1 reverse stock split by Wavetech.

         (b) (1) The Conversion Ratio shall be adjusted such that the number of shares issuable under this Plan of Merger shall be either increased or decreased in the following instances:

         Actual Conversion Ratio shall be determined as of month end immediately prior to closing using the following formula:

         Actual number of Wavetech Shares           Conversion Value of Imagitel
         Outstanding                                Conversion Value Of Wavetech
         -----------------------------------------------------------------------
                                     210.56

         Based upon the following agreed upon conditions:

         1) The Conversion Value of Wavetech is $7.9 million with a $300,000 working capital deficit. The Conversion Value of Wavetech shall be adjusted, either increased or decreased in the following instances:

               (i) in the event that Wavetech's funded debt and working capital deficit as of month end immediately prior to the Effective Time exceeds $300,000, then the Conversion Value of Wavetech shall be decreased by an amount equal to the working capital deficit that exceeds $300,000.

               (ii) in the event that Wavetech's funded debt and working capital deficit as of month end immediately prior to closing is less than $300, 000, then the Conversion Value of Wavetech shall be increased by an amount equal to the difference between actual amount and the $300, 000 deficit.

         2) The Conversion Value of Imagitel is $37.4 million, with no working capital deficit. The Conversion Value of Imagitel shall be adjusted, either increased or decreased in the following instances:

               (i) in the event that Imagitel. has positive working capital as of month end immediately prior to the Effective Time, then the Conversion Value of Imagitel shall be increased by an amount equal to the positive working capital.

               (ii) in the event that Imagitel has a working capital deficit as of month end immediately prior to closing, then the Conversion Value of Imagitel shall be decreased by an amount equal to the working capital deficit.

               (iii) the Conversion value of Imagitel shall not change if Imagitel acquires accommodation Services, Inc. However, the number of shares outstanding for Imagitel will increase, and the increase will not change the Conversion Ratio - as it is already incorporated into the formula calculations.

         3.2. INTERIM COMMON STOCK. The shares of Interim shall be canceled as a result of the Merger.

         3.3. IMAGITEL COMMON STOCK.  After  consummation of the Merger,  all of
the  outstanding   shares  of  Imagitel  shall  be  held  by  Wavetech  and  its capitalization shall be unchanged.

         3.4. TREASURY SHARES. Any and all shares of Imagitel common stock held as treasury shares by Imagitel shall be canceled and retired at the Effective Time, and no consideration shall be issued or given in exchange therefor.

         3.5. FRACTIONAL SHARES. No fractional shares of Wavetech Common Stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares pursuant to Section 3.1 hereof, cash will be paid to the holders of the Imagitel Common Stock in respect of any fractional share that would otherwise be issuable based on the Fair Market Value of the Wavetech Common Stock on the last trading day immediately preceding the Effective Time.

         3.6. EQUITABLE ADJUSTMENTS. In the event of any change in the outstanding Wavetech Common Stock by reason of a stock dividend, stock split, stock consolidation, recapitalization, reorganization, merger, split up or the like, the Conversation Ratio, all stock prices set forth in this Article 3, and the number and kind of shares under option in the Options and the option price of such Options shall be appropriately adjusted so as to preserve, but not increase, the benefits of this Plan of Merger to the Imagitel Stockholders and the holders of the Options.

                ARTICLE 4. EXCHANGE OF COMMON STOCK CERTIFICATES

         4.1. ISSUANCE OF WAVETECH CERTIFICATES; CASH FOR FRACTIONAL SHARES. After the Effective Time, each holder of shares of Imagitel Common Stock issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to Wavetech or its transfer agent, and shall promptly upon surrender receive in exchange therefor the consideration provided in Section 3.1 of this Plan of Merger (except for Dissenting Stockholders, as provided below). To the extent required by Section 3.4 of this Plan of Merger, each holder of shares of Imagitel Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Wavetech Common Stock to which such holder might be entitled.

         4.2. AUTHORIZED WITHHOLDINGS. Wavetech shall not be obligated to deliver the consideration to which any former holder of Imagitel Common Stock is entitled as a result of the Merger until such holder surrenders his or her certificate or certificates representing the shares of Imagitel Common Stock for exchange as provided in this Article 4, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be reasonably required in each case by Wavetech or Imagitel. In addition, no dividend or other distribution payable to the holders of record of Wavetech Common Stock as of any time subsequent to the Effective Time shall be paid to the holder of any certificate representing shares of Imagitel Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 above. However, upon surrender of the Imagitel Common Stock certificate both the Wavetech Common Stock certificate, together with all such withheld dividends or other distributions and any withheld cash payments in respect of fractional share interest, but without any obligation for payment of interest by such withholding, shall be delivered and paid with respect to each share represented by such certificate.

         4.3. LIMITED RIGHTS OF FORMER IMAGITEL STOCKHOLDERS. Except as provided in Section 4.4 below, after the Effective Time, each outstanding certificate representing shares of Imagitel Common Stock prior to the Effective Time shall be deemed for all corporate purposes (other than voting and the payment of dividends and other distributions to which the former stockholder of Imagitel Common Stock may be entitled) to evidence only the right of the holder thereof to surrender such certificate and receive the requisite number of shares of Wavetech Common Stock in exchange therefor as provided in this Plan of Merger.

         4.4. DISSENTING STOCKHOLDERS. Shares of Imagitel Common Stock owned by a holder who (i) shall not have voted in favor of the Merger, and (ii) shall have delivered to Imagitel a written notice of his intent to demand payment for his shares if the Merger is effectuated in the manner provided in the corporate law of Nevada (collectively, the "Dissenting Stockholders"), shall not be converted as provided above, but shall be entitled to receive such consideration as shall be provided in the corporate law of Nevada, except that shares of any Dissenting Stockholder who shall thereafter not perfect his right to appraisal as provided in the corporate law of Nevada shall thereupon be deemed to have been converted as of the Effective Time of the Merger, into Wavetech Common Stock, as provided above.

         4.5. STOCK TRANSFER BOOKS. AT the close of business on the day prior to the Effective Time of the Merger, the stock transfer books of Imagitel shall be closed and no transfer of Imagitel Common Stock shall thereafter be made on such stock transfer books.

                            ARTICLE 5. STOCK OPTIONS

         5.1. OPTIONS. At the Effective Time, all of the Options shall, after the Effective Date, represent only the right to receive shares of Wavetech Common Stock based on the Conversion Ratio.

                                 ADDENDUM NO. 1

         WHEREAS, Wavetech, Inc., which was subsequently renamed Wavetech International, Inc. ("Wavetech"), Wavetech Interim, Inc. ("Interim") and Imagitel, Inc. ("Imagitel") entered into that certain Reorganization Agreement, dated as of January 5, 1998 (the "Agreement") and Plan of Merger attached thereto (the "Plan of Merger") pursuant to which Wavetech will acquire Imagitel through the merger of Interim with and into Imagitel;

         WHEREAS, Section 11.8 permits the parties to amend the Agreement in writing;

         WHEREAS, the parties did execute that certain Addendum as of June 15, 1998 in order to amend the terms and conditions on which the Merger shall occur;

         WHEREAS, such Addendum unintentionally contained certain errors; and

         WHEREAS, the parties to the Agreement desire to herein correct such errors and properly amend the terms and conditions on which the Merger shall occur.

         NOW THEREFORE, the parties to the Agreement do agree to the following provisions, which shall be deemed incorporated into the Agreement as if fully set forth herein.

         1. AMENDMENTS TO AGREEMENT. In order to reflect the changes to the Agreement intended to be effectuated by this Addendum, the parties do hereby amend Sections 2.2, 3.4 (previously misnumbered Section "3.1 CAPITALIZATION OF IMAGITEL"), 4.4, 5.2 and 8.2 by deleting them in their entirety and replacing them with the following, respectively:

                      2.2 THE CLOSING. The Closing of the transaction contemplated herein shall be held as soon as reasonably practicable after fulfillment of all conditions set forth in Article 7 and Article 8 hereof (the "Closing Date"), at the offices of Imagitel located at 5120 Woodway Drive, Suite 7007, Houston, Texas 77056, or at such other place and time as the parties hereto may mutually agree; provided, however, that in the event that Closing has not occurred by August 31, 1998, either party hereto shall have the right to terminate this Reorganization Agreement.

                      3.4 CAPITALIZATION OF IMAGITEL. The authorized capital stock of Imagitel consists solely of (i) 1,000,000 authorized shares of common stock (no par value), of which 200,000 shares are issued and outstanding. All of the issued and outstanding shares of Imagitel are validly issued and fully paid and nonassessable. Except for the items set forth on Schedule 3.4 attached hereto or expressly referenced elsewhere herein, there are no outstanding obligations, options, warrants or commitments of any kind or nature or any outstanding securities or other instruments convertible into shares of any class of capital stock of Imagitel, or pursuant to which Imagitel is or may become obligated to issue any shares of its capital stock. None of the shares of the Imagitel Common Stock is subject to any restrictions as to the transfer thereof, except as set forth in Imagitel's Certificate of Incorporation or Bylaws and except for restrictions on account of applicable federal or state securities laws. Imagitel does not hold any equity securities of any other company or legal entity except for shares of RRV Enterprises, Inc., a Texas corporation, and DDD Calling, Inc., a Texas corporation, Zapcom International, Inc., a Nevada corporation and Comac Interim, Inc., a Delaware corporation. Imagitel, Inc. owns 100% of the outstanding shares of capital stock of such subsidiaries and there are no outstanding obligations, options, warrants or commitments of any kind or nature or any outstanding securities or other instruments convertible into shares of any class of capital stock of such subsidiaries.

--------------------------------------------------------------------------------
                                   Page 1 of 5

    Addendum No. 1 to Reorganization Agreement, dated January 5, 1998, among
           Wavetech, Inc., Wavetech Interim, Inc. and Imagitel, Inc.

__/s/____ Wavetech International, Inc. and              Imagitel, Inc._/s/______
          Wavetech Interim, Inc.
--------------------------------------------------------------------------------

                      4.4 CAPITALIZATION OF WAVETECH. The authorized capital stock of Wavetech consists solely of (i) 50,000,000 authorized shares of common stock ($0.001 par value), of which 16,994,976 are issued and outstanding as of June 15, 1998, and (ii) 10,000,000 shares of preferred stock, of which 600 shares of Series A Preferred Stock were issued and outstanding as of June 15, 1998. All of the issued and outstanding shares of Wavetech are validly issued and fully paid and nonassessable. Except for the items set forth on Schedule 4.4 hereto, there are no outstanding obligations, options, warrants or commitments of any kind or nature or any outstanding securities or other instruments convertible into shares of any class of capital stock of Wavetech, or pursuant to which Wavetech is or may become obligated to issue any shares of its capital stock. None of the shares of the Wavetech Common Stock is subject to any restrictions as to the transfer thereof, except as set forth in Wavetech's Certificate of
     Incorporation or Bylaws and except for restrictions on account of applicable federal or state securities laws. Except for Interim (which is wholly-owned by Wavetech), Wavetech does not hold 10% or more of any class of equity securities of any other company or legal entity, except for those wholly-owned subsidiaries disclosed in Wavetech's public SEC filings. The authorized capital stock of Interim consists solely of (i) 10,000 authorized shares of common stock ($1.00 par value), of which 100 shares are issued and outstanding. All of the issued and outstanding shares of Interim are validly issued and fully paid and nonassessable. Except for the items set forth on Schedule 4.4 hereto, there are no outstanding obligations, options, warrants or commitments of any kind or nature or any outstanding securities or other instruments convertible into shares of any class of capital stock of Interim, or pursuant to which Interim is or may become obligated to issue any shares of its capital stock.

                      5.2 CONDUCT OF WAVETECH PENDING CLOSING. During the period commencing on the date hereof and continuing until the Closing Date, Wavetech covenants and agrees to the following (except to the extent that Imagitel shall otherwise expressly consent in writing); provided, however, that any breach of any of the covenants given in this Section 5.2 must be material in the aggregate with respect to the business of Wavetech before such breach shall be actionable or shall constitute grounds for termination or failure to perform under this Reorganization Agreement.

                      (a) Wavetech will carry on its business only in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its business organization, maintain the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it so that its goodwill and going business shall be unimpaired at the Closing Date.

                      (b)   Wavetech   will  not   amend  its   Certificate   of
     Incorporation or Bylaws as in effect on the date hereof.

                      (c)  Except for:

                         (i) the issuance of capital  stock in  connection  with
                    items set forth on Schedule 4.4 hereto, and

                         (ii) the issuance of shares in connection  with capital
                    raising transactions which are otherwise acceptable to Imagitel.

--------------------------------------------------------------------------------
                                   Page 2 of 5

    Addendum No. 1 to Reorganization Agreement, dated January 5, 1998, among
           Wavetech, Inc., Wavetech Interim, Inc. and Imagitel, Inc.

__/s/____ Wavetech International, Inc. and              Imagitel, Inc._/s/______
          Wavetech Interim, Inc.
--------------------------------------------------------------------------------

     Wavetech will not issue, grant, pledge or sell, or authorize the issuance of, reclassify or redeem, purchase or otherwise acquire, any shares of its capital stock of any class or any securities convertible into shares of any class, or any rights, warrants or options to acquire any such shares (except for employee stock options in the ordinary course in accordance with past practice and only upon prior notice to Wavetech); nor will it enter into any arrangement or contract with respect to the issuance of any such shares or other convertible securities; nor will it declare, set aside or pay any dividends (of any type) or make any other change in its equity capital structure.

                      (d) Wavetech will promptly advise Imagitel orally and in writing of any change in the businesses of Wavetech that is or may reasonably be expected to be materially adverse to the business of Wavetech.

                      (e) Wavetech will not take, agree to take, or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of the business of Wavetech, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Reorganization Agreement, or which would cause any of the representations of Wavetech contained herein to be or become untrue in any material respect.

                      (f) Wavetech will not incur any indebtedness for borrowed money, issue or sell any debt securities, or assume or otherwise become liable, whether directly, contingently or otherwise, for the obligation of any other party, other than in the ordinary course of business.

                      (g) Except for expenses attendant to the Merger and current contractual obligations, Wavetech will not incur any expense in an amount in excess of $25,000 after the execution of this Reorganization Agreement without the prior written consent of Imagitel.

                      (h) Wavetech will not grant any executive officers any increase in compensation (except in the ordinary course in accordance with past practice and only upon prior notice to Imagitel), or enter into any employment agreement with any executive officer without the consent of Imagitel except as may be required under employment or termination agreements in effect on the date hereof which have been previously disclosed to Imagitel in writing.

                      (i) Wavetech will not acquire or agree to acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof.

                      8.2  INTENTIONALLY OMITTED.

         2. AMENDMENTS TO PLAN OF MERGER. In order to reflect the changes to the Plan of Merger intended to be effectuated by this Addendum, the parties do hereby amend Sections 3.1 and 5.1 by deleting them in their entirety and replacing them with the following, respectively:

--------------------------------------------------------------------------------
                                   Page 3 of 5

    Addendum No. 1 to Reorganization Agreement, dated January 5, 1998, among
           Wavetech, Inc., Wavetech Interim, Inc. and Imagitel, Inc.

__/s/____ Wavetech International, Inc. and              Imagitel, Inc._/s/______
          Wavetech Interim, Inc.
--------------------------------------------------------------------------------

                  3.1 MERGER CONSIDERATION. (a) In connection with the Merger, each Imagitel shareholder shall, by virtue of the Merger and without any action on his part, be entitled to receive 32.99 shares of Wavetech Common Stock for each share of Imagitel Common Stock issued and outstanding immediately prior to the Effective Time (the "Conversion Ratio"); provided, however, that in no event shall Wavetech issue more than an aggregate of 7,922,861 shares of Wavetech Common Stock in connection with the Merger (including shares issuable upon the exercise of Imagitel Options which shall be converted into options, warrants or other rights to acquire Wavetech Common Stock pursuant to Section 5.1 hereof). The
      Conversion Ratio already gives effect to the one-for-six reverse split approved by the Wavetech stockholders at a special meeting held on May 26, 1998.

                    (b) neither the Conversion  Ratio,  nor the Conversion Value of Imagitel nor the maximum aggregate number of shares of Wavetech Common Stock issuable in connection with the Merger (as set forth in (a) above) shall change if Imagitel acquires acCOMModation Services, Inc. prior to the Effective Time, although the number of outstanding shares of Imagitel will increase.

          5.1 OPTIONS AND WARRANTS. At the Effective Time, all options, warrants and other rights to purchase or acquire shares of Imagitel Common Stock (collectively "Imagitel Options") shall represent options, warrants or such other rights to purchase or acquire a number of shares of Wavetech Common Stock, determined in accordance with the Conversion Ratio. All other terms and conditions of such Imagitel Options shall be unaffected by such change.

         2. INCORPORATION. Except as otherwise provided in this Addendum, the parties hereto hereby confirm their intent to be bound by the terms and conditions of the Agreement. This Addendum shall supersede that certain Addendum, executed as of June 15, 1998, and shall be construed in accordance with the purposes and intents of the Agreement.

         3. DEFINED TERMS. All capitalized terms used in this Addendum shall have the respective meanings ascribed to them in the Agreement.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

--------------------------------------------------------------------------------
                                   Page 4 of 5

    Addendum No. 1 to Reorganization Agreement, dated January 5, 1998, among
           Wavetech, Inc., Wavetech Interim, Inc. and Imagitel, Inc.

__/s/____ Wavetech International, Inc. and              Imagitel, Inc._/s/______
          Wavetech Interim, Inc.
--------------------------------------------------------------------------------

         IN WITNESS WHEREOF, the parties hereto have evidenced their agreement to the terms set forth herein by their signature below, as of this day of June, 1998.

ATTEST:                                WAVETECH, INC.

/s/                                    By: /s/
------------------------               --------------------------
Secretary                              Title: President & CEO

ATTEST:                                WAVETECH INTERIM, INC.

/s/                                    By: /s/
------------------------               --------------------------
Secretary                              Title: President & CEO

ATTEST:                                IMAGITEL, INC.

/s/                                    By: /s/
------------------------               --------------------------
Secretary                              Title: President

--------------------------------------------------------------------------------
                                   Page 5 of 5

    Addendum No. 1 to Reorganization Agreement, dated January 5, 1998, among
           Wavetech, Inc., Wavetech Interim, Inc. and Imagitel, Inc.

__/s/____ Wavetech International, Inc. and              Imagitel, Inc._/s/______
          Wavetech Interim, Inc.
--------------------------------------------------------------------------------

                                                                      EXHIBIT II

                       [LETTERHEAD OF KAUFMAN BROS., L.P.]

                                  June 15, 1998

The Board of Directors
Wavetech International, Inc.
5210 East Williams Circle, Suite 200
Tucson, Arizona 85711

Dear Sirs:

         We understand that Wavetech International, Inc. (the "Company") has entered into a reorganization agreement and plan of merger, dated January 5, 1998 (the "Reorganization Agreement") and an Addendum thereto dated June 15, 1998 (the "Amendments") by and among the Company, Wavetech Interim, Inc., a wholly owned subsidiary of the Company ("Interim") and Imagitel, Inc. ("Imagitel"), pursuant to which Interim will merge with and into Imagitel (the "Merger") which shall be the surviving corporation and which shall become a wholly owned subsidiary of the Company on a date estimated to be approximately July 31, 1998.

         The Company has requested that Kaufman Bros., L.P. Kaufman render an opinion to its Board of Directors as to the fairness to the Company's shareholders from a financial point of view of the Conversion Ratio (the term "Conversion Ratio" is defined in the next paragraph). Kaufman has not been requested nor will make any recommendation to the Board as to the form and amount of consideration to be paid by Imagitel in the Merger, which has been determined through arm's length negotiation between the parties. In arriving at its opinion, Kaufman did not ascribe a specific range of values to the Company or Imagitel, but rather made its determination as to the fairness, from a financial point of view, of the Conversion Ratio based on the financial and comparative analyses described below. Kaufman's opinions are for the use and benefit of the Board of Directors of the Company in connection with its consideration of the Merger and are not intended to be and do not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger. Kaufman was not requested to opine as to, and its opinions do not address, the Company's basic business decision to proceed with or effect the Merger.

THE TERMS OF THE MERGER

         As a result of the Merger, each Imagitel shareholder shall be entitled to receive 32.99 shares (a number based upon the Company having implemented a previously approved 1:6 reverse stock split) of the Company's common stock for each share of the common stock of Imagitel issued and outstanding immediately prior to the effective time of the Merger (the "Conversion Ratio"). Shareholders of the Company shall not be entitled to receive any cash or securities in connection with the transactions Contemplated by the Reorganization Agreement and Amendments. As a result of the Merger, the shareholders of Imagitel common stock shall hold in the aggregate, approximately 69.1% of the Company's common stock to be outstanding thereafter (approximately 71.2% on a fully diluted basis assuming the exercise of outstanding options). In addition, the management and consolidated business operations of the combined companies will be significantly changed from that of the Company's present management and consolidated business operations.

SUMMARY OF ANALYSIS

         In connection with the opinion set forth herein Kaufman has reviewed and analyzed (i) the Reorganization Agreement and the Amendments; (ii) the Form 1O-KSB dated August 31, 1997, the Form 10-QSBs dated November 30, 1997 and February 28, 1998 and the Form 1O-KSB dated August 31, 1996 and the Addendum thereto for the Company; (iii) the draft proxy statement prepared in connection with the 1998 Annual Meeting of the Company's stockholders (the "Draft Proxy Statement") and the audited 1997 and 1996 financial statements for Imagitel and the pro forma combined financial data for the Company and Imagitel contained therein and such other information concerning the Company and Imagitel as Kaufman believed to be relevant to its analysis; (iv) financial and operating information with respect to the business, operations and prospects of the Company and Imagitel, furnished to Kaufman by the Company and Imagitel respectively; (v) trading histories of the Company's common stock and a comparison of those trading histories with those of other companies that Kaufman deemed relevant and (vi) a comparison of the historical financial results and present financial condition of the Company and Imagitel with those of other companies that Kaufman deemed relevant. In addition, Kaufman had discussions with the managements of the Company and Imagitel concerning their respective businesses, operations, assets, financial conditions and prospects and potential strategic benefits from a combination of the businesses of the Company and Imagitel, and undertook such other studies, analyses and investigations as Kaufman deemed appropriate.

         In arriving at its opinion, Kaufman assumed and relied upon the accuracy and completeness of the financial and other information used by Kaufman without assuming any responsibility for independent verification of such information and further relied upon the assurances of the managements of the Company and Imagitel that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Imagitel, upon the advice of Imagitel, Kaufman assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of Imagitel as to the future financial performance of Imagitel and that Imagitel will perform substantially in accordance with such projections. In arriving at its opinions, Kaufman did not conduct a physical inspection of the properties and facilities of the Company and conducted a physical inspection of only the Houston-based facility of Imagitel and did not make or obtain any evaluations or appraisals of the assets or liabilities of the Company or Imagitel

         Kaufman has performed a variety of financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the applications of those methods to the particular circumstances and therefore such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Kaufman has not attributed any particular weights to any analysis or factor but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Kaufman believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Kaufman made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which were beyond the control of the Company and Imagitel. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or reflect the prices at which businesses actually may be sold.

         COMPARABLE COMPANY ANALYSIS. For the Company, Kaufman compared the historical financial and stock market performances of certain publicly traded companies that it considered relevant with the historical financial and stock market performance of the Company, based upon information provided to Kaufman by the management of the Company and information that was publicly available. The companies that Kaufman included as comparable telecommunications companies were Premiere Technologies, Inc., SmarTalk TeleServices, Inc., DigiTEC 2000, Inc., Executive TeleCard, Ltd., Global Telecommunications Solutions, Inc., and DCI Telecommunications, Inc. (the "Comparable Companies"). Kaufman also compared the historical financial performance of the Comparable Companies to the historical financial performance of Imagitel.

         Kaufman compared the price performance of the Company's common stock from May 29, 1997 to June 15, 1998 to that of an index comprising the Comparable Companies with meaningful trading data. Using May 29,1997 as the base of 100 per cent, on June 15, 1998, the price of the Company's common stock was 161.5 per cent of the base value, compared to 55.5 per cent for the Comparable Companies. Because of inherent differences between the business, operations and prospects of the Company the businesses, operations, and prospects of the Comparable Companies, Kaufman believes that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analyses, but rather also made qualitative judgements concerning differences between the financial and operating characteristics and prospects of the Company and the Comparable Companies that would affect the public trading values of each.

         DISCOUNTED CASH FLOW ANALYSIS. Kaufman performed a discounted cash flow analysis based on certain limited projected financial information for Imagitel for 1998 provided by Imagitel's management. Kaufman extended this projection forward by making certain assumptions to derive a projected stream of after-tax cash flows through the year 2000.

         Kaufman discounted to present value the projected steam of after-tax cash flows and the terminal year value (the "Terminal Value") of the business. The Terminal Value for the discounted cash flow analysis of the projections was based upon a range of 1 to 1.5 times projected revenue for fiscal year 2000. Kaufman used discount rates ranging from 40 to 60 percent which were chosen based on factors such as the current level of inflation and interest rates, the inherent business risk of Imagitel and the telecommunications services industry as a whole, and the cost of capital to Imagitel. These assumptions produced present values ranging from approximately $22 million to $45 million.

         QUALITATIVE FACTORS. In performing its analysis Kaufman has taken into account a number of significant qualitative factors relating to the Company. Among these factors is the difficulty experienced by the Company with regard to financing its current growth plans and business opportunities, a low average volume of trading in the Company's stock, and the Company's small base of historical revenues.

CERTAIN ASSUMPTIONS REGARDING LEGAL AND REGULATORY MATTERS

         In conducting its analysis, Kaufman has assumed no material adverse impact on the business or finances of Imagitel from any current or prospective litigation, prosecution or regulatory action brought by any party, including but not limited to any state attorney general, any litigant in any state or federal court, any state public service commission, the Federal Communications Commission, the Federal Trade Commission, the Securities Exchange Commission or any other regulatory or governmental agency, whether state or federal. Any such material adverse impact could potentially change the results of Kaufman's analysis and the conclusions set forth herein.

         In conducting its analysis, Kaufman has assumed no material adverse impact on the business or finances of Imagitel from any disability in relation to any statutory, regulatory, licensing or other similar requirement, which may attach to any officer, director, principal, or stockholder of Imagitel as a result of past actions on the part of such officer, director, principal, or stockholder. Any such material adverse impact could potentially change the results of Kaufman's analysis and the conclusions set forth herein.

         Kaufman has not made any independent investigation into the backgrounds of any officers, directors, principals or stockholders of Imagitel. Kaufman has not searched the dockets of any state attorney general, any state or federal court, any public service commission, the Federal Communications Commission, the Federal Trade Commission, the Securities Exchange Commission or any other regulatory or governmental agency, whether state or federal, in connection with any complaints, actions or claims that may have been or may in the future be brought against Imagitel or any of its officers, directors, principals or stockholders. Kaufman has made no independent determination or analysis with regard to whether any of Imagitel's current or prospective business practices (including but not limited to marketing and billing practices) comply with existing state and federal laws and regulations, nor has Kaufman made any independent determination or analysis as to the likelihood that any such practices may be challenged by any regulatory agency, governmental agency or any private litigant.

         Kaufman is not a law firm and is not qualified to express an opinion as to the merit of any legal claim or as to the compliance of any of Imagitel's current or prospective business practices with existing state and federal laws and regulations. Nothing contained herein should be interpreted or construed to express a conclusion or opinion regarding any legal claim or a conclusion or opinion as to the compliance of any of Imagitel's current or prospective business practices with existing state and federal laws and regulations.

CONCLUSION

         Based on the foregoing assumptions and analysis, it is Kaufman's opinion that, as of the date hereof, the Conversion Ratio is fair to the Company's shareholders from a financial point of view.

                                 Very truly yours,

                                 KAUFMAN BROS, L.P.

                                 By: /s/ Craig Kaufman
                                    ------------------------------------------
                                 Name:    Craig Kaufman
                                 Title:   Chairman and Chief Executive Officer

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                          WAVETECH INTERNATIONAL, INC.

                       1998 ANNUAL MEETING OF STOCKHOLDERS

         The undersigned stockholder of, WAVETECH INTERNATIONAL, INC. a Nevada corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated June
  , 1998, and hereby appoints Gerald I. Quinn and Richard P. Freeman, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1998 Annual Meeting of Stockholders of the Company, to be held on , 1998, at 10:30 a.m., local time, at The Marriott Courtyard, Williams Center, 201 South Williams Center, Tucson, Arizona 85711, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

       1. Approval of the issuance of up to 7,922,861 shares (the "Merger Shares") of the Company's common stock pursuant to the Reorganization Agreement and Plan of Merger, dated January 5, 1998, among Wavetech International, Inc., Wavetech Interim, Inc. and Imagitel, Inc., as amended

                               [ ]For  [ ]Against  [ ]Abstain

            A vote for issuance of the Merger Shares shall be deemed a vote for the election to serve as a director of the Company following the issuance of such Merger Shares each of the following persons who have been designated by Imagitel, Inc.: James B. Gambrell IV, Richard Hartman, Robert C. Hawk and Steven B. Jaffe.

                               [ ]For  [ ]Against  [ ]Abstain

       2.   Election of directors: [ ] For the five nominees listed below, except as indicated
                                   [ ] Withhold authority to vote for the five
                                       nominees listed below

         If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:

         TERENCE E. BELSHAM, GERALD I. QUINN, RICHARD P. FREEMAN, TERENCE H. POCOCK AND JOHN P. CLEMENTS

         IF PROPOSAL ONE IS APPROVED, YOUR VOTE WITH RESPECT TO THIS PROPOSAL NO. TWO SHALL NOT BE CONSIDERED, AND THOSE PERSONS DESIGNATED BY IMAGITEL SHALL SERVE AS DIRECTORS OF THE COMPANY

         and upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

                  (continued, and to be signed, on other side)

                           (continued from other side)


THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY  DIRECTION IS INDICATED,
(i) FOR ISSUANCE OF THE MERGER SHARES AND ELECTION OF THE DIRECTORS DESIGNATED BY IMAGITEL, INC., (ii) THE ELECTION OF DIRECTORS NOMINATED BY THE MANAGEMENT OF THE COMPANY (ONLY IF ISSUANCE OF THE MERGER SHARES IS NOT APPROVED); AND (iii) AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

         A majority of such attorneys or substitutes as shall be present and shall act at said meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

Dated:   , 1998               (This  Proxy  should  be  dated,   signed  by  the
                              stockholder(s)  exactly as his or her name appears
                              hereon,  and  returned  promptly  in the  enclosed
---------------------         envelope.  Persons signing in a fiduciary capacity
Signature                     should so  indicate.  If shares  are held by joint
                              tenants   or   as   community    property,    both
                              stockholders  should  sign.) (This Proxy should be
---------------------         dated, signed by the stockholder(s) exactly as his
Signature                     or her name appears hereon,  and returned promptly
                              in the  enclosed  envelope.  Persons  signing in a
                              fiduciary  capacity should so indicate.  If shares
                              are  held  by  joint   tenants  or  as   community
                              property, both stockholders should sign.)